Exhibit 2.1

Share Purchase Agreement

among

Mascoma Corporation, as the Parent

- and -

Mascoma Canada Inc., as Purchaser

- and -

SunOpta Inc. and the other securityholders of SunOpta BioProcess Inc., as Vendors

- and -

SunOpta Inc., as Vendors’ Representative

- and -

SunOpta BioProcess Inc.

made as of

August 31, 2010

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.01	Definitions	1
1.02	Headings	9
1.03	Extended Meanings	10
1.04	Statutory References	10
1.05	Accounting Principles	10
1.06	Currency	10
1.07	Control	10
1.08	Schedules	11

ARTICLE 2 - SALE AND PURCHASE		13

2.01	Shares to be Sold and Purchased	13
2.02	Consideration	13
2.03	Payment of Consideration	13
2.04	Valuation of Consideration	14
2.05	Adjustments to Consideration	14

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		16

3.01	Representations and Warranties regarding the Vendors	16
3.02	Representations and Warranties regarding SBI	20
3.03	Representations and Warranties regarding Mascoma and the Purchaser	40

ARTICLE 4 - COVENANTS		53

4.01	Taxes	53
4.02	Vendors’ Representative	53
4.03	Non-Competition	54
4.04	SunOpta Non-Solicitation	55
4.05	Mascoma Non-Solicitation	55
4.06	Confidentiality	56
4.07	Release	56
4.08	Acknowledgement and Agreement	57
4.09	Indemnification of Directors and Officers	58
4.10	Delivery of Financial Statements	58

ARTICLE 5 - CONDITIONS		58

5.01	Conditions for the Benefit of the Purchaser and Mascoma	58
5.02	Conditions for the Benefit of the Vendors	60

ARTICLE 6 - INDEMNIFICATION		61

6.01	Survival	61
6.02	Indemnification for Representations and Warranties regarding the Vendors	62
6.03	Indemnification for Covenants and for Representations and Warranties regarding SBI	63
6.04	Indemnification by Mascoma and the Purchaser	66
6.05	Claims for Fraud	68
6.06	Third Party Indemnification	68
6.07	Exclusive Remedy	69
6.08	Reductions and Subrogation	69
6.09	Adjustment to Consideration	69
6.10	Escrow, Transfer Powers and Share Register	69

ARTICLE 7 - GENERAL		70

7.01	Further Assurances	70
7.02	Time of the Essence	70
7.03	Fees and Commissions	70
7.04	Public Announcements	71
7.05	Benefit of the Agreement	71
7.06	Entire Agreement	71
7.07	Amendments and Waivers	71
7.08	Assignment	71
7.09	Notices	72
7.10	Remedies Cumulative	73
7.11	No Third Party Beneficiaries	73
7.12	Governing Law	74
7.13	Severability	74
7.14	Attornment	74
7.15	Counterparts	74
7.16	Electronic Execution	74

- ii -

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 31, 2010

AMONG

MASCOMA CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Mascoma”),

- and -

MASCOMA CANADA INC., a corporation incorporated under the laws of Canada (the “Purchaser”),

- and -

SUNOPTA INC., a corporation incorporated under the laws of Canada (“SunOpta”) and the persons and entities listed in Schedule A hereto (collectively, with SunOpta, the “Vendors”),

- and -

SUNOPTA INC., a corporation incorporated under the laws of Canada, in its capacity as the initial representative of the Vendors,

- and -

SUNOPTA BIOPROCESS INC., a corporation incorporated under the laws of Canada (“SBI”)

WHEREAS the Vendors are the beneficial and registered owners of all of the outstanding SBI Shares (as defined below);

AND WHEREAS the Vendors desire to sell and the Purchaser desires to purchase the SBI Shares upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“409A Valuation” means the valuation as of the Closing Date, based upon a reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code, of the fair market value of the Mascoma Common Shares, to be completed and delivered by Mascoma pursuant to the terms of Section 2.04(1).

“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with the referent person.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Applicable Law” means, with respect to any person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, and (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority having the force of law relating or applicable to such person, property, transaction, event or other matter.

“Beneficiaries” has the meaning set out in Section 4.03.

“Benefit Plans” has the meaning set out in Section 3.02(8)(a).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in either Brampton, Ontario, Canada or Boston, Massachusetts, USA.

“Cash Adjustment” has the meaning set out in Section 2.05(6).

“Cash Equivalents” means the sum of SBI’s cash and cash equivalents plus the JFA Net Receivable, in each case as set forth on the Closing Balance Sheet.

“Claim” means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind.

“Closing Balance Sheet” has the meaning set out in Section 2.05(5).

“Closing Date” means the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensation Policies” has the meaning set out in Section 3.02(8)(b).

“Competing Business” has the meaning set out in Section 4.03.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” means any and all information and material (except as provided below in this paragraph) whether verbal, written or in any other form relating to any of the parties hereto (for the purpose of this definition, a “Disclosing Party”), their respective business activities or the transactions contemplated in this Agreement, and provided or otherwise disclosed to another party (for the purpose of this definition, a “Receiving Party”) pursuant to the terms hereof or to which the

Receiving Party will have access, including, without limitation, all business and financial information, contractual relationships, processes, technical information, know-how, trade secrets, any other material relating to any products, projects or processes of the Disclosing Party or any information to which the Receiving Party will have access to while visiting the Disclosing Party’s premises. Despite the foregoing, Confidential Information shall exclude such portion of the information which (1) is or becomes generally known by or available to the public (other than as a result of a breach of this Agreement, (2) was known by the Receiving Party before the Receiving Party learned it through the Disclosing Party, as evidenced by written documentation to that effect, (3) is revealed to the Receiving Party by a party other than a party to this Agreement, who does so without violating any contractual or legal obligation, (4) is approved for release by the Disclosing Party or (5) has been disclosed (and becomes publicly available) pursuant to a requirement of a Governmental Authority or of a law through no voluntary action or inaction of the Receiving Party.

“Consideration” has the meaning set out in Section 2.02.

“Consideration Shares” means the Mascoma Common Shares and Mascoma Preferred Shares issued in payment of the Consideration pursuant to Section 2.03, including the Indemnity Holdback Shares.

“CRA” means the Canada Revenue Agency.

“CSOP” means SBI’s Capped Stock Option Plan dated June 7, 2007.

“Customer” means any and all persons located anywhere in the world, having purchased the goods or services from any of the Beneficiaries at any time during the Non-Competition Period or within the preceding two (2) years or with whom any of the Beneficiaries is in negotiation during the Non-Competition Period with a view to selling or providing goods or services.

“Defence Counsel” has the meaning set out in Section 6.06.

“Defence Notice” has the meaning set out in Section 6.06.

“Draft Closing Balance Sheet” has the meaning set out in Section 2.05(1).

“Encumbrance” means any lien, pledge, security interest, charge, claim, mortgage, hypothec, assignment, reservation of ownership, deed of trust, option, warrant, purchase right, right of first refusal or similar right, lease, easement or other encumbrance.

“Environmental Law” means any Applicable Law relating to the environment including those pertaining to:

(i)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

“Environmental Permit” means any Permit issued or granted by a Governmental Authority pursuant to any Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial, regulatory or administrative body or person having or purporting to have jurisdiction in the relevant circumstances.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

“Indemnitee” has the meaning set out in Section 6.06.

“Indemnitor” has the meaning set out in Section 6.06.

“Indemnity Holdback Shares” has the meaning set out in Section 2.03(2)(a).

“Indemnity Holdback Shares Release Date” means the final date on which Indemnity Holdback Shares are released in accordance with Schedule 2.03(2).

“Independent Firm” has the meaning set out in Section 2.05(3).

“Intellectual Property” means any and all of the following, as they exist throughout the world: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (iv) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, and prototypes, techniques; (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vi) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Investment Canada Act” means the Investment Canada Act (Canada).

“JFA Net Receivable” means (i) the amount of the JFA accounts receivable and the amount of the JFA accrued receivables, less (ii) the amount of the JFA accounts payable and the amount of the JFA accrued project costs, in each case as calculated on the Closing Balance Sheet.

“KESOP” means SBI’s 2007 Key Employee Stock Option Plan dated June 7, 2007.

“knowledge” means:

(i)	with respect to SBI, the actual knowledge of Murray Burke, Chris Duffy, Art McEvily and Robert Pontius;

(ii)	with respect to SunOpta, the actual knowledge of Steven Bromley, Eric Davis and John Dietrich; and

(iii)	with respect to Mascoma and the Purchaser, the actual knowledge of William J. Brady, Keith Pattison, Justin van Rooyen and Timothy Linkkila,

in each case, except as otherwise expressly provided in this Agreement, after due and diligent inquiry of the appropriate persons (including officers and directors) as a reasonable person in similar circumstances would consider necessary. For greater certainty, for the purposes of Sections 3.02(5) and 3.03(5), in no event shall due and diligent inquiry require or be deemed to require any person to obtain a freedom to operate opinion from a third party or to conduct or cause to be conducted searches or other investigations of any registries, indices, data bases or similar records maintained by any Governmental Authority or third party unless it has actual knowledge of a fact or circumstance which would cause a reasonable person in similar circumstances to consider such search or investigation to be necessary.

“Lands” means all freehold and leasehold real property and interests therein including all rights of way, licences or rights of occupation, easements or other similar rights of any member of the SBI Group in connection with such freehold and leasehold property.

“Losses” means all damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals), excluding indirect, consequential, punitive or aggravated damages.

“Mascoma Annual Financial Statements” has the meaning set out in Section 3.03(2)(c).

“Mascoma Benefit Plans” has the meaning set out in Section 3.03(7)(a).

“Mascoma Common Share” means one share of the common stock, par value of $0.001 per share, of Mascoma.

“Mascoma Exchange Share” means:

(i)	a Mascoma Common Share issued upon the conversion of a Mascoma Preferred Share;

(ii)	any security of Mascoma into which a Mascoma Common Share or Mascoma Preferred Share is converted or exchanged in connection with a recapitalization of Mascoma or share consolidation or share split of Mascoma; or

(iii)

any security of a third party for which a Mascoma Common Share or Mascoma Preferred Share is exchanged in connection with a merger or sale or purchase transaction involving Mascoma in which there is a change of control of Mascoma, and for the purposes of Article 6 of this Agreement the value of any Mascoma Exchange Share shall be deemed to equal the value of the Mascoma Common Share(s), Mascoma Preferred Share(s) or combination thereof determined pursuant to Section 2.04(2) for which it was converted or exchanged.

“Mascoma Financial Statements” has the meaning set out in Section 3.03(2)(c).

“Mascoma Group” means, collectively, Mascoma and Mascoma-NY, LLC.

“Mascoma Interim Financial Statements” has the meaning set out in Section 3.03(2)(c).

“Mascoma Licensed Intellectual Property” means all Intellectual Property other than shrink-wrap software that is used by Mascoma but owned by another party.

“Mascoma Material Contracts” has the meaning set out in Section 3.03(4).

“Mascoma Owned Intellectual Property” means all Intellectual Property that is owned by Mascoma.

“Mascoma Preferred Share” means one share of the Series D Preferred Stock, par value of $0.001 per share, of Mascoma.

“Mascoma Series D Agreements” has the meaning set out in Section 5.01(o).

“Mascoma Shareholders Agreement” means the Second Amended and Restated Stockholders Agreement dated February 5, 2008 among certain shareholders of Mascoma, as amended and restated from time to time.

“Mascoma Warrant” means a warrant to purchase one Mascoma Common Share, the form of which is attached hereto as Schedule 1.01(A).

“Material Adverse Effect” means, when used in connection with SBI, the SBI Group, the Purchaser or Mascoma, any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of SBI, the SBI Group (as a whole), the Purchaser or Mascoma, as applicable, provided however that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or is likely to be a Material Adverse Effect: (i) changes generally adversely affecting any of the Canadian, United States or worldwide economies or financial or securities markets (except to the extent that SBI, the SBI Group, the Purchaser or Mascoma, as applicable, is disproportionately and materially adversely affected thereby as compared to other similarly situated companies), (ii) changes adversely affecting the industry (or any segment thereof) in Canada, the United States or worldwide in which SBI, the SBI Group, the Purchaser or Mascoma, as applicable, operates (except to the extent that SBI, the SBI Group, the Purchaser or Mascoma, as applicable, is disproportionately and materially adversely affected thereby as compared to other similarly situated companies), (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) the effect of any changes after the date hereof in Applicable Laws or accounting principles not uniquely relating to SBI, the SBI Group, the Purchaser or Mascoma, as applicable, or (v) acts of war or terrorism, the outbreak of hostilities or any national disaster, national emergency or international political condition.

“Non-Compete” has the meaning set out in Section 4.03(1).

“Non-Competition Period” has the meaning set out in Section 4.03.

“Non-Resident Vendor” means Blackrock Investment Management (UK) Limited and each other Vendor who is identified as a non-resident vendor in Schedule 3.01(9).

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any person.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by any member of the SBI Group including information regarding the SBI Group’s customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Privacy Laws” means all applicable federal, provincial, state, municipal or other laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and Freedom of Information and Protection of Privacy Act (Ontario).

“Privacy Policies” means all privacy, data protection and similar policies adopted or used by the SBI Group in respect of Personal Information, including any complaints process.

“Purchaser Indemnitees” has the meaning set out in Section 6.02(1).

“Reallocation” has the meaning set out in Section 4.01(3).

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

“Rights Agreement” means the Third Amended and Restated Registration Rights Agreement dated the date hereof by and among Mascoma and the other parties thereto.

“Rome Property” has the meaning set out in Section 3.03(10)(e).

“SBI Audited Financial Statements” has the meaning set out in Section 3.02(2)(c).

“SBI Common Share” means a common share in the capital of SBI.

“SBI Financial Statements” has the meaning set out in Section 3.02(2)(c).

“SBI Group” means, collectively, SBI and each of its Subsidiaries, including those listed in Schedule 1.01(B).

“SBI Interim Financial Statements” has the meaning set out in Section 3.02(2)(c).

“SBI Licensed Intellectual Property” means all Intellectual Property other than shrink-wrap software that is used by any member of the SBI Group but owned by another party.

“SBI Material Contracts” has the meaning set out in Section 3.02(4)(a).

“SBI Optionholder” means the holder of any option or other right to acquire shares in the capital of SBI, including any option granted under the KESOP or CSOP.

“SBI Owned Intellectual Property” means all Intellectual Property that is owned by any member of the SBI Group.

“SBI Plan” means any of the KESOP, CSOP or SBI RSU Plan.

“SBI Preferred Share” means a Series A Preferred Share in the capital of SBI.

“SBI RSU” means a restricted share unit granted under the SBI RSU Plan.

“SBI RSU Plan” means SBI’s Capped Restricted Share Unit Plan dated June 7, 2007.

“SBI Share” means any share in the capital of SBI, including any SBI Common Share and SBI Preferred Share.

“SBI Shareholders Agreement” means the unanimous shareholders agreement dated June 7, 2007 among SBI, SunOpta and the other shareholders of SBI.

“Securities Act” has the meaning set out in Section 3.01(10)(c).

“Subsidiary” means, with respect to any person, an entity which is controlled by such person.

“Target Working Capital” means the amount set forth on Schedule 1.01(C).

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Taxation Authority including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant person, (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Taxation Authority.

“Taxation Authority” means any domestic or foreign government, agency or authority that is entitled to impose Taxes or to administer any applicable Tax legislation.

“Territory” has the meaning set out in Section 4.03.

“Time of Closing” means 10:00 a.m. (Eastern Time) on the Closing Date.

“Third Party Claim” means a Claim made against any person entitled to indemnification under this Agreement by any person who is not a party to this Agreement.

“Third Party Proceedings” has the meaning set out in Section 6.06.

“Underlying Securities” means the Mascoma Common Shares issuable upon the conversion of Mascoma Preferred Shares or upon the exercise of Mascoma Warrants.

“Vendor Indemnitees” has the meaning set out in Section 6.04(1).

“Vendors’ Representative” means SunOpta or any other person appointed as Vendors’ representative pursuant to Section 4.02.

“Working Capital” means the consolidated current assets of SBI (including, for greater certainty, the Cash Equivalents) less the consolidated current liabilities of SBI (including, for greater certainty, any fees and expenses incurred by SBI in connection with the transactions contemplated in this Agreement as of the Closing Date) but excluding (x) from current assets any Tax assets and (y) from current liabilities any Tax liabilities, the current portion of any long-term debt and any debt repaid at the Time of Closing, as calculated based on the Closing Balance Sheet.

“Working Capital Adjustment” has the meaning set out in Section 2.05(7).

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than SBI, members of the SBI Group, the Vendors, the Purchaser and Mascoma.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor body, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.06	Currency

Except as otherwise noted, all references to currency herein are to lawful money of the United States.

1.07	Control

(1) For the purposes of this Agreement,

(a)	a person controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b)	a person controls an unincorporated entity, other than a limited partnership, if more than 50% of the ownership interests, however designated, into which the entity is divided are beneficially owned by that person and the person is able to direct the business and affairs of the entity; and

(c)	the general partner of a limited partnership controls the limited partnership.

(2) A person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

(3) A person is deemed to control, within the meaning of Section 1.07(1)(a) or (1)(b), an entity if the aggregate of

(a)	any securities of the entity that are beneficially owned by that person, and

(b)	any securities of the entity that are beneficially owned by any entity controlled by that person is such that, if that person and all of the entities referred to in Section 1.07(3)(b) that beneficially own securities of the entity were one person, that person would control the entity.

1.08	Schedules

The following are the Schedules to this Agreement:

Schedule A	-	Vendors

Schedule 1.01(A)	-	Mascoma Warrant

Schedule 1.01(B)	-	SBI Group

Schedule 1.01(C)	-	Target Working Capital Estimation

Schedule 2.03(2)	-	Indemnity Holdback Share Releases

Schedule 3.01(3)	-	Vendor’s Shares

Schedule 3.01(9)	-	Vendor Residency

Schedule 3.01(10)(b)	-	Securities Law Compliance

Schedule 3.02(1)(a)	-	Constating Documents of SBI

Schedule 3.02(1)(e)	-	SBI Share Capital

Schedule 3.02(1)(j)	-	Rights to Purchase Shares

Schedule 3.02(1)(m)	-	Required Consents

Schedule 3.02(1)(n)	-	Investment Interests of SBI

Schedule 3.02(2)(c)	-	SBI Financial Statements

Schedule 3.02(2)(e)	-	Transactions or Events Not in the Ordinary Course of Business

Schedule 3.02(2)(f)	-	Non-Arm’s Length Transactions

Schedule 3.02(3)(a)	-	Encumbrances

Schedule 3.02(3)(d)	-	Capital Expenditures

Schedule 3.02(4)(a)	-	SBI Material Contracts

Schedule 3.02(4)(c)	-	Defaults under SBI Material Contracts

Schedule 3.02(5)	-	SBI Intellectual Property (General)

Schedule 3.02(5)(a)(i)	-	SBI Owned Intellectual Property

Schedule 3.02(5)(a)(ii)	-	Intellectual Property Licensed by SBI

Schedule 3.02(5)(a)(iv)	-	SBI Licensed Intellectual Property

Schedule 3.02(5)(b)	-	SBI Royalty Payments

Schedule 3.02(5)(c)	-	SBI Intellectual Property Consents

Schedule 3.02(5)(e)	-	Intellectual Property Use

Schedule 3.02(6)(a)	-	Employment Contracts

Schedule 3.02(6)(b)	-	Employees

Schedule 3.02(6)(c)	-	Consultants

Schedule 3.02(8)(a)	-	Benefit Plans

Schedule 3.02(8)(b)	-	Compensation Policies

Schedule 3.02(8)(f)	-	Severance

Schedule 3.02(8)(k)	-	Unfunded Benefit Plans

Schedule 3.02(9)	-	Lands

Schedule 3.02(10)(b)	-	Environmental Permits

Schedule 3.02(10)(i)	-	Environmental Assessments

Schedule 3.02(10)(j)	-	Environmental Audits

Schedule 3.02(11)	-	Taxes

Schedule 3.02(12)(a)	-	Claims

Schedule 3.02(12)(d)	-	Permits

Schedule 3.02(12)(e)	-	Insurance Policies

Schedule 3.02(12)(h)	-	Brokers

Schedule 3.03(l)(a)	-	Constating Documents of Mascoma

Schedule 3.03(l)(g)	-	Mascoma Share Capital

Schedule 3.03(l)(i)	-	Rights to Purchase Mascoma Shares

Schedule 3.03(1)(j)	-	Mascoma Shareholders Agreement and Similar Agreements

Schedule 3.03(1)(n)	-	Investment Interests of Mascoma

Schedule 3.03(2)(c)	-	Mascoma Financial Statements

Schedule 3.03(2)(e)	-	Transactions or Events Not in the Ordinary Course of Business

Schedule 3.03(3)(a)	-	Encumbrances

Schedule 3.03(4)(a)	-	Mascoma Material Contracts

Schedule 3.03(4)(c)	-	Defaults under Mascoma Material Contracts

Schedule 3.03(5)	-	Mascoma Intellectual Property (General)

Schedule 3.03(5)(a)(i)	-	Mascoma Owned Intellectual Property

Schedule 3.03(5)(a)(ii)	-	Intellectual Property Licensed by Mascoma

Schedule 3.03(5)(a)(iv)	-	Mascoma Licensed Intellectual Property

Schedule 3.03(5)(b)	-	Mascoma Royalty Payments

Schedule 3.03(5)(c)	-	Mascoma Intellectual Property Consents

Schedule 3.03(7)(a)	-	Mascoma Benefit Plans

Schedule 3.03(10)(a)	-	Claims

Schedule 3.03(10)(e)	-	Rome Property Documents

Schedule 5.01 (k)	-	Officer’s Certificate - Tax Matters

The information disclosed in any Schedule pertaining to representations and warranties will be disclosure only against the representation and warranty to which it expressly relates.

ARTICLE 2 - SALE AND PURCHASE

2.01	Shares to be Sold and Purchased

Upon and subject to the terms and conditions of this Agreement, on the date set forth in Section 7.02 each of the Vendors will sell, assign and transfer or cause to be sold, assigned and transferred to the Purchaser all SBI Shares owned by each of them, as applicable, free and clear of all Encumbrances and any other rights or claims of others and the Purchaser shall purchase such SBI Shares from each of the Vendors for the Consideration determined in accordance with Sections 2.02 and 2.03.

2.02	Consideration

The aggregate consideration payable to the Vendors for the SBI Shares owned by them will be 3,756,290 Mascoma Common Shares, 11,268,868 Mascoma Preferred Shares and 1,000,000 Mascoma Warrants (such securities being hereinafter referred to as the “Consideration”).

2.03	Payment of Consideration

(1)	Subject to Section 2.03(2), the Consideration will be payable as follows:

(a)	for each SBI Common Share purchased hereunder, by the delivery by Mascoma of 0.408292391 Mascoma Common Shares, 0.715311739Mascoma Preferred Shares and 0.108695652 Mascoma Warrants; and

(b)	for each SBI Preferred Share purchased hereunder, by the delivery by Mascoma of 3.125333333 Mascoma Preferred Shares.

(2)	Such number of Consideration Shares corresponding to:

(a)	375,629 of the Mascoma Common Shares and 1,126,887 Mascoma Preferred Shares issued to SunOpta pursuant to Section 2.03(1) (the “Indemnity Holdback Shares”) which will be held back by Mascoma on the Closing Date,

(b)	less any such Indemnity Holdback Shares forfeited in satisfaction of a Claim or Losses under Sections 6.02(5)(a)(ii), 6.02(5)(b) and 6.03(5),

will only be delivered to SunOpta in payment of that part of the Consideration payable to SunOpta on the dates and on the conditions set forth on Schedule 2.03(2).

2.04	Valuation of Consideration

(1) Mascoma shall complete the 409A Valuation promptly following the Closing Date and deliver a copy thereof to the Vendors’ Representative at the latest on September 30, 2010. The 409A Valuation delivered by Mascoma shall be final and binding upon the parties hereto and shall not be subject to any objection, contestation or appeal by the Vendors’ Representative or any other Vendor, absent manifest error.

(2) For the purposes of this Agreement, in particular any indemnification pursuant to Article 6 which is settled in shares:

(a)	each Mascoma Common Share shall have the value ascribed to it in the 409A Valuation; and

(b)	each Mascoma Preferred Share shall have a value of $3.75.

(3) The Purchaser and the Vendors will act in a manner that is consistent with the valuation set out in this Section 2.04 for all purposes (including for accounting and Tax purposes), and will not take any position inconsistent with this valuation. If such valuation is disputed by any Taxing Authority or other Governmental Authority, the party receiving notice of such dispute will promptly notify the other party and the parties will use their best efforts to sustain the valuation. The Purchaser and the Vendors will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

2.05	Adjustments to Consideration

(1) Within 60 days following the Closing Date, Mascoma will prepare and deliver to SunOpta a consolidated closing balance sheet of the SBI Group prepared as of the close of business on the Closing Date (the “Draft Closing Balance Sheet”). The Draft Closing Balance Sheet is to be prepared in accordance with U.S. generally accepted accounting principles, consistent with the SBI Audited Financial Statements.

(2) Within 30 days following receipt of the Draft Closing Balance Sheet, SunOpta shall review the Draft Closing Balance Sheet and shall notify Mascoma in writing if it has any objections to the Draft Closing Balance Sheet. The notice of objection must contain a statement of the basis of each of the objections and each amount in dispute. Mascoma shall provide access, upon every reasonable request, to SunOpta and its auditors or other representatives to all relevant work papers of Mascoma, accounting books and records and the appropriate personnel and outside advisors to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Balance Sheet. SunOpta shall be deemed to have accepted the Draft Closing Balance Sheet if SunOpta has not notified Mascoma of its objection within the said period of 30 days.

(3) If SunOpta disputes the Draft Closing Balance Sheet, SunOpta and Mascoma will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 30 days (or such longer period as they may agree) after the date of notification by SunOpta to Mascoma of such dispute, failing which the dispute shall be submitted for determination to an independent national firm of chartered accountants mutually agreed to by SunOpta and Mascoma (and, failing such agreement between SunOpta and Mascoma within a further period of 5 Business Days, such independent national firm of chartered accountants shall be Ernst & Young LLP, or if such firm is unable to act, KPMG LLP) (the “Independent Firm”). The determination of the Independent Firm shall be final and binding upon the parties and shall not be subject to appeal, absent manifest error. The Independent Firm shall be deemed to be acting as experts and not as arbitrators.

(4) SunOpta and Mascoma, as applicable, shall each bear the fees and expenses of their respective advisors, auditors and representatives in preparing or reviewing, as the case may be, the Draft Closing Balance Sheet. In the case of a dispute and the retention of an Independent Firm to determine such dispute, the costs and expenses of such Independent Firm shall be borne equally by Mascoma and SunOpta. However, each party shall each bear its own costs in presenting its case to the Independent Firm.

(5) Immediately following the 30 day period referred to in Section 2.05(2) or the resolution of any dispute in accordance with the foregoing, as the case may be, Mascoma will deliver to SunOpta the final consolidated closing balance sheet of the SBI Group prepared as of the close of business on the Closing Date (the “Closing Balance Sheet”). Such Closing Balance Sheet shall be final and binding upon the parties hereto for the purposes of the Cash Adjustment and the Working Capital Adjustment and shall not be subject to appeal, absent manifest error.

(6) If the dollar amount of the Cash Equivalents is lower than $14,000,000, then SunOpta shall pay (the “Cash Adjustment”), dollar-for-dollar, the amount of the difference between $14,000,000 and the dollar amount of the Cash Equivalents.

(7) If the Working Capital (as determined from the Closing Balance Sheet) is lower than the Target Working Capital by more than $100,000, then SunOpta shall pay (the “Working Capital Adjustment”), dollar-for-dollar, the amount of the difference between the Target Working Capital and the Working Capital set forth on the Closing Balance Sheet less any amount payable by SunOpta on account of the Cash Adjustment pursuant to Section 2.05(6).

(8) The amount of any Cash Adjustment and/or Working Capital Adjustment shall be paid by SunOpta to Mascoma, in cash by bank draft or certified cheque, within five (5) Business Days of the Closing Balance Sheet becoming final and binding.

(9) All amounts payable by SunOpta to Mascoma pursuant to this Section 2.05 will be deemed to be a decrease to the Consideration.

(10) The determination and adjustment of the Consideration in accordance with the provisions of this Section 2.05 shall not limit or affect any other rights or causes of action Mascoma or the Purchaser may have with respect to the representations, warranties, covenants and indemnities in their favour contained in this Agreement.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties regarding the Vendors

Each Vendor severally represents and warrants to Mascoma and the Purchaser as follows in this Section 3.01. For greater certainty, each Vendor is providing the representations and warranties in this Section 3.01 only with respect to itself and its SBI Shares and not with respect to any other Vendor or any other SBI Shares.

(1)	Establishment and Incorporation

(a)	if the Vendor is a corporation, the Vendor is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power and capacity to own its assets and to carry on its business;

(b)	if the Vendor is a partnership or other unincorporated organization other than a trust, the Vendor is duly constituted under the laws which govern it with the power and capacity to own its assets and to carry on its business; and

(c)	if the Vendor is a trust, the Vendor has been created and exists as a trust under the laws which govern it. The trustees of such Vendor have been authorized to hold title to the property of the trust.

(2)	Power, Authority, Right

All necessary corporate or authorizing action has been taken by the Vendor to authorize the execution, delivery and performance of this Agreement and all transactions ancillary hereto. The Vendor has the power, authority, capacity and right to enter into and deliver this Agreement and any other agreement related hereto to which it is a party, to perform its obligations hereunder and thereunder and to transfer the legal and beneficial title and ownership of its SBI Shares to the Purchaser free and clear of all Encumbrances and any other rights of others. Each trustee has the power and authority to enter into, perform its obligations under and complete the transactions contemplated by this Agreement and any other agreement related hereto to which it is a party on behalf of the Vendor for which it is a trustee.

(3)	Vendor’s Shares

Except as set out in Schedule 3.01(3), the Vendor is the beneficial and registered owner of that number of SBI Shares as set out opposite its name on Schedule A. Except as set out in Schedule 3.01(3), all such SBI Shares are owned free and clear of all Encumbrances and any other rights of others (other than pursuant to this Agreement), and such Vendor does not directly or indirectly own any shares of capital stock or other securities of SBI, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of SBI.

(4)	No Agreements

(a)	There is no agreement, contract, option, understanding, commitment or any other right of another, binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its SBI Shares other than pursuant to the provisions of this Agreement, except as would not prevent the Vendor from performing its obligations hereunder. The Vendor is not bound by any shareholders agreement, pooling agreement, voting trust or other similar agreement with respect to the ownership or voting of any of its SBI Shares, except as would not prevent the Vendor from performing its obligations hereunder.

(b)	Except as set out in Schedule 3.02(12)(h), neither the Vendor nor any of its officers, directors, employees, shareholders, partners or beneficiaries has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement. No person or entity will have, as a result of any of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Vendor for any commission, fee or other compensation as a finder or broker because of any act or omission by the Vendor or any agent of the Vendor.

(5)	No Conflict, Violation, Consents

Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated in this Agreement by the Vendor will (i) result in the violation or breach, (ii) give rise to any material termination rights or material payment obligations under, or (iii) require the Vendor to obtain any consent, authorization or approval of any third party or Governmental Authority under any provision of:

(a)	any contract or other instrument to which the Vendor is a party or by which the Vendor is bound or to which any of its SBI Shares is subject;

(b)	in the case of a Vendor which is a corporation, its articles, by-laws or any other organizational documents of such corporation;

(c)	in the case of a Vendor which is a partnership or other unincorporated organization other than a trust, its partnership agreement or equivalent constating or organizational documents of such Vendor; or

(d)	in the case of a Vendor which is a trust, the declaration of trust or any other document settling or establishing the relevant trust;

(e)	any Applicable Law in respect of which the Vendor must comply,

in each case, except as would not prevent the Vendor from performing its obligations hereunder.

(6)	No Insolvency

The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the bankruptcy laws of the United States or any other applicable jurisdiction nor has it made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has had any petition for a receiving order presented in respect of it. The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of the Vendor or any of its assets and no execution or distress has been levied upon any of its assets.

(7)	Legal Proceedings

There is no Claim pending or, to the knowledge of such Vendor, threatened, which affects the Vendor’s ability to transfer good and valid title to the Vendor’s SBI Shares to the Purchaser. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding affecting the Vendor’s ability to transfer good and valid title to the Vendor’s SBI Shares to the Purchaser.

(8)	Binding Obligation

This Agreement constitutes the valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court.

(9)	Residency

Except as set forth on Schedule 3.01(9), each of the Vendors (other than Blackrock Investment Management (UK) Limited) is not a non-resident of Canada, or a partnership other than a Canadian Partnership, within the meaning of section 116 of the Tax Act. Blackrock Investment Management (UK) Limited) is a resident of the United Kingdom for the purposes of the tax laws of the United Kingdom.

(10)	Securities Laws Compliance

(a)	The Vendor is resident in the jurisdiction set out opposite its name on Schedule A and such residency was not obtained or used solely for the purpose of the transactions contemplated in this Agreement.

(b)	Except as set forth on Schedule 3.01(10)(b),

(i)	The Vendor hereby confirms that the Consideration Shares and Mascoma Warrants to be acquired by the Vendor pursuant hereto are acquired for investment for the Vendor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same.

(ii)	By executing this Agreement, the Vendor represents that the Vendor does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third party, with respect to any of the Consideration Shares, the Mascoma Warrants or any Underlying Securities. The Vendor has not been formed for the specific purpose of acquiring the Consideration Shares or Mascoma Warrants.

(c)	The Vendor understands that the Consideration Shares, Mascoma Warrants and the Underlying Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Vendor’s representations as expressed herein. The Vendor understands that the Consideration Shares, Mascoma Warrants and Underlying Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Vendor must hold the Consideration Shares, Mascoma Warrants and Underlying Securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Vendor acknowledges that Mascoma has no obligation to register or qualify the Consideration Shares, Mascoma Warrants or the Underlying Securities for resale except as set forth in the Rights Agreement. The Vendor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, Mascoma Warrants and the Underlying Securities, and on requirements relating to Mascoma which are outside of the Vendor’s control, and which Mascoma is under no obligation and may not be able to satisfy.

(d)

The Vendor understands that no public market now exists for the Consideration Shares, the Mascoma Warrants or the Underlying Securities, and that Mascoma has made no assurances that a public market will ever exist for such securities. The decision of the Vendor to enter into this Agreement has not been made as a result of any verbal or written representation as to fact or otherwise (including that any person will resell or repurchase the Consideration Shares, Mascoma Warrants or the Underlying Securities other than in accordance with their terms, that the Consideration Shares, Mascoma Warrants or the Underlying Securities will be admitted and posted for trading on a stock exchange or that application has been made for such admission or as to the future price or value of such securities) made by or on behalf of Mascoma.

(e)	The Vendor understands that the Consideration Shares, Mascoma Warrants and the Underlying Securities, may bear one or all of the following legends:

(i)	“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO MASCOMA THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)	Any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the securities represented by the certificate so legended.

(f)	If the Vendor is resident in the United States, the Vendor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)	Each Vendor acknowledges that:

(i)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares, Mascoma Warrants or the Underlying Securities into which they may be converted;

(ii)	there is no government or other insurance covering the Consideration Shares, Mascoma Warrants or the Underlying Securities;

(iii)	there are risks associated with an investment in the Consideration Shares and Mascoma Warrants; and

(iv)	there are restrictions on its ability to resell the Consideration Shares, Mascoma Warrants and the Underlying Securities and it is its responsibility to find out what those restrictions are and agrees not to resell such securities, except in accordance with the provisions of applicable securities legislation.

3.02	Representations and Warranties regarding SBI

SunOpta represents and warrants to Mascoma and the Purchaser as follows in this Section 3.02.

(1)	Corporate

(a)	SBI is a corporation duly incorporated, organized and subsisting under the laws of Canada with the corporate power and capacity to own its assets and to carry on its business as such business is currently conducted and has made all necessary filings under all applicable corporate, securities and tax laws or any other Applicable Laws. Attached as Schedule 3.02(1)(a) is a correct and complete copy of the articles of incorporation and by-laws of SBI as of the date of this Agreement.

(b)	Each member of the SBI Group other than SBI is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the corporate power and capacity to own its assets and to carry on its business as such business is currently conducted and has made all necessary filings under all applicable corporate, securities and tax laws or any other Applicable Laws.

(c)	Each member of the SBI Group is duly registered, licensed or qualified as an extra- provincial or foreign corporation in each jurisdiction in which such registration is required in order to conduct its business, except where the failure to do so would not have a Material Adverse Effect on the SBI Group or its business.

(d)	The authorized capital of SBI consists of an unlimited number of SBI Common Shares, of which 9,200,000 have been validly issued and are outstanding as fully paid and non-assessable, and an unlimited number of SBI Preferred Shares, of which 1,500,000 have been validly issued and are outstanding as fully paid and non-assessable.

(e)	The rights, privileges, restrictions and conditions attached to the SBI Common Shares and SBI Preferred Shares are as set out in Schedule 3.02(l)(e).

(f)	All of the issued and outstanding SBI Common Shares and SBI Preferred Shares are registered in the name of, and to the knowledge of SBI and SunOpta, beneficially owned by, the Vendors as set out in Schedule A.

(g)	All necessary corporate action has been taken by SBI to authorize the execution, delivery and performance of this Agreement. SBI has the corporate power and capacity to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement.

(h)	This Agreement constitutes a valid and legally binding obligation of SBI, enforceable against SBI in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(i)	Each of the SBI Plans and all outstanding entitlements thereunder have been terminated and no liabilities of SBI remain outstanding thereunder.

(j)	Except as set forth on Schedule 3.02(1)(j) and other than pursuant to SBI’s articles of incorporation, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon SBI:

(i)	to allot or issue any of the unissued SBI Shares or to create any additional class of shares or issue any securities convertible or exchangeable, directly or indirectly, into any SBI Shares;

(ii)	to sell, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of SBI other than pursuant to purchase orders accepted by SBI in the usual and ordinary course of business;

(iii)	to purchase, redeem or otherwise acquire any SBI Shares or any interest therein or any securities convertible or exchangeable, directly or indirectly, into any SBI Shares or to pay any dividend or make any other distribution in respect thereof; or

(iv)	pertaining to outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SBI.

(k)	Other than the SBI Shareholders Agreement and the registration rights agreement dated June 7, 2007 among SBI and the holders of SBI Preferred Shares, SBI is not a party to any voting trust or agreement granting rights of first refusal, pre-emptive rights, registration rights or proxies relating to any of the SBI Shares and there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, pre-emptive rights, tag alongs, drag alongs or proxies relating to any of the SBI Shares.

(1)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by SBI will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of SBI;

(ii)	any agreement or other instrument to which SBI is a party or by which SBI is bound; or

(iii)	any Applicable Law in respect of which SBI must comply.

(m)	Other than those that have been obtained prior to the date hereof or are contemplated herein, the list of which is included in Schedule 3.02(1)(m), no consent, approval, authorization, order, registration or qualification of or with any court or Governmental Authority is required for the consummation by SBI of the transactions contemplated in this Agreement.

(n)	Schedule 3.02(1)(n) lists all entities, other than members of the SBI Group, in which SBI or any member of the SBI Group has an investment interest, including any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(2)	Corporate and Financial Records

(a)	The corporate records and minute books of SBI contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of SBI since its date of incorporation. The share certificate ledgers, registers of shareholders, registers of transfers and registers of directors and officers of SBI are complete and accurate.

(b)	The books and records of SBI are true, correct and complete, and reflect all material transactions of the SBI Group.

(c)	The audited financial statements of SBI, consisting of consolidated statements of operations and comprehensive loss, balance sheets, statements of shareholders’ equity (deficiency) and statements of cash flows for each of the three years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with the reports of Deloitte & Touche LLP and PricewaterhouseCoopers LLP (as applicable) thereon and the notes thereto (collectively, the “SBI Audited Financial Statements”), and the unaudited financial statements of SBI, consisting of condensed consolidated statements of operations and comprehensive loss, balance sheets, statements of shareholders’ equity (deficiency) and statements of cash flows for the 184-day period ended July 3, 2010 (the “SBI Interim Financial Statements” and, together with the SBI Audited Financial Statements, the “SBI Financial Statements”), copies of which are attached hereto as Schedule 3.02(2)(c):

(i)	were prepared in accordance with the accounting and financial books and records of SBI as at the respective dates then ended;

(ii)	are true, correct and complete and present fairly in all material respects the financial position of SBI as at the respective dates then ended, and the results of operations and cash flows of SBI for the periods covered thereby, all in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein) and, in the case of the SBI Interim Financial Statements, such statements may omit notes thereto and may be subject to customary year end adjustments consistent with past practice; and

(iii)	have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein).

(d)	SBI does not have any outstanding liabilities, contingent or otherwise, nor is it a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (contingent or otherwise) or indebtedness of any person, other than:

(i)	those set out in the SBI Financial Statements; and

(ii)	liabilities in respect of trade or business obligations incurred after July 3, 2010 in the ordinary course of business, consistent with past practice,

none of which has been materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, SBI or its business.

(e)	Except as set forth on Schedule 3.02(2)(e), since December 31, 2009, the SBI Group has operated its business in the ordinary course of business (except with respect to the transactions contemplated hereby) and no member of the SBI Group has:

(i)	experienced any change in its financial condition or operations other than changes in the ordinary course of business, none of which individually or in the aggregate has had or would reasonably be anticipated to result in a Material Adverse Effect;

(ii)	transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected in the SBI Financial Statements or cancelled any material debts or entitlements or released or relinquished any material contractual rights;

(iii)	made any change in its accounting principles, policies, practices or methods;

(iv)	cancelled or waived any debt, claim or other right except in the ordinary course of business;

(v)	incurred or assumed any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

(vi)	mortgaged, pledged, granted a security interest in or otherwise created a lien on any of its property or assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the SBI Group or the operation of its business;

(vii)	entered into any contract or any other transaction with a term longer than six months or involving expenditures or potential liability by the SBI Group in excess of $50,000 that was not in the ordinary course of business, except with respect to the transactions contemplated hereby;

(viii)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any SBI Material Contract or taken or failed to take any action that would entitle any party to a SBI Material Contract to terminate, modify, cancel or amend any SBI Material Contract;

(ix)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business or as set forth on Schedule 3.02(3)(d);

(x)	in the case of SBI, declared or paid any dividends or other distributions with respect to, or redeemed or acquired (directly or indirectly), any SBI Shares;

(xi)	suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets, properties or business; or

(xii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(f)	No current or former director, officer, shareholder or employee of any of the Vendors or SBI or any person not dealing at arm’s length within the meaning of the Tax Act with any such person or with any of the Vendors or members of the SBI Group is indebted to any member of the SBI Group, except such indebtedness as is disclosed in Schedule 3.02(2)(f).

(g)	No member of the SBI Group is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the bankruptcy laws of the United States or any other applicable jurisdiction nor has any of them made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has had any petition for a receiving order presented in respect of it. No member of the SBI Group has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of any member of the SBI Group or any of their respective assets and no execution or distress has been levied upon any of their respective assets.

(h)	No member of the SBI Group nor any of their respective directors, officers, agents or employees or any other person associated with or acting for or on behalf of any of them, has directly or indirectly:

(i)	made any contribution, gift, bribe, rebate, payoff, illegal payment, influence payment, kick-back, or other similar payment to any entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or any other person, private or public, regardless of form, whether in money, property or services (A) to obtain favourable treatment in securing business, (B) to pay for favourable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the SBI Group, or (D) in violation of any Applicable Laws; or

(ii)	established or maintained any fund or asset that has not been recorded in the books and records of SBI.

(i)	Each of the members of the SBI Group is, and has at all times been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended.

(3)	Condition of Assets

(a)	SBI or another member of the SBI Group is the owner, with good title, of all assets shown or reflected in the SBI Financial Statements (except for assets disposed of in the usual and ordinary course since the date of the SBI Financial Statements) or acquired by SBI or another member of the SBI Group since the date of the SBI Financial Statements including the Owned Intellectual Property, free and clear of all liens, charges, encumbrances and any other rights of others other than with respect to the Lands, those set out in Part I of Schedule 3.02(3)(a) and with respect to all other assets, those set out in Part II of Schedule 3.02(3)(a) or as otherwise disclosed herein. Such assets include all rights and property necessary to enable the SBI Group to continue to conduct its business in the same manner as conducted on the date hereof.

(b)	All machinery and equipment owned or used by the SBI Group have been properly maintained and are in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

(c)	There are no outstanding orders, notices or similar requirements relating to any member of the SBI Group issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

(d)	Except as set forth on Schedule 3.02(3)(d), no single capital expenditure in excess of $50,000 or capital expenditures in the aggregate in excess of $200,000 have been made or authorized by SBI since the date of the SBI Audited Financial Statements.

(4)	Contracts and Commitments

(a)	Except for those agreements or commitments listed in Schedule 3.02(4)(a) (“SBI Material Contracts”), no member of the SBI Group is a party to or bound by any:

(i)	agreement or commitment outside of the ordinary course of business;

(ii)	guarantee, indemnification, surety or similar obligation;

(iii)	agreement or commitment which extends for a period longer than 12 months or involving expenditures by the SBI Group in the aggregate in excess of $50,000;

(iv)	management, consulting, agency or similar agreement or commitment to pay any management or consulting fee;

(v)	agreement or commitment to grant rights to manufacture, produce, assemble, licence, distribute, market or sell its products to any other person or any agreement that affects the exclusive right of SBI to develop, manufacture, produce, assemble, licence, distribute, market or sell its products;

(vi)	agreement, option or commitment to acquire or dispose of the securities of any corporation or other entity;

(vii)	agreement, or right or privilege capable of becoming an agreement, for the purchase from any member of the SBI Group of its business or any of its assets, other than in the usual and ordinary course of business;

(viii)	lease, agreement in the nature of lease, or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property, except for any lease or agreement in the nature of a lease relating to personal property where the aggregate annual payments under that lease or agreement and under any related service or maintenance or similar agreement do not exceed $50,000;

(ix)	any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking;

(x)	any non-competition, non-solicitation, exclusivity or right of first refusal obligations; or

(xi)	any other contract material to the conduct of the business as currently conducted by the SBI Group.

(b)	Correct and complete copies of all of the SBI Material Contracts have been made available to Mascoma and the Purchaser.

(c)	Each SBI Material Contract is in full force and effect and constitutes a valid and binding obligation of each member of the SBI Group that is a party thereto and, to the knowledge of SBI and SunOpta, of all other parties thereto. Except as set out in Schedule 3.02(4)(c), each member of the SBI Group has in all material respects performed the obligations required to be performed by it and is not in default or alleged to be in default in any respect under any agreement or understanding to which it is a party where any such default or alleged default could be reasonably expected to have a Material Adverse Effect.

(5)	Intellectual Property

(a)	Except as set out in Schedule 3.02(5):

(i)	all of the SBI Owned Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits, including any patent applications currently being prepared for filing but which have not yet been filed, is set out on Schedule 3.02(5)(a)(i). SBI holds the entire right, title and interest in and to all of the SBI Owned Intellectual Property, free and clear of all Encumbrances;

(ii)	SBI has the exclusive and unfettered right to use the SBI Owned Intellectual Property except to the extent SBI has licensed others to use the SBI Owned

Intellectual Property, which licenses are listed in Schedule 3.02(5)(a)(ii). Schedule 3.02(5)(a)(ii) also sets forth whether each such license is exclusive or non-exclusive, and sets forth any field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights;

(iii)	the SBI Owned Intellectual Property has been duly issued or registered and applications for the issuance or registration of the same have been filed in all appropriate offices, and any such applications, issuances or registrations are in good standing except for actions which may have been issued but not yet reported. None of the SBI Owned Intellectual Property that has been issued, registered, or is the subject of an application filed with, as applicable, the Canadian Intellectual Property Office, the United States Patent and Trademark Office, or any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. None of the SBI Owned Intellectual Property has been or is now involved in any interference, reissue, re-examination, or opposition proceeding. To the knowledge of SBI and SunOpta, there is no patent or patent application of any third party that interferes with any of the SBI Owned Intellectual Property; and

(iv)	to the knowledge of SBI and SunOpta, all of the SBI Licensed Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits is set out on Schedule 3.02(5)(a)(iv). To the knowledge of SBI and SunOpta, SBI has the exclusive right to use the SBI Licensed Intellectual Property except to the extent the rights are identified in Schedule 3.02(5)(a)(iv) as being nonexclusive. Schedule 3.02(5)(a)(iv) also sets forth any and all field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights.

(b)	SBI is not a party to any contract or commitment to pay any royalty or other fee to use the SBI Licensed Intellectual Property except as set out in Schedule 3.02(5)(b).

(c)	No consents are required in order for the SBI Licensed Intellectual Property to be licensed or sub-licensed to a third party except as set out in Schedule 3.02(5)(c).

(d)	To the knowledge of SBI and SunOpta, the patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and internet domain names, and registrations and applications for all of the foregoing, all copyright registrations and applications, licenses and permits listed on Schedules 3.02(5)(a)(i) and 3.02(5)(a)(iv) is all such intellectual property used in the proper carrying on of the business of SBI as presently conducted or, as of the date hereof, as proposed to be conducted.

(e)	Except as set out in Schedule (e), to the knowledge of SBI and SunOpta, neither the use of the SBI Owned Intellectual Property nor the conduct of the business of the SBI Group as presently conducted or, as of the date hereof, as proposed to be conducted, including the use of any of the SBI Licensed Intellectual Property, infringes or otherwise violates the Intellectual Property rights of any other person; to the knowledge of SBI and SunOpta, no infringement, misuse or misappropriation of the SBI Owned Intellectual Property has occurred or is occurring; no member of the SBI Group is subject to any settlements, judgments, orders, or similar obligations of any kind that (i) restrict the SBI Group’s rights to use any of the SBI Owned Intellectual Property or any of the SBI Licensed Intellectual Property, (ii) restrict the SBI Group’s ability to conduct its business as currently conducted or, as of the date hereof, as proposed to be conducted or (iii) permit any third party to use any SBI Owned Intellectual Property; and no member of the SBI Group has failed to exercise any option under any agreement to acquire any license rights that are needed to conduct the business of the SBI Group as presently conducted or, as of the date hereof, as proposed to be conducted, where such option is expired.

(f)	To the knowledge of SBI and SunOpta, the SBI Owned Intellectual Property is valid and the rights of SBI in the SBI Owned Intellectual Property are enforceable and are owned by SBI.

(g)	SBI has taken all reasonable security measures to protect the secrecy, confidentiality, and value of all trade secrets owned by any member of the SBI Group, including, without limitation, requiring each employee, consultant, or any other person with access to such trade secrets to execute a binding confidentiality agreement, and to the knowledge of SBI and SunOpta, there has not been any breach by any party to such confidentiality agreements.

(h)	To the knowledge of SBI and SunOpta, (i) no employee of any member of the SBI Group is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree, order of any court or administrative agency, that would interfere with his or her duties to any member of the SBI Group or that would conflict with the SBI Group’s business as presently conducted or, as of the date hereof, as proposed to be conducted and (ii) it will not be necessary to utilize any Intellectual Property of any employee of any member of the SBI Group made prior to their employment by such member, except for Intellectual Property that will be assigned to SBI as of the Closing Date.

(6)	Employees

(a)	No member of the SBI Group has any written employment contract, consulting agreement or contract for services with any person whomsoever, except as disclosed in Schedule 3.02(6)(a) and the Vendors have provided Mascoma and the Purchaser with copies of all such contracts and agreements and any amendments thereto.

(b)	Schedule 3.02(6)(b) sets out:

(i)	the position or title of each employee of the SBI Group;

(ii)	their status (i.e., full time, part time, temporary, casual, seasonal, co-op student);

(iii)	whether they are employed for an indeterminate term or a fixed term and, in the latter case, the duration and expiry date of the term;

(iv)	their total annual remuneration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any;

(v)	other terms and conditions of their employment (other than Benefit Plans and Compensation Policies);

(vi)	whether the employee is a member of a collective bargaining union or agency;

(vii)	their age;

(viii)	their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement; and

(ix)	whether any employees are on any approved or statutory leave of absence, and, if so, the reason for such absence and the expected date of return.

(c)	Schedule 3.02(6)(c) sets out:

(i)	the names of all consultants of the SBI Group;

(ii)	whether the consultant is providing services pursuant to a written consulting contract;

(iii)	the term of any contract under clause (ii) above;

(iv)	notice, if any, required for the relevant member of the SBI Group to terminate the consulting relationship without cause;

(v)	the date the consultant first commenced providing services to the SBI Group;

(vi)	the fee payable to the consultant;

(vii)	the annual fees paid to the consultant for the preceding calendar year; and

(viii)	any currently outstanding commitment by the SBI Group to the consultant regarding the quantity of services to be rendered or fees to be paid and the amount of any accrued and unpaid fees.

(d)	No member of the SBI Group is bound by or a party to any collective bargaining agreement.

(e)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any employees of any member of the SBI Group by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any employees of any member of the SBI Group; or

(iii)	has applied to have any member of the SBI Group declared a related employer or successor employer pursuant to applicable labour legislation.

(f)	There are no actual, pending or, to the knowledge of SBI and SunOpta, threatened organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or, to the knowledge of SBI and SunOpta, pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour related disputes or proceedings pertaining to any member of the SBI Group, and there have not been any such activities or disputes or proceedings within the last year.

(g)	All vacation pay for employees of members of the SBI Group is properly reflected and accrued in the books and accounts of SBI.

(h)	Since the date of the SBI Audited Financial Statements, except in the ordinary course of business or as required by law and consistent with SBI’s past practices, there have been no increases or decreases in staffing levels of the SBI Group and there have been no changes in the terms and conditions of employment of any employees of members of the SBI Group, including their salaries, remuneration and any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of any member of the SBI Group, and no member of the SBI Group has agreed or otherwise become committed to change any of the foregoing since that date.

(i)	Each member of the SBI Group is employing all its employees in compliance with all applicable Tax, health, labour and employment laws, rules, regulations, notices, and orders and has not received any notice alleging failure to comply in any respect with any such laws, rules, regulations, notices and orders.

(j)

SBI is in compliance with all provisions of any applicable workplace health and safety laws and regulations made pursuant thereto, including the Occupational Health and Safety Act (Ontario) or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group and there are no outstanding Claims, charges or orders thereunder.

(k)	Each member of the SBI Group is in compliance with applicable workers’ compensation laws and regulations made pursuant thereto, including the Workplace Safety and Insurance Act, 1997 (Ontario) or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group and there are no outstanding assessments, levies or penalties thereunder.

(1)	Each member of the SBI Group is in compliance with applicable employment equity laws, rules and regulations, including the Human Rights Code (Ontario), the Employment Equity Act (federal), the federal contractors program or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group and, to the extent required pursuant to such laws, rules and regulations, SBI has prepared and posted an employment equity plan for all employees of the SBI Group.

(m)	No material disputes or proceedings are pending or, to the knowledge of SBI and SunOpta, threatened against any member of the SBI Group in relation to the employment of any current or former employee or consultant of any member of the SBI Group.

(7)	Privacy Laws

(a)	The collection, use and retention of Personal Information by the SBI Group, the disclosure or transfer of the Personal Information by any member of the SBI Group to any third parties other than the Purchaser and Mascoma complies with all Privacy Laws and is consistent with SBI’s own Privacy Policies.

(b)	There are no restrictions on the SBI Group’s collection, use, disclosure and retention of the Personal Information except as provided by Privacy Laws and SBI’s own Privacy Policies.

(c)	There are no Claims ongoing, pending or, to the knowledge of SBI and SunOpta, threatened, with respect to the SBI Group’s collection, use, disclosure or retention of the Personal Information.

(d)	No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring any member of the SBI Group to take (or to refrain from taking) any action with respect to the Personal Information.

(8)	Benefit Plans

(a)

Schedule 3.02(8)(a) contains a list of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by a member of the SBI Group for the benefit of any of the employees, former employees or dependent or independent contractors of the SBI Group or their respective dependants or beneficiaries (the “Benefit Plans”) including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, change in control, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which a member of the SBI Group is obliged to contribute or comply including the Canada Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation.

(b)	Schedule 3.02(8)(b) contains a list of all compensation policies and practices of the SBI Group (“Compensation Policies”) applicable to employees and dependent and independent contractors of the SBI Group.

(c)	SBI has delivered to the Purchaser true, complete and up-to-date copies of all Benefit Plans and Compensation Policies and all amendments thereto together with all summary descriptions of the Benefit Plans and Compensation Policies provided to past or present participants therein, the statement of investment policies for each plan, all funding agreements and service provider contracts or other contracts in respect of the Benefit Plans in respect of which a member of the SBI Group may have liability (including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements) and, if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration in respect thereof.

(d)	No fact, condition or circumstance exists that would affect the information contained in the documents provided pursuant to Sections 3.02(8)(a) and 3.02(8)(b) and, in particular, no promises or commitments have been made by SBI to amend any Benefit Plan or Compensation Policy.

(e)	All of the Benefit Plans are duly registered where required by Applicable Law (including registration with the relevant Taxation Authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and have always been administered in compliance with their terms and all Applicable Law.

(f)	Except as set forth in Schedule 3.02(8)(f), neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, either alone or in combination with any other event, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any member of the SBI Group (whether or not under any Benefit Plan), materially increase the benefits payable or provided under any Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, increase or accelerate employer contributions thereunder or result in any payment being made that is non-deductible by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(g)	All contracts in respect of the Benefit Plans are valid and the applicable member of the SBI Group can enforce such contracts or cause such contracts to be enforced.

(h)	All employer and employee obligations in respect of the Benefit Plans, including payments, contributions and premiums required under Applicable Law and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof and, in particular:

(i)	all employer and employee contribution holidays have been permitted by the terms of the Benefit Plans and have been in accordance with Applicable Law; and

(ii)	except as permitted by the Benefit Plans, their applicable funding agreements and Applicable Law, there has been no withdrawal of assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plans.

(i)	There are no Claims ongoing, pending or, to the knowledge of SBI and SunOpta, threatened with respect to the Benefit Plans against any member of the SBI Group, the funding agent, the insurers or the fund of such Benefit Plans, other than Claims for benefits in the ordinary course.

(j)	No order has been made or notice given pursuant to any Applicable Law requiring (or proposing to require) any member of the SBI Group to take (or refrain from taking) any action in respect of any Benefit Plan, and no event has occurred and no condition or circumstance exists that has resulted or, could reasonably result in any Benefit Plan (i) being ordered or required to be terminated or wound-up in whole or in part, (ii) having its registration under any Applicable Law refused or revoked, (iii) being placed under the administration of any trustee or any regulatory authority or (iv) being required to pay any material Taxes or penalties under any Applicable Law.

(k)	Except as disclosed in Schedule 3.02(8)(k), all of the Benefit Plans are fully funded in accordance with their terms and all Applicable Laws.

(1)	None of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Benefit Plan is reasonable and sufficient to provide for all unreported Claims and incurred Losses.

(m)

No employee or independent contractor of the SBI Group provides services to SBI Group within the United States or otherwise receives compensation or other remuneration from the SBI Group or any of its Affiliates that is or could be subject to taxation under the laws of the United States, including ERISA or the Code, and no member of the SBI Group has ever sponsored, maintained or contributed to any

Benefit Plan or Compensation Policy that was subject to the laws of the United States, including ERISA or the Code.

(9)	Realty

(a)	Schedule 3.02(9) lists all Lands used or occupied by the SBI Group in the conduct of its business. No member of the SBI Group owns any Lands.

(b)	The operations of the SBI Group from the Lands, as currently conducted or, as of the date hereof, as proposed to be conducted are not subject to any restriction or limitation and are not in contravention of any Applicable Law.

(c)	No member of the SBI Group has received notice of any assessment or any capital charges or levies assessed or proposed to be assessed against any of its assets by a Governmental Authority or that any Governmental Authority intends to require any such member to pay for any future roads, utilities or services relating to the Lands.

(d)	All improvements (including all plant, buildings, structures, erections, appurtenances and fixtures) situate on or forming part of the Lands were completed in a good and competent manner and in accordance with the requirements of all applicable Governmental Authorities and all such improvements are free of material defect.

(e)	The Lands are serviced by all private and public utility services that are necessary for the operations of the SBI Group on the Lands, as currently conducted or, as of the date hereof, as proposed to be conducted.

(10)	Environmental

(a)	The business of the SBI Group, as carried on by its members and their respective predecessors in title, and their respective assets are in compliance in all material respects with all Environmental Laws and, to the knowledge of SBI and SunOpta, there are no facts that could give rise to a notice of non-compliance with any Environmental Law.

(b)	Each member of the SBI Group has obtained all of the environmental Permits that are required to carry on the business of the SBI Group as currently conducted in the ordinary course or, as of the date hereof, as proposed to be conducted, all such environmental Permits are in full force and effect, and Schedule 3.02(10)(b) contains a complete list of all such environmental Permits.

(c)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title has used any of the facilities or Lands of the SBI Group, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws. None of the Lands has been used for or been designated as a waste disposal site.

(d)	To the knowledge of SBI and SunOpta, there are no pending changes to Environmental Laws that would render illegal, or materially restrict, the operation of the business of the SBI Group as currently conducted or, as of the date hereof, as proposed to be conducted.

(e)	No member of the SBI Group has been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and it has not settled any prosecution or other proceeding short of conviction in connection therewith.

(f)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title has caused or permitted the Release of any Hazardous Substance at, on or under the Lands, or the Release of any Hazardous Substance off-site of the Lands, except in compliance in all material respects with Environmental Laws.

(g)	There are no conditions that directly or indirectly relate to environmental matters or to the condition of the soil or the groundwater that would adversely affect the SBI Group in a material manner (whether at, on or below the Lands or any adjoining properties).

(h)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title has received written notice and no member of the SBI Group has knowledge of any facts that could give rise to any notice, that members of the SBI Group or their respective predecessors in title are potentially responsible for any remedial action under any Environmental Law.

(i)	SunOpta and SBI have provided the Purchaser with copies of all analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating to the SBI Group that were obtained by, or are in the possession or control of, the SBI Group and they are disclosed in Schedule 3.02(10)(i).

(j)	Each member of the SBI Group and to the knowledge of SBI and SunOpta, their respective predecessors in title have maintained all environmental and operating documents and records in the manner and for the time periods required by Environmental Laws and, except as disclosed in Schedule 3.02(10)(j), have never conducted an environmental audit of the Lands. For the purposes of this provision, an environmental audit includes any evaluation, assessment or study performed at the request of or on behalf of a Governmental Authority.

(k)	No member of the SBI Group nor, to the knowledge of SBI and SunOpta, any of their respective predecessors in title have breached any obligation to report to any person imposed by any Environmental Law.

(11)	Taxes

Except as set out in Schedule 3.02(11):

(a)	Each member of the SBI Group has filed all Tax Returns, including any elections and designations required by or referred to in any such Tax Return, which were required to be filed by it with any Taxation Authority prior to the date hereof. All Tax Returns filed by each member of the SBI Group are accurate and complete in all respects;

(b)	Each member of the SBI Group has withheld any Taxes that are required by Applicable Law to be withheld and has timely paid or remitted, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Taxation Authority;

(c)	Each member of the SBI Group has paid all Taxes, including any amount due on or before the Closing Date, including instalments or prepayments of Taxes, which are required to have been paid to any Taxation Authority pursuant to Applicable Law, and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Taxation Authority. No member of the SBI Group has incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business. Other than Taxes provided for in the Closing Balance Sheet and incurred in the usual and ordinary course of business, no member of the SBI Group has any liability or obligation in respect of any Taxes for any Taxable periods ending on or before the Closing Date, and where no Taxable period ends or is deemed to end on or immediately prior to the Closing Date, no liability or obligation for Taxes in respect of any time or event prior to the Closing Date. There are no liens, charges, encumbrances or any rights of others on any of the assets of the SBI Group that arose in connection with any failure (or alleged failure) to pay any Tax when due;

(d)	The income Tax liability of each member of the SBI Group has been assessed by the relevant Taxation Authority in respect of the Taxation years ending before the date hereof;

(e)	No member of the SBI Group has any outstanding assessments for Taxes, and neither SBI nor SunOpta has knowledge of any threatened or potential assessment or other proceedings, negotiations or investigations in respect of Taxes, against any member of the SBI Group;

(f)	No member of the SBI Group is a party to any agreement, waiver or arrangement with any Taxation Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment;

(g)	SBI has not made any elections in respect of income Taxes pursuant to Applicable Law;

(h)	No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to any member of the SBI Group;

(i)	No member of the SBI Group is subject to liability for Taxes of any other person. No member of the SBI Group has acquired property from any person in circumstances where any member of the SBI Group did or could become liable for any Taxes of such person. The value of the consideration paid or received by any member of the SBI Group for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom such member was not dealing at arm’s length within the meaning of the Tax Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. No member of the SBI Group has entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income Taxes owing by such person;

(j)	SBI has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Taxation Authority outside Canada. No Claim has ever been made by a Taxation Authority in a jurisdiction where SBI does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(k)	SBI is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”) and harmonized sales tax (“HST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with Applicable Law. SBI has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST, HST and provincial sales tax legislation;

(1)	SBI has not claimed any reserves for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent Taxation year ending prior to the date hereof;

(m)	SBI has not made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 or 78 of the Tax Act or any analogous provincial or similar provision; and

(n)	Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by SBI with respect to all material transactions between SBI and any non-resident person with whom SBI was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 1998 and ending on or before the Closing Date.

(o)	The SBI Shares are not “taxable Canadian property” within the meaning of the Tax Act, nor “taxable Quebec property” within the meaning of the Taxation Act of Quebec.

(12)	General

(a)	There are no Claims (whether or not purportedly on behalf of any member of the SBI Group):

(i)	pending or, to the knowledge of SBI and SunOpta, threatened against or adversely affecting any member of the SBI Group, or which could have a Material Adverse Effect on the SBI Group or any of its assets, or

(ii)	before or by any Governmental Authority,

except such Claims as are disclosed in Schedule 3.02(12)(a).

(b)	SBI maintains records that provide true, complete and accurate information relating to any adverse incidents, within SBI’s knowledge, which resulted (or could have reasonably resulted) in property damages or personal injury caused (or which could allegedly be caused) by the use, by the SBI Group or any third party, of the SBI Group’s products or technology and such records have been disclosed to Mascoma and the Purchaser. No member of the SBI Group has received any notice from any Governmental Authority requiring the termination or suspension of the use or distribution of any of its products or technology.

(c)	The SBI Group is conducting its business in compliance with all Applicable Laws of Canada, the Province of Ontario and all municipalities thereof in which its business is carried on, is not in breach of any such Applicable Laws and is duly licensed, registered or qualified in the Province of Ontario and all municipalities thereof in which the SBI Group carries on its business to enable it to be carried on as now conducted and its assets to be owned, leased and operated.

(d)	Attached as Schedule 3.02(12)(d) is a true and complete list of all Permits necessary or required to enable the business of the SBI Group to be carried on as now conducted and its assets to be owned, leased and operated. All such Permits are valid and subsisting and in good standing and none of them contains any term, provision, condition or limitation that has or may have a Material Adverse Effect on the SBI Group or which may be affected by the completion of the transactions contemplated hereby.

(e)	Attached as Schedule 3.02(12)(e) is a true and complete list of all insurance policies maintained by the SBI Group that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending Claims thereunder. No other insurance is necessary to the conduct of the SBI Group’s business. All such insurance policies are currently in force and all premiums thereunder have been paid.

(f)	Assuming that the Closing Date is the date of this Agreement, the aggregate value of all assets in Canada of the SBI Group or the annual gross revenues from sales in and from Canada generated from all such assets do not exceed, in either case, CDN$70 million as determined pursuant to subsection 110(3) of the Competition Act.

(g)	The value of the assets of SBI, calculated in the manner prescribed by the Investment Canada Act, is less than CDN$299 million.

(h)	Except as set out in Schedule 3.02(12)(h), (i) no member of the SBI Group nor any of its officers, directors, employees, shareholders, partners or beneficiaries has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement and (ii) no person or entity will have, as a result of any of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon any member of the SBI Group for any commission, fee or other compensation as a finder or broker because of any act or omission by any member of the SBI Group or any agent of any such member.

3.03	Representations and Warranties regarding Mascoma and the Purchaser

Mascoma and the Purchaser jointly and severally represent and warrant to the Vendors as follows in this Section 3.03.

(1)	Corporate

(a)	Each member of the Mascoma Group and the Purchaser is duly incorporated, organized and subsisting under the laws of its respective jurisdiction of incorporation with the corporate power and capacity to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and tax laws or any other Applicable Laws. Attached as Schedule 3.03(1)(a) is a correct and complete copy of the articles of incorporation and by-laws or other constating documents of each member of the Mascoma Group and the Purchaser as of the date of this Agreement.

(b)	Each member of the Mascoma Group and the Purchaser is duly registered, licensed or qualified as an extra-provincial or foreign corporation in each jurisdiction in which such registration is required in order to conduct its business, except where the failure to do so would not have a Material Adverse Effect on the Mascoma Group, the Purchaser or their respective business.

(c)	Each of Mascoma and the Purchaser has the corporate power and capacity to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement.

(d)	All necessary corporate action has been taken by:

(i)	Mascoma to authorize (i) the execution, delivery and performance of this Agreement and all transaction ancillary hereto, (ii) the issuance and delivery of the Mascoma Common Shares, Mascoma Preferred Shares and Mascoma Warrants in accordance with the provisions of this Agreement and (iii) the issuance and delivery of the Mascoma Common Shares issuable upon the exercise of the Mascoma Warrants; and

(ii)	the Purchaser to authorize the execution, delivery and performance of this Agreement.

(e)	The authorized capital of the Purchaser consists of an unlimited number of common shares, of which one share is issued and outstanding as fully paid and non-assessable on the date of this Agreement. All of the issued and outstanding securities of the Purchaser are beneficially owned and registered in the name of Mascoma.

(f)	Immediately following the consummation of the transactions contemplated by this Agreement, the authorized capital of Mascoma shall consist of (i) 75,000,000 shares of common stock, par value $0.001 per share, of which 7,723,368 shares are issued and outstanding as fully paid and non-assessable and (ii) 47,221,967 shares of preferred stock, par value $0.001 per share, of which (A) 5,000,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding as fully paid and non-assessable, (B) 5,162,500 shares are designated as Series A1 Preferred Stock, 5,000,000 of which are issued and outstanding as fully paid and non-assessable, (C) 11,498,128 shares are designated as Series B Preferred Stock, 11,235,955 of which are issued and outstanding as fully paid and non-assessable, (D) 10,238,355 shares are designated as Series C Preferred Stock, 9,777,418 of which are issued and outstanding as fully paid and non-assessable and (E) 15,322,984 shares are designated as Series D Preferred Stock, 13,965,176 of which are issued and outstanding as fully paid and non-assessable.

(g)	The rights, privileges, restrictions and conditions attached to the Mascoma Common Shares and Mascoma Preferred Shares are as set out in Schedule 3.03(l)(g).

(h)	Upon issuance to the Vendors in accordance with the terms of this Agreement, the Consideration Shares will be issued as fully paid and non-assessable shares in the capital of Mascoma and, upon issuance of the Mascoma Common Shares issuable upon the exercise of the Mascoma Warrants in accordance with the terms of the Mascoma Warrants, such Mascoma Common Shares will be issued as fully paid and non-assessable shares in the capital of Mascoma.

(i)	Except as described in Schedule 3.03(1)(i), there is no agreement, contract, option, understanding, commitment or any other right of another, binding upon or which at any time in the future may become binding upon Mascoma to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its shares in the Purchaser or issue any shares in the Purchaser or in Mascoma. Mascoma is not bound by any shareholders agreement, pooling agreement, voting trust or other similar agreement with respect to the ownership or voting of any of its outstanding shares or any of its shares in the Purchaser in each case.

(j)

Other than the Mascoma Shareholders Agreement and as described in Schedule 3.03(1)(j), Mascoma is not a party to any voting trust or agreement granting rights of first refusal, pre-emptive rights, registration rights or proxies relating to any of the Mascoma Common Shares or Mascoma Preferred Shares and there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, pre-emptive rights, tag alongs, drag alongs or proxies relating to any of the Mascoma Common Shares or Mascoma Preferred Shares.

(k)	This Agreement constitutes a valid and legally binding obligation of Mascoma and the Purchaser, enforceable against each of them in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(1)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Mascoma and the Purchaser will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of Mascoma or the Purchaser;

(ii)	any agreement or other instrument to which Mascoma or the Purchaser is a party or by which either of them is bound; or

(iii)	any Applicable Law in respect of which Mascoma or the Purchaser must comply.

(m)	Other than those that have been obtained prior to the date hereof or are contemplated herein, no consent, approval, authorization, order, registration or qualification of or with any court or Governmental Authority is required for the issue, sale and delivery of the Consideration Shares and Mascoma Warrants (and Mascoma Common Shares issuable upon the exercise of the Mascoma Warrants) or the consummation by Mascoma and the Purchaser of the transactions contemplated in this Agreement.

(n)	Schedule 3.03(1)(n) lists all entities, other than the Purchaser, in which Mascoma has an investment interest, including any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(2)	Corporate and Financial Records

(a)	The corporate records and minute books of Mascoma contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Mascoma since its date of incorporation. The share certificate ledgers, registers of shareholders, registers of transfers and registers of directors and officers of Mascoma are complete and accurate.

(b)	The books and records of Mascoma are true, correct and complete, and reflect all material transactions of Mascoma.

(c)	The financial statements of Mascoma, consisting of the unaudited consolidated balance sheets, statements of operations, statements of redeemable common stock,

redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows for each of the two years ended December 31, 2009 and December 31, 2008, together with the notes thereto (collectively, the “Mascoma Annual Financial Statements”), and the unaudited financial statements of Mascoma for the six-month period ended June 30, 2010 (the “Mascoma Interim Financial Statements” and, together with the Mascoma Annual Financial Statements, the “Mascoma Financial Statements”), copy of which is attached hereto as Schedule 3.02(2)(c):

(i)	were prepared in accordance with the accounting and financial books and records of Mascoma as at the respective dates then ended;

(ii)	are true, correct and complete and present fairly in all material respects the financial position of Mascoma as at the respective dates then ended, and the results of operations and cash flows of Mascoma for the periods covered thereby, all in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein); and

(iii)	have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (except as may be noted therein).

The audited consolidated balance sheets, statements of operations, statements of redeemable common stock, redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows for each of the two years ended December 31, 2009 and December 31, 2008, together with the reports of Deloitte & Touche LLP, chartered accountants, thereon and the notes thereto, when issued, shall not be materially adverse in the aggregate than the Mascoma Annual Financial Statements attached hereto.

(d)	Mascoma does not have any outstanding liabilities, contingent or otherwise, nor is it a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (contingent or otherwise) or indebtedness of any person, other than:

(i)	those set out in the Mascoma Financial Statements; and

(ii)	liabilities in respect of trade or business obligations incurred after June 30, 2010 in the ordinary course of business, consistent with past practice, none of which has been materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, Mascoma or its business.

(e)	Except as set forth on Schedule 3.03(2)(e), since December 31, 2009, the Mascoma Group has operated its business in the ordinary course of business (except with respect to the transactions contemplated hereby) and no member of the Mascoma Group has:

(i)	experienced any change in its financial condition or operations other than changes in the ordinary course of business, none of which individually or in the aggregate has had or would reasonably be anticipated to result in a Material Adverse Effect;

(ii)	transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected in the Mascoma Financial Statements or cancelled any material debts or entitlements or released or relinquished any material contractual rights;

(iii)	made any change in its accounting principles, policies, practices or methods;

(iv)	cancelled or waived any debt, claim or other right except in the ordinary course of business;

(v)	incurred or assumed any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

(vi)	mortgaged, pledged, granted a security interest in or otherwise created a lien on any of its property or assets, except in the ordinary course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the Mascoma Group or the operation of its business;

(vii)	entered into any contract or any other transaction with a term longer than six months or involving expenditures or potential liability by the Mascoma Group in excess of $25,000 that was not in the ordinary course of business, except with respect to the transactions contemplated hereby;

(viii)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Mascoma Material Contract or taken or failed to take any action that would entitle any party to a Mascoma Material Contract to terminate, modify, cancel or amend any Mascoma Material Contract;

(ix)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business;

(x)	in the case of Mascoma, declared or paid any dividends or other distributions with respect to, or redeemed or acquired (directly or indirectly), any securities in its capital;

(xi)	suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets, properties or business; or

(xii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(f)	No member of the Mascoma Group nor the Purchaser is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the bankruptcy laws of the United States or any other applicable jurisdiction nor have any of them made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has had any petition for a receiving order presented in respect of it. No member of the Mascoma Group nor the Purchaser has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of any member of the Mascoma or the Purchaser or any of their respective assets and no execution or distress has been levied upon any of its assets.

(g)	No member of the Mascoma Group nor any of their respective directors, officers, agents or employees or any other person associated with or acting for or on behalf of it, has directly or indirectly:

(i)	made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other similar payment to any person, private or public, regardless of form, whether in money, property or services (A) to obtain favourable treatment in securing business, (B) to pay for favourable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Mascoma Group or (D) in violation of any Applicable Laws; or

(ii)	established or maintained any fund or asset that has not been recorded in the books and records of Mascoma.

(3)	Condition of Assets

(a)	Mascoma or one of its Subsidiaries is the owner, with a good and marketable title to its real property and good title to all other assets, of all assets shown or reflected in the Mascoma Financial Statements (except for assets disposed of in the usual and ordinary course since the date of the Financial Statements) or acquired by Mascoma or its Subsidiaries since the date of the Mascoma Financial Statements, free and clear of all liens, charges, encumbrances and any other rights of others other than those set out in Schedule 3.03(3)(a). Such assets include all rights and property necessary to enable the Mascoma Group to continue to conduct its business in the same manner as conducted on the date hereof.

(b)	There are no outstanding orders, notices or similar requirements relating to any member of the Mascoma Group issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

(4)	Contracts and Commitments

(a)	Except for those agreements or commitments listed in Schedule 3.03(4)(a) (“Mascoma Material Contracts”), no member of the Mascoma Group is a party to or bound by any:

(i)	agreement or commitment outside of the ordinary course of business;

(ii)	guarantee, indemnification, surety or similar obligation;

(iii)	agreement or commitment which extends for a period longer than 12 months or involving expenditures by the Mascoma Group in the aggregate in excess of $50,000;

(iv)	management, consulting, agency or similar agreement or commitment to pay any management or consulting fee;

(v)	agreement or commitment to grant rights to manufacture, produce, assemble, licence, distribute, market or sell its products to any other person or any agreement that affects the exclusive right of Mascoma to develop, manufacture, produce, assemble, licence, distribute, market or sell its products;

(vi)	agreement, option or commitment to acquire or dispose of the securities of any corporation or other entity;

(vii)	agreement, or right or privilege capable of becoming an agreement, for the purchase from the Mascoma Group of its business or any of its assets, other than in the usual and ordinary course of business;

(viii)	lease, agreement in the nature of lease, or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property, except for any lease or agreement in the nature of a lease relating to personal property where the aggregate annual payments under that lease or agreement and under any related service or maintenance or similar agreement do not exceed $50,000;

(ix)	any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking;

(x)	any non-competition, non-solicitation, exclusivity or right of first refusal obligations; or

(xi)	any other contract material to the conduct of the business as currently conducted by the Mascoma Group.

(b)	Correct and complete copies of all of the Mascoma Material Contracts have been made available to the Vendors.

(c)

Each Mascoma Material Contract is in full force and effect and constitutes a valid and binding obligation of Mascoma or its Subsidiaries and, to the knowledge of Mascoma, of all other parties thereto. Except as set out in Schedule 3.03(4)(c), Mascoma or its Subsidiaries have in all material respects performed the obligations required to be performed by it and is not in default or alleged to be in default in any respect under any agreement or understanding to which it is a party where any such default or alleged default could be reasonably expected to have a Material Adverse Effect.

(5)	Intellectual Property

(a)	Except as set out in Schedule 3.03(5):

(i)	all of the Mascoma Owned Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits (including any patent applications currently being prepared for filing, but which have not yet been filed) is set out on Schedule 3.03(5)(a)(i). Mascoma holds the entire right, title and interest in and to all of the Mascoma Owned Intellectual Property, free and clear of all Encumbrances;

(ii)	Mascoma has the exclusive and unfettered right to use the Mascoma Owned Intellectual Property except to the extent Mascoma has licensed others to use the Mascoma Owned Intellectual Property, which licenses are listed in Schedule 3.03(5)(a)(ii). Schedule 3.03(5)(a)(ii) also sets forth whether each such license is exclusive or non-exclusive, and sets forth any field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights;

(iii)	the Mascoma Owned Intellectual Property has been duly issued or registered and applications for the issuance or registration of the same have been filed in all appropriate offices, and any such applications, issuances or registrations are in good standing except for actions which may have been issued but not yet reported. None of the Mascoma Owned Intellectual Property has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Mascoma’s knowledge, there is no patent or patent application of any third party that interferes with any of the Mascoma Owned Intellectual Property;

(iv)	to Mascoma’s knowledge, all of the Mascoma Licensed Intellectual Property that are patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, internet domain names, and registrations and applications for all of the foregoing, copyright registrations and applications, licenses and permits is set out on Schedule 3.03(5)(a)(iv). To Mascoma’s knowledge, Mascoma has the exclusive right to use the Mascoma Licensed Intellectual Property except to the extent the rights are identified in Schedule 3.03(5)(a)(iv) as being nonexclusive. Schedule 3.03(5)(a)(iv) also sets forth any and all field limitations or other restrictions on the scope of the exclusively or non-exclusively licensed rights.

(b)	Mascoma is not a party to any contract or commitment to pay any royalty or other fee to use the Mascoma Licensed Intellectual Property except as set out in Schedule 3.03(5)(b).

(c)	No consents are required in order for the Mascoma Licensed Intellectual Property to be licensed or sub-licensed to a third party except as set out in Schedule 3.03(5)(c).

(d)	To Mascoma’s knowledge, the patents, patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and internet domain names, and registrations and applications for all of the foregoing, all copyright registrations and applications, licenses and permits listed on Schedules 3.03(5)(a)(i) and 3.03(5)(a)(iv) is all such intellectual property used in the proper carrying on of the business of Mascoma as presently conducted or, as of the date hereof, as proposed to be conducted.

(e)	To Mascoma’s knowledge, neither the use of the Mascoma Owned Intellectual Property nor the conduct of the business of Mascoma, as presently conducted or, as of the date hereof, as proposed to be conducted, including the use of any of the Mascoma Licensed Intellectual Property, infringes or otherwise violates the Intellectual Property rights of any other person. To Mascoma’s knowledge, no infringement, misuse or misappropriation of the Mascoma Owned Intellectual Property has occurred or is occurring. Mascoma is not subject to any settlements, judgments, orders, or similar obligations of any kind that (i) restrict Mascoma’s rights to use any of the Mascoma Owned Intellectual Property or any of the Mascoma Licensed Intellectual Property, (ii) restrict Mascoma’s ability to conduct its business as currently conducted or, as of the date hereof, as proposed to be conducted or (iii) permit any third party to use any Mascoma Owned Intellectual Property. Neither Mascoma nor the Purchaser has failed to exercise any option under any agreement to acquire any license rights that are needed to conduct the business of Mascoma as presently conducted or, as of the date hereof, as proposed to be conducted, where such option is expired.

(f)	To the knowledge of Mascoma, the Mascoma Owned Intellectual Property is valid and the rights of Mascoma in the Mascoma Owned Intellectual Property are enforceable and are owned by Mascoma.

(g)	Mascoma has taken all reasonable security measures to protect the secrecy, confidentiality, and value of all trade secrets that it owns, including, without limitation, requiring each employee, consultant, or any other person with access to such trade secrets to execute a binding confidentiality agreement, and to Mascoma’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(h)

To Mascoma’s knowledge, (i) no employee of any member of Mascoma is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree, order of any court or administrative agency, that would interfere with his or her duties to any member of

Mascoma or that would conflict with Mascoma’s business, as presently conducted or, as of the date hereof, as proposed to be conducted and (ii) it will not be necessary to utilize any Intellectual Property of any employee of any member of Mascoma made prior to their employment by such member, except for Intellectual Property that will be assigned to Mascoma as of the Closing Date.

(6)	Employees

(a)	Mascoma has provided SunOpta with all employment contracts, consulting agreements or contract for services entered into between the Mascoma Group and its senior employees (vice-presidents and above).

(b)	No member of the Mascoma Group is bound by or a party to a contract with any labor union.

(c)	Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, either alone or in combination with any other event, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Mascoma Group.

(d)	No material disputes or proceedings are pending against the Mascoma Group in relation to the employment of any current or former employee or consultant of the Mascoma Group.

(7)	Benefit Plans

(a)	Schedule 3.03(7)(a) contains a list of every current benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Mascoma Group for the benefit of any of the eligible employees, former employees or dependent or independent contractors of the Mascoma Group or their respective dependants or beneficiaries (the “Mascoma Benefit Plans”).

(b)	All of the Mascoma Benefit Plans have been administered, in all material respects, in compliance with their terms and all Applicable Law.

(c)	There are no Claims ongoing or pending with respect to the Mascoma Benefit Plans against the Mascoma Group other than Claims for benefits in the ordinary course.

(8)	Environmental Laws

(a)	The business of the Mascoma Group, as carried on by its members and their respective predecessors in title, and their respective assets are in compliance in all material respects with all Environmental Laws and, to the knowledge of Mascoma, there are no facts that could give rise to a notice of non-compliance with any Environmental Law.

(b)	Each member of the Mascoma Group has obtained all of the environmental Permits that are required to carry on the business of the Mascoma Group as currently conducted in the ordinary course or, as of the date hereof, as proposed to be conducted and all such environmental Permits are in full force and effect.

(c)	To the knowledge of Mascoma, there are no pending changes to Environmental Laws that would render illegal, or materially restrict, the operation of the business of the Mascoma Group as currently conducted or, as of the date hereof, as proposed to be conducted.

(d)	No member of the Mascoma Group has been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and no member of the Mascoma Group has settled any prosecution or other proceeding short of conviction in connection therewith.

(e)	No member of the Mascoma Group nor, to Mascoma’s knowledge, any of their respective predecessors in title has received written notice and no member of the Mascoma Group has knowledge after due inquiry of any facts that could give rise to any notice, that a member of the Mascoma Group or their respective predecessors in title are potentially responsible for any remedial action under any Environmental Law.

(9)	Taxes

(a)	Each member of the Mascoma Group has filed all federal, state, local and foreign returns relating to Taxes that are required to be filed by it and all such returns are true and correct in all material respects.

(b)	Each member of the Mascoma Group has paid all Taxes pursuant to such returns or pursuant to any assessments received by it or that it is obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, for those that are not yet due and payable pursuant to such returns. Each member of the Mascoma Group has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(c)	The income tax returns of the Mascoma Group have never been audited by state, federal or foreign authorities. No proceedings have commenced, in any jurisdiction where the Mascoma Group does not file tax returns, that it is or may be subject to any tax of that jurisdiction.

(d)	No member of the Mascoma Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

(e)	Neither the Mascoma Group, nor to the knowledge of Mascoma, any of their respective stockholders, has ever filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations or filed an election pursuant to Section 1362(a) of the Code, relating to subchapter S corporations.

(f)	The Mascoma Group has paid in full or set up reserves in accordance with US Generally Accepted Accounting Principles in respect of all Taxes for the periods covered by the filed tax returns described in Section 3.03(9)(a), as well as all other material Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable on or prior to the date of the signing of this Agreement; and to the knowledge of Mascoma there is no proposed liability for any tax to be imposed upon the Mascoma Group for which there is not an adequate reserve.

(g)	The Mascoma Group is not liable for any Taxes of any other person, whether pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision of law) or otherwise, and there is no contract or intercompany account system in existence under which the Mascoma Group has, or may at any time in the future has, an obligation to contribute to the payment of any portion of a tax (or pay any amount calculated with reference to any portion of a tax) of any group of corporations of which the Mascoma Group is or was a part.

(h)	No member of the Mascoma Group has been a party to any cost sharing agreement subject to the provisions of Treas. Reg. §1.482-7; the Mascoma Group has documentation (which was in existence as of the time an affected tax return was filed) meeting the requirements of Code Section 6662(e)(3)(B) with respect to all transactions with related parties subject to the provisions of Code Section 482.

(i)	No member of the Mascoma Group has (i) taken any deduction or received any tax benefit arising from its participation in a “tax shelter” as defined for purposes of Section 6111(c) of the Code, (ii) participated in a “listed transaction” as defined in Treas. Reg. §1.6011-4(b)(2) or Treas. Reg. §1.6011-4T(b)(2) and designated by the Internal Revenue Service as such in published guidance issued prior to the Closing Date, or (iii) participated in a “loss transaction” as defined in Treas. Reg. §1.6011- 4(b)(5) or Treas. Reg. §1.6011-4T(b)(5).

(j)	No member of the Mascoma Group has been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(10)	General

(a)	There are no Claims (whether or not purportedly on behalf of the Mascoma Group):

(i)	pending or, to Mascoma’s knowledge, threatened against or adversely affecting, or which could have a Material Adverse Effect on any member of the Mascoma Group or any of their respective assets, or

(ii)	before or by any Governmental Authority,

except such Claims as are disclosed in Schedule 3.03(10)(a).

(b)	The Mascoma Group is conducting its business in compliance with all Applicable Laws in which its business is carried on, is not in breach of any such Applicable Laws and is duly licensed, registered or qualified in the states of Massachusetts, New York and New Hampshire and all municipalities thereof in which the Mascoma Group carries on its business to enable it to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation that has or may have a material adverse effect on the operation of its business or which may be affected by the completion of the transactions contemplated hereby.

(c)	The insurance maintained by the Mascoma Group on its properties, assets, business and personnel constitutes adequate insurance for the business in which the Mascoma Group is engaged in amounts customary for corporations similarly situated.

(d)	Neither Mascoma nor any of its officers, directors, employees, shareholders, partners or beneficiaries has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement. No person or entity will have, as a result of any of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Mascoma for any commission, fee or other compensation as a finder or broker because of any act or omission by Mascoma or any of its agents.

(e)	Mascoma-NY, LLC has the right, title and interest in the property located at 679 Ellsworth Road in Rome, New York (the “Rome Property”) set forth in the documents in Schedule 3.03(10)(e). Apart from the documents listed in Schedule 3.03(10)(e), there are, to the knowledge of Mascoma, no other material documents relating to Mascoma’s interest or right to use the Rome Property. Each of the documents listed in Schedule 3.03(10)(e) is in full force and effect and constitutes a valid and binding obligation of Mascoma and, to the knowledge of Mascoma, of all other parties thereto. Other than the Rome Property and facilities located in Lebanon, New Hampshire, Boston, Massachusetts and Woburn, Massachusetts, neither Mascoma nor any of its Subsidiaries own or lease any real property.

(f)	Each of the Purchaser, Mascoma-NY, LLC, Mascomark-1, LLC, Mascoma-TN, LLC, Mascoma-FL, LLC, Mascoma-MI, LLC, Celsys Biofuels, Inc., TennFuel, LLC and UT-Mascoma, LLC is a direct or indirect, wholly-owned Subsidiary of Mascoma and, except for Mascoma-NY, LLC, none of them has any material assets or liabilities.

(g)	Mascoma owns a 75% membership interest in Frontier Renewable Resources LLC (“Frontier”) as described in the limited liability company operating agreement of

Frontier dated as of December 15, 2008, among Frontier, Mascoma and J.M. Longyear L.L.C.

ARTICLE 4 - COVENANTS

4.01	Taxes

(1) Neither Mascoma nor the Purchaser assumes or will be liable for any particular Taxes which may be or become payable by any of the Vendors (including any such Taxes resulting from or arising as a consequence of the sale by any of them to the Purchaser of the SBI Shares herein contemplated), and each of the Vendors will severally indemnify and save harmless Mascoma, the Purchaser and the directors, officers, employees and agents of Mascoma and the Purchaser from and against all such particular Taxes.

(2) If any Taxation Authority having jurisdiction alleges that subsection 116(5) of the Tax Act is applicable to the Purchaser in respect of the acquisition of the SBI Preferred Shares, the Non-Resident Vendor will pay the Purchaser in Canadian dollars: the lesser of (a) the aggregate amount of cash equal to 25% of the product of (i) the number of SBI Preferred Shares owned by the Non-Resident Vendor, multiplied by (ii) $3.75, plus any interest or penalties, or (b) the amount properly assessed by the Taxation Authority. The Purchaser will remit such amount to the Receiver General of Canada pursuant to subsection 116(5) of the Tax Act on behalf of such Non-Resident Vendor. Notwithstanding anything contained in this Agreement, the Non-Resident Vendors severally and SunOpta jointly with each of the Non-Resident Vendors shall indemnify the Purchaser Indemnitees and defend and hold them harmless from and against any Claim or Loss in respect of the application of subsection 116(5) of the Tax Act. This indemnity obligation shall survive the Closing and continue in full force and effect for the benefit of the Purchaser Indemnitees indefinitely.

(3) If any Taxation Authority having jurisdiction alleges that a part of the Consideration paid by the Purchaser to SunOpta for the SBI Shares can reasonably be regarded as attributable to the Non-Compete, after consultation with such Taxation Authority, the Consideration attributable to the Non-Compete will be adjusted as between the Consideration and the Non-Compete (the “Reallocation”). Thereafter, the Consideration paid to SunOpta for the SBI Shares and the Consideration paid to SunOpta for the Non-Compete will be deemed to be and always to have been the amounts determined under the Reallocation. SunOpta and the Purchaser will make all adjustments necessary to give effect to this Section 4.01(3), including the executing and filing of an election under Section 4.01(2), the amendment of any election previous filed or the executing and filing of further elections as may be necessary.

4.02	Vendors’ Representative

(1) SunOpta is hereby appointed, authorized and empowered to be the representative of each of the Vendors to deliver and receive all documents, instruments and consents on behalf of the Vendors prior to and immediately after the Closing Date, in connection with, and that may be reasonably necessary and appropriate to close the transactions contemplated by this Agreement, to accomplish the intent and implement the provisions of, this Agreement and to facilitate the consummation of the transactions contemplated hereby and thereby. By executing this Agreement, the Vendors’ Representative accepts such appointment, authority and power.

(2) Mascoma and the Purchaser shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Vendors’ Representative as representing all of the Vendors and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent wilful misconduct. The Vendors’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, such Vendors arising out of any act done or omitted by the Vendors’ Representative in connection with the acceptance or administration of its duties under Section 4.02(1), unless such act or omission falls outside of the powers granted by Section 4.02(1) or involves gross negligence or wilful misconduct.

(3) Notwithstanding anything to the contrary in this Section 4.02 or any other provision of this Agreement, the Vendors’ Representative shall have no authority as Vendors’ Representative with respect to Claims for indemnification against an individual Vendor pursuant to Section 6.02 of this Agreement or with respect to any other Claims against an individual Vendor, and Mascoma and the Purchaser shall deal exclusively with the relevant Vendor, or such Vendor’s authorized representative, with respect to such matters. Nothing in this Section 4.02 shall be construed as decreasing the liability of any Vendor for the representations, warranties or covenants of individual Vendors contained in this Agreement.

4.03	Non-Competition

(1) SunOpta covenants and agrees in favour of Mascoma, the Purchaser and the SBI Group (the “Beneficiaries”) that for a period commencing as and from the date hereof and ending on the date that is three (3) years from the date hereof (the “Non-Competition Period”), it will not, without the prior written consent of the Beneficiaries, either alone or in partnership or jointly or in conjunction with any person, whether as principal, agent, partner, co-venturer, shareholder, investor, creditor, director, officer, employee, advisor, consultant or in any other capacity whatsoever, directly or indirectly:

(a)	carry on, manage, organize, participate in, be engaged or interested in, or concerned with, any undertaking or business;

(b)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in, or in respect of, the business or undertaking of any person; or

(c)	advise, lend money to, guarantee the debts or obligations of, or permit his or its name or any part thereof to be used or employed by any person engaged or concerned with or interested in any business, carried on anywhere in the world (the “Territory”) which is the same or substantially similar to, or which competes with, all or any part of the business of the SBI Group of providing equipment and process solutions for the biomass conversion industry as it is carried on during the Non-Competition Period (including as it may be integrated with other activities of Mascoma) (a “Competing Business”), provided however that this Section 4.03 will not be construed as preventing SunOpta from owning, directly or indirectly, a maximum of 5% of the issued and outstanding securities of a person which is a Competing Business, provided that such securities are listed on a recognized securities exchange or from owning shares of Mascoma.

(2) SunOpta and the Purchaser confirm that the restrictive covenant to not compete granted under this Section 4.03 (the “Non-Compete”) is an integral part of this Agreement, that no portion of Consideration is allocated to the Non-Compete and that the Non-Compete was granted to maintain or preserve the fair market value of the SBI Shares sold to the Purchaser hereunder.

(3) Upon the request of SunOpta, SunOpta and the Purchaser will jointly execute and file, on a timely basis and using the prescribed form, joint elections to have subsection 56.4(3) of the Tax Act, as proposed by the Department of Finance in Special Release 10-6 on July 16, 2010 and paragraph 333.6(c) of the Taxation Act (Québec), as proposed by the Bill 79 (Québec) released on May 8, 2008 (or such similar provisions as is or may be enacted), apply to the consideration attributable to the Non-Compete (which will be nil subject to Section 4.01(3)) and shall prepare their respective Tax returns consistent with such joint elections. If prescribed forms are not available at that time, then the elections shall be made in a manner acceptable to the Canada Revenue Agency and the Ministere du Revenue of Québec.

4.04	SunOpta Non-Solicitation

SunOpta covenants and agrees in favour of the Beneficiaries that during the Non-Competition Period it will not, without the prior written consent of the Beneficiaries, either alone or in partnership or jointly or in conjunction with any person, whether as principal, agent, partner, co-venturer, shareholder, investor, creditor, director, officer, employee, advisor, consultant or in any other capacity whatsoever, directly or indirectly:

(1) contact any Customer, prospect, supplier, dealer, agent, distributor or other person in the habit of dealing with either of the Beneficiaries for the purpose of interfering with, adversely affecting or encouraging them to terminate their business relationships with any of the Beneficiaries or, other than for the sole benefit of any of the Beneficiaries, for the purpose of soliciting any business that is a Competing Business from any such person;

(2) accept or participate or assist in the acceptance of any business, or supply or participate or assist in the supply of any goods or services, from or to any Customer where such activities are a Competing Business; or

(3) make offers or invitations of employment or retention as a consultant to, or hire, retain, solicit, interfere with, entice away, or otherwise attempt to obtain the withdrawal or encourage the resignation or retirement of, any employee, consultant or advisor of any of the Beneficiaries which for greater certainty shall not include general solicitations for employment not specifically directed at employees, consultants or advisors of the Beneficiaries or any employment resulting therefrom.

4.05	Mascoma Non-Solicitation

Each of Mascoma, the Purchaser and SBI jointly and severally covenants and agrees in favour of SunOpta that during the Non-Competition Period it will not, without the prior written consent of SunOpta, either alone or in partnership or jointly or in conjunction with any person, directly or indirectly make offers or invitations of employment or retention as a consultant to, or hire, retain, solicit, interfere with, entice away, or otherwise attempt to obtain the withdrawal or encourage the resignation or retirement of, any employee, consultant or advisor of SunOpta, which for greater certainty shall not include general solicitations for employment not specifically directed at employees, consultants or advisors of SunOpta or any employment resulting therefrom.

4.06	Confidentiality

(1) Mascoma, the Purchaser and SBI will not disclose to anyone or use for their own or for any purpose other than the purpose contemplated by this Agreement any Confidential Information concerning the Vendors obtained by Mascoma and the Purchaser pursuant hereto or obtained by SBI prior to the date hereof and will hold all such information in the strictest confidence. For greater certainty, nothing in this Agreement will prevent Mascoma, the Purchaser or SBI from using or disclosing to any third party any Confidential Information regarding the SBI Group and its business provided by the Vendors in connection with the transactions contemplated in this Agreement or obtained by SBI prior to the date hereof.

(2) The Vendors will not disclose to anyone or use for their own or for any purpose other than the purpose contemplated by this Agreement any Confidential Information concerning Mascoma, the Purchaser or the SBI Group obtained by the Vendors pursuant hereto and will hold all such information in the strictest confidence.

(3) Each party hereto shall cause its agents, representatives, Affiliates, partners, employees, officers and directors to comply with the provisions of this Section 4.06.

(4) If a party is required or becomes compelled, pursuant to any law or regulation or order of any Governmental Authority having jurisdiction over it or its representatives to disclose any Confidential Information, such party shall promptly (in any event prior to complying with any such requirement) notify the party to whom the Confidential Information belongs in writing of the same and shall cooperate fully with that party in taking legally available steps to resist or limit the disclosure and to seek and obtain a protective order or other appropriate remedy. In any event, the party required or compelled to disclose Confidential Information and its representatives shall only furnish that part of the Confidential Information which it is legally required to disclose, based upon the advice of its counsel, and only after asserting, to the extent that it is able in the circumstances, the confidential and proprietary nature of such information.

4.07	Release

Each Vendor, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges Mascoma, the Purchaser and the SBI Group and each of their officers and directors, from any and all Claims, in law or equity, which such Vendor, in its capacity as a shareholder (and not, for greater certainty, as an employee) of SBI ever had, now has, or ever will have against Mascoma, the Purchaser and the SBI Group and their respective officers and directors, upon or by reason of or in connection with any matter, cause or thing related to the SBI Group arising out of any act or omission prior to the Time of Closing, other than Claims for receipt of the Consideration pursuant to this Agreement or any other Claims pursuant to this Agreement.

4.08	Acknowledgement and Agreement

(1)	The Vendors acknowledge and agree that:

(a)	Wildeboer Dellelce LLP has acted as counsel to SunOpta and SBI only and has not and does not represent any of the other Vendors in connection with this Agreement or the transactions contemplated herein; and

(b)	they are sophisticated parties and have sought, or have had the opportunity to seek, independent legal advice prior to signing this Agreement.

(2)	SunOpta acknowledges and agrees that:

(a)	all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by any of the Beneficiaries are hereby waived;

(b)	the covenants contained in this Agreement (including the restrictions as to time and geography contained in Section 4.03) are reasonable in all respects;

(c)	a breach or threatened breach by SunOpta of any of the provisions contained in Sections 4.03, 4.04 or 4.06, as applicable, will result in the Beneficiaries suffering substantial and irreparable harm which cannot be calculated or sufficiently compensated by monetary damages alone, and in the event of such breach (or the reasonable apprehension of such a breach) by SunOpta of such provisions, SunOpta hereby agree that the Beneficiaries will, in addition to all other remedies available to them in law or in equity, be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of preliminary or permanent injunction restraining them from any breach or further breach of the said provisions and an order to account for all profits and benefits arising out of any such breach, but the provisions of Sections 4.03, 4.04, 4.06 and 4.08 will be in addition to, and not in substitution for, any other remedy which the Beneficiaries may have in respect of such breach; and

(d)	it is agreeing to the provisions of this Agreement in its capacity as a vendor under this Agreement.

(3)	each of Mascoma, the Purchaser and SBI acknowledges and agrees that:

(a)

a breach or threatened breach by Mascoma, the Purchaser or SBI of any of the provisions contained in Sections 4.05 or 4.06, as applicable, will result in SunOpta suffering substantial and irreparable harm which cannot be calculated or sufficiently compensated by monetary damages alone, and in the event of such breach (or the reasonable apprehension of such a breach) by Mascoma, the Purchaser or SBI of such provisions, Mascoma, the Purchaser and SBI hereby agree that the SunOpta will, in addition to all other remedies available to them in law or in equity, be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of preliminary or permanent injunction restraining them from any breach or further breach of the said provisions and an order to account for all profits and benefits arising out of any such breach, but the provisions of Sections 4.05, 4.06 and 4.08 will be in addition to, and not in substitution for, any other remedy which SunOpta may have in respect of such breach.

4.09	Indemnification of Directors and Officers

For a period of six years after the date hereof, SBI shall indemnify each director and officer of SBI from any and all claims arising out of or in connection with activities in such capacity prior to the Closing Date to the extent provided in SBI’s by-laws or the indemnity agreements between SBI and any such directors or officers listed on Schedule 3.02(4)(a). Notwithstanding the foregoing, (a) SunOpta shall purchase, at its expense, an extended reporting period endorsement under SunOpta’s existing directors’ and officers’ liability insurance coverage for such directors and officers that shall provide such directors and officers with coverage for six years following the date hereof of not less than the existing coverage of such insured directors and officers under the insurance coverage currently provided to such directors and officers (such policy, the “D&O Tail Policy”) or, to the extent SunOpta’s existing insurance policy provides the same coverage as would be provided by the D&O Tail Policy, maintain such insurance policy (such policy, the “Existing D&O Policy”) for a period of six years following the date hereof and (b) such insured directors and officers shall first claim for coverage under such D&O Tail Policy or Existing D&O Policy, as applicable, prior to making a claim for indemnification against SBI pursuant to this Section 4.09.

4.10	Delivery of Financial Statements

Mascoma will provide or cause to be provided copies of the audited Mascoma Annual Financial Statements to each of the Vendors shortly after they are completed and, in any event, within 30 days of the Closing Date.

ARTICLE 5 - CONDITIONS

5.01	Conditions for the Benefit of the Purchaser and Mascoma

The sale by the Vendors and the purchase by the Purchaser of the SBI Shares is subject to the following conditions, which are for the exclusive benefit of the Purchaser and Mascoma and which are to be performed or complied with at or prior to the Time of Closing at the satisfaction of Mascoma and the Purchaser:

(a)	the representations and warranties of the Vendors will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(b)	the Vendors will have performed or complied with all of their respective obligations and covenants and conditions to be performed or complied with them at or prior to the Time of Closing;

(c)

the Purchaser and Mascoma will be furnished with such certificates or other instruments of members of the SBI Group and of the Vendors or of officers of members of the SBI Group and of the Vendors as the Purchaser or Mascoma or their respective counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by them at or prior to the Time of Closing have been performed or complied with and that their respective representations and warranties herein given are true and correct at the Time of Closing;

(d)	there will have been obtained from all appropriate Governmental Authorities, contractual counterparties and other third parties, such approvals or consents as are required to permit the change of ownership of the SBI Shares contemplated hereby and to permit the business of the SBI Group to be carried on as now conducted;

(e)	no action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit:

(i)	the sale and purchase of the SBI Shares contemplated hereby; or

(ii)	the right of the SBI Group to conduct its business;

(f)	no Material Adverse Effect in respect of the SBI Group will have occurred from the date hereof to the Time of Closing;

(g)	all directors and officers of SBI specified by the Purchaser or Mascoma will resign effective at the Time of Closing;

(h)	all directors and officers of members of the SBI Group will release each member of the SBI Group from any and all possible Claims against each member of the SBI Group arising from any act, matter or thing arising at or prior to the Time of Closing;

(i)	all necessary steps and proceedings will have been taken to permit the SBI Shares to be duly and regularly transferred to, and registered in the name of, the Purchaser;

(j)	each Vendor will deliver to the Purchaser certificates or other evidence of ownership of such Vendor’s SBI Shares, duly endorsed in blank for transfer, and such other documentation as may be reasonably requested by Mascoma or the Purchaser to ascertain transfer of ownership;

(k)	SunOpta will deliver a certificate signed by an officer of SunOpta confirming that the SBI shares are not “taxable Canadian property” within the meaning of the Tax Act, substantially in the form set out in Schedule 5.01 (k));

(1)	all SBI Common Shares and SBI Preferred Shares will be transferred pursuant to this Agreement;

(m)	SBI will own 19,600,000 shares and 500,000 warrants of Xylitol Canada Inc. with the escrow release schedule as attached as Schedule 3 of the Expression of Intent among SBI, SunOpta and Mascoma dated June 4, 2010;

(n)	each SBI Plan and any outstanding entitlements of participants thereunder will have been terminated and no liabilities of SBI shall remain outstanding thereunder;

(o)	the Vendors will have become parties to (i) the Mascoma Shareholders Agreement, amended and restated to account for the transactions contemplated by this Agreement and (ii) any other agreement with the shareholders of Mascoma, such as the voting agreement, the Rights Agreement and similar agreements substantially similar to those agreements currently in place among the shareholders of Mascoma (collectively, the “Mascoma Series D Agreements”);

(p)	the transactions contemplated in this Agreement and all ancillary matters related thereto will have been approved by the board of directors of Mascoma, the Purchaser, SBI and the Vendors;

(q)	Mascoma, the Purchaser or the members of the SBI Group, as applicable, will have entered into lease or other agreements satisfactory to the Purchaser allowing Mascoma, the Purchaser or the applicable members of the SBI Group to use and occupy any Lands or premises as are currently occupied by such members of the SBI Group and on a substantially similar basis;

(r)	Mascoma, the Purchaser or the members of the SBI Group, as applicable, will have entered into an agreement with SunOpta pertaining to the provision of transition services to the Purchaser and the SBI Group for a period six (6) months from the Closing Date; and

(s)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the SBI Shares will be subject to the approval of Mascoma’s and the Purchaser’s counsel, acting reasonably.

5.02	Conditions for the Benefit of the Vendors

The sale by the Vendors and the purchase by the Purchaser of the SBI Shares is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing at the satisfaction of the Vendors:

(a)	the representations and warranties of the Purchaser and Mascoma set forth in Section 3.03 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(b)	the Purchaser and Mascoma will have performed or complied with all of their respective obligations and covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing;

(c)

the Vendors will be furnished with such certificates or other instruments of the Purchaser and Mascoma or of officers of the Purchaser and Mascoma as the Vendors’ Representative or its counsel may reasonably think necessary in order to establish that the obligations and covenants contained in this Agreement to have been performed or complied with by the Purchaser and Mascoma at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser and Mascoma herein given are true and correct at the Time of Closing;

(d)	there will have been obtained from all appropriate Governmental Authorities, contractual counterparties and other third parties such approvals or consents as are required to permit the issuance and delivery to the Vendors of the Consideration Shares;

(e)	no action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the issuance and delivery to the Vendors of the Consideration Shares;

(f)	no Material Adverse Effect in respect of Mascoma or the Purchaser will have occurred from the date hereof to the Time of Closing;

(g)	all necessary steps and proceedings will have been taken to permit the Consideration Shares to be duly and regularly issued and delivered as fully paid and non-assessable shares to, and registered in the name of the Vendors;

(h)	SunOpta will, under the agreements entered into among the Vendors, Mascoma and the other securityholders of Mascoma, be entitled to appoint one (1) director and one (1) observer to the board of directors of Mascoma;

(i)	SunOpta, SBI and Mascoma will have entered into an agreement pursuant to which Mascoma grants to SunOpta a right of first offer to commercialize any derivative food products which may be produced or developed utilizing the processes and technology owned by SBI and Mascoma;

(j)	the transactions contemplated in this Agreement and all ancillary matters related thereto will have been approved by the board of directors of Mascoma, the Purchaser, SBI and SunOpta; and

(k)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the SBI Shares will be subject to the approval of the Vendors Representative’s counsel(s) acting reasonably.

ARTICLE 6 - INDEMNIFICATION

6.01	Survival

All covenants, representations and warranties of each party contained in this Agreement will survive the closing of the transactions contemplated herein and will continue in full force and effect, subject to the provisions of this Article 6.

6.02	Indemnification for Representations and Warranties regarding the Vendors

(1) Indemnification. Subject to the provisions of this Article 6, the Vendors will severally indemnify and save harmless Mascoma, the Purchaser and the directors, officers, employees and agents of Mascoma and the Purchaser (collectively, the “Purchaser Indemnitees”) from and against all Claims asserted against and Losses incurred by any of them arising out of or resulting from:

(a)	any inaccuracy or misrepresentation in any representation or warranty of such Vendor contained in Section 3.01 or in any other certificate or similar instrument delivered by such Vendor hereunder (specifically excluding the Mascoma Series D Agreements); or

(b)	any breach of Sections 2.04, 4.01, 4.06, 4.07, 6.06, 7.01, 7.03, 7.04 or 7.08 by such Vendor;

(2) Individual Liability. For the avoidance of doubt, in case of any Claims arising out of or resulting from the events contemplated in Section 6.02(1), any such Claims may only be made against the Vendor having made the inaccuracy or misrepresentation or having breached Sections 2.04, 4.01, 4.06, 4.07, 6.06, 7.01, 7.03, 7.04 or 7.08.

(3) Survival. Notwithstanding any of the other provisions of this Agreement, the liability of the Vendors under this Section 6.02 shall survive indefinitely.

(4) Limitations. Notwithstanding any of the other provisions of this Agreement, none of the Vendors will be liable pursuant to Section 6.02(1)(a) to any Purchaser Indemnitee for any Claim or Losses which in the aggregate exceed an amount equal to one hundred percent (100%) of the aggregate value of the Consideration Shares received by such Vendor, as determined pursuant to Section 2.04.

(5) Payment and Settlement.

(a)	Any Claims or Losses for which indemnification is given by a Vendor under this Section 6.02 will be paid or settled:

(i)	with respect to Vendors other than SunOpta:

(A)	first, subject to Section 6.02(5)(b), through a forfeiture of the number of (1) Mascoma Preferred Shares issued to the applicable Vendor pursuant to Section 2.03(1) or (II) Mascoma Exchange Shares which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

(B)	second, in the event only that the Vendor is no longer the owner of a sufficient number of Mascoma Preferred Shares or Mascoma Exchange Shares to pay or settle the Claims or Losses, in cash.

(ii)	with respect to SunOpta:

(A)	first, through a reduction in and forfeiture of the number of Indemnity Holdback Shares (on a pro rata basis between the Mascoma Common Shares and the Mascoma Preferred Shares) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04;

(B)	second, through a forfeiture of the number of (I) Mascoma Common Shares and Mascoma Preferred Shares (on a pro rata basis) issued to SunOpta pursuant to Section 2.03(1) or (H) Mascoma Exchange Shares which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

(C)	third, in the event only that SunOpta is no longer the owner of a sufficient number of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares to pay or settle the Claims or Losses, in cash.

(b)	Notwithstanding Section 6.02(5)(a), Mascoma or the Purchaser may, in their sole discretion, elect with respect to the payment or settlement of any Claims or Losses for which indemnification is given by a Vendor other than SunOpta, to pay or settle such Claims or Losses through a reduction in and forfeiture of the number of Indemnity Holdback Shares which, in aggregate, have a value equal to such Claims or Losses as determined pursuant to Section 2.04. In the event Mascoma or the Purchaser elect to settle the Claims or Losses of Vendors other than SunOpta in the manner described in this Section 6.02(5)(b), SunOpta shall be subrogated to all rights of the Purchaser Indemnitee as set forth in Section 6.08.

6.03	Indemnification for Covenants and for Representations and Warranties regarding SBI

(1) Indemnification. Subject to the provisions of this Article 6, SunOpta will indemnify and save harmless the Purchaser Indemnitees from and against all Claims asserted against and Losses incurred by any of them arising out of or resulting from:

(a)	any inaccuracy or misrepresentation in any representation or warranty of SunOpta contained in Section 3.02 or in any other certificate or similar instrument delivered by SunOpta hereunder (specifically excluding the Mascoma Series D Agreements);

(b)	any breach of any covenant of SunOpta in this Agreement, unless such breach of SunOpta results from an action or omission of Mascoma or the Purchaser;

(c)	any inaccuracy or incompleteness in the minutes of meetings, resolutions of directors and shareholders, share certificate ledgers, registers of shareholders, registers of transfers and registers of directors and officers of each of the Subsidiaries of SBI;

(d)	any non-compliance, prior to the Closing Date, by any member of the SBI Group with applicable pay equity laws, rules and regulations, the Pay Equity Act (Ontario)

or any similar legislation of any jurisdiction that is applicable to the employees of the SBI Group; or

(e)	the claimed ownership or acquisition by Xylitol Canada Inc., or any of its successors, assignees, licensees, or sublicensees, of rights in any of the SBI Owned Intellectual Property listed in Schedule 3.02(5)(a)(i) other than a license to use certain SBI Owned Intellectual Property for the commercially viable production of food grade and/or pharmaceutical grade xylitol from xylose/xylan-rich raw materials as set forth in Schedule 3.02(5)(a)(ii), item 2.

For the avoidance of doubt the indemnification obligations of SunOpta pursuant to this Section 6.03(1) are with respect to 100% of the Claims and Losses with respect to the matters set forth herein and SunOpta shall not attempt to reduce its liability for such Claims or Losses on the basis that any other Vendor bears a proportionate share of such liability.

(2) Survival. Notwithstanding any of the other provisions of this Agreement, the liability of SunOpta for the representations and warranties contained in Sections 3.02(1) shall survive indefinitely.

(3) Survival. Subject to Section 6.03(2) above, SunOpta will not be liable to any Purchaser Indemnitee in respect of:

(a)	any Claim or Loss directly or indirectly arising out of or resulting from any inaccuracy or misrepresentation in any representation or warranty contained in Section 3.02 unless:

(i)	in the case of any Claim or Loss arising out of or resulting from a Tax liability of the SBI Group, including any representation or warranty set forth in Section 3.02(11), notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within 120 days after the expiration of the last of the limitation periods contained in the Tax Act and any other legislation imposing Tax on any member of the SBI Group subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax for the period ended on the Closing Date cannot be issued to any member of the SBI Group;

(ii)	in the case of any Claim or Loss arising out of or resulting from the representations and warranties set forth in Section 3.02(10), notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within five (5) years after the Closing Date; or

(iii)	in all other cases (other than those specified in Section 6.03(2)), notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within three (3) years after the Closing Date, whether or not any Purchaser Indemnitee has discovered or could have discovered such inaccuracy or misrepresentation before such time; and

(b)	any Claim or Loss directly or indirectly arising out of or resulting from any matter from and against which the Purchaser Indemnitees are indemnified pursuant to Section 6.03(1)(b) unless:

(i)	except in the case of any Claim or Loss arising out of or resulting from a Third Party Claim, notice of any Claim or demand by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser within twenty four (24) months of such breach, or

(ii)	in the case of any Claim or Loss arising out or resulting from a Third Party Claim, notice of any Claim by Mascoma or the Purchaser against SunOpta with respect thereto is given to SunOpta by Mascoma or the Purchaser pursuant to Section 6.06 within five (5) years after the Closing Date, whether or not any Purchaser Indemnitee has discovered or could have discovered such matter before such time.

(4) Limitations. Notwithstanding any of the other provisions of this Agreement, SunOpta will not be liable pursuant to Section 6.03(1)(a) to any Purchaser Indemnitee:

(a)	unless and until the aggregate of all Losses resulting from the inaccuracy or misrepresentation (or inaccuracies or misrepresentations) exceeds $250,000, but then for the aggregate amount of such Losses; or

(b)	for any Claim or Losses which in the aggregate exceed an amount equal to thirty five percent (35%) of the aggregate value of the Consideration Shares received by all of the Vendors, as determined pursuant to Section 2.04.

(5) Payment and Settlement. Any Claims or Losses for which indemnification is given by SunOpta under this Section 6.03 will be paid or settled:

(a)	prior to the Indemnity Holdback Shares Release Date,

(i)	first, through a reduction in and forfeiture of the number of Indemnity Holdback Shares (on a pro rata basis between the Mascoma Common Shares and the Mascoma Preferred Shares) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

(ii)	second, through a forfeiture of the number of (I) Mascoma Common Shares and Mascoma Preferred Shares (on a pro rata basis) issued to SunOpta pursuant to Section 2.03(1) or (II) Mascoma Exchange Shares which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04;

(iii)	third, in the event only that SunOpta is no longer the owner of a sufficient number of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares to pay or settle the Claims or Losses, in cash; and

(b)	after the Indemnity Holdback Shares Release Date:

(i)	first, through a forfeiture on a pro rata basis of the number of Mascoma Common Shares and Mascoma Preferred Shares issued to SunOpta pursuant to Section 2.03(1)) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04; and

(ii)	second, in the event only that SunOpta is no longer the owner of a sufficient number of Mascoma Common Shares and Mascoma Preferred Shares to pay or settle the Claims or Losses, in cash.

6.04	Indemnification by Mascoma and the Purchaser

(1) Indemnification. Subject to the provisions of this Article 6, Mascoma and the Purchaser will jointly and severally indemnify and save harmless the Vendors and their respective directors, officers, employees and agents (the “Vendor Indemnitees”) from and against all Claims asserted against and Losses incurred by any of them arising out of or resulting from

(a)	any inaccuracy or misrepresentation in any representation or warranty of Mascoma or the Purchaser in this Agreement or in any other certificate or similar instrument delivered by Mascoma or the Purchaser hereunder (specifically excluding the Mascoma Series D Agreements), or

(b)	any breach of any covenant of Mascoma or the Purchaser in this Agreement.

(2) Survival. Notwithstanding any of the other provisions of this Agreement, the liability of Mascoma and the Purchaser for the representations and warranties contained in Sections 3.03(1) shall survive indefinitely.

(3) Survival. Notwithstanding any of the other provisions of this Agreement, neither Mascoma nor the Purchaser will be liable to any Vendor Indemnitee in respect of:

(a)	any Claim or Loss directly or indirectly arising out of or resulting from any inaccuracy or misrepresentation in any representation or warranty contained in Section 3.03 unless:

(i)

in the case of any Claim or Loss arising out of or resulting from a Tax liability of Mascoma, including any representation or warranty set forth in Section 3.03(9), notice of any Claim by or on behalf of the Vendors against Mascoma or with respect thereto is given to Mascoma by the Vendor’s Representative within 120 days after the expiration of the last of the limitation periods contained in the Code and any other legislation imposing Tax on Mascoma subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax for the period ended on the Closing Date cannot be issued to Mascoma;

(ii)	in the case of any Claim or Loss arising out of or resulting from the representations and warranties set forth in Section 3.03(6), notice of any Claim by or on behalf of the Vendors against Mascoma or with respect thereto is given to Mascoma by the Vendor’s Representative within five (5) years after the Closing Date; or

(iii)	in all other cases (other than those specified in Section 6.04(2)), notice of any Claim by or on behalf of the Vendors against Mascoma or with respect thereto is given to Mascoma by the Vendor’s Representative within three (3) years after the Closing Date, whether or not any Vendor Indemnitee has discovered or could have discovered such inaccuracy or misrepresentation before such time; and

(b)	any Claim or Loss directly or indirectly arising out of or resulting from any matter from and against which the Vendor Indemnitees are indemnified pursuant to Section 6.04(1)(b) unless:

(i)	except in the case of any Claim or Loss arising out of or resulting from a Third Party Claim, notice of any Claim or demand by or on behalf of the Vendors against Mascoma or the Purchaser with respect thereto is given to Mascoma by the Vendors’ Representative within 24 months of such breach, or

(ii)	in the case of any Claim or Loss arising out or resulting from a Third Party Claim, notice of any Claim by the Vendors against Mascoma or the Purchaser with respect thereto is given to Mascoma by the Vendors’ Representative pursuant to Section 6.06 within five (5) years after the Closing Date, whether or not any Vendor Indemnitee has discovered or could have discovered such matter before such time.

(4) Limitations. Notwithstanding any of the other provisions of this Agreement, neither Mascoma nor the Purchaser will be liable to any Vendor Indemnitee:

(a)	unless and until the aggregate of all Losses resulting from the inaccuracy or misrepresentation (or inaccuracies or misrepresentations) exceeds $250,000, but then for the aggregate amount of such Losses; or

(b)	other than in respect of the representations and warranties contained in Section 3.03(1), in excess of an amount equal to thirty five percent (35%) of the aggregate value of the Consideration Shares issued by Mascoma pursuant to this Agreement, as determined pursuant to Section 2.04 in the aggregate.

(5) Payment and Settlement. Any Claims or Losses for which indemnification is given by Mascoma or the Purchaser under this Section 6.04 will paid or be settled, at Mascoma’s option in its sole discretion, through (i) the issuance of such number of Consideration Shares in the same proportions of Mascoma Common Shares and Mascoma Preferred Shares, subject to downward adjustment for fractional shares, as are otherwise issued or issuable to the applicable Vendor(s) pursuant to Section 2.03(1)) which, in aggregate, have a value equal to the Claims or Losses for which indemnification is given, as determined pursuant to Section 2.04 or (ii) in cash.

6.05	Claims for Fraud

Notwithstanding any of the other provisions of this Article 6, all Claims for fraud, intentional misrepresentation or wilful misconduct shall not become time-barred and shall continue indefinitely and shall not be subject to any monetary limitation.

6.06	Third Party Indemnification

Promptly after the assertion by any third party of any Third Party Claim (a “Third Party Proceeding”) against any person entitled to indemnification under this Agreement (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Claim or Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee will promptly notify the party from whom such indemnification is or may be sought (the “Indemnitor”) of such Third Party Proceeding. Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Proceeding, the amount claimed by the third party, or if such amount is not then determinable, a reasonable estimate of the likely amount of the Third Party Claim. The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnitee, except to the extent such failure prejudices the Indemnitor. Thereupon, the Indemnitor will have the right, upon written notice (the “Defence Notice”) to the Indemnitee within 30 days after receipt by the Indemnitor of notice of the Third Party Proceeding (or sooner if such Third Party Proceeding so requires) to conduct, at its own expense, the defence against the Third Party Proceeding in its own name or, if necessary, in the name of the Indemnitee provided that: (a) the Indemnitor acknowledges and agrees in the Defence Notice that as between the Indemnitor and the Indemnitee, it is liable to pay for all Losses arising from or relating to such Third Party Proceeding and (b) the Indemnitor provides to the Indemnitee adequate security (approved by the Indemnitee acting reasonably) from time to time in respect of such Losses. The Defence Notice will specify the counsel the Indemnitor will appoint to defend such Third Party Proceeding (the “Defence Counsel”), and the Indemnitee will have the right to approve the Defence Counsel, which approval will not be unreasonably withheld. Any Indemnitee will have the right to employ separate counsel in any Third Party Proceeding and/or to participate in the defence thereof, but the fees and expenses of such counsel will not be included as part of any Losses incurred by the Indemnitee unless (i) the Indemnitor failed to give the Defence Notice, including the acknowledgement and agreement to be set out therein within the prescribed period, (ii) such Indemnitee has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnitee and the Indemnitor with respect to the Third Party Proceeding are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor. The party conducting the defence of any Third Party Proceeding will keep the other party apprised of all significant developments and will not enter into any settlement, compromise or consent to judgment with respect to such Third Party Proceeding unless the Indemnitor and the Indemnitee consent, which consent will not be unreasonably withheld.

6.07	Exclusive Remedy

From and after the completion of the sale and purchase of the SBI Shares herein contemplated, except in the case of a breach of Sections 4.03 to 4.06, the rights of indemnity set forth in this Article 6 are the sole and exclusive remedies of each party in respect of any inaccuracy or misrepresentation in any representation or warranty, or breach of covenant or other obligation by another party under this Agreement. Accordingly, the parties waive, from and after the Closing, any and all rights, remedies and Claims that one party may have against another party, whether at law, under any statute or in equity (including Claims for contribution or other rights of recovery arising under any Environmental Law, Claims for breach of contract, breach of representation and warranty, negligent representation and all Claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transaction contemplated by this Agreement other than equitable remedies in the case of a breach of Sections 4.03 to 4.06, as expressly provided for in this Article 6 and other than those arising with respect to any fraud. This Article 6 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any party of its representations, warranties, covenants or other obligations under this Agreement or under any closing document or by any termination or rescission of this Agreement by any party.

6.08	Reductions and Subrogation

If the amount of any Claim or Losses incurred by a Purchaser Indemnitee or Vendor Indemnitee at any time subsequent to the making of an indemnity payment is reduced by any recovery, settlement or otherwise under of pursuant to any insurance coverage or pursuant to any claim, recovery, settlement or payment by or against a third party, the amount of such reduction (less any costs and expenses or premiums incurred in connection therewith) shall promptly be repaid (through the issuance or cancellation of Mascoma shares valued in the manner set forth in this Agreement) to the indemnifying party by such Purchase Indemnitee or Vendor Indemnitee. Upon making a full indemnity payment, a party shall, to the extent of such indemnity payment, be subrogated to all rights of the Purchaser Indemnitee or Vendor Indemnitee against any third party in respect of the Claim or Loss to which the indemnity payment relates.

6.09	Adjustment to Consideration

All amounts payable by a Vendor to a Purchaser Indemnitee pursuant to Article 6 will be deemed to be a decrease to the Consideration. All amounts payable by Mascoma or the Purchaser to a Vendor Indemnitee pursuant to Article 6 will be deemed to be an increase to the Consideration.

6.10	Escrow, Transfer Powers and Share Register.

In order to carry out the provisions of this Article 6 effectively, the Vendors and Mascoma agree that:

(a)	Mascoma shall hold the Indemnity Holdback Shares in escrow together with separate stock transfer powers executed by SunOpta in blank for transfer and shall only effect the due forfeiture of the Mascoma Common Shares or Mascoma Preferred Shares of SunOpta in accordance with Sections 6.02(5)(a)(ii)(A), 6.02(5)(b) or 6.03(5)(a)(i).

(b)	Mascoma shall have the right to make any and all changes to Mascoma’s share register and stock record books to reflect the due forfeiture of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares in accordance with Sections 6.02(5)(a)(i), 6.02(5)(a)(ii)(B), 6.03(5)(a)(ii) or 6.03(5)(b) without further authority and upon such due forfeiture such Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares shall be deemed to be validly cancelled and Vendor shall have no further rights with respect to such forfeited shares, including rights to dividends or voting rights, provided, however, that Mascoma shall not take any steps, actions or proceedings with respect to any such forfeiture or cancellation of Mascoma Common Shares, Mascoma Preferred Shares or Mascoma Exchange Shares pursuant to this Section 6.10 unless and until notice of the Claim has been given to the applicable Vendor in accordance with Section 7.09 and either (i) the applicable Vendor (or, in the case of a Claim to be settled in accordance with Section 6.02(5)(b), SunOpta) has acknowledged in writing the validity and amount of such Claim; or (ii) a final, nonappealable judgment of a court of competent jurisdiction has been obtained in respect of such Claim and a copy of such judgment has been delivered to the applicable Vendor in accordance with Section 7.09 together with a statement as to the number of Mascoma Common Shares, Mascoma Preferred Shares, Mascoma Exchange Shares or combination thereof to be forfeited.

ARTICLE 7 - GENERAL

7.01	Further Assurances

Each of the Vendors, SBI, Mascoma and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.02	Time

Time is of the essence of this Agreement. Notwithstanding anything to the contrary herein, the parties agree that the transfer, sale and assignment of the SBI Shares contemplated by this Agreement shall be deemed to have been completed on September 1, 2010 immediately prior to the amalgamation of SBI and the Purchaser.

7.03	Fees and Commissions

Each of the Vendors, Mascoma and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for or Loss resulting from any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.

7.04	Public Announcements

Except as required by law or applicable stock exchange rule, no public announcement or press release concerning the sale and purchase of the SBI Shares may be made by any party hereto without the prior consent and joint approval of SunOpta and Mascoma. If any party is required by law or applicable stock exchange rule to make a public announcement or press release concerning the sale and purchase of the SBI Shares, it shall use its best efforts to (i) notify SunOpta and Mascoma of such disclosure before making it and (ii) address the concerns and comments of such parties relating to the disclosure.

7.05	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

7.06	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Vendors’ Representative, Mascoma and the Purchaser. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.08	Assignment

This Agreement may not be assigned by the Vendors or SBI without the prior written consent of Mascoma, or by Mascoma without the prior written consent of the Vendors’ Representative. This Agreement may be assigned by the Purchaser without the consent of any other party to an Affiliate of the Purchaser, provided that such Affiliate enters into a written agreement with the other parties hereto to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

7.09	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

(1) To the Vendors, at the addresses and contact information set out in Schedule A.

(2) To SunOpta (as Vendor or Vendors’ Representative):

SunOpta Inc.

2838 Bovaird Drive West

Brampton, Ontario

Canada L7A 0H2

Fax No.: 905.455.2920

E-mail: john.dietrich@sunopta.com

Attention: John Dietrich, Vice-President, Corporate Development

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP

365 Bay Street, Suite 800

Toronto, Ontario

Canada M5H 2V1

Fax No.: 416.361.1790

E-mail: troy@wildlaw.ca

Attention: Troy Pocaluyko

(3) To Mascoma, the Purchaser or SBI:

Mascoma Corporation

67 Etna Road, Suite 300

Lebanon, New Hampshire

U.S.A. 03766

Fax No.: 603.676.3321

E-mail: jvanrooyen@mascoma.com

Attention: Justin Van Rooyen, Director Business Development

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts

U.S.A. 02109

Fax No.: 617.523.1231

E-mail: mmacenka@goodwinprocter.com

Attention: Mark J. Macenka

and to:

McCarthy Tetrault LLP

1000 De La Gauchetiere Street West, Suite 2500

Montreal, Quebec

Canada H3B 0A2

Fax No.: 514.875.6246

E-mail: cmayr@mccarthy.ca

Attention: Clemens Mayr

or to such other street address, individual or electronic communication number or address as may be designated by notice given by a party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

7.10	Remedies Cumulative

The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.11	No Third Party Beneficiaries

Except as provided in Article 6 and Section 7.05, this Agreement is solely for the benefit of:

(a)	the Vendors and their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of Mascoma and the Purchaser under this Agreement, and

(b)	Mascoma and the Purchaser, and their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns, with respect to the obligations of the Vendor under this Agreement;

and this Agreement will not be deemed to confer upon or give to any other person any Claim or other right or remedy. The Vendors appoint Mascoma as the trustee for the Purchaser Indemnitees of the covenants of indemnification of the Vendors with respect to such Purchaser Indemnitees as specified in this Agreement and Mascoma accepts such appointment. Mascoma and the Purchaser appoint the Vendors’ Representative as the trustee for the applicable Vendor Indemnitees of the covenants of indemnification of Mascoma and the Purchaser with respect to such Vendor Indemnitees specified in this Agreement and the Vendors’ Representative accepts such appointment.

7.12	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.13	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

7.14	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Each party hereto attorns to the jurisdiction of the courts of the Province of Ontario.

7.15	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

7.16	Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF the parties have executed this Agreement.

MASCOMA CORPORATION		MASCOMA CANADA INC.

Per:	/s/ William Brady	Per:
Name:	William Brady	Name:
Title:	Chief Executive Officer	Title:

SUNOPTA INC., as Vendors’ Representative		SUNOPTA BIOPROCESS INC.

Per:		Per:
Name:		Name:
Title:		Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

MASCOMA CORPORATION	MASCOMA CANADA INC.

Per:	Per:	/s/ Keith Pattison
Name:	Name:	Keith Pattison
Title:	Title:	Treasurer

SUNOPTA INC., as Vendors’ Representative	SUNOPTA BIOPROCESS INC.

Per:	Per:
Name:	Name:
Title:	Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

MASCOMA CORPORATION		MASCOMA CANADA INC.

Per:		Per:
Name:		Name:
Title:		Title:

SUNOPTA INC., as Vendors’ Representative		SUNOPTA BIOPROCESS INC.

Per:	/s/ John Dietrich	Per:	/s/ Murray Burke
Name:	John Dietrich	Name:	Murray Burke
Title:	VP Business Development	Title:	President & CTO

SUNOPTA INC., as Vendor		WILDSTOIC LLC

Per: /s/ Steve R. Bromley		Per:
Name:	Steve R. Bromley	Name:
Title:	Pres & CEO	Title:

ROD FULLER		WENDY STRUB

PETER J. CHANDLER

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

MASCOMA CORPORATION	MASCOMA CANADA INC.

Per:	Per:
Name:	Name:
Title:	Title:

SUNOPTA INC., as Vendors’ Representative	SUNOPTA BIOPROCESS INC.

Per:	Per:
Name:	Name:
Title:	Title:

SUNOPTA INC., as Vendor	WILDSTOIC LLC

Per:	Per:	/s/ Robert E. Pontius
Name:	Name:	Robert E. Pontius
Title:	Title:	President

ROD FULLER	WENDY STRUB

PETER J. CHANDLER

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

MASCOMA CORPORATION	MASCOMA CANADA INC.

Per:	Per:
Name:	Name:
Title:	Title:

SUNOPTA INC., as Vendors’ Representative	SUNOPTA BIOPROCESS INC.

Per:	Per:
Name:	Name:
Title:	Title:

SUNOPTA INC., as Vendor	WILDSTOIC LLC

Per:	Per:
Name:	Name:
Title:	Title:

ROD FULLER	WENDY STRUB

/s/ ROD FULLER	/s/ WENDY STRUB

PETER J. CHANDLER

/s/ PETER J. CHANDLER

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

TRIMARK RESOURCES FUND (formerly, TRIMARK CANADIAN RESOURCES FUND), by its Manager, INVESCO TRIMARK LTD. (formerly AIM FUNDS MANAGEMENT INC.)”

Per:	/s/ Theodor Heldman
Name:	Theodor Heldman
Title:	VP & Chief Financial Officer, Funds

/s/ David C. Warren
Name:	David C. Warren
Title:	Chief Admin Officer, NA Retail

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

GWL GROWTH EQUITY FUND

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh-Sim
Title:	Authorized Signatory, I.G. Investment Management Ltd.

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

LONDON LIFE GROWTH EQUITY FUND

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh-Sim
Title:	Authorized Signatory, I.G. Investment Management Ltd.

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

IG AGF CANADIAN DIVERSIFIED GROWTH FUND

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh-Sim
Title:	Authorized Signatory, I.G. Investment Management, Ltd.

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

IG AGF CANADIAN DIVERSIFIED GROWTH CLASS

Per:	/s/ Sarah Hesketh-Sim
Name:	Sarah Hesketh-Sim
Title:	Authorized Signatory, I.G. Investment Management, Ltd.

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

AGF CANADIAN GROWTH EQUITY FUND

Per:	/s/ Coulter Wright
Name:	Coulter Wright
Title:	VP & Portfolio Manager

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

BLACKROCK INVESTMENT MANAGEMENT (UK) LIMITED as discretionary investment manager on behalf of BLACKROCK GLOBAL FUNDS and BLACKROCK NEW ENERGY TECHNOLOGY PLC

Per:	/s/ POPPY ALLONBY
Name:	POPPY ALLONBY
Title:	FUND MANAGER

/s/ ROBIN BATCHELOR
ROBIN BATCHELOR FUND MANAGER

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF the parties have executed this Agreement.

CANACCORD GENUITY CORP.

Per:	/s/ Don McFayden
Name:	Don McFayden
Title:	SVP

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

WILSEY INVEST LTD.

Per:	/s/ Frode Aschim
Name:
Title:	Dahmer Limited - Sole Director

Signature Pages – Vendors

IN WITNESS WHEREOF the parties have executed this Agreement.

TODD L. NOFFKE

Per:	/s/ TODD NOFFKE
Name:	TODD NOFFKE
Title:

Signature Pages – Vendors

SCHEDULE A

Vendors

Vendor	Principal/ Authorized Signatory	SBI Shares Owned	Registration Information	Consideration Shares Common	Consideration Shares Preferred	Contact Information	Residency
SunOpta Inc.	Steve Bromley	9,200,000	SunOpta Inc. 2838 Bovaird Drive West Brampton, ON L7A 0H2	3,756,290	6,580,866	2838 Bovaird Drive West Brampton, ON L7A 0H2 905-455-1990	Canada

BlackRock Investment Management (UK) Limited	Poppy Allonby Robin Batchelor	1,050,000 And 100,000	Hare & Co. 1 Wall Street New York, NY 10286		3,281,600 And 312,533

Poppy.allonby@blackrock.com

Joshua.freedman@blackrock.com

Simon.mcclure@blackrock.com

Traci.Hertrich@bnymellon.com

Eric.Sloan@bnymellon.com

laura.patsia@blackrock.com

Jayvee & Co:

Toni Cancellato - 416-643-5180

Antoinetta_Cancellato@cibcmellon.com

							UK1

Trimark Canadian Resources Fund	Theodor Heldman David Warren	35,000	Roytor & Co. c/o RT. Acct. #790973 RBC Dexia Investor Services Trust 155 Wellington St. W. 2nd Floor Securities Cage Toronto, Ontario M5V 3L3		109,387	200 Bay Street, 25th Floor Toronto, ON M5J 2J5 Norm McDonald Shakila Nazic Shakila.nazic@InvescoTrimark.com 416-974-9084 Caroline Mingfok Caroline.Mingfok@invescotrimark.com (416) 228-5770	Canada

Wildstoic LLC	Robert Pontius	50,000	Wildstoic LLC 3033 Central Street Evanston, Illinois 60201		156,267	3033 Central Street Evanston IL 60201 Attn: Robert Pontius	USA

Rod Fuller	Rod Fuller	5,000	Rod Fuller 29 Candle Cres Kitchener, ON N2P 2K7		15,627	29 Candle Crescent Kitchener, ON N2P 2K7 Attn: Rod Fuller (Contact through Wendy Strub)	Canada

Wendy Strub	Wendy Strub	2,500	Wendy Strub 317 Bushwood Crt Waterloo, ON N2T 2E5		7,813	317 Bushwood Court Waterloo, ON N2T 2E5 Wendy Strub 519-886-1060	Canada

[1]	Residency of BlackRock Global Funds is Luxembourg, and residency of BlackRock New Energy Technology plc is the United Kingdom.

Vendor	Principal/ Authorized Signatory	SBI Shares Owned	Registration Information	Consideration Shares Common	Consideration Shares Preferred	Contact Information	Residency
Peter Chandler	Peter Chandler	7,500	Peter J. Chandler 317 Bushwood Crt Waterloo, ON N2T 2E5		23,440	317 Bushwood Court Waterloo, ON N2T 2E5 Peter Chandler 519-886-1060	Canada

Todd L. Noffke	Todd Noffke	8,000	Todd Noffke 1629 Hinman Ave. Evanston, IL 60201		25,003	Todd Noffke 1629 Hinman Ave. Evanston, IL 60201	USA

GWL Growth Equity Fund	Sarah Hesketh-Sim	6,419	Brant Investments Limited A/C 99480027 Brant Investments Limited RBC Dexia Investor Services Trust 155 Wellington St. W. 2nd Floor Securities Cage Toronto, Ontario M5V 3L3		20,062	155 Wellington St. W. 2nd Floor Securities Cage Toronto, Ontario M5V 3L3 ken.giles@rbcdexia.com Corinne Fontaine – (204) 956-8850 Corinne.Fontaine@investorsgroup.com	Canada

London Life Growth Equity Fund	Sarah Hesketh-Sim	25,221	Brant Investments Limited A/C 99480072 Brant Investments Limited RBC Dexia Investor Services Trust 155 Wellington St. W. 2nd Floor Securities Cage Toronto, Ontario M5V 3L3		78,824	155 Wellington St. W. 2nd Floor Securities Cage Toronto, Ontario M5V 3L3 ken.giles@rbcdexia.com Corinne Fontaine – (204) 956-8850 Corinne.Fontaine@investorsgroup.com	Canada

Vendor	Principal/ Authorized Signatory	SBI Shares Owned	Registration Information	Consideration Shares Common	Consideration Shares Preferred	Contact Information	Residency
IG AGF Canadian Diversified Growth Fund	Sarah Hesketh-Sim	19,348	Jayvee & Co. INVF0004002 P. O. Box 611, Commerce Court Postal Station 199 Bay Street, Toronto, Ontario M5L IL7		60,469	199 Bay Street, Toronto, Ontario M5L 1L7 Susan Swenson – CIBC Mellon 416-643-5961	Canada

IG AGF Canadian Diversified Growth Class	Sarah Hesketh-Sim	1,482	Jayvee & Co. ITAF0013002 P. O. Box 611, Commerce Court Postal Station 199 Bay Street, Toronto, Ontario M5L 1L7		4,632	199 Bay Street, Toronto, Ontario M5L 1L7 Susan Swenson – CIBC Mellon 416-643-5961	Canada

AGF Canadian Growth Equity Fund	Coulter Wright	85,030	Bershaw & Co. 123 Front Street West (18th FL) Toronto, Ontario M5J 2M3 ITF 6015783001		265,747	199 Bay Street, Commerce Court West, Securities Level, Toronto, ON M5L IG9 c/o Coulter Wright coulter.wright@agf.com 416-815-6250	Canada

MacKenzie Financial Corporation	Benoit Gervais	50,000	Jayvee & Co. P. O. Box 611, Commerce Court Postal Station 199 Bay Street, Toronto, Ontario M5L 1L7		156,267

199 Bay Street, Toronto, Ontario

M5L 1L7

Susan Swenson – CIBC Mellon

416-643-5961

Kevin Kelly - kkelly@mackenzie.com

416-967-3158

Marco Terrazzano

416-967-2039

Terrazzano, Marco

mterrazz@mackenziefinancial.com

							Canada

Canaccord Genuity Corporation	Don McFayden	4,500	Canaccord Genuity Corporation P.O. Box 10337, Pacific Centre 2200 – 609 Granville Street Vancouver, B.C. V7Y 1H2		14,064	99 High Street, 11th Flr Boston, MA 02110 Don McFayden 617-788-1518	USA

Vendor	Principal/ Authorized Signatory	SBI Shares Owned	Registration Information	Consideration Shares Common	Consideration Shares Preferred	Contact Information	Residency
Wilsey Invest Ltd.	Frode Aschim	50,000	Wilsey Invest Ltd. 325 Waterfront Drive Omar Hodge Building Wickhams Cay, Road Town Tortola BVI		156,267	Frode Aschim frode@rangecapital.com Ulf Brunnstrom Range Capital Partners LLP 14 Buckingham Gate London SWIE 6LB +44 207 802 3483	BVI

SCHEDULE 1.01(A)

MASCOMA WARRANT

See attached.

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

MASCOMA CORPORATION

WARRANT TO PURCHASE COMMON STOCK

No. C-	shares of Common Stock
Date of Issuance:	(subject to adjustment)

THIS CERTIFIES THAT, for value received,                     , with its principal office at                                                  , or its assigns (the “Holder”), is entitled to subscribe for and purchase from MASCOMA CORPORATION, a Delaware corporation (the “Company”), with its principal office at 67 Etna Road, Suite 300, Lebanon, NH 03766,              shares of the Company’s common stock (“Common Stock”) at the Exercise Price (each as defined below).

This Warrant is being issued pursuant to the terms of the Share Purchase Agreement, dated of even date herewith, by and among the Company and the other parties named therein (the “Purchase Agreement”).

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Exercise Period” shall mean the period commencing on the date hereof and ending five (5) years thereafter.

(b) “Exercise Price” shall mean $3.75 per share of Common Stock, subject to adjustment pursuant to Section 5 below.

2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price either (i) in cash or by check, or (ii) by cancellation of indebtedness; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased (the “Shares”), registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such Shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.1 Net Exercise. Notwithstanding any provisions herein to the contrary, following the closing of the Company’s first sale of its Common Stock to the public in an offering underwritten by an investment banking firm, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”) (the “Initial Public Offering”), if the fair market value of one share of Common Stock issuable hereunder is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B)
A

Where X =	the number of Shares to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such exercise)

A =	the fair market value of one share of Common Stock purchasable under the Warrant (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value per share of Common Stock shall be the average of the closing prices of the Common Stock, on the securities exchange or quotation system on which the largest volume of such Common Stock is traded following the Initial Public

2

Offering, for five trading days immediately prior to the exercise date. If the Common Stock is not traded on a securities exchange or other quotation system, then the fair market value per share of Common Stock shall be determined in good faith by the Company’s Board of Directors.

3. COVENANTS OF THE COMPANY.

3.1 Covenants as to Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2 No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder against impairment.

3.3 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4. REPRESENTATIONS OF HOLDER.

4.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2 Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Shares have not been registered under the Act on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be

3

present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

(b) The Holder recognizes that the Warrant and the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that, except as set forth in the Third Amended and Restated Registration Rights Agreement dated of even date herewith by and among the Company and the parties named therein, the Company has no obligation to register the Warrant or the Shares of the Company, or to comply with any exemption from such registration.

(c) The Holder is aware that neither the Warrant nor the Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of Shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.3 Disposition of Warrant and Shares.

(a) The Holder further agrees not to make any disposition of all or any part of the Warrant or Shares in any event unless and until:

(i) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

(ii) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Shares under the Act or any applicable state securities laws.

(iv) Notwithstanding the provisions of paragraphs (i), (ii) and (iii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests or to an affiliate of such partnership, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance

4

with their interest in the limited liability company or to an affiliate of such limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Warrant to the same extent as if it were an original Holder hereunder.

(b) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.”

5. Adjustments. Subject to the expiration of this Warrant pursuant to Section 1, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows:

(a) Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (other than a merger solely to effect a reincorporation of the Company into another state) (a “Reorganization”) involving the Company (other than as otherwise provided for herein) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.

(b) Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or

5

classes by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of Shares deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(c) Subdivisions and Combinations. In the event that the outstanding shares of Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the outstanding shares of Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased.

(d) Notice of Adjustments. Upon any adjustment in accordance with this Section 5, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a Share, determined in the manner set forth in Section 2.1, by such fraction.

7. AUTOMATIC EXERCISE. If the Holder of this Warrant has not elected to exercise this Warrant prior to expiration of this Warrant pursuant to Section 1(a) then this Warrant shall automatically (without any act on the part of the Holder) be exercised pursuant to Section 2.1 effective immediately prior to the expiration of the Warrant to the extent such net issue exercise would result in the issuance of Shares. If this Warrant is automatically exercised, the Company shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Company in accordance with the terms hereof.

6

8. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9. TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company.

10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at its address listed on the first page of this Warrant or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other party hereto.

12. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

13. AMENDMENT AND WAIVER. Any term of this Warrant may only be amended or waived with the written consent of the Company and the Holder.

14. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware without regard to its principles of conflicts of laws.

7

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

MASCOMA CORPORATION

By:

Name:

Title:

HOLDER:

By:

Name:

Title:

SIGNATURE PAGE TO

WARRANT

NOTICE OF EXERCISE

(1) ☐ The undersigned hereby elects to purchase              shares of Common Stock (the “Shares”) of Mascoma Corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐ The undersigned hereby elects to purchase              shares of Common Stock (the “Shares”) of Mascoma Corporation (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of the Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) The undersigned represents that (i) the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that the Shares issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid Shares unless such disposition is made in accordance with Section 4.3 of this Warrant.

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:	, 20

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

SCHEDULE 2.03(2)

INDEMNITY HOLDBACK SHARE RELEASES

187,814 Mascoma Common Shares and 563,443 Mascoma Preferred Shares will be released and delivered to SunOpta on the date that is 12 months after the Closing Date (the “First Release Date”) subject to the retention on the First Release Date of that number of such Mascoma Common Shares and Mascoma Preferred Shares (on a pro rata basis) on account of any indemnification Claim outstanding on the First Release Date which, if successful, would result in a deduction of such shares pursuant to Sections 6.02(5)(a)(ii)(A), 6.02(5)(b) or 6.03(5)(a)(i) until the date of resolution of such Claim.

187,815 Mascoma Common Shares and 563,444 Mascoma Preferred Shares will be released and delivered to SunOpta on the date that is 24 months after the Closing Date (the “Second Release Date”) subject to the retention on the Second Release Date of that number of such Mascoma Common Shares and Mascoma Preferred Shares (on a pro rata basis) on account of any indemnification Claim outstanding on the Second Release Date which, if successful, would result in a deduction of such shares pursuant to Sections 6.02(5)(a)(ii)(A), 6.02(5)(b) or 6.03(5)(a)(i) until the date of resolution of such Claim.

DISCLOSURE SCHEDULE

This Disclosure Schedule is delivered in connection with the Share Purchase Agreement (the “Agreement”) by and among Mascoma Corporation, a Delaware corporation (the “Corporation”), Mascoma Canada Inc., a corporation incorporated under the laws of Canada (the “Purchaser”), SunOpta Inc., a corporation incorporated under the laws of Canada, as the initial representative of the Vendors (“SunOpta”), the persons and entities listed on Schedule A to the Agreement (together with SunOpta, the “Vendors”) and SunOpta BioProcess Inc. a corporation incorporated under the laws of Canada (“SBI”). Capitalized terms used, but not defined, herein shall have the meaning set forth in the Agreement. This Disclosure Schedule is arranged in Schedules corresponding to the numbered and lettered paragraphs contained in the Agreement.

Except as otherwise limited herein, all information and disclosures contained in this Disclosure Schedule are made as of the date of the Agreement, and their accuracy is confirmed only as of that date and not at a time thereafter. Any matter disclosed in any Schedule shall qualify the corresponding paragraph of the Agreement. The information disclosed in any Schedule pertaining to representations and warranties will be disclosure only against the representation and warranty to which it expressly relates.

No implication shall be drawn that any information provided herein is necessarily material or otherwise required to be disclosed, or that the inclusion of such information establishes or implies a standard of materiality or any other standard for disclosure under the Agreement. The information provided herein is provided for the purpose of disclosure under the Agreement and shall not be deemed to constitute an acknowledgement by SunOpta or any other Vendor of any liability or obligation set forth herein.

This Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to broaden the scope of any representation or warranty of the Corporation contained in the Agreement. Headings have been inserted for each section of this Disclosure Schedule for convenience and reference only and shall not have the effect of amending or changing the express description of such sections as set forth in the Agreement or altering the disclosures contained therein.

Schedule Index

Schedule 1.01 (a)	Mascoma Warrant

Schedule 1.01 (b)	SBI Group

Schedule 1.01 (c)	Target Working Capital Estimation

Schedule 2.03 (2)	Indemnity Holdback Share Releases

Schedule 3.01(3)	Vendor’s Shares

Schedule 3.01 (9)	Vendors Residency

Schedule 3.01 (10)(b)	Securities Law Compliance

Schedule 3.02 (l)(a)	Constating Documents of SBI

Schedule 3.02 (1)(e)	SBI Share Capital

Schedule 3.02(1)(j)	Rights to Purchase Common Shares

Schedule 3.02 (1)(m)	Required Consents

Schedule 3.02 (1)(n)	Investment Interests of SBI

Schedule 3.02 (2)(c)	SBI Financial Statements

Schedule 3.02 (2)(e)	Transactions or Events Not in the Ordinary Course of Business

Schedule 3.02 (2)(f)	Non-Arm’s Length Transactions

Schedule 3.02 (3)(a)	Encumbrances

Schedule 3.02 (3)(d)	Capital Expenditures

Schedule 3.02 (4)(a)	SBI Material Contracts

Schedule 3.02 (4)(c)	Defaults under SBI Material Contracts

Schedule 3.02 (5)	SBI Intellectual Property (General)

Schedule 3.02 (5)(a)(i)	SBI Owned Intellectual Property

Schedule 3.02 (5)(a)(ii)	Intellectual Property Licensed by SBI

Schedule 3.02 (5)(a)(iv)	SBI Licensed Intellectual Property

Schedule 3.02 (5)(b)	SBI Royalty Payments

Schedule 3.02 (5)(c)	SBI Intellectual Property Consents

Schedule 3.02(5)(e)	Intellectual Property Use

Schedule 3.02 (6)(a)	Employment Contracts

Schedule 3.02 (6)(b)	Employees

Schedule 3.02 (6)(c)	Consultants

Schedule 3.02 (8)(a)	Benefit Plans

Schedule 3.02 (8)(b)	Compensation Policies

Schedule 3.02(8)(f)	Severance

Schedule 3.02 (8)(k)	Unfunded Benefit Plans

Schedule 3.02 (9)	Lands

Schedule 3.02 (10)(b)	Environmental Permits

Schedule 3.02 (10)(i)	Environmental Assessments

Schedule 3.02 (10)(j)	Environmental Audits

Schedule 3.02 (11)	Taxes

Schedule 3.02 (12)(a)	Claims

Schedule 3.02 (12)(d)	Permits

Schedule 3.02 (12)(e)	Insurance Policies

Schedule 3.02 (12)(h)	Brokers

SCHEDULE 1.01(b)

SBI GROUP

SCHEDULE 1.01(c)

Target Working Capital Estimation

SunOpta BioProcess Inc.

Projected cash and working capital

August 24, 2010

(in US dollars)

	ACTUAL	ACTUAL	PROJECTED	PROJECTED	PROJECTED
	June M/E 03/07/2010	July M/E 06/08/2010	27/08/2010	August M/E 03/09/2010	10/09/2010

Current Assets
Cash & cash equivalents	17,974,352	16,733,318	16,130,053	15,935,074	15,637,732
Grants receivable	155,133	144,076	201,637	195,248	195,248
JFA AR and Accrued Receivables	376,380	914,380	1,448,940	1,650,690	1,852,440
Prepaid expenses and other current assets	110,830	—	146,936	130,436	130,436
Intercompany receivable (payable)	(315,850)	110,024	(356,989)	(25,000)	(25,000)

Total current assets	18,300,845	17,901,798	17,570,577	17,886,448	17,790,856

Current liabilities
Accounts payable*	928,417	158,260	296,377	323,955	175,766
JFA AP	—	375,959	497,822	579,803	527,885
JFA accrued project costs	614,758	275,396	662,300	645,132	728,271
Other accruals	217,560	407,768	218,182	207,197	196,212
Accrued transaction costs	125,000	100,000	100,000	100,000	100,000

Total current liabilities	1,885,735	1,317,383	1,774,681	1,856,087	1,728,135

Cash & cash equivalents	17,974,352	16,733,318	16,130,053	15,935,074	15,637,732
Less: Transaction costs incl RSUs	(2,300,000)	(2,300,000)	(2,300,000)	(2,300,000)	(2,300,000)
JFA AR and Accrued Receivables	376,380	914,380	1,448,940	1,650,690	1,852,440
JFA AP and accruals	(614,758)	(651,354)	(1,160,122)	(1,224,935)	(1,256,157)

Cash Equivalents	15,435,974	14,696,344	14,118,871	14,060,829	13,934,016

Current Assets	18,300,845	17,901,798	17,570,577	17,886,448	17,790,856
Current Liabilities	(1,885,735)	(1,317,383)	(1,774,681)	(1,856,087)	(1,728,135)
Transaction costs incl RSUs	(2,300,000)	(2,300,000)	(2,300,000)	(2,300,000)	(2,300,000)

Target Working Capital	14,115,110	14,284,416	13,495,896	13,730,361	13,762,721

*	June AP balance includes JFA payables.

SCHEDULE 3.01(3)

Vendor’s Shares

BlackRock Investment Management (UK) Limited (“BIMUK”) is acting in its capacity as discretionary investment manager and agent on behalf of its underlying clients, BlackRock Global Funds and BlackRock New Energy Technology plc (collectively, the “Clients”). Legal title to the SBI Shares and Consideration Shares are held or will be held by a nominee company, currently Jayvee & Co. (in the case of the SBI Shares) and Hare & Co. (in the case of the Consideration Shares), both Bank of New York Mellon entities.

SCHEDULE 3.01(9)

Vendors Residency

•	See Schedule A

SCHEDULE 3.01(10)(b)

Intention to Sell Shares

BlackRock Investment Management (UK) Limited (“BIMUK”) is acting in its capacity as discretionary investment manager and agent on behalf of its underlying clients, BlackRock Global Funds and BlackRock New Energy Technology plc (collectively, the “Clients”). The representations and warranties set forth in Section 3.1(10) of the Agreement are made by BIMUK on behalf of such Clients as if such Clients are Vendors thereunder.

BIMUK has the authority to transfer the Consideration Shares without reference to the Clients. BIMUK may wish to transfer the beneficial ownership of the Consideration Shares in the future to and between those other institutional or investment fund clients for which BIMUK acts as discretionary investment manager in the event that applicable regulatory requirements require BIMUK to do so but, as at the date of this Agreement, BIMUK has no present or current intention to transfer the beneficial ownership of the Consideration Shares to and between its underlying clients in this way or to any other party.

Legal title to the SBI Shares and Consideration Shares are held or will be held by a nominee company, currently Jayvee & Co (in the case of the SBI Shares) and Hare & Co (in the case of the Consideration Shares), both Bank of New York Mellon entities.

SunOpta has no present or current intention to sell, grant any participation in or otherwise distribute the Consideration Shares, Mascoma Warrants or Underlying Securities and has not acquired the Consideration Shares, Mascoma Warrants or Underlying Securities with a view to distribute such securities. However, after the closing of the transactions contemplated in the Agreement, SunOpta may wish to enter into a transaction or a series of transactions with a third-party buyer(s) whereby SunOpta would sell a portion of the Consideration Shares, Mascoma Warrants or Underlying Securities for proceeds of up to $4,000,000 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). SunOpta is not currently a party to any contract, undertaking, agreement or arrangement with any other person or entity or third party with respect to the sale or transfer of the Consideration Shares, Mascoma Warrants or Underlying Securities.

SCHEDULE 3.02(1)(a)

Constating Documents of SBI

•	See attached.

Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

SunOpta BioProcess Inc.		666657-4

Name of corporation-Dénomination de la société		Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a) en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à l’avis ci-joint;

b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☒	b) en vertu de 1’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☒	c) en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d) en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

/s/ Richard G. Shaw	June 7, 2007 / le 7 juin 2007
Richard G. Shaw	Date of Amendment - Date de modification
Director - Directeur

Industry Canada / Industrie Canada
Corporations Canada / Corporations Canada

Form 4

Articles of Amendment

*(Section 27 or 177 of the **Canada Business Corporations Act (CBCA)**)*

Instructions

[3] Any changes in the articles of the corporation must be made in accordance with section 27 or 177 of the CBCA.

A: If an amendment involves a change of corporate name (including the addition of the English or French version of the corporate name), the new name must comply with sections 10 and 12 of the CBCA as well as part 2 of the regulations, and the Articles of Amendment must be accompanied by a Canada-biased NUANS® search report dated not more than ninety (90) days prior to the receipt of the articles by Corporations Canada. A numbered name may be assigned under subsection 11(2) of the CBCA without a NUANS® search.

D: Any other amendments must correspond to the paragraphs and subparagraphs referenced in the articles being amended. If the space available is insufficient, please attach a schedule to the form.

[4] **Declaration**

This form must be signed by a director or an officer of the corporation (subsection 262(2) of the CBCA).

General

The information you provide in this document is collected under the authority of the CBCA and will be stored in personal information bank number IC/PPU-049. Personal information that you provide is protected under the provisions of the *Privacy Act*. However, public disclosure pursuant to section 266 of the CBCA is permitted under the *Privacy Act*.

If you require more information, please consult our website at www.corporationscanada.ic.gc.ca or contact us at 613-941-9042 (Ottawa region), toll-free at 1-866-333-5556 or by email at corporationscanada@ic.gc.ca.

Prescribed Fees

- Corporations Canada Online Filing Centre: $200
- By mail or fax: $200 paid by cheque payable to the Receiver General for Canada or by credit card (American Express®, MasterCard® or Visa®).

Important Reminders

Changes of registered office address and/or mailing address:
Complete and file Change of Registered Office Address (Form 3).

Changes of directors or changes of a director's address:
Complete and file Changes Regarding Directors (Form 6).

These forms can be filed electronically, by mail or by fax free of charge.

File documents online:
Corporations Canada Online Filing Centre:
www.corporationscanada.ic.gc.ca

Or send documents by mail:
Director General,
Corporations Canada
Jean Edmonds Tower South
9th Floor
365 Laurier Ave. West
Ottawa ON K1A 0C8

By Facsimile:
613-941-0999

1 Corporation name

SunOpta Bioprocess Inc.

2 Corporation number

666657-4

3 The articles are amended as follows:
(Please note that more than one section can be filled out)

A: The corporation changes its name to:

SunOpta BioProcess Inc.

B: The corporation changes the province or territory in Canada where the registered office is situated to:
(Do not indicate the full address)

C: The corporation changes the minimum and/or maximum number of directors to:
(For a fixed number of directors, please indicate the same number in both the minimum and maximum options)

minimum: maximum:

D: Other changes: (e.g., to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles) **Please specify.**

The annexed Schedule "A" is incorporated herein.

4 Declaration

M. Burke
SIGNATURE

Murray Burke (905) 455-2528
PRINT NAME TELEPHONE NUMBER

Canada

IC 3069 (2008/12)

Schedule “A”

The articles of the Corporation be amended as follows:

(a)	create the first series of the preferred shares, which shall consist of up to 2,500,000 shares to be designated as Series A Preferred Shares and having the rights, privileges, restrictions and conditions set forth in Section 1 below; and

(b)	delete in their entirety the rights, privileges, restrictions and conditions attaching to the common shares as set forth in Item 3A of the articles of incorporation and replacing them with the rights, privileges, restrictions and conditions set forth in Section 2 below.

Section 1. The preferences, rights, privileges and restrictions granted to, and imposed on, the Series A convertible preferred shares (the “Series A Preferred Shares”) are as follows:

(a) Dividends.

(1) The holders of Series A Preferred Shares shall be entitled to participate equally with the holders of common shares as to dividends, as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such dividend, and all dividends that the board of directors of the Corporation (the “Board of Directors”) may determine to declare and pay, out of any assets legally available therefor, shall be declared and paid at the same time on all Series A Preferred Shares and common shares at the time issued and outstanding without preference or distinction.

(2) In the event the Corporation shall declare a distribution to all holders of a class or series of shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to. purchase any such securities or. evidences of indebtedness, then, in each such case the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such distribution.

(b) Liquidation Preference.

(1) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation (a “Liquidation”), whether, voluntary or involuntary, and subject to Section 1(b)(4), the holders of the Series A Preferred Shares then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or property of the Corporation to the holders of any other shares of any series or classes of shares of the Corporation by reason of their ownership thereof, an amount per Series A Preferred Share equal to the sum of the original issue price of US$20.00 (the “Original Series A Issue Price”) per Series A Preferred Share (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends for each Series A

1-A

Preferred Share then held by such holder (the “Series A Liquidation Preference”). If upon the occurrence of such event and after the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and property of the Corporation legally available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the amount each such holder would have been entitled to receive if the Corporation’s assets were sufficient to permit distribution of the full Series A Liquidation Preference.

(2) Remaining Assets. Upon the completion of the distribution required by Section 1(b)(1) above, the holders of Series A Preferred Shares shall not be entitled to participate in any further distribution of the assets or property of the Corporation to its shareholders.

(3) Alternative Distribution Amount. Notwithstanding the foregoing, if the amount that would be distributed to the holders of Series A Preferred Shares would be greater if such Series A Preferred Shares had been converted into common shares in accordance with Section 1(e) below immediately prior to such distribution, such holders of Series A Preferred Shares shall be entitled to receive such greater distribution in lieu of any other distribution under Section 1(b)(1) and Section 1(b)(2).

(4) Change of Control. A Change of Control (as defined below) shall be deemed to be a Liquidation, as such term is defined in Section 1(b)(1), unless the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares agree otherwise. For purposes hereof, “Change of Control” means: (i) any merger, consolidation, acquisition, or other form of corporate reorganization involving the Corporation and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger consolidation, acquisition or reorganization own less than fifty percent (50%) of the voting power of the surviving entity immediately after such merger consolidation, acquisition or reorganization; (ii) a sale, lease, exclusive license or other disposition to a third party of all or substantially all of the property or assets (including intellectual property assets) of the Corporation and its subsidiaries on a consolidated basis; (iii) any acquisition by any person (together with the affiliates of such person) of beneficial ownership of in excess of fifty percent (50%) of the equity of the Corporation or any material subsidiary of the Corporation; (iv) the redemption or repurchase of shares representing in excess of fifty percent (50%) of the voting power of the Corporation; or (v) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that a Change in Control shall not arise solely as a result of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof. The Corporation shall provide the holders of Series A Preferred Shares with at least twenty one (21) days written notice prior to the occurrence of a Change of Control.

(5) Valuation. Whenever the distribution provided for in this Section 1(b) shall be payable in property other than cash or securities, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

1-B

Whenever the distribution provided for in this Section 1(b) shall be payable in securities, such securities shall be valued as follows:

(i) Securities not subject to restrictions on free marketability:

A.	if listed or quoted on a recognized securities exchange or quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the date of the Liquidation;

B.	if actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of the Liquidation; and

C.	if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on tree marketability (other than restrictions arising solely by virtue’ of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 1(b)(5)(i)A, Section 1(b)(5)(i)B or Section 1(b)(5)(i)C to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(6) Notice. The Corporation shall give each holder of record of Series A Preferred Shares written notice of such impending transaction not later than twenty one (21) days prior to the shareholders’ meeting called to approve such transaction, or twenty one (21) days prior to the date of such Liquidation, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 1(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation shall in no event take place sooner than twenty one (21) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares that are entitled to such notice rights or similar notice rights and representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(c) Redemption.

(1) Redemption on Change of Control. Upon receipt of notice of a proposed Change of Control in accordance with Section 1(b)(4), the holders of not less than fifty

1-C

percent (50%) of the Series-A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering such request to the Corporation at least ten (10) days prior to the Change of Control. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within ten (10) days following the Change of Control at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(2) Optional Redemption Right. At any time after June 7, 2014, the holders of not less than fifty percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering one hundred eighty (180) days written notice of such request to the Corporation. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within one hundred eighty (180) days after receipt of the redemption request at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(3) Redemption Date. The “Redemption Date” with respect to any redemption of any Series A Preferred Share means the date specified in the notice of any redemption delivered by the holders of Series A Preferred Shares in accordance with Section 1(c)(1) or Section 1(c)(2) or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless full payment for such Series A Preferred Share pursuant to Section 1(c)(1) or Section 1(c)(2) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

(4) Redemption Payments. For each Series A Preferred Share that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) an amount in cash in immediately available funds as required pursuant to Section 1(c)(1) of Section 1(c)(2). If the funds of the Corporation legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, and if there are insufficient assets of the Corporation available to redeem all of the Series A Preferred Shares to be so redeemed, the Series A Preferred Shares shall be redeemed on a pro rata basis, and at any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance of the Series A Preferred Shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed on a pro rata basis.

(5) Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number and applicable class of unredeemed Series A Preferred Shares shall be issued to the holder

1-D

thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(6) Dividends After Redemption Date. No Series A Preferred Share shall be entitled to any dividends declared after the date on which the amount due to the holder of such Series A Preferred Share pursuant to Section 1(c)(1) or Section 1(c)(2) is paid to the holder of such Series A Preferred Share. On such date, all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall no longer be deemed to be issued and outstanding.

(7) Other Redemptions or Acquisitions. The Corporation shall not, and it shall not permit any subsidiary to, redeem or otherwise acquire any shares in the capital of the Corporation, except as expressly authorized herein or with the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(d) Voting Rights. Except as may be otherwise provided by applicable law, the holders of Series A Preferred Shares shall be entitled to receive notice of and attend all meetings of shareholders and to vote, together with the holders of common shares as one class, on all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to the number of votes equal to the number of common shares that would be issuable to such holder if all the Series A Preferred Shares held by such holder were converted into the number of common shares issuable pursuant to Section 1(e) below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written resolution of shareholders is first executed. Notwithstanding anything herein or in the Canada Business Corporations Act (the “Act”), to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A Preferred Shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A Preferred Shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(1)(a), (b), or (e) of the Act.

(e) Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows:

(1) Optional Conversion. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and non-assessable common shares as is determined by dividing,

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends,

1-E

recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by,

(ii)	the Conversion Price (as defined below in this Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

provided that the minimum number of Series A Preferred Shares that may be converted at any one time is a number of shares with an aggregate Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) of US$50,000 or such lesser number of shares as may be held by any holder at the time of any such conversion.

The “Conversion Price” in respect of each Series A Preferred Share shall be the Original Series A Issue Price. The Conversion Price for the Series A Preferred Shares shall be adjusted from time to time as hereinafter provided. On the conversion of any Series A Preferred Shares in accordance with this Section, any declared and unpaid dividends on such Series A Preferred Shares included in the calculation of the number of common shares issuable upon such conversion shall be deemed to be paid and satisfied by the Corporation.

(2) Automatic Conversion. Each Series A Preferred Share together with declared but unpaid dividends shall automatically be converted into such number of fully paid and non-assessable common shares as is determined by dividing:

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by

(ii)	the Conversion Price (as defined above in Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

upon the earlier of (i) the closing of the sale of the Corporation’s common shares pursuant to a public offering underwritten by one or more nationally recognized underwriters registered under the. Securities Act of 1933, as amended, or pursuant to a prospectus filed under applicable Canadian securities laws, and resulting in the listing of the common shares on the Nasdaq Global Market, New York Stock Exchange, Toronto Stock Exchange or London Stock Exchange, in which the aggregate gross proceeds to the Corporation exceed US$50,000,000 (a “Qualified Public Offering”); or (ii) on the date specified by written resolution or agreement of the holders of not less than fifty percent (50%) of the then outstanding Series A Preferred Shares.

(3) Mechanics of Conversion.

(i) Optional Conversion. Before any holder of Series A Preferred Shares shall be entitled to convert the same into common shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice to. the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes

1-F

the certificate or certificates for common shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, a certificate or certificates for the number of common shares to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the common shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such common shares on such date. In the event of a Liquidation, the optional conversion right provided for in Section 1(e)(1) shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable pursuant to the Liquidation to the holders of Series A Preferred Shares.

(ii) Automatic, Conversion. The Corporation shall not be obligated to issue certificates evidencing the common shares issuable upon the automatic conversion of the Series A Preferred Shares unless the certificates evidencing such Series A Preferred Shares are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its counsel to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Shares, the holders thereof shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Shares or common shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of common shares into which the Series A Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

(4) Adjustments. The Conversion Price and the number of common shares issuable upon conversion of any Series A Preferred Shares pursuant to Section 1(e)(1) or Section 1(e)(2) shall be subject to adjustment as follows:

(i) Adjustment for Stock Splits and Combinations. If the Corporation effects a split or subdivision of the outstanding common shares, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation combines the outstanding common shares into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustments for Reclassification, Exchange and Substitution. In the event the common shares issuable upon the conversion of the Series A Preferred Shares are changed into the same or a different number of shares of any class or series, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1(e)), then and in any such event each holder of Series A Preferred Shares shall have the right thereafter to receive, upon the conversion in exchange for common shares of such Series A Preferred Shares, the kind and amount of shares and other securities and

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property receivable upon such recapitalization, reclassification or other change by holders of the number of common shares into which such Series A Preferred Shares shall be convertible or redeemable, all subject to further adjustment as provided herein.

(iii) Reorganizations, Mergers, Consolidations or Sales of Assets. Subject to the provisions hereof applicable to any Change of Control, if there is a capital reorganization of the common shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1(e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive, upon the conversion for common shares of such Series A Preferred Shares, the number of shares or other securities or property to which a holder of the number of common shares issuable upon such conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 1(e) with respect to the rights of the holders of such Series A Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 1(e) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series A Preferred. Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

(5) Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of common shares issuable upon conversion of the Series A Preferred Shares, the Corporation, at its expense and upon the request of any holder of Series A Preferred Shares, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the financial statements of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Shares at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(6) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Preferred Shares. If more than one Series A Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered. No cash or other consideration shall be payable in lieu of any fractional share to which the holder would otherwise be entitled.

(7) Reservation of Shares Issuable. The Corporation shall at all times reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of common shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of shares of authorized but unissued common shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred

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Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued common shares to such number of shares as shall be sufficient for such purpose.

(8) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon gross receipts or income) and other governmental charges that may be imposed with respect to the issue or delivery of common shares upon conversion of Series A Preferred Shares, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of common shares in a name other than that in which the Series A Preferred Shares so converted were registered.

(9) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms required to be observed or performed by the Corporation pursuant to these provisions, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against dilution or other impairment.

(10) Rounding of Calculations; Minimum Adjustment. Any provision of this Section 1(e) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than US$0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate US$0.01 or more.

(f) Notices of Record Date. In the event of (i) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation, the Corporation shall mail to each holder of Series A Preferred Shares, at least twenty one (21) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation is expected to become effective, and (C) the date, if any, that is to be fixed, as of when the holders of record of common shares and Series A Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon a Liquidation; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights. Notwithstanding the foregoing, the record date for any dividends to be paid on the Series A Preferred Shares shall be ten (10) days prior to the dividend payment date for such dividends; provided, however, that such period may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights.

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(g) No Reissuance of Series A Preferred Shares. No Series A Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 2. Subject to the rights, privileges, restrictions and conditions of the Series A Preferred Shares set out in Section 1 hereof, the holders of the common shares shall be entitled to the following rights, privileges, restrictions and conditions:

(a) to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(b) to receive, subject to the rights of the holders of any other classes of shares, any dividend declared by the Corporation; and

(c) to receive, subject to the rights of the holders of any other classes of shares, the remaining property of the Corporation on Liquidation, whether voluntary or involuntary.

Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act.

[END OF SCHEDULE “A”]

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Industry Canada	Industrie Canada

Certificate of Incorporation	Certificat de constitution

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

SunOpta Bioprocess Inc.	666657-4

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the Canada Business Corporations Act.	Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constitués en société en vertu de la Loi canadienne sur les sociétés par actions.

/s/ Richard G. Shaw	December 1, 2006/ le 1 décembre 2006
Richard G. Shaw	Date of Incorporation - Date de constitution
Director - Directeur

Item 3 - Shares / Rubrique 3 - Actions

An unlimited number of common shares and an unlimited number of preference shares, issuable in series.

A.	Common Shares

The common shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Voting

Each holder of common shares shall be entitled to receive notice of and to attend all meetings of shareholders of the corporation, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to one vote in respect of each common share held by such holder.

2.	Dividends

Subject to the rights of the holders of the preference shares and the rights of the holders of any other class or series of shares ranking senior to the common shares, the holders of common shares shall be entitled to receive dividends if and when declared by the board of directors.

3.	Liquidation

In the event of any liquidation, dissolution or winding-up of the corporation or other distribution of the assets of the corporation among its shareholders for the purpose of winding-up Its affairs, the holders of common shares shall be entitled, subject to the rights of the holders of the preference shares and the rights of the holders of any other class or series of shares ranking senior to the common shares, to receive the remaining property or assets of the corporation.

B.	Preference Shares

The preference shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Directors’ Authority to Issue in One or More Series

The board of directors may Issue the preference shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such aeries including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series Including the designation, rights, privileges, restrictions and conditions determined by the board of directors.

2.	Ranking

No rights, privileges, restrictions or conditions attached to a series of preference shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of preference shares then outstanding. The preference shares shall be entitled to priority over the common shares and over any other shares of the corporation ranking junior to the preference shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, or any other distribution of the assets of the corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of preference shares are not paid in full, the preference shares of all series shall participate ratably in respect of such dividends. Including accumulations, if any, In accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the preference shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The preference shares of any series may also be given such other preferences, not inconsistent with this section, over the common shares and over any other shares ranking junior to the preference shares as may be determined in the case of such series of preference shares.

Item 4 - Restrictions on Share Transfers / Rubrique 4 - Restrictions sur le transfert des actions

None

Item 6 - Restrictions - Business / Rubrique 6 - Restrictions - activité commerciale

None

Item 7 - Other Provisions / Rubrique 7 - Autres dispositions

None

Industry Canada	Industrie Canada

Corporations Canada 9th floor Jean Edmonds Towers South 365 Laurier Avenue West Ottawa, Ontario K1A 0C8	Corporations Canada 9e étage Tour Jean Edmonds sud 365, avenue Laurier ouest Ottawa (Ontario) K1A 0C8

December 11, 2006 / le 11 décembre 2006	Your file - Votre référence

LAURA PORTER 416-361-4785 416-361-1790 lporter@wildlaw.ca	Our file - Notre référence [ILLEGIBLE]

Re - Objet: SunOpta Bioprocess Inc.

Enclosed herewith is the document issued in the above matter.	Vous trouverez oi-inclus le document émis dans l’affaire précitée.

A notice of issuance of CBCA documents will be published in the Monthly Transactions.	Un avis de l’émission de documents en vertu de la LCSA sera publié dans les Transactions mensuelles.

IF A NAME OR CHANGE OF NAME IS INVOLVED, THE FOLLOWING CAUTION SHOULD BE OBSERVED:	S’IL EST QUESTION D’UNE DÉNOMINATION SOCIALE OU D’UN CHANGEMENT DE DÉNOMINATION SOCIALE, L’AVERTISSEMENT SUIVANT DOIT ÉTRE RESPECTÉ:

This name is available for use as a corporate name subject to and conditional upon the applicants assuming full responsibility for any risk of confusion with existing business names and trade marks (including those set out in the relevant NUANS search report(s)). Acceptance of such responsibility will comprise an obligation to change the name to a dissimilar one in the event that representations are made and established that confusion is likely to occur. The use of any name granted is subject to the laws of the jurisdiction where the company carries on business.	[ILLEGIBLE]

We trust this is to your satisfaction.	Nous espérons le tout à votre satisfaction.

Email: corporations.efiling@ ic.gc.ca Internet: http://corporationscanada.ic.gc.ca

For the Director General, Corporations Canada	pour le Directeur général, Corporations Canada

SUNOPTA BIOPROCESS INC.

(the “Corporation”)

BY-LAW NO. 1

A by-law relating generally to the transaction of the business and affairs of the Corporation

CONTENTS

ARTICLE ONE	-	INTERPRETATION

ARTICLE TWO	-	BUSINESS OF THE CORPORATION

ARTICLE THREE	-	BORROWING AND SECURITIES

ARTICLE FOUR	-	DIRECTORS

ARTICLE FIVE	-	COMMITTEES

ARTICLE SIX	-	OFFICERS

ARTICLE SEVEN	-	PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

ARTICLE EIGHT	-	SHARES

ARTICLE NINE	-	DIVIDENDS AND RIGHTS

ARTICLE TEN	-	MEETINGS OF SHAREHOLDERS

ARTICLE ELEVEN	-	NOTICES

ARTICLE TWELVE	-	EFFECTIVE DATE

BE IT ENACTED as a by-law of the Corporation as follows:

ARTICLE ONE

INTERPRETATION

1.01 Definitions. In the by-laws of the Corporation, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, and any statute that may be substituted therefor, as from time to time amended;

“appoint” includes “elect” and vice versa;

“articles” means the articles of the Corporation as from time to time amended or restated;

“board” means the board of directors of the Corporation;

“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

“cheque” includes a draft;

“Corporation” means the corporation incorporated under the Act on December 1, 2006 and named SunOpta Bioprocess Inc.;

“meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders;

“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada) as from time to time amended;

“ordinary resolution” means a resolution (i) passed by a majority of the votes cast by the shareholders who voted in respect of that resolution; or (ii) signed by all of the shareholders entitled to vote on that resolution;

“person” includes an individual, partnership, association, body corporate, unincorporated organization and personal representative;

“recorded address” means (i) in the case of a shareholder, the address of the shareholder as recorded in the securities register; (ii) in the case of joint shareholders, the address of the joint shareholders appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and (iii) in the case of a director (subject to the provisions of section 11.01), officer, auditor or member of a committee of the board, the latest address of such person as recorded in the records of the Corporation;

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“resident Canadian” means an individual who is:

(a)	a Canadian citizen ordinarily resident in Canada;

(b)	a Canadian citizen not ordinarily resident in Canada who is a member of a class of persons prescribed in the regulations to the Act, as amended from time to time, or

(c)	a permanent resident within the meaning of the Immigration Act (Canada) and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which that person first became eligible to apply for Canadian citizenship;

“signing officer” means, in relation to any instrument, any person authorized to sign the instrument on behalf of the Corporation by or pursuant to section 2.04;

“special meeting of shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders;

“special resolution” means a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution; or (ii) signed by all the shareholders entitled to vote on that resolution; and

“unanimous shareholder agreement” means either (i) a lawful written agreement among all the shareholders of the Corporation, or among all the shareholders and one or more persons who are not shareholders, or (ii) a written declaration of the beneficial owner of all of the issued shares of the Corporation; in each case, that restricts, in whole or in part, the powers of the directors to manage, or supervise the management of, the business and affairs of the Corporation, as from time to time amended.

1.02 Interpretation. Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein.

1.03 Number. Words importing the singular number include the plural and vice versa.

1.04 Gender. Words importing gender include the masculine, feminine and neuter genders.

1.05 Headings. Headings are inserted in this by-law for reference purposes only and are not to be considered or taken into account in construing the terms or provisions hereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

1.06 Conflict with Unanimous Shareholder Agreement. Where any provision in the by-laws conflicts with any provision of a unanimous shareholder agreement, the provision of such unanimous shareholder agreement shall govern.

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ARTICLE TWO

BUSINESS OF THE CORPORATION

2.01 Registered Office. The registered office of the Corporation shall be at the province within Canada from time to time specified in the articles and at such place and address therein as the board may from time to time determine.

2.02 Corporate Seal. The corporate seal of the Corporation shall be in such form as the directors may by resolution from time to time adopt An instrument or agreement executed on behalf of the Corporation by a director, an officer or an agent of the Corporation is not invalid merely because the corporate seal, if adopted, is not affixed to it.

2.03 Financial Year. The financial year of the Corporation shall end on such date in each year as shall be determined from time to time by resolution of the directors.

2.04 Execution of Contracts, Etc. Contracts, documents or instruments in writing requiring the signature of me Corporation may be signed by any one director or officer, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any one or more officers or other persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

The corporate seal of the Corporation (if any) may be affixed to contracts, documents or instruments in writing signed by an officer or person appointed by resolution of the directors.

The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, immovable or movable, powers of attorney, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments or securities and all paper writings.

Without limiting the generality of the foregoing, any one director or officer are authorized to sell, assign, transfer, exchange, convert or convey all securities owned by or registered in the name of the Corporation and to sign and execute (under the corporate seal (if any) of the Corporation or otherwise) all assignments, transfers, conveyances, powers of attorney and other instruments that may be necessary for the purpose of selling, assigning, transferring, exchanging, converting or conveyancing any such securities.

The signature or signatures of any officer or director of the Corporation or any other officer or person appointed by resolution of the directors may be printed, engraved, lithographed or otherwise mechanically reproduced upon all contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation executed or issued by or on behalf of the Corporation and all contracts, documents or instruments in writing or securities of the Corporation on which the signature or signatures of any of the foregoing officers, directors or persons shall be so reproduced, by authorization by resolution of the directors, shall be deemed

4

to have been manually signed by such officers, directors or persons whose signature or signatures is or are so reproduced and shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that the officers, directors or persons whose signature or signatures is or are so reproduced may have ceased to hold office at the date of delivery or issue of such contracts, documents or instruments in writing or securities of the Corporation.

2.05 Banking Arrangements. The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other persons as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

2.06 Voting Securities in Other Issuers. The person authorized under section 2.04 may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the person executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the board may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.07 Divisions. The board may cause the business and operations of the Corporation or any part thereof to be divided or segregated into one or more divisions having regard to, without limitation, the character or type of businesses or operations, geographical territories, product lines or goods or services as the board may consider appropriate in each case. From time to time the board or, if authorized by the board, the chief executive officer may authorize, upon such basis as may be considered appropriate in each case:

(a)	Sub-Division and Consolidation - the further division of the business and operations of any such division into sub-units and the consolidation of the business and operations of any such divisions and sub-units;

(b)	Name - the designation of any such division or sub-unit by, and the carrying on of the business and operations of any such division or sub-unit under, a name other than the legal name of the Corporation; provided that the Corporation shall set out its legal name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the Corporation;

(c)	Officers - the appointment of officers for any such division or other sub-unit, the determination of their powers and duties, and the removal of any such officer so appointed, without prejudice to such officer’s rights under any employment contract or in law, provided that any such officers shall not, as such, be officers of the Corporation, unless expressly designated as such.

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ARTICLE THREE

BORROWING AND SECURITIES

3.01 Borrowing Power. Without limiting the borrowing powers of the Corporation as set forth in the Act, the board may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantees of the Corporation, whether secured or unsecured;

(c)	to the extent permitted by the Act, give a guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d)	charge, mortgage, hypothecate, pledge, or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation, including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee, or any other present or future indebtedness, liability or obligation of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3.02 Delegation. The board may from time to time delegate to a committee of the board, one or more directors or officers of the Corporation or any other person as may be designated by the board all or any of the powers conferred on the board by section 3.01 or by the Act to such extent and in such manner as the board shall determine at the time of each such delegation.

ARTICLE FOUR

DIRECTORS

4.01 Number of Directors and Quorum. Until changed in accordance with the Act, the board shall consist of not fewer than the minimum number and not more than the maximum number of directors provided for in the articles, Subject to section 4.08, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors or such greater number of directors as the board may from time to time determine.

4.02 Qualification. No person shall be qualified for election as a director if that person (i) is less than 18 years of age; (ii) is of unsound mind and has been so found by a court in Canada or elsewhere; (iii) is not an individual; or (iv) has the status of a bankrupt A director is not required to be a shareholder of the Corporation. At least 25% of the directors shall be resident

6

Canadians; provided that, if the Corporation has less than four directors, at least one director shall be a resident Canadian.

4.03 Election and Term. An election of directors shall take place at the first meeting and thereafter at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall, if a minimum and maximum number of directors is authorized, be the number of directors then in office unless the directors or the shareholders otherwise determine or shall, if a fixed number of directors is authorized, be such fixed number. The election shall be by ordinary resolution. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

4.04 Removal of Directors. Subject to the provisions of the Act, the shareholders may by ordinary resolution passed at a special meeting of shareholders called for such purpose remove any director from office and the vacancy created by such removal may be filled at the same meeting, failing which it may be filled by the board.

4.05 Termination of Office. A director ceases to hold office when the director (i) dies; (ii) is removed from office by the shareholders; (iii) ceases to be qualified for election as a director; or (iv) sends or delivers to the Corporation a written resignation or, if a time is specified in such resignation, at the time so specified, whichever is later.

4.06 Vacancies. Subject to the provisions of the Act, a quorum of the board may fill a vacancy in the board, except a vacancy resulting from an increase in the number or minimum number of directors specified in the articles or from a failure of the shareholders to elect the number or minimum number of directors specified in the articles. In the absence of a quorum of the board, or if the vacancy has arisen from a failure of the shareholders to elect the number or minimum number of directors specified in the articles, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy. If the directors fail to call a meeting or if there are no directors then in office, any shareholder may call the meeting. A director appointed or elected to fill a vacancy holds office for the unexpired term of that director’s predecessor.

4.07 Action by the Board. Subject to any unanimous shareholder agreement, the board shall manage, or supervise the management of, the business and affairs of the Corporation. Subject to sections 4.08 and 4.09, the powers of the board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the board. Where there is a vacancy in the board, the remaining directors may exercise all the powers of the board so long as a quorum remains in office. Where the Corporation has only one director, that director may constitute a meeting.

4.08 Canadian Resident Directors at Meetings. The board shall not transact business at a meeting, other than filling a vacancy in the board, unless (i) at least 25% of the directors present axe resident Canadians, or (ii) if the Corporation has less than four directors, at least one of the directors present is a resident Canadian, except where

7

(a)	a resident Canadian director who is unable to be present in person approves in writing or by telephonic, electronic or other communication facility the business transacted at the meeting; and

(b)	the required number of resident Canadian directors would have been present in person had that director been present at the meeting.

4.09 Participation. If all the directors of the Corporation consent, a director may participate in a meeting of the board or of a committee of the board by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board and of committees of the board.

4.10 Place of Meetings. Meetings of the board may be held at any place in or outside Canada.

4.11 Calling of Meetings. Meetings of the board shall be held from time to time at such time and at such place as the board, the chairman of the board, the managing director, the president or any two directors may determine.

4.12 Notice of Meeting. Notice of the time and place of each meeting of the board shall be given in the manner provided in Article Eleven to each director not less than 48 hours before the time when the meeting is to be held. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including, if required by the Act, any proposal to:

(a)	submit to the shareholders any question or matter requiring approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)	issue securities, except as authorized by the directors;

(d)	issue shares of a series, except as authorized by the directors;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(g)	pay a commission for the sale of shares, except as authorized by the directors;

(h)	approve a management proxy circular referred to in the Act;

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(i)	approve a take-over bid circular or directors’ circular referred to in the Act;

(j)	approve any annual financial statements referred to in the Act; or

(k)	adopt, amend or repeal by-laws.

4.13 First Meeting of New Board. Provided a quorum of directors is present, each newly elected board may hold its first meeting, without notice, immediately following the meeting of shareholders at which such board is elected.

4.14 Adjourned Meeting. Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.15 Regular Meetings. The board may appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

4.16 Chairman. The chairman of any meeting of the board shall be the first mentioned of the following officers as have been appointed and who is a director and is present at the meeting: chairman of the board, managing director (if any), president or a vice-president. If no such officer is present, the directors present shall choose one of their number to be chairman. If the secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a director, to act as secretary of the meeting.

4.17 Votes to Govern. At all meetings of the board, every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

4.18 Disclosure of Interest. A director or officer who is a party to, or who is a director or an officer (or acting in a similar capacity) of, or has a material interest in, any person who is a party to, a material contract or material transaction, whether made or proposed, with the Corporation shall disclose to the Corporation the nature and extent of the interest at the time and in the manner provided by the Act and such interest shall be entered in the minutes of the meetings of directors or otherwise noted in the records of the Corporation. Any such contract or transaction shall be referred to the board or shareholders for approval even if such contract or transaction is one that in the ordinary course of the Corporation’s business would not require approval by the board or shareholders. A director who has an interest in a material contract or material transaction, whether made or proposed, with the Corporation shall not vote on any resolution to approve the contract or transaction except as permitted by the Act,

4.19 Submission of Contracts or Transactions to Shareholders for Approval. The directors in their discretion may submit any contract, act or transaction for approval, ratification

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or confirmation at any meeting of the shareholders called for the purpose of considering the same and any contract, act or transaction that shall be approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act, the articles or the by-laws) shall be as valid and binding upon the Corporation and upon all the shareholders as though it has been approved, ratified and confirmed by every shareholder of the Corporation.

4.20 Remuneration and Expenses. Subject to any unanimous shareholder agreement, the directors shall be paid such remuneration for their services as the board may from time to time determine and such remuneration shall be in addition to the salary paid to any officer or employee of the Corporation who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on behalf of the Corporation other than the normal work ordinarily required of a director. The confirmation of any such resolution or resolutions by the shareholders shall not be required, except as required by law or regulation. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

ARTICLE FIVE

COMMITTEES

5.01 Committees of the Board. The board may from time to time appoint from their number one or more committees of the board, however designated, and delegate to any such committee any of the powers of the board except those which pertain to items which, under the Act, a committee of the board has no authority to exercise.

5.02 Audit Committee. If the Corporation is a distributing corporation and any of the issued securities remain outstanding and are held by more than one person, the board shall, and the board otherwise may, elect annually from among its number an audit committee to be composed of not fewer than 3 directors, a majority of whom re not officers or employees of the Corporation or any of its affiliates. Each member of the audit committee shall serve during the pleasure of the board and, in any event, only so long as the director shall be a director. The directors may fill vacancies in the audit committee by election from among their number. The audit committee shall have power to fix its quorum at not less than a majority of its members and to determine its own rules of procedure subject to any regulations imposed by the board from time to time and as provided in this section. The auditor of the Corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the Corporation, to attend and be heard thereat; and, if so requested by a member of the audit committee, shall attend every meeting of the audit committee held during the term of office of the auditor. The auditor of the Corporation or any member of the audit committee may call a meeting of the audit committee. The audit committee shall review the financial statements of the Corporation prior to approval thereof by the board and shall have such other powers and duties as from time to time by resolution be assigned to it by the board.

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5.03 Transaction of Business. Subject to the provisions of section 4.09, the powers of a committee of the board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of any such committee may be held at any place in or outside of Canada.

5.04 Advisory Bodies. The board may from time to time appoint such advisory bodies as it may deem advisable.

5.05 Procedure. Unless otherwise determined by the board, each committee and advisory body shall have power to fix its quorum (provided a quorum is not less than a majority of its members), to elect its chairman, and to regulate its procedure.

ARTICLE SIX

OFFICERS

6.01 Appointment. Subject to the articles or any unanimous shareholder agreement, the board may from time to time appoint a president, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers-powers to manage the business and affairs of the Corporation. Subject to sections 6.02 and 6.03, an officer may but need not be a director and one person may hold more than one office.

6.02 Chairman of the Board. The board may from time to time appoint a chairman of the board who shall be a director. If appointed, the board may assign to the chairman of the board any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the president, and the chairman of the board shall, subject to the provisions of the Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, the managing director, if any, or the president shall have the powers and duties of that office.

6.03 Managing Director. The board may from time to time appoint a managing director who shall be a resident Canadian and a director. If appointed, the managing director shall be the chief executive officer and, subject to the authority of the board, shall have general supervision of the business and affairs of the Corporation; and shall, subject to the provisions of the Act, have such other powers and duties as the board may specify. During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

6.04 President. If appointed, the president shall be the chief operating officer and, subject to the authority of the board, shall have general supervision of the business of the Corporation and shall have such other powers and duties as the board may specify. During the absence or

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disability of the managing director, or if no managing director has been appointed, the president shall also have the powers and duties of that office.

6.05 Vice-President. A vice-president shall have such powers and duties as the board or the chief executive officer may specify.

6.06 Secretary. The secretary shall enter or cause to be entered minutes of all proceedings of all meetings of the board, shareholders and committees of the board in records kept for that purpose; shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation, if any, and of all books, papers, records, documents, and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and shall have such other powers and duties as the board or the chief executive officer may specify.

6.07 Treasurer. The treasurer shall keep or cause to be kept proper accounting records in compliance with the Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; shall render or cause to be rendered to the board whenever required an account of all transactions of the treasurer and of the financial position of the Corporation; and shall have such other powers and duties as the board or the chief executive officer may specify.

6.08 Powers and Duties of Other Officers. The powers and duties of all other officers shall be such as the terms of their engagement call for or as the board or the chief executive officer may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board or the chief executive officer otherwise directs.

6.09 Variation of Powers and Duties. The board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

6.10 Term of Office. The board, in its discretion, may remove any officer of the Corporation, without prejudice to such officer’s rights under any employment contract; otherwise each officer appointed by the board shall hold office until the officer’s successor is appointed, or until the officer’s earlier resignation.

6.11 Terms of Employment and Remuneration. The terms of employment and the remuneration of an officer appointed by the board shall be settled by the board from time to time.

6.12 Disclosure of Interest. An officer shall disclose to the Corporation any interest in a material contract or material transaction, whether made or proposed, with the Corporation in accordance with section 4.18.

6.13 Agents and Attorneys. Subject to the provisions of the Act, the Corporation, by or under the authority of the board, shall have power from time to time to appoint agents or

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attorneys for the Corporation in or outside Canada with such powers of management, administration or otherwise (including the power to sub-delegate) as may be thought fit.

6.14 Fidelity Bonds. The board may require such officers, employees and agents of the Corporation as the board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the board may from time to time determine.

ARTICLE SEVEN

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

7.01 Limitation of Liability. Every director and officer of the Corporation shall, in exercising the powers and discharging the duties of office, act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

7.02 Indemnity. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, provided:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

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The Corporation shall also indemnify such individual in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any individual entitled to indemnity to claim indemnity apart from the provisions of this by-law.

7.03 Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any individual referred to in section 7.02 against such liabilities and in such amounts as the board may from time to time determine and as permitted by the Act.

ARTICLE EIGHT

SHARES

8.01 Allotment of Shares. Subject to the Act, the articles and any unanimous shareholder agreement, the board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

8.02 Commissions. The board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of the person purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

8.03 Registration of a Share Transfer. Subject to the provisions of the Act, no transfer of a share in respect of which a certificate has been issued shall be registered in a securities register except upon presentation of the certificate representing such share with an endorsement which complies with the Act made thereon ox delivered therewith duly executed by an appropriate person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the board may from time to time prescribe, upon payment of all applicable taxes and a reasonable fee (not to exceed the amount permitted by the Act) prescribed by the board, upon compliance with such restrictions on transfer as are authorized by the articles.

8.04 Transfer Agents and Registrars. The board may from time to time appoint one or more agents to maintain, in respect of each class of securities of the Corporation issued by it in registered form, a central securities register and one or more branch securities registers. Such a person may be designated as transfer agent or registrar according to the functions performed and one person may be designated both registrar and transfer agent The board may at any time terminate such appointment.

8.05 Non-Recognition of Trusts. Subject to the provisions of the Act the Corporation may treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation’s records or on the share certificate.

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8.06 Share Certificates. Every holder of one or more shares of the Corporation shall be entitled, at the holder’s option, to a share certificate, or to a non-transferable written certificate of acknowledgement of the holder’s right to obtain a share certificate, stating the number and class or series of shares held by the holder as shown on the securities register. Certificates and certificates of acknowledgement of a shareholder’s right to a share certificate, respectively, shall be in such form as the board may from time to time approve. Any share certificate shall be signed in accordance with section 2.04 and need not be under the corporate seal; provided that, unless the hoard otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar.

8.07 Replacement of Share Certificates. The board or any officer or agent designated by the board may direct the issue of a new share or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, destroyed or wrongfully taken on payment of such reasonable fee (not to exceed the amount permitted by the Act) and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

8.08 Joint Holders. If two or more persons are registered as joint holders of any share, the Corporation shall not be required to issue more than one certificate in respect thereof, and delivery of a certificate to one of several joint holder shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.09 Deceased Shareholders. In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make any dividend or other payments in respect thereof; except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

8.10 Enforcement of Lien for Indebtedness. Subject to the Act, if the articles of the Corporation provide that the Corporation has a lien on a share registered in the name of a shareholder or the shareholder’s personal representative for a debt of that shareholder to the Corporation, the directors may apply any dividends or other distributions paid or payable on or in respect of the share or shares in respect of which the Corporation has such a lien in repayment of the debt of that shareholder to the Corporation.

ARTICLE NINE

DIVIDENDS AND RIGHTS

9.01 Dividends. Subject to the provisions of the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the

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Corporation. The Corporation may pay dividends by issuing fully paid shares of the Corporation or, subject to the provisions of the Act, in money or property.

9.02 Dividend Cheques. A dividend payable in money shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which the dividend has been declared and mailed by prepaid ordinary mail to such registered holder at the recorded address of such holder, unless such holder otherwise directs. In the case of joint holders, the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of a cheque in accordance with this section, unless not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.03 Non-Receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent in accordance with section 9.02, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses, and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

9.04 Record Date for Dividends and Rights. The board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of the right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities; and notice of any such record date shall be given not less than 7 days before such record date in the manner provided for by the Act. If no record date is so fixed, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the board.

9.05 Unclaimed Dividends. Any dividend unclaimed after a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

ARTICLE TEN

MEETINGS OF SHAREHOLDERS

10.01 Annual Meetings. The annual meeting of shareholders shall be held at such time in each year and, subject to section 10.03, at such place as the board, the chairman of the board, the managing director, or the president may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing an auditor, and for the transaction of such other business as may properly be brought before the meeting.

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10.02 Special Meetings. The board, the chairman of the board, the managing director, or the president shall have power to call a special meeting of shareholders at any time.

10.03 Place of Meetings. Meetings of shareholders shall be held at (i) the registered office of the Corporation, (ii) at some other place in Canada as the board of directors may determine, or (iii) if all the shareholders entitled to vote at the meeting so agree, at some place outside Canada.

10.04 Meeting Held by Electronic Means. The directors or shareholders who call a meeting of shareholders pursuant to the Act, the articles or the by-laws may determine that the meeting shall be held, in accordance with the Act and the regulations thereto, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, provided the Corporation makes provision for electronic voting at such meeting in accordance with the Act and section 10.20.

10.05 Notice of Meetings. Notice of the time and place of each meeting of shareholders shall be given in the manner provided in Article Eleven not less than 10 nor more than 50 days before the date of the meeting to each director, the auditor, and each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting. Notice of a meeting of shareholders called for any purpose other than consideration of the financial statements and the auditor’s report thereon, the election of directors and the reappointment of the incumbent auditor shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting. A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of or otherwise consent to a meeting of shareholders.

10.06 List of Shareholders Entitled to Notice. For every meeting of shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the meeting. If a record date for the meeting is fixed pursuant to section 10.07, the shareholders listed shall be those registered at the close of business on such record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the meeting is given or, where no such notice is given, on the day on which the meeting is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the central securities register is maintained and at the meeting for which the list was prepared. Where a separate list of shareholders has not been prepared, the names of persons appearing in the securities register at the requisite time as the holder of one or more shares carrying the right to vote at such meeting shall be deemed to be a list of shareholders.

10.07 Record Date for Notice. The board may fix in advance a date, preceding the date of any meeting of shareholders by not more than 50 days and not less than 21 days, as a record date for the determination of the shareholders entitled to notice of the meeting. If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the list of shareholders, notice of a record date shall be

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given not less than 7 days before such record date, by newspaper advertisement in the manner provided in the Act. If no record date is so fixed, the record date for the determination of the shareholders entitled to receive notice of the meeting shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

10.08 Meetings Without Notice. A meeting of shareholders may be held without notice at any time and place permitted by the Act (a) if all the shareholders entitled to vote thereat are present in person or represented by proxy or if those not present or represented by proxy waive notice of or otherwise consent to such meeting being held, and (b) if the auditors and the directors are present or waive notice of or otherwise consent to such meeting being held; so long as such shareholders, auditors or directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. At such a meeting, any business may be transacted which the Corporation at a meeting of shareholders may transact. If the meeting is held at a place outside Canada, shareholders not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to the meeting being held at such place.

10.09 Chairman, Secretary and Scrutineers. The chairman of any meeting of shareholders shall be the first mentioned of the following officers as have been appointed and who is present at the meeting: chairman of the board, managing director, president, or a vice-president who is a shareholder. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If the secretary of the Corporation is absent, the chairman of the meeting shall appoint a person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairman of the meeting with the consent of the meeting.

10.10 Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under the Act, the articles or the by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

10.11 Participation in Meeting by Electronic Means. Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Act, by means of a telephonic, electronic or other communications facility that permits all participants to communicate adequately with each other during the meeting, provided the Corporation makes available such a communication facility. A person participating in a meeting by means of a telephonic, electronic or other communications facility is deemed to be present at the meeting and may vote, in accordance with the Act, by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

10.12 Quorum. Subject to the Act, a quorum for the transaction of business at any meeting of shareholders shall be a majority present in person, being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for an absent shareholder so entitled, and holding

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or representing by proxy not less than 51% of the outstanding shares entitled to vote at the meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented by proxy may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of any meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any other business.

10.13 Right to Vote. Subject to the provisions of the Act as to authorized representatives of any other body corporate or association, at any meeting of shareholders for which the Corporation has prepared the list referred to in section 10.06, every person who is named in such list shall be entitled to vote the shares shown thereon opposite that person’s name at the meeting to which such list relates except to the extent that, where the Corporation has fixed a record date in respect of such meeting pursuant to section 10.07, such person has transferred any shares after such record date and the transferee, having produced properly endorsed certificates evidencing such shares or having otherwise established ownership of such shares, has demanded not later than 10 days before the meeting that the transferee’s name be included in such list. In any such case, the transferee shall be entitled to vote the transferred shares at the meeting. At any meeting of shareholders for which the Corporation has not prepared the list referred to in section 10.06, every person shall be entitled to vote at the meeting who at the time of the commencement of the meeting is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

10.14 Proxyholders and Representatives. Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, to attend and act as that shareholder’s representative at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or the shareholder’s attorney and shall conform to the requirements of the Act.

Alternatively, every shareholder that is not an individual may authorize by resolution of its directors or governing body an individual to represent it at a meeting of shareholders and such individual may exercise on the shareholder’s behalf all the powers the shareholder could exercise if the shareholder were an individual shareholder. The authority of such an individual shall be established by depositing with the Corporation a certified copy of such resolution, or in such other manner as may be satisfactory to the secretary of the Corporation or the chairman of the meeting. Any such representative need not be a shareholder of the Corporation.

10.15 Time for Deposit of Proxies. The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in the notice or, if no time is specified in the notice, it has been received by the secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

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10.16 Joint Shareholders. If two or more persons hold shares jointly, any one of them present in person or duly represented by proxy at a meeting of shareholders may, in the absence of the other or, others, vote the shares; but if two or more of those persons are present in person or represented by proxy and vote, they shall vote as one the shares jointly held by them.

10.17 Votes to Govern. At any meeting of shareholders every question shall, unless otherwise required by the articles, the by-laws or by law, be determined by a majority of the votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote in addition to the vote or votes to which the chairman is entitled as a shareholder or proxy nominee.

10.18 Show of Hands. Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands, unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands, every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried, carried by a particular majority or defeated and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the question, and the result of the vote so taken shall be the decision of the shareholders upon the question.

10.19 Ballots. On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chairman of the meeting or any person who is present and entitled to vote, whether as shareholder or proxyholder, may demand a ballot on the question. A ballot so required or demanded shall be taken in such manner as the chairman of the meeting shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which that person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the question.

10.20 Electronic Voting. Notwithstanding sections 10.18 and 10.19, voting at a meeting of shareholders may be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes available such a communication facility, provided the facility (a) enables the votes to be gathered in a manner that permits their subsequent verification; and (b) permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each person entitled to vote on the question voted.

10.21 Adjournment. The chairman at a meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and place to place. If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. Subject to the Act, if a meeting of shareholders is

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adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

10.22 Resolution in Writing. A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditor in accordance with the Act.

10.23 Only One Shareholder. Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or duly represented by proxy constitutes a meeting.

ARTICLE ELEVEN

NOTICES

11.01 Method of Giving Notices. Any notice or document to be given pursuant to the Act, the articles or the by-laws to a shareholder or director of the Corporation may be sent by prepaid mail addressed to, or may be delivered personally to (a) the shareholder at the latest address of such shareholder as shown in the records of the Corporation or its transfer agent, and (b) the director at the latest address of such director as shown on the records of the Corporation or in the last notice of directors or notice of change of directors filed under the Act. Any notice or document sent in accordance with the foregoing to a shareholder or director of the Corporation is deemed to be received at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at the time or at all. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by the secretary to be reliable. The foregoing shall not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law.

11.02 Notice to Joint Holders. If two or more persons are registered as joint holders of any share, any notice shall he addressed to all of such joint holders but notice addressed to one of such persons shall be sufficient notice to all of them.

11.03 Computation of Time. In computing the date when notice must be given under any provision of the articles or the by-laws requiring a specified number of days notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

11.04 Undelivered Notices. If any notice given or document sent to a shareholder pursuant to section 11.01 is returned on two consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notices or send further documents to the shareholder until the shareholder informs the Corporation in writing of the shareholder’s new address.

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11.05 Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

11.06 Persons Entitled by Death or Operation of Law. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom that person derives title to such share prior to the name and address of that person being entered on the securities register (whether such notice was given before or after the happening of the event upon which the person became so entitled) and prior to the person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

11.07 Waiver of Notice. Any shareholder, proxyholder, other person entitled to attend a meeting of shareholders, director, officer, auditor or member of a committee of the board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to that person under any provision of the Act, the articles, the by-laws or otherwise, and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board or of a committee of the board which may be given in any manner.

ARTICLE TWELVE

EFFECTIVE DATE

12.01 Effective Date. This by-law shall come into force when made by the board in accordance with the Act.

MADE by the sole director the 1st day of December, 2006.

/s/ Jeremy Kendall
Jeremy Kendall

CONFIRMED by the sole shareholder in accordance with the Act the 1st day of December, 2006.

/s/ Jeremy Kendall
Jeremy Kendall

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Schedule 2.04: Amended Articles

The Articles of the Corporation are amended to:

1.	create the first series of preferred shares, consisting of up to 2,500,000 shares to be designated as Series A Preferred Shares and having the rights, privileges, restrictions and conditions set forth in Section 1 of Schedule “A”; and

2.	delete in their entirety the rights, privileges, restrictions and conditions attaching to the common shares as set forth in section of the articles of incorporation and replacing them with the rights, privileges, restrictions and conditions set forth in Section 2 of Schedule “A”.

SCHEDULE “A”

Section 1.	The preferences, rights, privileges and restrictions granted to, and imposed on, the Series A convertible preferred shares (the “Series A Preferred Shares”) are as follows:

(a) Dividends.

(1) The holders of Series A Preferred Shares shall be entitled to participate equally with the holders of common shares as to dividends, as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such dividend, and all dividends that the board of directors of the Corporation (the “Board of Directors”) may determine to declare and pay, out of any assets legally available therefor, shall be declared and paid at the same time on all Series A Preferred Shares and common shares at the time issued and outstanding without preference or distinction.

(2) In the event the Corporation shall declare a distribution to all holders of a class or series of shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such distribution.

(b) Liquidation Preference.

(1) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation (a “Liquidation”), whether voluntary or involuntary, and subject to Section 1(b)(4), the holders of the Series A Preferred Shares then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or property of the Corporation to the holders of any other shares of any series or classes of shares of the Corporation by reason of their ownership thereof, an amount per Series A Preferred Share equal to the sum of the original issue price of US$20.00 (the “Original Series A Issue Price”) per Series A Preferred Share (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends for each Series A Preferred Share then held by such holder (the “Series A Liquidation Preference”). If upon the occurrence of such event and after the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and property of the Corporation legally

11-A

available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the amount each such holder would have been entitled to receive if the Corporation’s assets were sufficient to permit distribution of the full Series A Liquidation Preference.

(2) Remaining Assets. Upon the completion of the distribution required by Section 1(b)(1) above, the holders of Series A Preferred Shares shall not be entitled to participate in any further distribution of the assets or property of the Corporation to its shareholders.

(3) Alternative Distribution Amount. Notwithstanding the foregoing, if the amount that would be distributed to the holders of Series A Preferred Shares would be greater if such Series A Preferred Shares had been converted into common shares in accordance with Section 1 (e) below immediately prior to such distribution, such holders of Series A Preferred Shares shall be entitled to receive such greater distribution in lieu of any other distribution under Section 1(b)(1) and Section 1(b)(2).

(4) Change of Control. A Change of Control (as defined below) shall be deemed to be a Liquidation, as such term is defined in Section 1(b)(1), unless the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares agree otherwise. For purposes hereof, “Change of Control” means: (i) any merger, consolidation, acquisition, or other form of corporate reorganization involving the Corporation and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger consolidation, acquisition or reorganization own less than fifty percent (50%) of the voting power of the surviving entity immediately after such merger consolidation, acquisition or reorganization; (ii) a sale, lease, exclusive license or other disposition to a third party of all or substantially all of the property or assets (including intellectual property assets) of the Corporation and its subsidiaries on a consolidated basis; (iii) any acquisition by any person (together with the affiliates of such person) of beneficial ownership of in excess of fifty percent (50%) of the equity of the Corporation or any material subsidiary of the Corporation; (iv) the redemption or repurchase of shares representing in excess of fifty percent (50%) of the voting power of the Corporation; or (v) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that a Change in Control shall not arise solely as a result of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof. The Corporation shall provide the holders of Series A Preferred Shares with at least twenty one (21) days written notice prior to the occurrence of a Change of Control.

(5) Valuation. Whenever the distribution provided for in this Section 1(b) shall be payable in property other than cash or securities, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. Whenever the distribution provided for in this Section 1(b) shall be payable in securities, such securities shall be valued as follows:

(i) Securities not subject to restrictions on free marketability:

A.	if listed or quoted on a recognized securities exchange or quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the date of the Liquidation;

B.	if actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of the Liquidation; and

C.	if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section l(b)(5)(i)A, Section l(b)(5)(i)B or Section l(b)(5)(i)C to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(6) Notice. The Corporation shall give each holder of record of Series A Preferred Shares written notice of such impending transaction not later than twenty one (21) days prior to the shareholders’ meeting called to approve such transaction, or twenty one (21) days prior to the date of such Liquidation, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 1(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation shall in no event take place sooner than twenty one (21) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares that are entitled to such notice rights or similar notice rights and representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(c) Redemption.

(1) Redemption on Change of Control. Upon receipt of notice of a proposed Change of Control in accordance with Section l(bX4), the holders of not less than fifty percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering such request to the Corporation at least ten (10) days prior to the Change of Control. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within ten (10) days following the Change of Control at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(2) Optional Redemption Right. At any time after June 7,2014, the holders of not less than fifty percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering one hundred eighty (180) days written notice of such request to the Corporation. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within one hundred eighty (180) days after receipt of the redemption request at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(3) Redemption Date. The “Redemption Date” with respect to any redemption of any Series A Preferred Share means the date specified in the notice of any redemption delivered by the holders of Series A Preferred Shares in accordance with Section 1(c) or Section 1(c)(2) or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless full payment for such Series A Preferred Share pursuant to Section 1(c) or Section 1(c)(2) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

(4) Redemption Payments. For each Series A Preferred Share that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) an amount in cash in immediately available funds as required pursuant to Section 1(c) or Section 1(c)(2). If the funds of the Corporation legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, and if there are insufficient assets of the Corporation available to redeem all of the Series A Preferred Shares to be so redeemed, the Series A Preferred Shares shall be redeemed on a pro rata basis, and at any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance of the Series A Preferred Shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed on a pro rata basis.

(5) Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number and applicable class of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(6) Dividends After Redemption Date. No Series A Preferred Share shall be entitled to any dividends declared after the date on which the amount due to the holder of such Series A Preferred Share pursuant to Section 1(c) or Section 1(c)(2) is paid to the holder of such Series A Preferred Share. On such date, all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall no longer be deemed to be issued and outstanding.

(7) Other Redemptions or Acquisitions. The Corporation shall not, and it shall not permit any subsidiary to, redeem or otherwise acquire any shares in the capital of the Corporation, except as expressly authorized herein or with the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(d) Voting Rights. Except as may be otherwise provided by applicable law, the holders of Series A Preferred Shares shall be entitled to receive notice of and attend all meetings of shareholders and to vote, together with the holders of common shares as one class, on all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to the number of votes equal to the number of common shares that would be issuable to such holder if all the Series A Preferred Shares held by such holder were converted into the number of common shares issuable pursuant to Section 1 (e) below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written resolution of shareholders is first executed. Notwithstanding anything herein or in the Canada Business Corporations Act (the “Act”), to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A

Preferred Shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A Preferred Shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act.

(e) Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows:

(1) Optional Conversion. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and non-assessable common shares as is determined by dividing,

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by,

(ii)	the Conversion Price (as defined below in this Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

provided that the minimum number of Series A Preferred Shares that may be converted at any one time is a number of shares with an aggregate Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) of US$50,000 or such lesser number of shares as may be held by any holder at the time of any such conversion.

The “Conversion Price” in respect of each Series A Preferred Share shall be the Original Series A Issue Price. The Conversion Price for the Series A Preferred Shares shall be adjusted from time to time as hereinafter provided. On the conversion of any Series A Preferred Shares in accordance with this Section, any declared and unpaid dividends on such Series A Preferred Shares included in the calculation of the number of common shares issuable upon such conversion shall be deemed to be paid and satisfied by the Corporation.

(2) Automatic Conversion. Each Series A Preferred Share together with declared but unpaid dividends shall automatically be converted into such number of fully paid and non-assessable common shares as is determined by dividing:

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by

(ii)	the Conversion Price (as defined above in Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

upon the earlier of (i) the closing of the sale of the Corporation’s common shares pursuant to a public offering underwritten by one or more nationally recognized underwriters registered under the Securities Act of 1933, as amended, or pursuant to a prospectus filed under applicable Canadian securities laws, and

1-G

resulting in the listing of the common shares on the Nasdaq Global Market, New York Stock Exchange, Toronto Stock Exchange or London Stock Exchange, in which the aggregate gross proceeds to the Corporation exceed US$50,000,000 (a “Qualified Public Offering”): or (ii) on the date specified by written resolution or agreement of the holders of not less than fifty percent (50%) of the then outstanding Series A Preferred Shares.

(3) Mechanics of Conversion.

(i) Optional Conversion. Before any holder of Series A Preferred Shares shall be entitled to convert the same into common shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for common shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, a certificate or certificates for the number of common shares to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the common shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such common shares on such date. In the event of a Liquidation, the optional conversion right provided for in Section 1(e)(1) shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable pursuant to the Liquidation to the holders of Series A Preferred Shares.

(ii) Automatic Conversion. The Corporation shall not be obligated to issue certificates evidencing the common shares issuable upon the automatic conversion of the Series A Preferred Shares unless the certificates evidencing such Series A Preferred Shares are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its counsel to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Shares, the holders thereof shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Shares or common shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of common shares into which the Series A Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

(4) Adjustments. The Conversion Price and the number of common shares issuable upon conversion of any Series A Preferred Shares pursuant to Section 1(e)(1) or Section 1(e)(2) shall be subject to adjustment as follows:

(i) Adjustment for Stock Splits and Combinations. If the Corporation effects a split or subdivision of the outstanding common shares, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation combines the outstanding common shares into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustments for Reclassification, Exchange and Substitution. In the event the common shares issuable upon the conversion of the Series A Preferred Shares are changed into the same or a different number of shares of any class or series, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1(e)), then and in any such event each holder of Series A Preferred Shares shall have the right thereafter to receive, upon the conversion in exchange for common shares of such Series A Preferred Shares, the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of common shares into which such Series A Preferred Shares shall be convertible or redeemable, all subject to further adjustment as provided herein.

(iii) Reorganizations, Mergers, Consolidations or Sales of Assets. Subject to the provisions hereof applicable to any Change of Control, if there is a capital reorganization of the common shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1(e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive, upon the conversion for common shares of such Series A Preferred Shares, the number of shares or other securities or property to which a holder of the number of common shares issuable upon such conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 1(e) with respect to the rights of the holders of such Series A Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 1(e) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series A Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

(5) Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of common shares issuable upon conversion of the Series A Preferred Shares, the Corporation, at its expense and upon the request of any holder of Series A Preferred Shares, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the financial statements of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Shares at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(6) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Preferred Shares. If more than one Series A Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered. No cash or other consideration shall be payable in lieu of any fractional share to which the holder would otherwise be entitled.

(7) Reservation of Shares Issuable. The Corporation shall at all times reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of common shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of shares of authorized but unissued common shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued common shares to such number of shares as shall be sufficient for such purpose.

(8) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon gross receipts or income) and other governmental charges that may be imposed with respect to the issue or delivery of common shares upon conversion of Series A Preferred Shares, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of common shares in a name other than that in which the Series A Preferred Shares so converted were registered.

(9) No Dilution or Impairement. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms required to be observed or performed by the Corporation pursuant to these provisions, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against dilution or other impairment

(10) Rounding of Calculations; Minimum Adjustment. Any provision of this Section 1(e) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than US$0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate US$0.01 or more.

(f) Notices of Record Date. In the event of (i) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation, the Corporation shall mail to each holder of Series A Preferred Shares, at least twenty one (21) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation is expected to become effective, and (C) the date, if any, that is to be fixed, as of when the holders of record of common shares and Series A Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon a Liquidation; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights. Notwithstanding the foregoing, the record date for any dividends to be paid on the Series A Preferred Shares shall be ten (10) days prior to the dividend payment date for such dividends; provided, however, that such period may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights.

(g) No Reissuance of Series A Preferred Shares. No Series A Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 2. Subject to the rights, privileges, restrictions and conditions of the Series A Preferred Shares set out in Section 1 hereof, the holders of the common shares shall be entitled to the fallowing rights, privileges, restrictions and conditions:

(a) to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(b) to receive, subject to the rights of the holders of any other classes of shares, any dividend declared by the Corporation; and

(c) to receive, subject to the rights of the holders of any other classes of shares, the remaining property of the Corporation on Liquidation, whether voluntary or involuntary.

Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act.

SCHEDULE 3.02(1)(e)

SBI Share Capital

•	See attached.

Item 3 - Shares / Rubrique 3 - Actions

An unlimited number of common shares and an unlimited number of preference shares, issuable in series.

A.	Common Shares

The common shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Voting

Each holder of common shares shall be entitled to receive notice of and to attend all meetings of shareholders of the corporation, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to one vote in respect of each common share held by such holder.

2.	Dividends

Subject to the rights of the holders of the preference shares and the rights of the holders of any other class or series of shares ranking senior to the common shares, the holders of common shares shall be entitled to receive dividends if and when declared by the board of directors.

3.	Liquidation

In the event of any liquidation, dissolution or winding-up of the corporation or other distribution of the assets of the corporation among its shareholders for the purpose of winding-up Its affairs, the holders of common shares shall be entitled, subject to the rights of the holders of the preference shares and the rights of the holders of any other class or series of shares ranking senior to the common shares, to receive the remaining property or assets of the corporation.

B.	Preference Shares

The preference shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Directors’ Authority to Issue in One or More Series

The board of directors may issue the preference shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series Including the designation, rights, privileges, restrictions and conditions determined by the board of directors.

2.	Ranking

No rights, privileges, restrictions or conditions attached to a series of preference shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of preference shares than outstanding. The preference shares shall be entitled to priority over the common shares and over any other shares of the corporation ranking junior to the preference shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, or any other distribution of the assets of the corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of preference shares are not paid in full, the preference shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the preference shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The preference shares of any series may also be given such other preferences, not inconsistent with this section, over the common shares and over any other shares ranking junior to the preference shares as may be determined in the case of such series of preference shares.

Item 4 - Restrictions on Share Transfers / Rubrique 4 - Restrictions sur le transfert des actions

None

Schedule 2.04: Amended Articles

The Articles of the Corporation are amended to:

1.	create the first series of preferred shares, consisting of up to 2,500,000 shares to be designated as Series A Preferred Shares and having the rights, privileges, restrictions and conditions set forth in Section 1 of Schedule “A”; and

2.	delete in their entirety the rights, privileges, restrictions and conditions attaching to the common shares as set forth in section of the articles of incorporation and replacing them with the rights, privileges, restrictions and conditions set forth in Section 2 of Schedule “A”.

SCHEDULE “A”

Section 1.	The preferences, rights, privileges and restrictions granted to, and imposed on, the Series A convertible preferred shares (the “Series A Preferred Shares”) are as follows:

(a) Dividends.

(1) The holders of Series A Preferred Shares shall be entitled to participate equally with the holders of common shares as to dividends, as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such dividend, and all dividends that the board of directors of the Corporation (the “Board of Directors”) may determine to declare and pay, out of any assets legally available therefor, shall be declared and paid at the same time on all Series A Preferred Shares and common shares at the time issued and outstanding without preference or distinction.

(2) In the event the Corporation shall declare a distribution to all holders of a class or series of shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such distribution.

(b) Liquidation Preference.

(1) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation (a “Liquidation”), whether voluntary or involuntary, and subject to Section 1(b)(4), the holders of the Series A Preferred Shares then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or property of the Corporation to the holders of any other shares of any series or classes of shares of the Corporation by reason of their ownership thereof, an amount per Series A Preferred Share equal to the sum of the original issue price of US$20.00 (the “Original Series A Issue Price”) per Series A Preferred Share (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends for each Series A Preferred Share then held by such holder (the “Series A Liquidation Preference”). If upon the occurrence of such event and after the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and property of the Corporation legally

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available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the amount each such holder would have been entitled to receive if the Corporation’s assets were sufficient to permit distribution of the full Series A Liquidation Preference.

(2) Remaining Assets. Upon the completion of the distribution required by Section 1(b)(1) above, the holders of Series A Preferred Shares shall not be entitled to participate in any further distribution of the assets or property of the Corporation to its shareholders.

(3) Alternative Distribution Amount. Notwithstanding the foregoing, if the amount that would be distributed to the holders of Series A Preferred Shares would be greater if such Series A Preferred Shares had been converted into common shares in accordance with Section 1(e) below immediately prior to such distribution, such holders of Series A Preferred Shares shall be entitled to receive such greater distribution in lieu of any other distribution under Section 1(b)(1) and Section 1(b)(2).

(4) Change of Control. A Change of Control (as defined below) shall be deemed to be a Liquidation, as such term is defined in Section 1(b)(1), unless the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares agree otherwise. For purposes hereof, “Change of Control” means: (i) any merger, consolidation, acquisition, or other form of corporate reorganization involving the Corporation and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger consolidation, acquisition or reorganization own less than fifty percent (50%) of the voting power of the surviving entity immediately after such merger consolidation, acquisition or reorganization; (ii) a sale, lease, exclusive license or other disposition to a third party of all or substantially all of the property or assets (including intellectual property assets) of the Corporation and its subsidiaries on a consolidated basis; (iii) any acquisition by any person (together with the affiliates of such person) of beneficial ownership of in excess of fifty percent (50%) of the equity of the Corporation or any material subsidiary of the Corporation; (iv) the redemption or repurchase of shares representing in excess of fifty percent (50%) of the voting power of the Corporation; or (v) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that a Change in Control shall not arise solely as a result of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof. The Corporation shall provide the holders of Series A Preferred Shares with at least twenty one (21) days written notice prior to the occurrence of a Change of Control.

(5) Valuation. Whenever the distribution provided for in this Section 1(b) shall be payable in property other than cash or securities, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. Whenever the distribution provided for in this Section 1(b) shall be payable in securities, such securities shall be valued as follows:

(i) Securities not subject to restrictions on free marketability:

A.	if listed or quoted on a recognized securities exchange or quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the date of the Liquidation;

B.	if actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of the Liquidation; and

C.	if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section l(b)(5)(i)A, Section l(b)(5)(i)B or Section 1(b)(5)(i)C to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(6) Notice. The Corporation shall give each holder of record of Series A Preferred Shares written notice of such impending transaction not later than twenty one (21) days prior to the shareholders’ meeting called to approve such transaction, or twenty one (21) days prior to the date of such Liquidation, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 1(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation shall in no event take place sooner than twenty one (21) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares that are entitled to such notice rights or similar notice rights and representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(c) Redemption.

(1) Redemption on Change of Control. Upon receipt of notice of a proposed Change of Control in accordance with Section 1(b)(4), the holders of not less than fifty percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering such request to the Corporation at least ten (10) days prior to the Change of Control. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within ten (10) days following the Change of Control at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(2) Optional Redemption Right. At any time after June 7, 2014, the holders of not less than fifty percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering one hundred eighty (180) days written notice of such request to the Corporation. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within one hundred eighty (180) days after receipt of the redemption request at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(3) Redemption Date. The “Redemption Date” with respect to any redemption of any Series A Preferred Share means the date specified in the notice of any redemption delivered by the holders of Series A Preferred Shares in accordance with Section 1(c) or Section 1(c)(2) or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless full payment for such Series A Preferred Share pursuant to Section 1(c) or Section 1(c)(2) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

(4) Redemption Payments. For each Series A Preferred Share that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) an amount in cash in immediately available funds as required pursuant to Section 1(c) or Section 1(c)(2). If the funds of the Corporation legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, and if there are insufficient assets of the Corporation available to redeem all of the Series A Preferred Shares to be so redeemed, the Series A Preferred Shares shall be redeemed on a pro rata basis, and at any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance of the Series A Preferred Shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed on a pro rata basis.

(5) Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number and applicable class of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(6) Dividends After Redemption Date. No Series A Preferred Share shall be entitled to any dividends declared after the date on which the amount due to the holder of such Series A Preferred Share pursuant to Section 1(c) or Section 1(c)(2) is paid to the holder of such Series A Preferred Share. On such date, all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall no longer be deemed to be issued and outstanding.

(7) Other Redemptions or Acquisitions. The Corporation shall not, and it shall not permit any subsidiary to, redeem or otherwise acquire any shares in the capital of the Corporation, except as expressly authorized herein or with the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(d) Voting Rights. Except as may be otherwise provided by applicable law, the holders of Series A Preferred Shares shall be entitled to receive notice of and attend all meetings of shareholders and to vote, together with the holders of common shares as one class, on all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to the number of votes equal to the number of common shares that would be issuable to such holder if all the Series A Preferred Shares held by such holder were converted into the number of common shares issuable pursuant to Section 1(e) below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written resolution of shareholders is first executed. Notwithstanding anything herein or in the Canada Business Corporations Act (the “Act”), to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A

Preferred Shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A Preferred Shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act.

(e) Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows:

(l) Optional Conversion. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and non-assessable common shares as is determined by dividing,

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by,

(ii)	the Conversion Price (as defined below in this Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

provided that the minimum number of Series A Preferred Shares that may be converted at any one time is a number of shares with an aggregate Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) of US$50,000 or such lesser number of shares as may be held by any holder at the time of any such conversion.

The “Conversion Price” in respect of each Series A Preferred Share shall be the Original Series A Issue Price. The Conversion Price for the Series A Preferred Shares shall be adjusted from time to time as hereinafter provided. On the conversion of any Series A Preferred Shares in accordance with this Section, any declared and unpaid dividends on such Series A Preferred Shares included in the calculation of the number of common shares issuable upon such conversion shall be deemed to be paid and satisfied by the Corporation.

(2) Automatic Conversion. Each Series A Preferred Share together with declared but unpaid dividends shall automatically be converted into such number of fully paid and non-assessable common shares as is determined by dividing:

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by

(ii)	the Conversion Price (as defined above in Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

upon the earlier of (i) the closing of the sale of the Corporation’s common shares pursuant to a public offering underwritten by one or more nationally recognized underwriters registered under the Securities Act of 1933, as amended, or pursuant to a prospectus filed under applicable Canadian securities laws, and

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resulting in the listing of the common shares on the Nasdaq Global Market, New York Stock Exchange, Toronto Stock Exchange or London Stock Exchange, in which the aggregate gross proceeds to the Corporation exceed US$50,000,000 (a “Qualified Public Offering”); or (ii) on the date specified by written resolution or agreement of the holders of not less than fifty percent (50%) of the then outstanding Series A Preferred Shares.

(3) Mechanics of Conversion.

(i) Optional Conversion. Before any holder of Series A Preferred Shares shall be entitled to convert the same into common shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for common shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, a certificate or certificates for the number of common shares to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the common shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such common shares on such date. In the event of a Liquidation, the optional conversion right provided for in Section 1(e)(1) shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable pursuant to the Liquidation to the holders of Series A Preferred Shares.

(ii) Automatic Conversion. The Corporation shall not be obligated to issue certificates evidencing the common shares issuable upon the automatic conversion of the Series A Preferred Shares unless the certificates evidencing such Series A Preferred Shares are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its counsel to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Shares, the holders thereof shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Shares or common shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of common shares into which the Series A Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

(4) Adjustments. The Conversion Price and the number of common shares issuable upon conversion of any Series A Preferred Shares pursuant to Section 1(e)(1) or Section 1(e)(2) shall be subject to adjustment as follows:

(i) Adjustment for Stock Splits and Combinations. If the Corporation effects a split or subdivision of the outstanding common shares, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation combines the outstanding common shares into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustments for Reclassification, Exchange and Substitution. In the event the common shares issuable upon the conversion of the Series A Preferred Shares are changed into the same or a different number of shares of any class or series, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1(e)), then and in any such event each holder of Series A Preferred Shares shall have the right thereafter to receive, upon the conversion in exchange for common shares of such Series A Preferred Shares, the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of common shares into which such Series A Preferred Shares shall be convertible or redeemable, all subject to further adjustment as provided herein.

(iii) Reorganizations, Mergers, Consolidations or Sales of Assets. Subject to the provisions hereof applicable to any Change of Control, if there is a capital reorganization of the common shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1(e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive, upon the conversion for common shares of such Series A Preferred Shares, the number of shares or other securities or property to which a holder of the number of common shares issuable upon such conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 1(e) with respect to the rights of the holders of such Series A Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 1(e) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series A Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

(5) Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of common shares issuable upon conversion of the Series A Preferred Shares, the Corporation, at its expense and upon the request of any holder of Series A Preferred Shares, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the financial statements of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Shares at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(6) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Preferred Shares. If more than one Series A Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered. No cash or other consideration shall be payable in lieu of any fractional share to which the holder would otherwise be entitled.

(7) Reservation of Shares Issuable. The Corporation shall at all times reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of common shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of shares of authorized but unissued common shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued common shares to such number of shares as shall be sufficient for such purpose.

(8) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon gross receipts or income) and other governmental charges that may be imposed with respect to the issue or delivery of common shares upon conversion of Series A Preferred Shares, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of common shares in a name other than that in which the Series A Preferred Shares so converted were registered.

(9) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms required to be observed or performed by the Corporation pursuant to these provisions, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against dilution or other impairment.

(10) Rounding of Calculations; Minimum Adjustment. Any provision of this Section 1(e) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than US$0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate US$0.01 or more.

(f) Notices of Record Date. In the event of (i) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation, the Corporation shall mail to each holder of Series A Preferred Shares, at least twenty one (21) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation is expected to become effective, and (C) the date, if any, that is to be fixed, as of when the holders of record of common shares and Series A Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon a Liquidation; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights. Notwithstanding the foregoing, the record date for any dividends to be paid on the Series A Preferred Shares shall be ten (10) days prior to the dividend payment date for such dividends; provided, however, that such period may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights.

(g) No Reissuance of Series A Preferred Shares. No Series A Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 2. Subject to the rights, privileges, restrictions and conditions of the Series A Preferred Shares set out in Section 1 hereof the holders of the common shares shall be entitled to the following rights, privileges, restrictions and conditions:

(a) to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(b) to receive, subject to the rights of the holders of any other classes of shares, any dividend declared by the Corporation; and

(c) to receive, subject to the rights of the holders of any other classes of shares, the remaining property of the Corporation on Liquidation, whether voluntary or involuntary.

Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(1)(a), (b), or (e) of the Act.

Schedule “A”

The articles of the Corporation be amended as follows:

(a)	create the first series of the preferred shares, which shall consist of up to 2,500,000 shares to be designated as Series A Preferred Shares and having the rights, privileges, restrictions and conditions set forth in Section 1 below; and

(b)	delete in their entirety the rights, privileges, restrictions and conditions attaching to the common shares as set forth in Item 3A of the articles of incorporation and replacing them with the rights, privileges, restrictions and conditions set forth in Section 2 below.

Section 1. The preferences, rights, privileges and restrictions granted to, and imposed on, the Series A convertible preferred shares (the “Series A Preferred Shares”) are as follows:

(a) Dividends.

(1) The holders of Series A Preferred Shares shall be entitled to participate equally with the holders of common shares as to dividends, as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such dividend, and all dividends that the board of directors of the Corporation (the “Board of Directors”) may determine to declare and pay, out of any assets legally available therefor, shall be declared and paid at the same time on all Series A Preferred Shares and common shares at the time issued and outstanding without preference or distinction.

(2) In the event the Corporation shall declare a distribution to all holders of a class or series of shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or. evidences of indebtedness, then, in each such case the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Shares were the holders of the number of common shares of the Corporation into which their respective Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of common shares of the Corporation entitled to receive such distribution.

(b) Liquidation Preference.

(1) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation (a “Liquidation”), whether, voluntary or involuntary, and subject to Section 1(b)(4), the holders of the Series A Preferred Shares then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or property of the Corporation to the holders of any other shares of any series or classes of shares of the Corporation by reason of their ownership thereof, an amount per Series A Preferred Share equal to the sum of the original issue price of US$20.00 (the “Original Series A Issue Price”) per Series A Preferred Share (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends for each Series A

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Preferred Share then held by such holder (the “Series A Liquidation Preference”). If upon the occurrence of such event and after the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and property of the Corporation legally available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the amount each such holder would have been entitled to receive if the Corporation’s assets were sufficient to permit distribution of the full Series A Liquidation Preference.

(2) Remaining Assets. Upon the completion of the distribution required by Section 1(b)(1) above, the holders of Series A Preferred Shares shall not be entitled to participate in any further distribution of the assets or property of the Corporation to its shareholders.

(3) Alternative Distribution Amount. Notwithstanding the foregoing, if the amount that would be distributed to the holders of Series A Preferred Shares would be greater if such Series A Preferred Shares had been converted into common shares in accordance with Section 1(e) below immediately prior to such distribution, such holders of Series A Preferred Shares shall be entitled to receive such greater distribution in lieu of any other distribution under Section 1(b)(1) and Section 1(b)(2).

(4) Change of Control. A Change of Control (as defined below) shall be deemed to be a Liquidation, as such term is defined in Section 1(b)(1), unless the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares agree otherwise. For purposes hereof, “Change of Control” means: (i) any merger, consolidation, acquisition, or other form of corporate reorganization involving the Corporation and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger consolidation, acquisition or reorganization own less than fifty percent (50%) of the voting power of the surviving entity immediately after such merger consolidation, acquisition or reorganization; (ii) a sale, lease, exclusive license or other disposition to a third party of all or substantially all of the property or assets (including intellectual property assets) of the Corporation and its subsidiaries on a consolidated basis; (iii) any acquisition by any person (together with the affiliates of such person) of beneficial ownership of in excess of fifty percent (50%) of the equity of the Corporation or any material subsidiary of the Corporation; (iv) the redemption or repurchase of shares representing in excess of fifty percent (50%) of the voting power of the Corporation; or (v) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that a Change in Control shall not arise solely as a result of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof. The Corporation shall provide the holders of Series A Preferred Shares with at least twenty one (21) days written notice prior to the occurrence of a Change of Control.

(5) Valuation. Whenever the distribution provided for in this Section 1(b) shall be payable in property other than cash or securities, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

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Whenever the distribution provided for in this Section 1(b) shall be payable in securities, such securities shall be valued as follows:

(i) Securities not subject to restrictions on free marketability:

A.	if listed or quoted on a recognized securities exchange or quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the date of the Liquidation;

B.	if actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of the Liquidation; and

C.	if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section l(b)(5)(i)A, Section l(b)(5)(i)B or Section 1(b)(5)(i)C to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(6) Notice. The Corporation shall give each holder of record of Series A Preferred Shares written notice of such impending transaction not later than twenty one (21) days prior to the shareholders’ meeting called to approve such transaction, or twenty one (21) days prior to the date of such Liquidation, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 1(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation shall in no event take place sooner than twenty one (21) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares that are entitled to such notice rights or similar notice rights and representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(c) Redemption.

(1) Redemption on Change of Control. Upon receipt of notice of a proposed Change of Control in accordance with Section 1(b)(4), the holders of not less than fifty

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percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering such request to the Corporation at least ten (10) days prior to the Change of Control. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within ten (10) days following the Change of Control at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(2) Optional Redemption Right. At any time after June 7, 2014, the holders of not less than fifty percent (50%) of the Series A Preferred Shares then outstanding may request redemption of all Series A Preferred Shares by delivering one hundred eighty (180) days written notice of such request to the Corporation. As soon as practicable following receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Shares. The Corporation shall be required to redeem all Series A Preferred Shares within one hundred eighty (180) days after receipt of the redemption request at a price per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalization or the like) plus all declared but unpaid dividends for each such Series A Preferred Share.

(3) Redemption Date. The “Redemption Date” with respect to any redemption of any Series A Preferred Share means the date specified in the notice of any redemption delivered by the holders of Series A Preferred Shares in accordance with Section 1(c)(1) or Section 1(c)(2) or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless full payment for such Series A Preferred Share pursuant to Section 1(c)(1) or Section 1(c)(2) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

(4) Redemption Payments. For each Series A Preferred Share that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) an amount in cash in immediately available funds as required pursuant to Section 1(c)(1) of Section 1(c)(2). If the funds of the Corporation legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, and if there are insufficient assets of the Corporation available to redeem all of the Series A Preferred Shares to be so redeemed, the Series A Preferred Shares shall be redeemed on a pro rata basis, and at any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance, of the Series A Preferred Shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed on a pro rata basis.

(5) Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number and applicable class of unredeemed Series A Preferred Shares shall be issued to the holder

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thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(6) Dividends After Redemption Date. No Series A Preferred Share shall be entitled to any dividends declared after the date on which the amount due to the holder of such Series A Preferred Share pursuant to Section 1(c)(1) or Section 1(c)(2) is paid to the holder of such Series A Preferred Share. On such date, all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall no longer be deemed to be issued and outstanding.

(7) Other Redemptions or Acquisitions. The Corporation shall not, and it shall not permit any subsidiary to, redeem or otherwise acquire any shares in the capital of the Corporation, except as expressly authorized herein or with the written consent of the holders of Series A Preferred Shares representing not less than, fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares.

(d) Voting Rights. Except as may be otherwise provided by applicable law, the holders of Series A Preferred Shares shall be entitled to receive notice of and attend all meetings of shareholders and to vote, together with the holders of common shares as one class, on all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to the number of votes equal to the number of common shares that would be issuable to such holder if all the Series A Preferred Shares held by such holder were converted into the number of common shares issuable pursuant to Section 1(e) below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written resolution of shareholders is first executed. Notwithstanding anything herein or in the Canada Business Corporations Act (the “Act”), to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A Preferred Shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(1)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of Series A Preferred Shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of Series A Preferred Shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(1)(a), (b), or (e) of the Act.

(e) Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows:

(1) Optional Conversion. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and non-assessable common shares as is determined by dividing,

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends,

1-E

recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by,

(ii)	the Conversion Price (as defined below in this Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

provided that the minimum number of Series A Preferred Shares that may be converted at any one time is a number of shares with an aggregate Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) of US$50,000 or such lesser number of shares as may be held by any holder at the time of any such conversion.

The “Conversion Price” in respect of each Series A Preferred Share shall be the Original Series A Issue Price. The Conversion Price for the Series A Preferred Shares shall be adjusted from time to time as hereinafter provided. On the conversion of any Series A Preferred Shares in accordance with this Section, any declared and unpaid dividends on such Series A Preferred Shares included in the calculation of the number of common shares issuable upon such conversion shall be deemed to be paid and satisfied by the Corporation.

(2) Automatic Conversion. Each Series A Preferred Share together with declared but unpaid dividends shall automatically be converted into such number of fully paid and non-assessable common shares as is determined by dividing:

(i)	the sum of the Original Series A Issue Price (as adjusted for any stock splits, stock consolidations, stock dividends, recapitalizations or the like) and all declared but unpaid dividends on each Series A Preferred Share by

(ii)	the Conversion Price (as defined above in Section 1(e)(1)) then in effect on the date the certificate is surrendered for conversion,

upon the earlier of (i) the closing of the sale of the Corporation’s common shares pursuant to a public offering underwritten by one or more nationally recognized underwriters registered under the. Securities Act of 1933, as amended, or pursuant to a prospectus filed under applicable Canadian securities laws, and resulting in the listing of the common shares on the Nasdaq Global Market, New York Stock Exchange, Toronto Stock Exchange or London Stock Exchange, in which the aggregate gross proceeds to the Corporation exceed US$50,000,000 (a “Qualified Public Offering”); or (ii) on the date specified by written resolution or agreement of the holders of not less than fifty percent (50%) of the then outstanding Series A Preferred Shares.

(3) Mechanics of Conversion.

(i) Optional Conversion. Before any holder of Series A Preferred Shares shall be entitled to convert the same into common shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes

1-F

the certificate or certificates for common shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, a certificate or certificates for the number of common shares to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the common shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such common shares on such date. In the event of a Liquidation, the optional conversion right provided for in Section 1(e)(1) shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable pursuant to the Liquidation to the holders of Series A Preferred Shares.

(ii) Automatic Conversion. The Corporation shall not be obligated to issue certificates evidencing the common shares issuable upon the automatic conversion of the Series A Preferred Shares unless the certificates evidencing such Series A Preferred Shares are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its counsel to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Shares, the holders thereof shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Shares or common shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of common shares into which the Series A Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

(4) Adjustments. The Conversion Price and the number of common shares issuable upon conversion of any Series A Preferred Shares pursuant to Section 1(e)(1) or Section 1(e)(2) shall be subject to adjustment as follows:

(i) Adjustment for Stock Splits and Combinations. If the Corporation effects a split or subdivision of the outstanding common shares, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation combines the outstanding common shares into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustments for Reclassification, Exchange and Substitution. In the event the common shares issuable upon the conversion of the Series A Preferred Shares are changed into the same or a different number of shares of any class or series, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1(e)), then and in any such event each holder of Series A Preferred Shares shall have the right thereafter to receive, upon the conversion in exchange for common shares of such Series A Preferred Shares, the kind and amount of shares and other securities and

1-G

property receivable upon such recapitalization, reclassification or other change by holders of the number of common shares into which such Series A Preferred Shares shall be convertible or redeemable, all subject to further adjustment as provided herein.

(iii) Reorganizations, Mergers, Consolidations or Sales of Assets. Subject to the provisions hereof applicable to any Change of Control, if there is a capital reorganization of the common shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1(e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive, upon the conversion for common shares of such Series A Preferred Shares, the number of shares or other securities or property to which a holder of the number of common shares issuable upon such conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 1(e) with respect to the rights of the holders of such Series A Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 1(e) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series A Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

(5) Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of common shares issuable upon conversion of the Series A Preferred Shares, the Corporation, at its expense and upon the request of any holder of Series A Preferred Shares, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the financial statements of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Shares at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(6) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Preferred Shares. If more than one Series A Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered. No cash or other consideration shall be payable in lieu of any fractional share to which the holder would otherwise be entitled.

(7) Reservation of Shares Issuable. The Corporation shall at all times reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of common shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of shares of authorized but unissued common shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred

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Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued common shares to such number of shares as shall be sufficient for such purpose.

(8) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon gross receipts or income) and other governmental charges that may be imposed with respect to the issue or delivery of common shares upon conversion of Series A Preferred Shares, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of common shares in a name other than that in which the Series A Preferred Shares so converted were registered.

(9) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms required to be observed or performed by the Corporation pursuant to these provisions, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against dilution or other impairment.

(10) Rounding of Calculations; Minimum Adjustment. Any provision of this Section 1(e) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than US$0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate US$0.01 or more.

(f) Notices of Record Date. In the event of (i) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation, the Corporation shall mail to each holder of Series A Preferred Shares, at least twenty one (21) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation is expected to become effective, and (C) the date, if any, that is to be fixed, as of when the holders of record of common shares and Series A Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon a Liquidation; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights. Notwithstanding the foregoing, the record date for any dividends to be paid on the Series A Preferred Shares shall be ten (10) days prior to the dividend payment date for such dividends; provided, however, that such period may be shortened or waived upon the written consent of the holders of Series A Preferred Shares representing not less than fifty percent (50%) of the voting power of all then outstanding Series A Preferred Shares that are entitled to such notice rights or similar notice rights.

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(g) No Reissuance of Series A Preferred Shares. No Series A Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 2. Subject to the rights, privileges, restrictions and conditions of the Series A Preferred Shares set out in Section 1 hereof, the holders of the common shares shall be entitled to the following rights, privileges, restrictions and conditions:

(a) to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(b) to receive, subject to the rights of the holders of any other classes of shares, any dividend declared by the Corporation; and

(c) to receive, subject to the rights of the holders of any other classes of shares, the remaining property of the Corporation on Liquidation, whether voluntary or involuntary.

Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to vote separately as a class in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to vote separately as a class in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act. Notwithstanding anything herein or in the Act, to the greatest extent permitted under the Act and applicable law, the rights of the holders of common shares to dissent in respect of any matter shall be waived. Without limiting the generality of the foregoing, the holders of common shares shall not be entitled to dissent in respect of a matter referred to in subsections 176(l)(a), (b), or (e) of the Act.

[END OF SCHEDULE “A”]

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SCHEDULE 3.02(1)(j)

BENEFICIARY	RSU’S	OPTIONS	WARRANTS

Steve Williams	20,000	20,000	—
Chris Duffy	34,500	34,500	—
Bill McBride	5,000	5,000	—
Murray Burke	500,000	500,000	—
Susan Haviland	5,000	5,000	—
Sunalie Hillier	40,000	40,000	—
Eileen Askin	20,000	20,000	—
Joelle Lortie	35,000	35,000	—
Abid Rafi	14,000	14,000	—
Claudia Ishizawa	1,500	1,500	—
Scott Ing	5,000	5,000	—
Robert Pontius	50,000	50,000	—
Alon Vinogradov	5,000	5,000	—
Patrick Fritz	15,000	15,000	—
Art McEvily	50,000	50,000	—
Canaccord Adams Inc.	—	—	25,875
National Bank Financial Inc.	—	—	19,125

	800,000	800,000	45,000

In conjunction with the June 7, 2007 private placement, the Company granted 800,000 restricted stock units and 800,000 stock options (with an exercise price of $20 per share) in the Company’s common shares to certain employees of the Company. The RSU’s allow for a cash payment or the grant of shares to certain employees equal to the issuance price in a future initial public offering (to a maximum of $20 per share). The RSU’s and the stock options granted only vest if a change of control of the Company occurs, or the Company completes an initial public offering. The RSU’s expire 10 days after vesting whereas, unless terminated earlier in accordance with the Company’s stock option plan, the stock options expire on the seventh anniversary of the closing date (i.e. June 7, 2014) or one year after vesting. Should the Company complete an initial public offering the RSU’s and stock options could be converted into common shares of the Company upon closing of the transaction.

Additionally, in conjunction with the June 7, 2007 private placement, the Company granted 45,000 warrants (with an exercise price of $20 per share) in the Company’s common shares to agents of the Company. The warrants expire on June 7, 2012. Warrants will be cancelled upon closing.

SCHEDULE 3.02(1)(m)

Required Consents

•	No consent required with any court or Governmental Authority.

SCHEDULE 3.02(l)(n)

Investment Interests of SBI

1.	Joint Venture Agreement dated as of April 14, 2008 between Central MN Ethanol Co-op, a cooperative organized under the laws of Minnesota with principal offices at 17936 Heron Road, Little Falls, MN 56345 (“CMEC”) and Bell Independent Power Corporation, a New York corporation with principal offices at 1221 Pittsford, Victor Road, Pittsford, NY 14534 (“Bell”) and SunOpta BioProcess Inc., as amended by addendum dated April 14, 2008.

2.	19,600,000 common shares of Chudleigh Ventures Inc. (now Xylitol Canada Inc.) (“Xylitol”), representing approximately 31.4% of the 62,562,500 issued and outstanding common shares of Xylitol, and warrants exercisable to acquire an aggregate of 500,000 common shares of Xylitol.

SCHEDULE 3.02(2)(c)

SBI Financial Statements

•	See attached.

Consolidated Financial Statements

(Expressed in U.S. dollars)

SunOpta BioProcess Inc.

As at and for the period ending December 31, 2007,

including operations from June 7, 2007 to December 31, 2007

PricewaterhouseCoopers LLP
Chartered Accountants
Mississauga Executive Centre
One Robert Speck Parkway, Suite 1100
Mississauga, Ontario
Canada L4Z 3M3
March 31, 2008	Telephone +1 905 949 7400
Facsimile +1 905 949 7415

Report of Independent Auditors

To: The Shareholders of SunOpta BioProcess Inc.

We have audited the accompanying consolidated balance sheet of SunOpta BioProcess Inc. as of December 31, 2007 and the related consolidated statements of loss, shareholders’ equity and cash flow for the period ending December 31, 2007; including operations from June 7, 2007 to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunOpta BioProcess Inc. at December 31, 2007, and the results of its operations and its cash flows for the year then ended, including operations from June 7, 2007 to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants, Licensed Public Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

SunOpta BioProcess Inc.

Consolidated Statement of Loss

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007 $

Revenues	209,032

Contract costs	291,833

Contract loss	(82,801)

Selling, general and administrative expenses	1,434,278

Loss before the following	(1,517,079)

Interest income	743,818
Foreign exchange	343,011

1,086,829

Loss before income taxes	(430,250)

Provision for income taxes (note 9)	—

Net loss for the period	(430,250)

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Consolidated Balance Sheet

As at December 31, 2007

(Expressed in U.S. dollars)

December 31, 2007 $

Assets

Current assets
Cash and cash equivalents	26,555,919
Trade and accrued receivable (note 3)	507,532
Prepaid expenses and other current assets	236,362

27,299,813

Property, plant and equipment (note 4)	535,555
Patents (note 5)	71,548
Long-term receivable (note 3)	428,683

28,335,599

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 6)	356,090
Payable to related parties (note 7)	455,446

811,536

Preferred shares (note 2)	27,408,823

Shareholders’ Equity

Common shares
Unlimited number of common shares and preference shares without par value
Issued 9,200,000 common shares	1
Additional paid in capital (note 8)	545,489
Deficit	(430,250)

115,240

28,335,599

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Consolidated Statements of Shareholders’ Equity

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed U.S. dollars)

	Common shares	Additional paid in capital	Deficit	Total
	$	$	$	$
Balance at January 1, 2007	1	—	—	1
Fair value assigned to warrants of SunOpta Inc.	—	762,271	—	762,271
Net loss for the period	—	—	(430,250)	(430,250)
Accretion of Preferred shares	—	(216,782)	—	(216,782)

Balance at December 31, 2007	1	545,489	(430,250)	115,240

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Consolidated Statement of Cash Flows

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007 $

Cash provided by (used in)

Operating activities
Net loss for the period	(430,250)
Items not affecting cash
Amortization	95,170
Unrealized foreign exchange gain	(378,199)
Changes in non-cash working capital (note 10)	(899,399)

(1,612,678)

Investing activities
Purchase of property, plant and equipment	(197,714)
Purchase of patents	(57,204)

(254,918)

Financing activities
Proceeds from the issuance of preferred shares (net of issuance costs)	27,954,312

Foreign exchange gain on cash held in foreign currency	469,203

Increase in cash and cash equivalents during the period	26,555,919

Cash and cash equivalents – Beginning of the period	—

Cash and cash equivalents – End of the period	26,555,919

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business

SunOpta BioProcess Inc. (the Company) provides equipment and process solutions for the biomass conversion industry, from process development and design through the sale of proprietary biomass processing technology and the planned investment in cellulosic ethanol production. As at December 31, 2007, the Company has one contract in process and the results from operations reflect activity relating to that contract since the date of transfer (note 2).

Basis of presentation and significant accounting policies

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, SunOpta BioProcess USA Inc.

On December 1, 2006, SunOpta Inc. (SunOpta) incorporated SunOpta BioProcess Inc. (SBI), under the laws of Canada. On June 7, 2007, SBI completed a private placement for the sale of 1,500,000 non-dividend bearing, convertible preferred shares of the Company for gross proceeds of $30,000,000. On June 7, 2007 SunOpta transferred certain net assets (including one contract in process) as described in note 2 and SBI commenced operation as of that date. On July 13, 2007 the Company incorporated SunOpta BioProcess USA Inc. under the laws of the state of Delaware. This entity has no activity for the current year.

The consolidated statement of loss includes certain management fees (as described in note 7) charged to the Company by SunOpta.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term deposits with an original maturity of less than 90 days.

Prepaid and other current assets

Prepaid and other current assets include amounts paid in cash and recorded as a current asset prior to consumption by the company.

Properly, plant and equipment

Property, plant and equipment are stated at cost, less accumulated amortization. Amortization is provided on property, plant and equipment using the straight-line basis at rates reflecting the estimated useful lives of the assets.

Buildings	20 - 40 years
Machinery and lab equipment	10 - 20 years
Office furniture	7 years
Computer equipment and software	1 - 3 years

Patents

The Company’s finite life intangible assets consist of patents that are amortized on a straight line basis over their estimated useful lives to a maximum of 20 years.

Revenue recognition

The percentage of completion method is used to account for significant contracts when related costs can be reasonably estimated. The Company uses hours incurred to date as a percentage of total expected hours to be incurred to measure the extent of progress towards completion. Losses, if any, on contracts are recognized in the period they are determined.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business, basis of presentation and significant accounting policies continued

Foreign currency translation

The functional currency of the company is the United States dollar.

Income taxes

The Company follows the asset and liability method of accounting for income taxes whereby deferred income tax assets are recognized for deductible temporary differences and operating loss carry-forwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes.

Deferred income tax assets are recognized only to the extent that management determines that it is more likely than not that the deferred income tax assets will be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The income tax expense or benefit is the income tax payable or refundable for the year plus or minus the change in deferred income tax assets and liabilities during the year.

Financial Instruments

The Company’s financial instruments recognized in the consolidated balance sheet and included in working capital consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The fair values of these instruments approximate their carrying value due to their short-term maturities. The fair value of long-term receivable as at December 3 1, 2007 is considered to not be materially different from the carrying amount.

The Company’s financial instruments exposed to credit risk include cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with institutions of high creditworthiness. The Company’s trade accounts receivable are concentrated among a limited number of customers. The Company routinely assesses the financial strength of its customers. The Company maintains an allowance for losses based on the expected collectability of the accounts.

Use of estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates included within these consolidated financial statements include the percentage completion of projects, related revenue recognition and also the accrual for warranty and other obligations under the Company’s existing contracts. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS No. 141(R) establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquirer and the goodwill acquired. In addition, SFAS No. 141(R) establishes recognizing contingent consideration at the acquisition date measured at its fair value, as well as recognizing a gain in the event of a bargain purchase, which was previously recorded as negative goodwill. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact, if any, of the adoption of SFAS No. 141(R) on its results of operations and financial condition.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business, basis of presentation and significant accounting policies continued

In December 2007, the FASB issued SFAS No 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for ownership in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interest of the non-controlling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact, if any, of the adoption of SFAS No. 160 on its results of operations and financial condition.

2.	Preferred share transaction and reorganization

On June 7, 2007, SunOpta completed a private placement for the sale of 1,500,000 units, each unit comprising one preferred share of the Company for gross proceeds of $30,000,000. As part of this offering, investors were also granted 648,300 warrants to purchase the equivalent number of shares of SunOpta. The Company incurred net issuance costs of approximately $2,807,959 including the fair value (non-cash) assigned to the warrants of SunOpta for $762,271, in relation to this offering.

Immediately prior to the completion of the placement, certain net assets were transferred at SunOpta’s book value to SunOpta BioProcess Inc. (a wholly owned subsidiary of SunOpta) from SunOpta in exchange for 9,199,900 common shares of the Company with a nominal value for accounting purposes and an intercompany payable. The net assets transferred to the Company were as follows:

$

Trade and accrued receivables	1,287,428
Inventories	11,828
Prepaid expenses and other current assets	108,134
Property, plant and equipment	416,624
Patents	30,731
Accounts payable and accrued liabilities	(1,389,949)
Intercompany payable to SunOpta	(464,796)

The preferred shares do not bear a dividend rate and have a conversion feature which allows the holders to convert the preferred shares to common shares of the Company at any time on a one for one basis. At any time following the seventh anniversary of the closing date (i.e. June 7, 2014) or upon the occurrence of a change in control, holders of the majority of preferred shares will have the right to require the company to redeem all of the preferred shares for a cash payment equal to the original issue price ($20 per share). The preferred share obligation is that of the Company and is not guaranteed by SunOpta. Should a qualified offering not occur and after seven years, investors redeem the shares for repayment at the issuance price of $20 per share, the Company would be required to repay this amount. Should the Company have insufficient funds on hand or be unable to obtain alternative financing, the Company at that time may not be considered a going concern, since it may be unable to meet this obligation.

The preferred shares are presented net of the issuance costs and the value of the preferred shares will be accreted to the $30,000,000 redemption value over seven years (the redemption date) using the interest method. Annual interest accretion is approximately $401,137 and is charged to Additional paid in capital and then to retained earnings. The preferred shares are classified as mezzanine equity as they have a mandatory redemption feature after seven years if a qualified IPO greater than $50,000,000 (as per the preferred share agreement) does not take place.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

2.	Preferred share transaction and reorganization continued

Included in issuance costs discussed above is the fair value attributed to warrants to purchase 648,300 common shares of SunOpta Inc. at a price of $11.57 (exercisable anytime over six months from the date of closing) that were granted to the company’s preferred share investors upon the closing of the transaction. The fair value of these warrants was determined using the Black-Scholes method (using volatility of 40.2%, risk-free rate of 4.99% and a six month life) and was determined to be $762,271.

In conjunction with the private placement, the Company granted 800,000 Restricted Stock Units (RSU’s) and 800,000 stock options (with an exercise price of $20 per share) in the Company’s common shares to certain employees of the Company. The RSU’s allow for a cash payment or the grant of shares to the certain employees equal to the issuance price in a future initial public offering (to a maximum of $20 per share). The RSU’s and the stock options granted only vest if a change of control of the Company occurs or the Company completes a qualified initial public offering and as such these units are considered performance based awards under FAS 123(R). No expense is recorded in the consolidated financial statements until the contingent element has been resolved. RSU’s expire ten days after vesting. Unless terminated earlier in accordance with the Company’s stock option plan, the stock options shall expire on the seventh anniversary of the closing date (i.e. June 7, 2014). Should the company complete a qualified initial public offering (defined in the preferred share agreement as greater than $50,000,000), the preferred shares and RSU’s would automatically be converted into common shares of the Company upon closing of the transaction, resulting in the dilution of SunOpta’s wholly-owned interests in the Company to 75% (if all shares and options are issued). At the date of the grant, the Company has estimated that the fair value associated with the stock option grant is $11,024,568 and RSU’s is $14,400,000. The fair value of the options was calculated using the Black-Scholes option-pricing model with the assumptions of a dividend yield of 0%, an expected volatility based on industry peers of 81.25%, a risk-free interest rate of 5.11% and an estimated useful life of up to 7 years. The amount of compensation cost is based on estimates on the number of options that management expects to vest. The fair value of the RSU’s is calculated using the maximum $20 per share that could be paid. Given that no market exists for the Company’s common shares, there exists significant measurement uncertainty in assessing the fair values of the RSU’s and stock options.

3.	Trade and accrued receivable

December 31, 2007 $

Trade and accrued receivable	936,215
Less: long-term portion	(428,683)

507,532

Pursuant to an equipment supply contract the Company receives installments of $55,071 per month, including interest at 10% on the outstanding balance, over a 24 month period that commenced in October 2007.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

4.	Property, plant and equipment

	Cost $	Accumulated Amortization $	December 31, 2007 Net Book Value $
Buildings	171,300	(2,991)	168,309
Machinery and equipment	298,198	(16,104)	282,094
Office furniture, computer equipment and software	144,840	(59,688)	85,152

	614,338	(78,783)	535,555

5.	Patents

December 31, 2007 $

Patents	71,548

The following is a summary of changes in the Company’s patents:

December 31, 2007 $
Balance at June 7, 2007 (note 2)	30,731
Additions	57,204
Amortization	(16,387)

Balance at December 31, 2007	71,548

The Company estimates that the aggregate future amortization expense associated with finite life intangible assets for the years ending December 31, will be as follows:

$
2008	15,741
2009	14,182
2010	2,250
2011	2,250
2012	2,250
Thereafter	34,875

71,548

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

6.	Accounts payable and accrued liabilities

December 31, 2007 $
Accounts payable	156,289
Accrued liabilities	199,801

356,090

7.	Related party balances and transactions

At December 31, 2007, the Company had an outstanding payable of $455,446 to its parent company SunOpta Inc. arising primarily from the transfer of certain net assets that took place immediately prior to the private placement on June 7, 2007. The balance is non-interest bearing and due on demand and as such has been classified as a current liability.

$
Balance at June 7, 2007 (note 2)	464,796
Purchases and services incurred on behalf of SBI (June 8, 2007- December 31, 2007)	1 ,289,686
Repayments	(1,299,036)

Balance at December 31, 2007	455,446

For the period from June 7, 2007 to December 31, 2007 the Company paid management fees of $100,433 or $14,990 per month to SunOpta. The management fees include direct and indirect costs incurred by SunOpta for the benefit of the Company relating to corporate functions such as executive management, risk management, information technology, accounting, legal, investor relations, human resources, tax and other services. The amount charged by SunOpta is based on an agreement and is fixed through to June 7, 2008 and is allocated to the Company based on the relative percentage of the Company’s revenues and headcount to the respective total of SunOpta’s costs. The management fee shall automatically extend until the end of each calendar year unless either party gives notice of termination to the other party at least 90 days prior to the end of the initial term or any subsequent term.

8.	Additional paid in capital

December 31, 2007 $

Additional paid in capital	545,489

Additional paid in capital consists of the fair value of SunOpta warrants to purchase 648,300 common shares of SunOpta (at a price of $11.57) that were granted by SunOpta to the Company who then provided the warrants to the preferred shareholders as part of the June 7, 2007 private placement described above.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

9.	Income taxes

Deferred income taxes of the Company are comprised of the following:

December 31, 2007 $

Differences in property, plant and equipment and intangible assets	24,175
Capital and non-capital losses	157,977
Tax benefit of costs incurred during share issuance	533,925

716,077
Valuation allowance	716,077

Net deferred tax asset	—

The Company has Canadian non-capital loss carry-forwards of approximately $544,750, as at December 31, 2007. The amounts are available to reduce future federal and provincial income taxes. Non-capital loss carry-forwards attributable to Canada expire in varying amounts over the next twenty years.

A valuation allowance of $716,077 has been recorded to reduce the net benefit recorded in the consolidated financial statements.

10.	Supplemental cash flow information

For the period from January 1, 2007, including operations from June 7, 2007 to December 31, 2007 $

Changes in non-cash working capital:
Trade and accrued receivable	351,213
Inventories	11,828
Prepaid expenses and other current assets	(121,233)
Accounts payable and accrued liabilities	(1,097,011)
Payable to related-parties	(44,196)

(899,399)

11.	Contingencies

On January 18, 2008, the Company filed a claim in the United States District Court, Eastern District of Missouri against a counterparty for violation of a Technical Development Agreement which delineates property of each of the parties and misappropriation of the Company’s trade secrets. The counterparty has filed a counterclaim against the Company for breach of contract and misappropriation of trade secrets for an unspecified amount. The Company believes that the claim is without merit and the amount of potential liability, if any, to the Company is not determinable. As a result no provision has been made in these consolidated financial statements, however management believes the resolution of this claim will not have a material impact on these consolidated financial statements.

Consolidated Financial Statements

(expressed in U.S. dollars)

For the years ended December 31, 2008 and 2007

Deloitte & Touche LLP 5140 Yonge Street Suite 1700
Toronto ON M2N 6L7 Canada

Tel: 416-601-6150
Fax: 416-601-6151 www.deloitte.ca

Independent Auditors’ Report

To the Shareholders of

SunOpta BioProcess Inc.

We have audited the accompanying consolidated balance sheet of SunOpta BioProcess Inc. (the “Company”) as of December 31, 2008, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended December 31, 2007 were audited by other auditors whose report, dated March 31, 2008, expressed an unqualified opinion on such statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2008 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants

Licensed Public Accountants

March 9, 2009

Member of Deloitte Touche Tohmatsu

SunOpta BioProcess Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

	December 31, 2008 $	For the period from January 1, 2007 including operations from June 7, 2007 to December 31, 2007 (note 15) $

Revenues	1,435,356	209,032

Cost of revenues	1,962,090	291,833

Gross loss	(526,734)	(82,801)

Selling, general and administrative expenses	2,376,362	1,113,741
Research and development (note 10)	415,925	320,537

Loss before the following	(3,319,021)	(1,517,079)

Interest income	722,647	743,818
Other expense (notes 3(c) and 12)	(954,335)	—
Foreign exchange	56,041	343,011

	(175,647)	1,086,829

Loss before income taxes	(3,494,668)	(430,250)

Provision for income taxes (note 13)	—	—

Net loss and comprehensive loss	(3,494,668)	(430,250)

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Consolidated Balance Sheets

As at December 31, 2008 and December 31, 2007

(Expressed in U.S. dollars)

	December 31, 2008 $	December 31, 2007 $

Assets

Current assets
Cash and cash equivalents	22,076,502	26,555,919
Accounts receivable (note 2)	893,435	507,532
Receivable from related parties (note 3)	195,821	—
Inventories (note 4)	367,187	—
Prepaid expenses and other current assets	106,457	236,362

	23,639,402	27,299,813
Property, plant and equipment (note 5)	1,173,309	535,555
Patents (note 6)	207,994	71,548
Long-term receivable (note 2)	—	428,683

	25,020,705	28,335,599

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 7)	991,310	356,090
Payable to related parties (note 3)	—	455,446

	991,310	811,536
Preferred shares (note 8)	27,796,332	27,408,823

Shareholders’ Equity (deficiency)

Common shares
Unlimited number of common shares and preference shares without par value
Issued 9,200,000 common shares	1	1
Additional paid in capital	157,980	545,489
Accumulated deficit	(3,924,918)	(430,250)

	(3,766,937)	115,240

	25,020,705	28,335,599

Commitments and contingencies (note 14)

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Consolidated Statements of Shareholders’ Equity (Deficiency)

As at December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

	Common shares $	Additional paid in capital $	Deficit $	Total $

Balance at January 1, 2008	1	545,489	(430,250)	115,240
Net loss	—	—	(3,494,668)	(3,494,668)
Accretion of preferred shares	—	(387,509)	—	(387,509)

Balance at December 31, 2008	1	157,980	(3,924,918)	(3,766,937)

	Common shares $	Additional paid in capital $	Deficit $	Total $

Balance at January 1, 2007	1	—	—	1
Fair value assigned to warrants of SunOpta Inc.		762,271	—	762,271
Net loss	—	—	(430,250)	(430,250)
Accretion of preferred shares	—	(216,782)	—	(216,782)

Balance at December 31, 2007	1	545,489	(430,250)	115,240

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

	December 31, 2008 $	For the period from January 1, 2007 including operations from June 7, 2007 to December 31, 2007 $

Cash provided by (used in)

Operating activities
Net loss	(3,494,668)	(430,250)
Items not affecting cash
Amortization	125,205	95,170
Unrealized foreign exchange loss (gain)	3,921	(378,199)
Changes in non-cash working capital (note 9)	(199,155)	(899,399)

	(3,564,697)	(1,612,678)

Investing activities
Purchase of property, plant and equipment	(748,343)	(197,714)
Purchase of patents	(108,812)	(57,204)

	(857,155)	(254,918)

Financing activities
Proceeds from the issuance of preferred shares (net of issuance costs)	—	27,954,312

Foreign exchange gain (loss) on cash held in foreign currency	(57,565)	469,203

Increase (decrease) in cash and cash equivalents	(4,479,417)	26,555,919

Cash and cash equivalents – Beginning of the year	26,555,919	—

Cash and cash equivalents – End of the year	22,076,502	26,555,919

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies

SunOpta BioProcess Inc. (the “Company”) provides equipment and process solutions for the biomass conversion industry, from process development and design through the sale of proprietary biomass processing technology and the planned investment in cellulosic ethanol production.

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SunOpta BioProcess USA Inc and Sun Reach Investments Ltd.

On December 1, 2006, SunOpta Inc. (“SunOpta”) incorporated the Company, under the laws of Canada. On June 7, 2007, the Company completed a private placement for the sale of 1,500,000 non-dividend bearing, convertible preferred shares of the Company for gross proceeds of $30,000,000. On June 7, 2007, SunOpta transferred certain net assets (including one contract in process) and the Company commenced operation as of that date. SunOpta remains the parent company of the Company. On July 13, 2007, the Company incorporated SunOpta BioProcess USA Inc. under the laws of the state of Delaware. This entity has no activity for the current year. On June 1, 2008, the Company incorporated Sun Reach Investments Ltd., under the laws of Hong Kong. This entity has no activity in the current year.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term deposits with an original maturity of less than 90 days and are carried at cost which approximates their fair value because of the short-term maturity of the instruments.

Inventories

Inventories consist of fibre pretreatment equipment that will be used by the Company on equipment supply contracts. Inventories are valued at the lower of cost or market. Market is defined as net realizable value.

Prepaid and other current assets

Prepaid and other current assets include amounts paid in cash and recorded as a current asset prior to consumption by the company.

Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated amortization. Construction in progress is not amortized until it is placed in service or upon completion of commissioning the equipment. Amortization is provided on property, plant and equipment using the straight-line basis at rates reflecting the estimated useful lives of the assets.

Buildings	40 years
Machinery and lab equipment	10 - 20 years
Office furniture	7 years
Computer equipment and software	1 - 3 years

Patents

The Company’s finite life intangible assets consist of patents that are amortized on a straight line basis over their estimated useful lives to a maximum of 20 years.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies (continued)

Long-lived assets

The Company reviews its long-lived assets, including property, plant and equipment and patents, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through undiscounted future cash flows. If impairment exists based on expected future undiscounted cash flows, a loss is recognized in income. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset

Warranty reserves

A warranty reserve, included in accrued liabilities, has been provided for the repair costs which may be required during the guarantee period on equipment supply contracts. The reserve is estimated based on experience and future estimates.

Revenue recognition

Equipment supply contracts

The percentage of completion method is used to account for significant long-term contracts. The amounts of revenue and profit recognized each year are based on the ratio of hours incurred to the total expected hours. Costs incurred on long-term contracts include labour, material, other direct costs and overheads. Losses, if any, on long-term contracts are recognized during the period in which they are determined.

Collaborative revenue

The Company recognizes revenues from research funding under collaborative agreements over the term of the agreements, as costs are incurred.

Research and development expenses

Costs related to internal research and development programs are expensed as incurred.

Grants

The Company records government grants when it is reasonably assured that compliance with the relevant conditions exists and that the grant will be received. Under these government grants the Company will be reimbursed for costs incurred for certain research projects. As a result, government grants are recognized as a reduction to research and development expenses when such expenses incurred.

Foreign currency translation

The functional currency of the Company is the United States dollar. The assets and liabilities of the Company’s operations are translated at exchange rates in effect at the dates of the consolidated balance sheets. Revenues and expenses are translated at average exchange rates prevailing during the period. Gains and losses from foreign currency transactions are included in the statement of earnings of each period.

Joint ventures

Investments in joint ventures are accounted for on an equity basis.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies (continued)

Income taxes

The Company follows the asset and liability method of accounting for income taxes whereby deferred income tax assets are recognized for deductible temporary differences and operating loss carry-forwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes.

Deferred income tax assets are recognized only to the extent that management determines that it is more likely than not that the deferred income tax assets will be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The income tax expense or benefit is the income tax payable or refundable for the year plus or minus the change in deferred income tax assets and liabilities during the year.

The Company may be subject to ongoing tax exposures, examinations and assessments in various jurisdictions. Accordingly, the Company may incur additional income tax expense based upon the outcomes of such matters. In addition, when applicable, the Company adjusts income tax expense to reflect the Company’s ongoing assessments of such matters, which requires judgment and can materially increase or decrease its effective rate as well as impact operating results. The Company provides for such exposures in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (an Interpretation of FASB Statement No. 109) (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides accounting guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of tax positions under FIN 48 is a two-step process, whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company would recognize the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the related tax authority.

Stock-based compensation

The Company currently provides compensation to certain employees in the form of stock options and restricted stock units (“RSU’s”). The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”.

Stock options and RSU’s

The Company uses the Black-Scholes option pricing model which requires the input of highly subjective assumptions. These assumptions, including estimating the length of time employees will retain their stock options before exercising them (“the expected term”), the expected volatility of the Company’s common stock price, or industry peers, over the expected term, and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in subjective assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related amount recognized on the Consolidated Statements of Operations.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies (continued)

Financial instruments

The Company’s financial instruments recognized in the consolidated balance sheets and included in working capital consist of cash and cash equivalents, accounts receivable, receivable from related parties, accounts payable and accrued liabilities and payable to related parties. The fair values of these instruments approximate their carrying value due to their short-term maturities.

The Company’s financial instruments exposed to credit risk include cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with institutions of high creditworthiness. The Company’s trade accounts receivable are concentrated among a limited number of customers. The Company routinely assesses the financial strength of its customers. The Company maintains an allowance for losses based on the expected collectibility of the accounts.

Use of estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. A certain amount of uncertainty is inherent in estimating the costs in completing the construction of equipment required under equipment supply contracts. Significant estimates included within these consolidated financial statements include the percentage completion of projects, related revenue recognition and also the accrual for warranty and other obligations under the Company’s existing contracts. Actual results could differ from those estimates.

Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”). SFAS No. 159 allows companies to voluntarily choose, at specific election dates, to measure certain financial assets and liabilities, as well as certain non-financial instruments that are similar to financial instruments, at the fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument be reported in income. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB ratified Emerging Issues Task Force 07-1, Accounting for Collaborative Arrangements, (“EITF 07-1”). EITF 07-1 requires participants in a collaborative arrangement to present the results of activities for which they act as the principal on a gross basis and to report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative or a reasonable, rational, and consistently applied accounting policy election. Significant disclosures of the collaborative agreements are also required. EITF 07-1 will be effective for annual periods beginning after December 15, 2008 and is to be applied retrospectively for collaborative arrangements existing at December 15, 2008 as a change of accounting principle. The Company is currently evaluating the impact, if any, of the adoption of EITF 07-1 on its results of operations and financial condition.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies (continued)

Recent accounting pronouncements (continued)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. In addition, SFAS No. 141(R) establishes recognizing contingent consideration at the acquisition date measured at its fair value. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will consider this standard when evaluating future transactions to which it would apply.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership in subsidiaries held by parties other than the parent, the amount of consolidated earnings attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of assessing the impact, if any, that the adoption of SFAS No. 160 will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS No. 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The Company is currently evaluating the impact, if any, this standard will have on its consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP)” Financial Accounting Standard 142-3. Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 provides guidance on the renewal or extension assumptions used in the determination of useful life of a recognized intangible asset. The intent of FSP 142-3 is to better match the useful life of the recognized intangible asset to the period of expected cash flow used to measure its fair value. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of FSP 142-3 will have on its consolidated financial statements.

Effective January 1, 2008, the Company adopted the provisions of SFAS 157 applicable to financial assets and liabilities and to certain non-financial assets and liabilities that are measured at fair value on a recurring basis. SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157, among other things, requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Pursuant to FSP FAS 157-2 “Effective Date of FASB Statement No. 157”, the Company will delay the adoption of SFAS 157 for its nonfinancial assets and liabilities that are recognized on a nonrecurring basis, including goodwill, other intangible assets, and asset retirement obligations to January 1, 2009. The Company is in the process of assessing the impact, if any, that the adoption of FAS 157-2 will have on its consolidated financial statements.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

2.	Accounts receivable

	December 31, 2008 $	December 31, 2007 $

Accounts receivable	893,435	936,215
Less: long-term portion	—	(428,683)
Less: allowance for doubtful accounts	—	—

	893,435	507,532

Revenue recognized under the percentage of completion method totaling $481,873 (2007 - $342,401) is included in the accounts receivable balance. Pursuant to an equipment supply contract, the Company will receive installments of $55,071 per month, including interest at 10% on the outstanding balance, over a 24 month period that commenced in October 2007.

3.	Related party balances and transactions

Related party balances and transactions entered into in the years ending December 31, 2008 and 2007 are as follows:

$

Balance at January 1, 2007	—
Balance transferred upon reorganization (a)	(464,796)
Purchases and services performed by SunOpta on behalf of the Company (b)	(1,289,686)
Repayments	1,299,036

Balance payable at December 31, 2007	(455,446)
Purchases and services performed by SunOpta on behalf of the Company (b)	(644,921)
Abener Energia S.A. arbitration (c)	(1,337,828)
Inventory purchase (d)	(367,187)
Repayments	3,001,203

Balance receivable at December 31, 2008	195,821

(a) Balance transferred upon reorganization

Immediately prior to the completion of the private placement on June 7, 2007, SunOpta transferred certain net assets at SunOpta’s book value to the Company in exchange for 9,199,000 common shares of the Company with a nominal value for accounting purposes, and an intercompany payable of $464,796.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

3.	Related party balances and transactions continued (continued)

(b) Purchases and services performed by SunOpta on behalf of the Company

In 2008, the Company paid management fees of $249,880 (2007 - $100,433) to SunOpta. The management fees include direct and indirect costs incurred by SunOpta for the benefit of the Company relating to corporate functions such as executive management, risk management, information technology, accounting, legal, investor relations, human resources, tax and other services. The amount charged by SunOpta is based on an agreement for the calendar year and is allocated to the Company based on the relative percentage of the Company’s revenues and headcount to the respective total of SunOpta’s costs. The management fee shall automatically extend until the end of each calendar year unless either party gives notice of termination to the other party at least 90 days prior to the end of the initial term or any subsequent term.

In 2008, the Company paid $395,041 (2007 - $1,189,253) to SunOpta reflecting the costs of salaries, benefits and routine purchases made through SunOpta’s shared service centre on behalf of the Company.

Ongoing purchases and services incurred amongst the related parties are subject to normal trade terms.

At the end of 2008, the Company has a payable balance of ($20,717) (2007 - ($455,446)) due to related parties.

(c) Abener Energia S.A. arbitration

As part of the management service agreement with SunOpta, the Company agreed to continue its diligent performance of the equipment supply contract with Abener Energia S.A. (‘Abener’) on the basis that the Company, in its former capacity as a division of SunOpta, was charged with the responsibility of executing and performing such obligations.

In December 2008, as a result of an unfavourable ruling in the Abener arbitration case against SunOpta in the amount of €1,329,898, the Company’s board of directors agreed that the Company would bear 50% or $954,335 of the judgement against SunOpta, and 50% or $383,493 of the legal costs incurred throughout the arbitration proceedings. The assumption of this liability was attributed to the Company’s requirement to continue to diligently perform its obligations of the aforementioned contract and that any arbitration ruling would have an immediate impact on the Company’s ability to secure additional equipment supply contracts in the future. The transaction has been valued at an amount agreed to amongst the related parties and was settled thereafter in 2008.

SunOpta intends to stay the ruling pending the outcome of the Company’s arbitration with Abener’s sister company, Abengoa New Technologies Inc., as disclosed in note 12. In the event that the arbitration proceedings result in the Abener settlement to be adjusted or reversed, then the amount paid by the Company, i.e. $954,335, will also be adjusted on a proportionate basis.

At the end of 2008, the Company has $Nil (2007 - $Nil) balance payable to related parties.

(d) Inventory purchase

In December 2008, the Company purchased fibre pretreatment equipment from SunOpta for net proceeds of $367,187, representing SunOpta’s net carrying value of the equipment.

At the end of 2008, the Company has $216,538 (2007 - $Nil) balance receivable from related parties.

(e) In 2008, the Company entered into a warehouse lease agreement with a majority-owned subsidiary of SunOpta, Opta Minerals Inc. The lease is at market rates and is for a two-year period ending November 15, 2010. During 2008, the Company paid $4,130 (2007 - $Nil) to Opta Minerals Inc.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

4.	Inventories

	December 31, 2008 $	December 31, 2007 $

Finished goods	367,187	—

5.	Property, plant and equipment

	December 31, 2008
	Cost	Accumulated amortization	Net book value
	$	$	$

Building	171,300	(8,119)	163,181
Machinery and equipment	319,269	(51,131)	268,138
Office furniture, computer equipment and software	209,325	(130,122)	79,203
Construction in progress	662,787	—	662,787

	1,362,681	(189,372)	1,173,309

	December 31, 2007
	Cost	Accumulated amortization	Net book value
	$	$	$

Building	171,300	(2,991)	168,309
Machinery and equipment	298,198	(16,104)	282,094
Office furniture, computer equipment and software	144,840	(59,688)	85,152

	614,338	(78,783)	535,555

Included in construction in progress at December 31, 2008 is $582,989 of costs relating to the construction of a new pilot plant and $79,798 of laboratory equipment that is being commissioned.

6.	Patents

The following is a summary of changes in the Company’s patents:

	December 31, 2008 $	December 31, 2007 $

Balance at December 31, 2007	71,548	30,731
Additions	151,062	57,204
Amortisation	(14,616)	(16,387)

Balance at December 31, 2008	207,994	71,548

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

6.	Patents (continued)

The Company estimates that the aggregate future amortization expense associated with finite life intangible assets for the years ending December 31 will be as follows:

$

2009	11,928
2010	11,279
2011	9,726
2012	9,726
2013	9,726
Thereafter	155,609

207,994

7.	Accounts payable and accrued liabilities

	December 31, 2008 $	December 31, 2007 $

Accounts payable	348,103	156,289
Accrued liabilities	643,207	199,801

	991,310	356,090

8.	Preferred shares

	December 31, 2008 $	December 31, 2007 $

Preferred shares	27,796,332	27,408,823

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

8.	Preferred shares (continued)

On June 7, 2007, SunOpta completed a private placement for the sale of 1,500,000 non-dividend bearing, convertible preferred shares of the Company for gross proceeds of $30,000,000. The Company incurred issuance costs of approximately $2,807,959 in relation to this preferred share offering, including the fair value (non-cash) of $762,271 assigned to warrants of SunOpta granted to investors as part of the financing. These issuance costs have been offset against the carrying value of the preferred shares. The preferred shares do not bear any dividend and contain a conversion feature that allows the holders to convert the preferred shares to common shares of the Company at any time on a one-for-one basis. At any time following the seventh anniversary of the closing date (June 7, 2014) or upon the occurrence of a change in control, holders of the majority of preferred shares will have the right to require the Company to redeem all of the preferred shares for a cash payment equal to the original issue price ($20 per share, in aggregate $30,000,000). Should the Company complete a qualified initial public offering (defined in the preferred share agreement as greater than $50,000,000), the preferred shares would automatically be converted into common shares of the Company upon closing of the transaction, resulting in a dilution of SunOpta’s interest from 100% to approximately 86%. Should the restricted stock units (“RSUs”) and stock options, described below, be converted along with the preferred shares upon completion of the qualified initial public offering then SunOpta’s ownership in the Company would be diluted to 75%. In the event that a qualified initial public offering does not occur by June 7, 2014, the preferred shareholders would have the option to redeem their shares for a cash payment equal to the original issue price of $20 per share. At the end of 2008 the preferred shares are classified as mezzanine equity as they have a mandatory redemption feature after seven years if a qualified initial public offering does not take place. Included in the issuance costs discussed above is the fair value of $762,271 attributed to warrants to purchase 648,300 common shares of SunOpta at a price of $11.57 (exercisable within six months of the date of closing) that were granted to the Company’s preferred share investors upon the closing of the transaction.

The fair value of these warrants was determined using the Black-Scholes option pricing model (using an expected volatility of 40.2%, a risk-free interest rate of 4.99% and an estimated useful life of six months). During the fourth quarter of 2007, the warrant holders exercised their warrants, resulting in cash proceeds to SunOpta of $7,500,831, which had no impact on the operations of the Company.

The preferred shares are presented net of issuance costs (with no associated tax benefit) and the value of the preferred shares is being accreted to the $30,000,000 redemption value over a seven-year period using the effective interest method. In the current year the Company recorded annual interest accretion of $387,509 (2007 - $216,782). The annual interest accretion is charged to Additional paid in capital and then to retained earnings.

In conjunction with the private placement, the Company granted 800,000 restricted stock units and 800,000 stock options (with an exercise price of $20 per share) in the Company’s common shares to certain employees of the Company. The RSUs allow for a cash payment or the grant of shares to certain employees equal to the issuance price in a future initial public offering (to a maximum of $20 per share). The RSUs and the stock options granted only vest if a change of control of the Company occurs, or the Company completes an initial public offering and, as such, these units are considered performance-based awards under SFAS No. 123(R). Accordingly, no expense is recorded in the consolidated financial statements until the contingent element of the award has been resolved. The RSUs expire 10 days after vesting whereas, unless terminated earlier in accordance with the Company’s stock option plan, the stock options expire on the seventh anniversary of the closing date (i.e. June 7, 2014). Should the Company complete an initial public offering the RSUs and stock options could be converted into common shares of the Company upon closing of the transaction, resulting in a dilution of SunOpta wholly owned interests in the Company to 85%.

At the date of the grant, the Company has estimated that the fair value associated with the stock option grant is $11,024,568 and RSUs is $ 14,400,000. The fair value of the options was calculated using the Black-Scholes option pricing model with the assumptions of a dividend yield of 0%, an expected volatility based on industry peers of 81.25%, a risk-free interest rate of 5.11% and an estimated useful life of up to 7 years. The fair value is based on estimates of the number of options that management expects to vest, estimated to be 90%. The fair value of the RSUs is calculated using the maximum $20 per share that could be paid. Given that no market exists for the Company’s common shares, there exists significant measurement uncertainty in assessing the fair values of the RSUs and stock options.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

9.	Supplemental cash flow information

	December 31, 2008 $	For the period from January 1, 2007 including operations from June 7, 2007 to December 31, 2007 $

Changes in non-cash working capital:
Trade and accrued receivable	27,689	351,213
Inventories	(367,187)	11,828
Prepaid expenses and other current assets	116,572	(121,233)
Receivable from related parties	(210,940)	—
Accounts payable and accrued liabilities	626,651	(1,097,011)
Payable to related parties	(391,940)	(44,196)

	(199,155)	(899,399)

Non-cash investing activities include $42,250 (2007 - $Nil) related to the cost of patents acquired which were unpaid at the end the year. At December 31, 2008 the Company does not have any cash equivalents.

10.	Grants

In June, 2008, the Company was party to a matching grant of $100,000 (2007 - $Nil) from the State of Minnesota’s Agricultural Utilization Research Institute (“AURI”) in support of a project encompassing first phase feasibility and research for a 10 million gallon per year cellulosic ethanol plant Under the terms of the award, AURI will contribute $100,000 of funding to the project after $200,000 of research costs are incurred. During the year, the Company recorded its share of grant proceeds totalling $33,333 as a reduction to research and development costs.

In November 2008, the Company was party to a matching grant for up to $910,000 (2007 - $Nil) from the State of Minnesota’s Next Generation Energy (“NextGen”) program in support of a project encompassing second phase feasibility, research and detailed engineering for a 10 million gallon per year cellulosic ethanol plant. This award is a matching grant whereby 50% of the costs, up to a maximum of $910,000, incurred to complete the project will be reimbursed under the NextGen program. During the year the Company recorded $17,034 of grant proceeds under this program as a reduction to research and development costs.

As at December 31, 2008, the Company has approximately of $892,966 in funding committed from the State of Minnesota through 2010 for research projects.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

11.	Joint Ventures

In March 2008, the Company entered into a Joint Venture agreement with another partner. Under the terms of the agreement the Company will receive up to $1,000,000 of funding to perform research and development work. Based on the outcome of the research and development work, the parties will decide whether to proceed to the next phase of the project whereby the Company would receive an additional $2,000,000 towards the cost of designing, construction and operation of a pilot plant to validate the research and development work performed in the initial phase. Additional capital costs incurred on the pilot plant would be shared equally by each of the parties. Following the operation of the pilot plant, the parties will decide whether to proceed to the design, construction and operation of a commercial scale xylitol production plant The obligations and rights for commercial scale operations will be defined following the completion of the initial phase activities described above. In the current year, the Company recognized revenue of $720,349 relating to the research and development phase of the project

In April 2008, the Company entered into a Joint Venture agreement with two other partners jointly called Central Minnesota Cellulosic Ethanol Partners (“CMCEP”). Under the terms of the agreement, CMCEP will perform an initial phase of feasibility and research. Based on the findings from the initial phase of feasibility work, CMCEP may elect to perform more extensive feasibility, research and detailed engineering in the second phase of feasibility work that would be followed by the design, construction and operation of commercial scale cellulosic ethanol production plant Each of the partners share an equal 33.3% ownership interest in CMCEP. The Company originally recorded a $162,133 investment in CMCEP reflecting the Company’s proportionate interest in CMCEP. Subsequently, this investment was written-off as a charge to research and development in the current year reflecting the scope of the work performed by CMCEP was research-based and as such the future recoverability of the initial investment may not be recovered. In the current year, the Company recognized revenue of $221,700 reflecting initial phase of feasibility work performed on behalf of CMCEP by the Company. At the end of 2008, CMCEP has total assets of $218,601 and liabilities of $235,636.

The Company’s investment and subsequent write-off in CMCEP is a non-cash item.

12.	Other expense

In 2008, as a result of an unfavourable ruling in the Abener Energia S.A. arbitration case against SunOpta in the amount of €1,329,898, the Company agreed to bear 50% or $954,335 of the judgement against SunOpta, see note 3 (c).

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

13.	Income taxes

The provision for (recovery of) income taxes from continuing operations differs from the amount that would have resulted by applying the combined Canadian federal and provincial statutory income tax rates to earnings (losses) due to the following:

	December 31, 2008 $	December 31, 2007 $

Income tax recovery at combined statutory rates	(1,170,714)	(155,406)

Adjustments resulting from:
Permanent differences	323,707	2,422
Changes to deferred tax assets and liabilities resulting from audit and other tax return adjustments	33,132	—
Carryforward (utilization) of investment and other tax credits (non-refundable)	(139,473)	(153,277)
Increase in valuation allowance	770,086	869,354
Impact of changes in enacted tax rates of reversal on current year losses	114,056	30,157
Changes to deferred tax assets resulting from acquisition	69,206	(593,250)

Provision for income taxes, as reported	—	—

Deferred income taxes of the Company are comprised of the following:

	December 31, 2008 $	December 31, 2007 $

Differences in property, plant and equipment and intangible assets	(32,578)	24,175
Capital and non-capital losses	659,438	—
Scientific Research and Experimental Development	357,117	157,977
Investment Tax Credit net of deferred tax liability	292,750	153,277
Tax benefit of costs incurred during share issuance	362,713	533,925

	1,639,440	869,354
Valuation allowance	1,639,440	869,354

Net deferred tax asset	—	—

The Company has Canadian non-capital loss carry-forwards of approximately $2,273,923 (2007 - $Nil), as at December 31, 2008. The amounts are available to reduce future federal and provincial income taxes. Non-capital loss carry-forwards attributable to Canada expire in varying amounts over the next twenty years.

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

13.	Income taxes (continued)

In addition, at December 31, 2008, the Company had Scientific Research and Experimental Development (“SR&ED”) amounting to approximately $1,231,438 (2007 - $544,748) available to offset against future years’ taxable income from its Canadian operations, which may be carried forward indefinitely. The Company also has approximately $344,412 (2007 - 180,326) of Investment Tax Credits which will expire in varying amounts up to 2028.

A valuation allowance of $1,639,440 (2007- $869,354) has been recorded to reduce the net benefit recorded in the consolidated financial statements as it is uncertain that the Company will be able to realize the benefit of the deferred tax asset.

No reconciling differences exist between the beginning and ending amount of unrecognized tax benefits. At December 31, 2008 the Company has no uncertain tax positions that it is aware of.

The Company classifies interest and penalties related to income tax liabilities, when applicable, to interest income in its consolidated statements of earnings. The Company recognized $Nil in potential interest and penalties associated with unrecognized tax benefits for the year ended December 31, 2008 (2007 - $Nil).

The Company’s major taxing jurisdictions include Canada and the Province of Ontario. The Company’s 2007 tax year remains subject to examination by the appropriate governmental agencies for Canadian federal tax purposes. The Company does not have any other ongoing audits in various other jurisdictions.

14.	Commitments and contingencies

The Company commenced a suit on January 17, 2008, against Abengoa New Technologies Inc. (“Abengoa”) and a former employee of SunOpta Inc. alleging theft of trade secrets, breach of contract, tortious interference with contract and civil conspiracy, and filed motions for expedited discovery and a preliminary injunction. Abengoa has filed a counterclaim alleging breach of contract, misappropriation of trade secrets and other contractual violations. The United States District Court, Eastern District of Missouri, recently referred the core claims to arbitration and stayed the other claims pending the outcome of the arbitration scheduled for the end of July 2009. While management is confident in its position, the outcome of this matter cannot be predicted at this time.

At December 31, 2008, the Company has outstanding facility lease commitments of $37,299 (2007 - $Nil) with a related party described in note 3 (e). The lease term is for two years commencing November 15, 2008 and will automatically renew one year on each anniversary date unless either party gives notice of intent to not renew at least 180 days prior to the anniversary date.

Minimum commitments under the terms of the facility lease are as follows:

$

2009	20,345
2010	16,954
2011	—
2012	—
2013	—
Thereafter	—

37,299

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2007, including operations from June 7, 2007 to December 31, 2007

(Expressed in U.S. dollars)

14.	Commitments and contingencies (continued)

In conjunction with the terms of an equipment supply contract the Company has recorded a product warranty reserve for the repair costs which may be required during the guarantee period. Changes to the product warranty reserve for the years ended December 31, 2008 and 2007 are as follows:

	December 31, 2008 $	December 31, 2007 $

Beginning balance	37,000	—
Provisions during the year	—	37,000
Actual payments	—	—

Ending balance	37,000	37,000

The Company has guaranteed the operating performance of equipment sold under an equipment supply contract. A performance test will be conducted during the commissioning of the equipment in which the targeted performance standard will be measured. If the targeted performance standard is not met due to the unsatisfactory performance of the equipment the Company is liable for a performance penalty up to $220,000. The performance test is expected to take place in 2009. At December 31, 2008 the Company has recorded a contingent liability relating to the performance guarantee of $Nil (2007 - $Nil) as the Company anticipates that the performance standard will be achieved.

15.	Comparative balances

The Company has adjusted comparative balances on the consolidated statement of operations for the year ended December 31, 2007.

The comparative balances for selling, general and administrative expenses have been decreased by $320,537 on the consolidated statement of operations to conform to the current year’s financial statement presentation of disclosing research and development expenses.

The impact of the above comparative reclassifications did not have an impact on earnings for the year.

Consolidated Financial Statements

(expressed in U.S. dollars)

For the years ended December 31, 2009 and 2008

Deloitte & Touche LLP 1 City Centre Drive Suite 500 Mississauga ON L5B 1M2 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Independent Auditors’ Report

To the Shareholders of

SunOpta BioProcess Inc.

We have audited the accompanying consolidated balance sheets of SunOpta BioProcess Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants

Licensed Public Accountants

March 25, 2010

Membre de / Member of Deloitte Touche Tohmatsu
SunOpta BioProcess Inc.	2	December 31, 2009

SunOpta BioProcess Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

	December 31, 2009 $	December 31, 2008 $

Revenues	518,616	1,435,356

Cost of revenues	295,880	1,962,090

Gross margin (loss)	222,736	(526,734)

Selling, general and administrative expenses	2,711,026	2,376,362
Research and development (note 10)	796,786	415,925

Loss before the following	(3,285,076)	(3,319,021)

Interest income	201,562	722,647
Other expense (notes 3(b) and 12)	—	(954,335)
Foreign exchange (loss) gain	(8,343)	56,041

	193,219	(175,647)

Loss before income taxes	(3,091,857)	(3,494,668)

Provision for income taxes (note 13)	—	—

Net loss and comprehensive loss	(3,091,857)	(3,494,668)

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.	3	December 31, 2009

SunOpta BioProcess Inc.

Consolidated Balance Sheets

As at December 31, 2009 and December 31, 2008

(Expressed in U.S. dollars)

	December 31, 2009 $	December 31, 2008 $

Assets

Current assets
Cash and cash equivalents	18,954,217	22,076,502
Accounts receivable (note 2)	307,219	893,435
Receivable from related parties (note 3)	—	195,821
Inventories (note 4)	6,129	367,187
Prepaid expenses and other current assets	99,407	106,457

	19,366,972	23,639,402

Property, plant and equipment (note 5)	2,645,898	1,173,309
Patents (note 6)	312,015	207,994

	22,324,885	25,020,705

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 7)	980,672	991,310
Payable to related parties (note 3)	14,249	—
Deferred revenue	252,017	—

	1,246,938	991,310

Deferred government credit (note 5)	140,409	—

Preferred shares (note 8)	28,188,965	27,796,332

Shareholders’ Deficiency

Common shares
Unlimited number of common shares and preference shares without par value
Issued 9,200,000 common shares	1	1
Additional paid in capital	—	157,980
Accumulated deficit	(7,251,428)	(3,924,918)

	(7,251,427)	(3,766,937)

	22,324,885	25,020,705

Commitments and contingencies (note 14)

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.	4	December 31, 2009

SunOpta BioProcess Inc.

Consolidated Statements of Shareholders’ Equity (Deficiency)

As at December 31, 2009 and 2008

(Expressed in U.S. dollars)

	Common shares $	Additional paid in capital $	Accumulated Deficit $	Total $
Balance at January 1, 2008	1	545,489	(430,250)	115,240
Net loss	—	—	(3,494,668)	(3,494,668)
Accretion of preferred shares (note 8)	—	(387,509)	—	(387,509)

Balance at December 31, 2008	1	157,980	(3,924,918)	(3,766,937)

Net loss	—	—	(3,091,857)	(3,091,857)
Accretion of preferred shares (note 8)	—	(157,980)	(234,653)	(392,633)

Balance at December 31, 2009	1	—	(7,251,428)	(7,251,427)

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.	5	December 31, 2009

SunOpta BioProcess Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

	December 31, 2009 $	December 31, 2008 $

Cash provided by (used in)

Operating activities
Net loss	(3,091,857)	(3,494,668)
Items not affecting cash
Amortization	250,823	125,205
Unrealized foreign exchange (gain) loss	(2,379)	3,921
Changes in non-cash working capital (note 9)	1,105,107	(199,155)

	(1,738,306)	(3,564,697)

Investing activities
Purchase of property, plant and equipment	(1,441,851)	(748,343)
Purchase of patents	(115,953)	(108,812)

	(1,557,804)	(857,155)

Financing activities
Proceeds from government grant (note 5)	140,409	—

	140,409	—

Foreign exchange gain (loss) on cash held in foreign currency	33,416	(57,565)

Decrease in cash and cash equivalents	(3,122,285)	(4,479,417)

Cash and cash equivalents – beginning of the year	22,076,502	26,555,919

Cash and cash equivalents – end of the year	18,954,217	22,076,502

(See accompanying notes to consolidated financial statements)

SunOpta BioProcess Inc.	6	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies

SunOpta BioProcess Inc. (the “Company”) provides equipment and process solutions for the biomass conversion industry, from process development and design through the sale of proprietary biomass processing technology and the planned investment in cellulosic ethanol production. On December 1, 2006, SunOpta Inc. (“SunOpta”) incorporated the Company, under the laws of Canada. On June 7, 2007, the Company completed a private placement for the sale of 1,500,000 non-dividend bearing, convertible preferred shares of the Company for gross proceeds of $30,000,000. On June 7, 2007, SunOpta transferred certain net assets to the Company (including one contract in process) and the Company commenced operations as of that date. SunOpta remains the parent company of the Company.

Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries.

Variable interest entities (“VIE”)

The Company consolidates investments that are variable in nature for which the Company is determined to be the primary beneficiary, under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC Topic 810 (formerly FIN 46(R)). The Company consolidates as the primary beneficiary when it has been determined to create or absorb variability due to ownership and operational considerations regarding the investment in the variable interest entity.

Joint ventures

Investments in joint ventures that are not consolidated under ASC Topic 810 are accounted for on an equity basis.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term deposits with an original maturity of less than 90 days and are carried at cost which approximates their fair value because of the short-term maturity of the instruments.

Inventories

Inventories consist of equipment that will be used by the Company on equipment supply contracts. Inventories are valued at the lower of cost or net realizable value.

Prepaid and other current assets

Prepaid and other current assets include amounts paid in cash and recorded as a current asset prior to consumption by the Company.

Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated amortization. Construction in progress is not amortized until it is placed in service or upon completion of commissioning the equipment. Amortization is provided on property, plant and equipment using the straight-line basis at rates reflecting the estimated useful lives of the assets.

Buildings	40 years
Pilot plant	10 years
Machinery and lab equipment	10 - 20 years
Office furniture	7 years
Computer equipment and software	1 - 3 years

SunOpta BioProcess Inc.	7	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies continued

Patents

The Company’s finite life intangible assets consist of patents that are amortized on a straight line basis over their estimated useful lives to a maximum of 20 years.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through undiscounted future cash flows. If impairment exists based on expected future undiscounted cash flows, a loss is recognized in income. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset.

Deferred revenue

Deferred revenue reflects the excess of amounts billed over revenue earned on open contracts.

Warranty reserves

A warranty reserve, included in accrued liabilities, has been provided for the repair costs which may be required during the guarantee period on equipment supply contracts. The reserve is estimated based on experience and future estimates.

Revenue recognition

Equipment supply contracts

The percentage of completion method is used to account for significant long-term contracts. The amounts of revenue and profit recognized each year are based on either the ratio of hours incurred to the total expected hours or the ratio of costs incurred to the total expected costs. Costs incurred on long-term contracts include labour, material, other direct costs and overheads. Losses, if any, on long-term contracts are recognized during the period in which they are determined.

Collaborative Revenue

The Company recognizes revenues from research funding under collaborative agreements over the term of the agreements, as costs are incurred.

Research and Development Expenses

Costs related to internal research and development programs are expensed as incurred.

Grants

The Company records government grants when it is reasonably assured that compliance with the relevant conditions exists and that the grant will be received. Under these government grants the Company will be reimbursed for costs incurred for certain research activities. As a result, government grants are recognized as a deferred government credit or as a reduction to research and development expenses when such expenses are incurred.

SunOpta BioProcess Inc.	8	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies continued

Foreign currency translation

The functional currency of the Company is the United States dollar. The assets and liabilities of the Company’s operations are translated at exchange rates in effect at the dates of the consolidated balance sheets. Revenues and expenses are translated at average exchange rates prevailing during the period. Gains and losses from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss of each period.

Income taxes

The Company follows the asset and liability method of accounting for income taxes whereby deferred income tax assets are recognized for deductible temporary differences and operating loss carry-forwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes.

Deferred income tax assets are recognized only to the extent that management determines that it is more likely than not that the deferred income tax assets will be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The income tax expense or benefit is the income tax payable or recoverable for the year plus or minus the change in deferred income tax assets and liabilities during the year.

The Company is subject to ongoing tax exposures, examinations and assessments in various jurisdictions. Accordingly, the Company may incur additional income tax expense based upon the outcomes of such matters. In addition, when applicable, the Company adjusts income tax expense to reflect the Company’s ongoing assessments of such matters, which requires judgment and can materially increase or decrease its effective rate as well as impact operating results. The Company provides for such exposures in accordance with ASC Topic 740 (formerly Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (an Interpretation of FASB Statement No. 109) (“FIN48”)). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides accounting guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of tax positions under ASC 740 is a two-step process, whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company would recognize the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the related tax authority.

Stock-based compensation

The Company currently provides compensation to certain employees in the form of stock options and restricted stock units (“RSU’s”). The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of ASC Topic 718 (formerly Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment”).

Stock options and RSU’s

The Company uses the Black-Scholes option pricing model which requires the input of highly subjective assumptions. These assumptions, including estimating the length of time employees will retain their stock options before exercising them (“the expected term”), the expected volatility of the Company’s common stock price, or industry peers, over the expected term, and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in subjective assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related amount recognized on the consolidated statements of operations and comprehensive loss.

SunOpta BioProcess Inc.	9	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies continued

Derivative instruments

The Company is exposed to fluctuations in foreign currency exchange. The Company utilizes certain derivative financial instruments to enhance its ability to manage these risks, including forward foreign exchange contracts. Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. The Company does not enter into contracts for speculative purposes.

All derivative instruments are recognized on the consolidated balance sheets at fair value. Changes in the fair value of derivative instruments are recorded in operations or other comprehensive earnings (loss), based on whether the instrument is designated as part of a hedge transaction. Gains or losses on derivative instruments that are designated as part of a hedge transaction, which are reported in accumulated other comprehensive income, are reclassified to earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedges is recognized in earnings in the current period. During the years ended December 31, 2009 and December 31, 2008, the Company had no derivative instruments outstanding (see note 15).

Forward foreign exchange contracts

The Company enters into forward foreign exchange contracts to minimize exchange rate fluctuations relating to Canadian-denominated contract costs. All forward exchange contracts are marked-to-market as of the balance sheet date. Gains and losses on these transactions are included in foreign exchange (gain) loss in the consolidated statements of operations and comprehensive loss.

Financial Instruments

The Company’s financial instruments recognized in the consolidated balance sheets and included in working capital consist of cash and cash equivalents, accounts receivable, receivable from related parties, accounts payable and accrued liabilities and payable to related parties. Cash and cash equivalents are designated as financial assets held for trading and are measured at fair value with any changes in fair value recorded in net loss and comprehensive loss at each period end. Accounts receivable and receivables from related parties are classified as loans and receivables, accounts payable and accrued liabilities and payable to related parties are classified as other financial liabilities, and each are measured at fair value at inception and are subsequently measured at amortized cost using the effective interest method. The fair values of these instruments approximate their carrying values due to their short-term maturities.

The Company’s financial instruments exposed to credit risk include cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with institutions of high creditworthiness. The Company’s accounts receivable are concentrated among a limited number of customers or government agencies. The Company routinely assesses the financial strength of these parties. The Company maintains an allowance for losses based on the expected collectibility of the accounts.

Use of estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. A certain amount of uncertainty is inherent in estimating the hours or costs required in completing the construction of equipment required under equipment supply contracts. Significant estimates included within these consolidated financial statements include the percentage completion of projects, related revenue recognition, the accrual for warranty and other obligations under the Company’s existing contracts and fair values of stock options and RSU’s. Actual results could differ from those estimates.

SunOpta BioProcess Inc.	10	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies continued

Recent Accounting Pronouncements

In February 2007, the FASB issued ASC Topic 825-10 (formerly SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”). ASC Topic 825-10 allows companies to voluntarily choose, at specific election dates, to measure certain financial assets and liabilities, as well as certain non-financial instruments that are similar to financial instruments, at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, ASC Topic 825-10 specifies that all subsequent changes in fair value for that instrument be reported in income. The provisions of ASC Topic 825-10 are effective for fiscal years beginning after November 15, 2007. The adoption of ASC Topic 825-10 did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted ASC Topic 105-10 (formerly SFAS No. 168, “The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”). ASC Topic 105-10 establishes the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied in preparation of financial statements in conformity with GAAP. As a result of adopting this standard, all references to authoritative accounting literature have been updated based on the new GAAP codification.

On January 1, 2009, the Company adopted ASC Topic 805 (formerly SFAS No. 141R, “Business Combinations”). ASC Topic 805 applies to all transactions or other events in which an entity obtains control of one or more businesses and requires that all assets and liabilities of an acquired business as well as any non-controlling interest in the acquiree be recorded at their fair values at the acquisition date. Contingent consideration arrangements are recognized at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings. Pre-acquisition contingencies are also typically recognized at their acquisition date fair values. In subsequent periods, contingent liabilities are measured at the higher of their acquisition date fair values or the estimated amounts to be realized. The adoption of ASC Topic 805 did not have an impact on the Company’s consolidated financial statements.

In February 2008, FASB issued ASC Topic 820-10-55 (formerly FASB Staff Position (“FSP) 157-2/Statement No. 157, “Effective Date of FASB Statement No. 157”). ASC Topic 820-10-55 delayed the effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the provisions of ASC 820-10-55 related to non-financial assets and non-financial liabilities disclosures effective January 1, 2009. The adoption of ASC Topic 820-10-55 did not have an impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued ASC Topic 810-10-65, “Consolidation”, regarding non-controlling interests (formerly SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”). ASC Topic 810-10-65 establishes accounting and reporting standards for ownership in subsidiaries held by parties other than the parent, the amount of consolidated earnings attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of ASC Topic 810-10-65 did not have an impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued the disclosure requirements within ASC Topic 815, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB No. 133”). ASC Topic 815 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. The disclosure requirements apply to all derivative instruments within the scope of ASC Topic 815. The standard also applies to non-derivative hedging instruments and all hedged items designated and qualifying under ASC Topic 815. This standard requires an entity with derivatives to disclose how and why it uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS 133; and how derivative instruments and related hedged items affect the entity’s financial position, financial performance, and cash flows. Entities must provide tabular disclosures of the location, by line item, of amounts of gains and losses reported in the consolidated statements of operations. The adoption of ASC Topic 815 did not have an impact on the Company’s consolidated financial statements.

SunOpta BioProcess Inc.	11	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

1.	Description of business and significant accounting policies continued

In May 2008, the FASB issued ASC Topic 350-30, “General Intangibles Other than Goodwill” (formerly FSP 142-3, “Determination of the Useful Life of Intangible Assets”). ASC Topic 350-30 provides guidance on the renewal or extension assumptions used in the determination of useful life of a recognized intangible asset. The intent of ASC Topic 350-30 is to better match the useful life of the recognized intangible asset to the period of expected cash flow used to measure its fair value. ASC Topic 350-30 is effective for fiscal years beginning after December 15, 2008. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC Topic 855-10-25 (formerly FASB Statement 165, “Subsequent Events”). ASC Topic 855-10-25 provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. ASC Topic 855-10-25 is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on the Company’s financial position and results of operations. The Company has adopted this standard, evaluating for subsequent events to the date these financial statements were issued.

In June 2009, the FASB issued ASC Topic 860-10-05 (formerly SFAS No. 166, “Accounting for Transfers of Financial Assets”). This standard prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. ASC Topic 860-10-05 is effective for transfers of financial assets occurring on or after January 1, 2010. The Company will consider this standard when evaluating future transactions to which it would apply. Historically, the Company has not had any material transfers of financial assets.

In June 2009, the FASB issued ASC Topic 810 (formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard is a revision to a previous FASB Interpretation and changes how a reporting entity evaluates whether an entity is a VIE and which entity is considered the primary beneficiary of a VIE and is therefore required to consolidate the VIE. This accounting standard will also require continuous reassessments of which party within the VIE is considered the primary beneficiary and will require a number of new disclosures related to the VIE’s. ASC Topic 810 becomes effective January 1, 2010. The Company does not expect any material financial statement implications, other than disclosure items, related to the adoption of this ASC.

2.	Accounts receivable

	December 31, 2009 $	December 31, 2008 $

Accounts receivable	307,219	893,435
Less: allowance for doubtful accounts	—	—

	307,219	893,435

Accounts receivable related to revenue recognized under the percentage of completion method totaling $10,071 (2008 - $481,873) is included in the accounts receivable balance.

SunOpta BioProcess Inc.	12	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

3.	Related party balances and transactions

Related party balances and transactions entered into in the years ending December 31, 2009 and 2008 are as follows:

Balance receivable at January 1, 2008	(455,446)
Purchases and services performed by SunOpta on behalf of the Company (a)	(644,921)
Abener Energia S.A. arbitration (b)	(1,337,828)
Inventory purchase (c)	(367,187)
Repayments	3,001,203

Balance receivable at December 31, 2008	195,821
Purchases and services performed by SunOpta on behalf of the Company (a)	(708,732)
Repayments	498,662

Balance payable at December 31, 2009	(14,249)

(a)	Purchases and services performed by SunOpta on behalf of the Company

In 2009, the Company recorded management fees of $123,840 (2008 - $249,880). The management fees include direct and indirect costs incurred by SunOpta for the benefit of the Company relating to corporate functions such as executive management, risk management, information technology, accounting, legal, investor relations, human resources, tax and other services. The amount charged by SunOpta is based on an agreement for the calendar year and is allocated to the Company based on the relative percentage of the Company’s revenues and headcount to the respective total of SunOpta’s costs. The management fee shall automatically extend until the end of each calendar year unless either party gives notice of termination to the other party at least 90 days prior to the end of the initial term or any subsequent term.

In 2009, the Company recorded $584,892 (2008 - $395,041) reflecting the costs of salaries, benefits and routine purchases made through SunOpta’s shared service centre on behalf of the Company.

Ongoing purchases and services incurred amongst the related parties are subject to normal trade terms.

At the end of 2009, the Company has a payable balance to SunOpta of 514,249 (2008 – receivable of $195,821 from SunOpta).

(b)	Abener Energia S.A. arbitration

As part of the management service agreement with SunOpta, the Company agreed to continue its performance of the equipment supply contract with Abener Energia S.A. (‘Abener’) on the basis that the Company, in its former capacity as a division of SunOpta, was charged with the responsibility of executing and performing such obligations.

In December 2008, as a result of an unfavourable ruling in the Abener arbitration case against SunOpta in the amount of €1,329,898 ($1,908,670), the Company’s Board of Directors agreed that the Company would bear 50% or $954,335 of the judgement against SunOpta, and 50% or $383,493 of the legal costs incurred throughout the arbitration proceedings. The assumption of this liability was attributed to the Company’s requirement to continue to perform its obligations of the aforementioned contract and that any arbitration ruling would have an immediate impact on the Company’s ability to secure additional equipment supply contracts in the future. The transaction has been valued at an amount agreed to amongst the related parties and was settled thereafter in 2008.

SunOpta stayed the ruling pending the outcome of the Company’s arbitration with Abener’s sister company, Abengoa New Technologies Inc., as disclosed in note 14. Subsequent to year-end, the ruling on the arbitration was received and SunOpta made the corresponding payment owing to Abener.

SunOpta BioProcess Inc.	13	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

3.	Related party balances and transactions continued

(c)	Inventory purchase

In December 2008, the Company purchased fibre pretreatment equipment from SunOpta for net proceeds of $367,187, representing SunOpta’s net carrying value of the equipment.

(d)	Warehouse lease

In 2008, the Company entered into a warehouse lease agreement with a majority-owned subsidiary of SunOpta, Opta Minerals Inc. The lease is at market rates and is for a two-year period ending November 15, 2010. During 2009, the Company paid $21,708 (2008 - $4,130) to Opta Minerals Inc.

4.	Inventories

	December 31, 2009 $	December 31 2008 $

Finished goods	6,129	367,187

5.	Property, plant and equipment

	Cost $	Accumulated Amortization $	December 31, 2009 Net Book Value $
Buildings	421,291	(106,105)	315,186
Pilot plant	851,496	(46,737)	804,759
Machinery and lab equipment	479,394	(94,272)	385,122
Office furniture, computer equipment and software	230,135	(181,149)	48,986
Construction in progress	1,091,845	—	1,091,845

	3,074,161	(428,263)	2,645,898

	Cost $	Accumulated Amortization $	December 31, 2008 Net Book Value $
Buildings	171,300	(8,119)	163,181
Machinery and lab equipment	319,269	(51,131)	268,138
Office furniture, computer equipment and software	209,325	(130,122)	79,203
Construction in progress	662,787	—	662,787

	1,362,681	(189,372)	1,173,309

Included in construction in progress at December 31, 2009 is $64,123 (2008 - $582,989) of costs relating to the construction and optimization of the pilot plant, $790,218 (2008 - $nil) of costs relating to the MicroSystem pilot plant, $237,504 (2008 - $nil) of

SunOpta BioProcess Inc.	14	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

5.	Property, plant and equipment continued

costs relating to the design of a commercial demonstration plant and $nil (2008 - $79,798) of laboratory equipment being commissioned for use.

In 2009, the Company recorded a $140,409 (2008 - $nil) deferred government credit to reflect the recovery of labour costs that have been capitalized to the MicroSystem pilot plant and have been reimbursed through a research grant provided by the National Research Council of Canada as per note 10. The benefit of the research grant will be realized as a reduction to amortization over the estimated useful life of the asset.

6.	Patents

The following is a summary of changes in the Company’s patents:

	December 31, 2009 $	December 31, 2008 $
Balance, beginning of year	207,994	71,548
Additions	115,953	151,062
Amortization	(11,932)	(14,616)

Balance, end of year	312,015	207,994

The Company estimates that the aggregate future amortization expense associated with finite life intangible assets for the years ending December 31 will be as follows:

$
2010	—
2011	5,777
2012	13,500
2013	18,354
2014	18,354
Thereafter	256,030

312,015

The Company does not believe that it will incur any amortization expense in 2010 based on the expected date of pending patents being granted.

7.	Accounts payable and accrued liabilities

	December 31, 2009 $	December 31, 2008 $
Accounts payable	305,519	348,103
Accrued liabilities	675,153	643,207

	980,672	991,310

SunOpta BioProcess Inc.	15	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

8.	Preferred shares

	December 31, 2009 $	December 31 2008 $

Preferred shares	28,188,965	27,796,332

On June 7, 2007, the Company’s subsidiary, SunOpta BioProcess, completed a private placement for the sale of 1,500,000 non-dividend bearing, convertible preferred shares of SunOpta BioProcess for gross proceeds of $30,000,000. SunOpta BioProcess incurred issuance costs of approximately $2,808,000 in relation to this preferred share offering, including the fair value (non-cash) of $762,271 assigned to warrants of SunOpta granted to investors as part of the financing. These issuance costs have been offset against the carrying value of the preferred shares. The preferred shares do not bear any dividend and contain a conversion feature that allows the holders to convert the preferred shares to common shares of SunOpta BioProcess at any time on a one-for-one basis. At any time following the seventh anniversary of the closing date (June 7, 2014) or upon the occurrence of a change in control, holders of the majority of preferred shares will have the right to require SunOpta BioProcess to redeem all of the preferred shares for a cash payment equal to the original issue price ($20 per share, in aggregate $30,000,000). Should SunOpta BioProcess complete a qualified initial public offering (defined in the preferred share agreement as greater than $50,000,000), the preferred shares would automatically be converted into common shares of SunOpta BioProcess upon closing of the transaction, resulting in a dilution of SunOpta’s interest from 100% to approximately 86%. Should the restricted stock units (“RSU”) and stock options, described below, be converted along with the preferred shares upon completion of a qualified initial public offering, the Company’s ownership in SunOpta BioProcess would be diluted to 75%. In the event that a qualified initial public offering does not occur by June 7, 2014, the preferred shareholders would have the option to redeem their shares for a cash payment equal to the original issue price of $20 per share. The preferred shares are classified on the consolidated balance sheet as mezzanine equity as they have a mandatory redemption feature after seven years if a qualified initial public offering does not take place.

Included in the issuance costs discussed above is the fair value of $762,271 attributed to warrants to purchase 648,300 common shares of SunOpta Inc. at a price of $11.57 (exercisable within six months of the date of closing) that were granted to the SunOpta BioProcess preferred share investors upon the closing of the transaction.

The fair value of these warrants was determined using the Black-Scholes option pricing model (using an expected volatility of 40.2%, a risk-free interest rate of 4.99% and an estimated useful life of six months). During the fourth quarter of 2007, the warrant holders exercised their warrants, resulting in cash proceeds to SunOpta of $7,500,831, which had no impact on the operations of the Company.

The preferred shares are presented net of issuance costs (with no associated tax benefit) and the value of the preferred shares is being accreted to the $30,000,000 redemption value over a seven-year period using the effective interest method. During the year ended December 31, 2009 the Company recorded interest accretion of $392,633 (2008 - $387,509). The annual interest accretion is charged to additional paid in capital and then to accumulated deficit.

In conjunction with the private placement, the Company granted 800,000 restricted stock units and 800,000 stock options (with an exercise price of $20 per share) in the Company’s common shares to certain employees of the Company. The RSU’s allow for a cash payment or the grant of shares to certain employees equal to the issuance price in a future initial public offering (to a maximum of $20 per share). The RSU’s and the stock options granted only vest if a change of control of the Company occurs, or the Company completes an initial public offering and, as such, these units are considered performance- based awards under ASC Topic 718. Accordingly, no expense is recorded in the consolidated financial statements until the contingent element of the award has been resolved. The RSU’s expire 10 days after vesting whereas, unless terminated earlier in accordance with the Company’s stock option plan, the stock options expire on the seventh anniversary of the closing date (i.e. June 7, 2014). Should the Company complete an initial public offering the RSU’s and stock options could be converted into common shares of the Company upon closing of the transaction, resulting in a dilution of SunOpta’s wholly owned interests in the Company to 85%.

SunOpta BioProcess Inc.	16	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

8.	Preferred shares continued

At the date of the grant, the Company estimated that the fair value associated with the stock option grant was $11,024,568 and RSU’s was $14,400,000. The fair value of the options was calculated using the Black-Scholes option pricing model with the assumptions of a dividend yield of 0%, an expected volatility based on industry peers of 81.25%, a risk-free interest rate of 5.11% and an estimated useful life of up to 7 years. The fair value was based on estimates of the number of options that management expects to vest, estimated to be 90%. The fair value of the RSU’s was calculated using the maximum $20 per share that could be paid. Given that no market exists for the Company’s common shares, there exists significant measurement uncertainty in assessing the fair values of the RSU’s and stock options.

9.	Supplemental cash flow information

	December 31, 2009 $	December 31, 2008 $

Changes in non-cash working capital:
Trade and accrued receivable	598,696	27,689
Inventories	361,058	(367,187)
Prepaid expenses and other current assets	15,200	116,572
Receivable from related parties	194,653	(210,940)
Accounts payable and accrued liabilities	(330,766)	626,651
Payable to related parties	14,249	(391,940)
Deferred revenue	252,017	—

	1,105,107	(199,155)

Non-cash investing activities include $269,629 (2008 - $nil) related to the cost of property, plant and equipment costs and $nil (2008 - $42,250) of patent costs which were unpaid at the end the year. At December 31, 2009 and 2008 the Company does not have any cash equivalents.

10.	Grants

In June 2008, the Company was party to a matching grant of $100,000 from the State of Minnesota’s Agricultural Utilization Research Institute (“AURI”) in support of a project encompassing first phase feasibility and research for a 10 million gallon per year cellulosic ethanol plant. Under the terms of the award, AURI would contribute up to $100,000 of funding to the project after $200,000 of research costs were incurred. In 2009, the Company recorded its share of grant proceeds totalling $nil (2008- $33,333) as a reduction to research and development costs.

In November 2008, the Company was party to a matching grant for up to $910,000 from the State of Minnesota’s Next Generation Energy (“NextGen”) program in support of a project encompassing second phase feasibility, research and detailed engineering for a 10 million gallon per year cellulosic ethanol plant. This award is a matching grant whereby 50% of the costs, up to a maximum of $910,000, incurred to complete the project will be reimbursed under the NextGen program. During the year ended December 31, 2009, the Company recorded $594,805 (2008 - $17,034) of grant proceeds under this program as a reduction to research and development costs.

At December 31, 2009, the Company has approximately $298,161 (2008 - $892,966) in funding committed from the State of Minnesota through May 1, 2010 for research projects.

SunOpta BioProcess Inc.	17	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

10.	Grants continued

In July 2009, the Company was awarded a Cdn $810,506 (US$ - $771,176) research grant from the National Research Council of Canada to cover labour costs incurred in conjunction with the Company’s R&D activities through to January 2011. Under the terms of the research grant, 100% of internal and 75% of external labour costs are recovered by the Company for costs that are incurred during the design and validation its pilot plant operations or for costs that are incurred as part of the optimization of the Company’s enzymatic hydrolysis research work. Labour costs recovered from the design and validation of the pilot plant have been recorded as a deferred government credit whereas the costs recovered for the enzymatic hydrolysis work is recorded as a reduction to research and development. Correspondingly, the Company has recorded $140,409 as a deferred government credit and has recorded $200,318 as a reduction to research and development costs in the current year.

At December 31, 2009 the Company has approximately $430,449 in funding committed from the National Research Council of Canada through to January 31, 2011.

11.	Joint ventures

In March 2008, the Company entered into a Joint Venture agreement with Xylitol Canada. Under the terms of the agreement the Company performed $720,349 of research and development work in 2008. Based on the positive outcome of the research and development work, the parties agreed to proceed to the next phase of the project whereby the Company would be responsible for the design, construction and operation of a pilot plant in order to validate the research and development work performed in the initial phase. The capital costs incurred on the pilot plant would be borne by Xylitol Canada. Following the operation of the pilot plant, the parties will decide whether to proceed to the design, construction and operation of a commercial scale xylitol production plant. The obligations and rights for commercial scale operations will be defined following the completion of the initial phase activities described above. In the current year the Company recognized revenue of $nil (2008 - $720,349) relating to the research and development phase of the project.

In April 2008, the Company entered into a Joint Venture agreement with two other partners jointly called Central Minnesota Cellulosic Ethanol Partners (“CMCEP”). Under the terms of the agreement, CMCEP will perform an initial phase of feasibility and research. Based on the findings from the initial phase of feasibility work, CMCEP may elect to perform more extensive feasibility, research and detailed engineering in the second phase of feasibility work that would be followed by the design, construction and operation of commercial scale cellulosic ethanol production plant. Each of the partners share an equal 33.3% ownership interest in CMCEP. The Company originally recorded a $162,133 investment in CMCEP reflecting the Company’s proportionate interest in CMCEP. Subsequently, this investment was written-off as a charge to research and development in 2008 reflecting the scope of the work performed by CMCEP was research-based and as such the future recoverability of the initial investment may not be recovered. The Company’s investment and subsequent write-off in fiscal 2008 in CMCEP is a noncash item.

Following completion of the initial phase of feasibility in November 2008 and in recognition of being awarded a matching grant for up to $910,000 from the State of Minnesota’s Next Generation Energy (“NextGen”) program, the partners elected to proceed to the second phase of feasibility. Shortly thereafter amended terms of the Joint Venture agreement were finalized to reflect each of the party’s responsibilities, contributions and sharing of grant proceeds under the second phase of feasibility. Under the amended terms of the Joint Venture agreement the Company would be the responsible for managing and funding the work required to complete the second phase of feasibility and would also be the sole beneficiary of the matching grant from the State of Minnesota. The amended terms to the Joint Venture agreement reflected a reconsideration event under ASC Topic 810 whereby the Company has determined that it is the primary beneficiary of the joint venture and therefore have consolidated the results of CMCEP operations. At December 31, 2009, CMCEP has total assets of $611,859 (2008 -$218,601) and liabilities of $nil (2008 - $235,636). In 2009, the Company recognized revenue of $nil (2008 - $221,700) reflecting feasibility work performed on behalf of CMCEP by the Company.

SunOpta BioProcess Inc.	18	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

12.	Other expense

In 2008, as a result of an unfavourable ruling in the Abener Energia S.A. arbitration case against SunOpta in the amount of €1,329,898 (US$ - $1,908,670), the Company agreed to bear 50% or $954,335 of the judgement against SunOpta, see note 3(b).

13.	Income taxes

The provision for income taxes from continuing operations differs from the amount that would have resulted by applying the combined Canadian federal and provincial statutory income tax rate to loss before income taxes due to the following:

	December 31, 2009 $	December 31, 2008 $

Income tax recovery at combined statutory rates	(1,018,366)	(1,170,714)

Adjustments resulting from:
Permanent differences	2,446	323,707
Changes to deferred tax assets and liabilities resulting from audit and other tax return adjustments	185,750	33,132
Carryforward (utilization) of investment and other tax credits (non-refundable)	(455,807)	(139,473)
Change in valuation allowance	1,025,549	770,086
Impact of changes in enacted tax rates of reversal on current year losses	246,284	114,056
Changes to deferred tax assets resulting from acquisition	—	69,206
Other	14,144	—

Provision for income taxes, as reported	—	—

Deferred income taxes of the Company are comprised of the following:

	December 31, 2009 $	December 31, 2008 $
Differences in property, plant and equipment and intangible assets	(331,234)	(32,578)
Capital and non-capital losses	1,259,654	659,438
Scientific Research and Experimental Development	851,989	357,117
Investment tax credit net of deferred tax liability	661,235	292,750
Tax benefit of costs incurred during share issuance	223,345	362,713

	2,664,989	1,639,440
Valuation allowance	(2,664,989)	(1,639,440)

Net deferred tax asset	—	—

The Company has Canadian non-capital loss carry-forwards of approximately $5,038,615 (2008 - $2,273,923) as at December 31, 2009. The amounts are available to reduce future federal and provincial income taxes. Non-capital loss carry-forwards attributable to Canada expire in varying amounts over the next 20 years.

SunOpta BioProcess Inc.	19	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

13.	Income taxes continued

In addition, at December 31, 2009, the Company had Scientific Research and Experimental Development (“SR&ED”) amounting to approximately $3,407,955 (2008 - $1,231,438) available to offset against future years’ taxable income from its Canadian operations, which may be carried forward indefinitely. The Company also has approximately $881,646 (2008 - $344,412) in Canadian scientific research investment tax credits, which will expire in varying amounts up to 2029.

A valuation allowance of $2,664,989 (2008 - $1,639,440) has been recorded to reduce the net benefit recorded in the consolidated financial statements as it is uncertain that the Company will be able to realize the benefit of the deferred tax asset.

No reconciling differences exist between the beginning and ending amount of unrecognized benefits. At December 31, 2009, the Company had no uncertain tax positions that it is aware of.

The Company’s major taxing jurisdictions include Canada and the Province of Ontario. The Company’s 2007 through 2009 tax years (and any tax year for which available non-capital loss carry-forwards were generated up to the amount of non-capital loss carry-forward) remain subject to examination by the appropriate governmental agencies for Canadian federal tax purposes. The Company does not have any other ongoing audits in various other jurisdictions.

14.	Commitments and contingencies

The Company commenced a suit on January 17, 2008, against Abengoa New Technologies Inc. (“Abengoa”) and a former employee of the Company alleging theft of trade secrets, breach of contract, tortious interference with contract and civil conspiracy, and filed motions for expedited discovery and a preliminary injunction. Abengoa filed a counterclaim alleging breach of contract, misappropriation of trade secrets and other contractual violations. The United States District Court, Eastern District of Missouri, referred the core claims to arbitration and stayed the other claims pending the outcome of the arbitration. The arbitration was held during the period of July 20 to July 24 and October 19 to October 23 inclusive, in St. Louis before a single arbitrator. The arbitrator issued a ruling on February 1, 2010 denying all monetary damage claims, but also holding that the Company could independently commercialize, without payment of royalty or other obligation to Abengoa, the dilute acid hydrolysis technology the Company developed with Abengoa and implemented at Abengoa’s cellulosic ethanol facility in Salamanca, Spain. Prior to the arbitrator’s ruling, Abengoa had exclusive use, and rights to exploit, the jointly developed technology in the field of fermentable sugars and cellulosic ethanol production.

At December 31, 2009, the Company has outstanding facility lease commitments of $19,648 (2008 - $37,299) with a related party. The lease term is for two years commencing November 15, 2008 and will automatically renew one year on each anniversary date unless either party gives notice of intent to not renew at least 180 days prior to the anniversary date.

Minimum commitments under the terms of the facility lease are as follows:

$
2010	19,648
2011	—
2012	—
2013	—
2014	—
Thereafter	—

19,648

SunOpta BioProcess Inc.	20	December 31, 2009

SunOpta BioProcess Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

(Expressed in U.S. dollars)

14.	Commitments and contingencies continued

In conjunction with the terms of an equipment supply contract, the Company has recorded a product warranty reserve for the repair costs which may be required during the guarantee period. Changes to the product warranty reserve for the years ended December 31, 2009 and 2008 are as follows:

	December 31, 2009 $	December 31, 2008 $

Beginning balance	37,000	37,000
Provisions during the year	—	—
Reversal of warranty reserves	27,000	—
Actual payments	—	—

Ending balance	10,000	37,000

The Company has guaranteed the operating performance of equipment sold under an equipment supply contract. A performance test to measure the actual performance of the equipment against the contracted performance standard did not take place as the operating conditions required in order to perform the performance test was not achieved by the purchaser. As a result the equipment was deemed to have been accepted by the purchaser at the expiry of the warranty period in the current year.

15.	Subsequent events

In January 2010, the Company was awarded Cdn $5,500,000 (US$ - $5,233,11) in funding from Canada Foundation for Sustainable Development Technology (“SDTC”) to assist the Company and its partners to design, build and operate an integrated cellulosic ethanol plant and co-located xylitol production facility to be located in the Greater Toronto Area. The project involves the construction of a demonstration facility at a total cost of approximately Cdn. $16,600,000 (US$ - $15,794,481), to be funded approximately 67% by the Company and Xylitol Canada and 33% by the SDTC. The facility is anticipated to produce up to a rated capacity of 620 tons of xylitol and two million liters of cellulosic ethanol per year. Operation of the facility is expected to commence in early 2011 with process validation expected to be complete by December 2011. Contracting between the Company and SDTC is expected to be completed in early 2010.

In January 2010, the Company established a $2,700,000 credit facility to facilitate the issuance and receipt of payments on equipment supply contracts entered into by the Company. Under the terms of the credit facility, the outstanding balance drawn on the credit facility is to be collateralized by the Company’s cash balance. Interest on letters of credit are charged at 1.5% per annum, payable quarterly in advance and direct drawings are charged at U.S. prime rate + 50 basis points. In January 2010, the Company issued letters of credit on the credit facility aggregating to $2,556,000. The letters of credit expire on October 20, 2010.

In January 2010, the Company entered into forward contracts to purchase $3,800,000 of Canadian dollars, at varying amounts, between March 15, 2010 and October 15, 2010 at exchange rates between $1.0616 and $1.0667 per U.S. dollar. The forward contracts, which have not been designated as hedges for accounting purposes, will economically mitigate the Company’s exposure on foreign exchange movements on Canadian-denominated purchases required on open equipment supply contracts.

In January 2010, the Company received its second milestone payment on an open equipment supply contract in the amount of $1,917,000.

SunOpta BioProcess Inc.	21	December 31, 2009

Condensed Consolidated Financial Statements

For the Three and Six Months Ended July 3, 2010 and 2009

Unaudited

(Expressed in U.S. dollars)

SunOpta BioProcess Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the three months ended July 3, 2010 and June 30, 2009

Unaudited

(Expressed in US. dollars)

	July 3, 2010 $	June 30, 2009 $

Revenues	2,052,353	118,557

Cost of revenues	1,528,626	(45,132)

Gross margin	523,727	163,689

Selling, general and administrative expenses	374,655	797,665
Research and development	348,808	204,502

Loss before the following	(199,736)	(838,478)

Interest income	51,349	85,600
Other income	1,109,008	—
Foreign exchange (loss) / gain	(126,003)	(3,215)

	1,034,354	82,385

Earnings / (loss) before income taxes	834,618	(756,093)

Provision for income taxes	6,107	—

Net earnings and comprehensive loss	828,511	(756,093)

SunOpta BioProcess Inc.	2	July 3, 2010

SunOpta BioProcess Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the six months ended July 3, 2010 and June 30, 2009

Unaudited

(Expressed in U.S. dollars)

	July 3, 2010 $	June 30, 2009 $

Revenues	2,676,154	131,633

Cost of revenues	1,929,566	(18,063)

Gross margin	746,588	149,696

Selling, general and administrative expenses	684,553	1,383,509
Research and development	947,740	347,316

Loss before the following	(885.705)	(1,581,129)

Interest income	49,858	127,537
Other income	1,109,008	—
Foreign exchange gain / (loss)	62,942	(18,215)

	1,221,808	109,322

Earnings / (loss) before income taxes	336,103	(1,471,807)

Provision for income taxes	12,212	—

Net earnings and comprehensive loss	323,891	(1,471,807)

SunOpta BioProcess Inc.	3	July 3, 2010

SunOpta BioProcess Inc.

Condensed Consolidated Balance Sheets

As at July 3, 2010 and December 31, 2009

Unaudited

(Expressed in U.S. dollars)

	July 3, 2010 $	December 31, 2009 $

Assets

Current assets
Cash and cash equivalents	17,974,352	18,954,217
Accounts receivable	531,513	307,219
Inventories	806	6,129
Prepaid expenses and other current assets	110,024	99,407

	18,616,695	19,366,972

Investments	1,356,925	—
Property, plant and equipment	3,088,950	2,645,898
Patents	576,130	312,015

	23,638,700	22,324,885

Liabilities

Current liabilities
Accounts payable and accrued liabilities	1,885,735	980,672
Payable to related parties	315,849	14,249
Deferred revenue	—	252,017

	2,201,584	1,246,938

Deferred government credit	175,687	140,409

Preferred shares	28,386,659	28,188,965

Shareholders’ Equity / (Deficiency)

Common shares
Unlimited number of common shares and preference shares without par value
Issued 9,200,000 common shares	1	1
Accumulated deficit	(7,125,231)	(7,251,428)

	(7,125,230)	(7,251,427)

	23,638,700	22,324,885

SunOpta BioProcess Inc.	4	July 3, 2010

SunOpta BioProcess Inc.

Condensed Consolidated Statements of Shareholders’ Equity (Deficiency)

As at July 3, 2010 and June 30, 2009

Unaudited

(Expressed in U.S. dollars)

	Common shares $	Additional paid in capital $	Deficit $	Total $
Balance at December 31, 2009	1	—	(7,251,428)	(7,251,427)
Net earnings	—	—	323,891	323,891
Accretion of preferred shares	—	—	(197,694)	(197,694)

Balance at July 3, 2010	1	—	(7,125,231)	(7,125,230)

	Common shares $	Additional paid in capital $	Deficit $	Total $
Balance at December 31, 2008	1	157,980	(3,924,918)	(3,766,937)
Net loss	—	—	(1,471,807)	(1,471,807)
Accretion of preferred shares	—	157,980	(36,960)	(194,940)

Balance at June 30, 2009	1	—	(5,433,685)	(5,433,684)

SunOpta BioProcess Inc.	5	July 3, 2010

SunOpta BioProcess Inc.

Condensed Consolidated Statements of Cash Flows

For the three months ended July 3, 2010 and June 30, 2009

Unaudited

(Expressed in U.S. dollars)

	July 3, 2010 $	June 30, 2009 $

Cash provided by / (used in)

Operating activities
Net earnings (loss)	828,511	(756,093)
Items not affecting cash
Amortization	91,352	38,361
Unrealized foreign exchange loss	(29,701)	(2,169)
Non-cash (gain) from Investments	(1,109,008)	—
Changes in non-cash working capital (note 1)	(525,009)	509,490

	(743,855)	(210,411)

Investing activities
Decrease in short-term investments	—	15,000,000
Purchase of long-term investment	(247,917)	—
Purchase of property, plant and equipment	(386,969)	(607,878)
Purchase of patents	(251,923)	(12,796)

	(886,809)	14,379,326

Foreign exchange (loss) gain on cash held in foreign currency	(14,608)	14,874

(Decrease) / increase in cash and cash equivalents during the period	(1,645,272)	14,183,789

Cash and cash equivalents – Beginning of the period	19,619,624	4,755,494

Cash and cash equivalents – End of the period	17,974,352	18,939,283

SunOpta BioProcess Inc.	6	July 3, 2010

SunOpta BioProcess Inc.

Condensed Consolidated Statements of Cash Flows

For the six months ended July 3, 2010 and June 30, 2009

Unaudited

(Expressed in U.S. dollars)

	July 3, 2010 $	June 30, 2009 $

Cash provided by (used in)

Operating activities
Net earnings (loss)	323,891	(1,471,807)
Items not affecting cash
Amortization	178,340	70,361
Unrealized foreign exchange gains	(29,701)	(658)
Non-cash (gain) from Investments	(1,109,008)	—
Changes in non-cash working capital (note 1)	769,367	780,855

	132,889	(621,249)

Investing activities
Increase in short-term investments	—	(1,500,000)
Purchase of long-term investment	(247,917)	—
Purchase of property, plant and equipment	(621,392)	(998,745)
Purchase of patents	(264,115)	(23,302)

	(1,133,424)	(2,522,047)

Financing activities
Proceeds from government subsidy	35,278	—

Foreign exchange (loss) gain on cash held in foreign currency	(14,608)	6,077

Decrease in cash and cash equivalents during the period	(979,865)	(3,137,219)

Cash and cash equivalents – Beginning of the period	18,954,217	22,076,502

Cash and cash equivalents – End of the period	17,974,352	18,939,283

SunOpta BioProcess Inc.	7	July 3, 2010

SunOpta BioProcess Inc.

Notes to Condensed Consolidated Financial Statements

For the three and six months ended July 3, 2010 and June 30, 2009

Unaudited

(Expressed in U.S. dollars)

1.	Supplemental cash flow information

	Three months ended		Six months ended

	July 3, 2010 $	June 30, 2009 $	July 3, 2010 $	June 30, 2009 $

Changes in non-cash working capital:
Trade and accrued receivable	(172,240)	171,041	(228,196)	408,470
Inventories	5,568	27,587	5,323	23,499
Prepaid expenses and other current assets	179,394	(38,784)	(13,803)	(56,956)
Accounts payable and accrued liabilities	993,237	245,129	948,174	220,438
Payable/Receivable to related parties	136,047	104,517	309,886	185,404
Deferred revenue	(1,667,015)	—	(252,017)	—

	(525,009)	509,490	769,367	780,855

SunOpta BioProcess Inc.	8	July 3, 2010

SCHEDULE 3.02(2)(e)

Transactions or Events Not in the Ordinary Course of Business

1.	Pursuant to a joint venture agreement dated March 27, 2008 (the “JV Agreement”), Sweet Diabetic Delight Foods Inc. (doing business as Xylitol Canada) (the “Xylitol Canada”) and SunOpta BioProcess Inc. (“SBI”) had previously agreed to collaborate on a joint venture (the “Joint Venture”) for the development and implementation of a commercially viable process (the “Process”) for the production of food- and pharmaceutical-grade xylitol from xylose/xylan-rich raw materials, and the establishment of one or more plants employing the Process.

2.	Pursuant to an asset purchase agreement dated March 30, 2010 (the “Asset Purchase Agreement”), Xylitol Canada agreed to purchase from SBI, and SBI agreed to sell to Xylitol Canada, all of SBI’s right, title and interest in the Joint Venture and any Intellectual Property (as defined in the Asset Purchase Agreement) owned by the Joint Venture and/or created or developed by SBI or Xylitol Canada in the course of the Joint Venture (the “Purchased Assets”) for consideration consisting of 100 shares of Xylitol Canada (representing a 50% equity interest in Xylitol Canada). The purchase and sale of the Purchase Assets pursuant to the Asset Purchase Agreement was completed on April 22, 2010. In connection with the purchase and sale of the Purchased Assets, SBI and Xylitol Canada entered into certain ancillary agreements (each dated April 22, 2010), including a Feedstock Supply and Services Agreement, the License Agreement and the Non-Competition Agreement (each as defined in, and the form of which is attached as a schedule to, the Asset Purchase Agreement).

3.	Concurrent with entering into the Asset Purchase Agreement, Chudleigh Ventures Inc. (“CVI”), Xylitol Canada, the shareholders of Xylitol Canada and SBI entered into a securities exchange agreement dated March 30, 2010 (the “Securities Exchange Agreement”), pursuant to which each of the shareholders of Xylitol Canada and SBI agreed to sell all of the shares of Xylitol Canada held by them (or in the case of SBI to be acquired by it) in exchange for common shares of CVI (a public company listed on the TSX Venture Exchange), on a 1 for 186,000 basis, immediately following the purchase and sale of the Purchased Assets pursuant to the Asset Purchase Agreement. The securities exchange transaction pursuant to the Securities Exchange Agreement was completed on April 22, 2010 immediately following the purchase and sale of the Purchased Assets pursuant to the Asset Purchase Agreement. Pursuant to the Securities Exchange Agreement, SBI received 18,600,000 common shares of CVI in exchange for its 100 common shares of Xylitol Canada.

4.	Pursuant to a brokered private placement that closed on April 22, 2010, SBI acquired 1,000,000 common shares of CVI and warrants to acquire 500,000 common shares of CVI for consideration of $250,000 CAD.

5.	Pursuant to a letter agreement dated April 22, 2010 between Sweet Diabetic Delight Foods Inc. (now Xylitol Canada Inc.) and SBI, SBI has agreed to make funding of up to $1.7 million available to Xylitol Canada in the event that funding from Canada Foundation for Sustainable Development Technology (SDTC) is not received.

6.	In the current year, the Company approved a change to the Company’s fiscal year period from a fiscal year ending on December 31 to a floating year-end on the Saturday closest to December 31, based on a 52 week calendar, wherein every fiscal quarter (except for the current quarter which included two additional days) is comprised of 13 weeks or 91 days. This change is effective for fiscal 2010, resulting in a year-end of January 1, 2011 and the quarterly periods for fiscal 2010 ending on April 3, July 3 and October 2.

SCHEDULE 3.02(2)(f)

Non-Arm’s Length Transactions

•	None

SCHEDULE 3.02(3)(a)

Encumbrances

a.	In connection with the issuance of irrevocable standby letters of credit the Corporation has an operating demand loan with the Bank of Montreal, dated January 5, 2010 in the amount of $2,700,000 which has been reduced by outstanding letters of credit in the aggregate amount of $2,556,000. As a condition of the operating demand loan the Corporation is required to pledge an equivalent cash collateral balance supporting 100% of the outstanding balance.

b.	The Corporation has an outstanding irrevocable standby letter of credit from the Bank of Montreal, dated November 23, 2009, in the amount of $639,000 in favour of the beneficiary, Jilin Chemical Industries Import and Export Company. The letter of credit expires on October 20, 2010.

c.	The Corporation has an outstanding irrevocable standby letter of credit from the Bank of Montreal, dated January 20, 2010, in the amount of $1,917,000 in favour of the beneficiary, Jilin Chemical Industries Import and Export Company. The letter of credit expires on October 20, 2010.

SCHEDULE 3.02(3)(d)

Capital Expenditures

Represents CapEx from December 31 to July 3rd, 2010

TOTAL

Commercial Demonstration Plant	313,997
MicroSystem	251,898
MicroSystem grant	(35,279)
Misc projects < $50k individually	55,497

586,113

Schedule 3.02(4)(a)

SBI Material Contracts

1.	Grant Contract between State of Minnesota and Minnesota Cellulosic Ethanol Partners dated October 24, 2008 for the NextGen Grant in the amount of $910,000.

2.	Addendum dated April 8, 2009 for change in address and EIN to SBI USA.

3.

Contract by and between CNPC Materials Company, Jilin Chemical Industries Import and Export Company, and SunOpta BioProcess Inc. made effective October 21, 2009, for the furnishing by the Seller of the license, Know-How (as defined therein), Technical Documentation (as defined therein), technical services and training for a corn stover preparation and pre-treatment plant for a 3000 MTPA ethanol from corn stover project, including the technical appendix for same (“Contract No. JFA2009-01/CA”).[1] [2]

4.	Contract by and between Jilin Chemical Industries Import and Export Company and SBI. dated October 21, 2009 for the purchase and sale of certain equipment (“Equipment Contract No. 2009 JLCI/393316CA).

5.	Contribution Agreement by and between the National Research Council Canada and SBI dated September 10, 2009.

6.	Internship by and between Mathematics of Information Technology and Complex Systems and Daniel Liao with SBI as sponsor.

7.	National Science and Engineering Research Council (“NSERC”) application for Andrew Griffith dated March 29, 2010.

8.	NSERC application for Brent Sloper dated March 29, 2010.

9.	NSERC application for Peter Gunn dated March 29, 2010.

10.	NSERC application for Zachary Gowanluck dated March 29, 2010.

11.	NSERC approval for previous four grants (Andrew Griffith, Brent Sloper, Peter Gunn, Zachary Gowanluck) dated May 10, 2010 in the amounts $18,000.

[1]

Each of the parties to Contract No. JFA2009-01/CA have executed an addendum to same, whereby they agree that the related Equipment Contract No. 2009 JLC1/393316CA (as herein defined) shall be subordinate to and governed by the terms and conditions of Contract No. JFA 2009-01/CA.

[2]

CNPC Minerals Company, who, along with Jilin Chemical Industries Import and Export Company, is the “Buyer” under Contract No. JFA2009-01/ca, did not execute same. SBI is in possession of, and has made available to Mascoma, an email correspondence with CNPC Materials Company whereby they confirm that this contract has become effective and that there is no need for CNPC Materials Company to sign the contract.

12.	Consortium Agreement by and between SBI and Emerald Forest Sugars Inc., dated May 6, 2010.

13.	SDTC Term sheet dated December 21, 2009 up to $5.5MM

14.	Consortium Agreement by and between SBI and Xylitol Canada, dated May 6, 2010.

15.	Draft Contribution Agreement by and between SBI and Sustainable Development Technology Canada dated June, 2010

16.	Award of $30,000 from National Researcg Council Canada program “Youth Employment Strategy”, granted May 2010 to offset costs associated with labour provided by junior level researchers between May 2, 2010 and February 28, 2011.

17.	Asset purchase agreement dated March 26, 2010 between Sweet Diabetic Delight Foods Inc. (doing business as Xylitol Canada) and SBI.

18.	Securities exchange agreement dated March 26, 2010 between Chudleigh Ventures Inc., Sweet Diabetic Delight Foods Inc., SBI and certain shareholders of Sweet Diabetic Delight Foods Inc.

19.	Subscription Agreement dated January 28, 2010 between SBI and Chudleigh Ventures Inc. pursuant to which SBI acquired 1,084,000 common shares and warrants exercisable to acquire 542,000 common shares of Chudleigh Ventures Inc.

20.	Amendment to Chudleigh Subscription Contract dated March 25, 2010.

21.	Escrow Agreement dated April 22, 2010 between SBI and the TSX Venture Exchange.

22.	Pilot Plant Feedstock Supply and Services Agreement by and between SBI and Sweet Diabetic Delight Foods Inc., dated April 22, 2010.

23.	Intellectual Property License Agreement by and between SBI and Sweet Diabetic Delight Foods Inc., dated April 22, 2010.

24.	Letter Agreement by and between SBI and Sweet Diabetic Delight Foods Inc. dated April 22, 2010, related to the $1.7 million bridge loan.

25.	Non-Competition and Non-Solicitation Agreement by and between SBI and Sweet Diabetic Delight Foods Inc. dated April 22, 2010.

26.	Engagement Letter Agreement by and between SBI and Hamilton Clark & Co. dated January 12, 2009.

27.	Extension Letter to Engagement Letter Agreement by and between SBI and Hamilton Clark & Co. dated January 6, 2010.

28.	Management Services Agreement by and between SBI and SunOpta Inc. dated June 7, 2007.

29.	General Agency Agreement by and between SunOpta Inc. (as predecessor to SBI) and Livingston International Inc. dated January 12, 2004.

30.	Draft Sales Representative Agreement by and between SBI and PACITECH dated May 13, 2010.

31.	Operating Demand Loan Term Sheet by and between SBI and the Bank of Montreal dated January 12, 2010.

32.	Irrevocable Standby Letters of Credit from the Bank of Montreal on behalf of SBI (Beneficiary: Jilin Chemical Industries Import) dated January 20, 2010, November 23, 2009, and January 29, 2010.

33.	Consulting Agreement by and between SBI and 1484667 Ontario Limited dated January 1, 2007.

34.	Asset Purchase Agreement made as of June 1, 2007 between SunOpta Inc. and SBI.

35.	Trademark Assignment Agreement made as of June 1, 2007 between SunOpta Inc. and SBI.

36.	Patent Assignment Agreement dated June 1, 2007 between SunOpta Inc. and SBI.

37.	General Conveyance Agreement made as of June 1, 2007 between SunOpta Inc. and SBI.

38.	Securities Purchase Agreement dated June 7, 2007 among SBI, SunOpta Inc. and various shareholders of SBI

39.	Unanimous Shareholders Agreement dated June 7, 2007 among SBI and its shareholders.

40.	Registration Rights Agreement dated June 7, 2007 among SBI and its shareholders.

41.	Indemnity Agreements between SBI and each of the following persons:

(a)	Robert Gallant;

(b)	Steven Bromley;

(c)	Jeremy Kendall;

(d)	Murray Burke;

(e)	Donald Loeb;

(f)	Michael Boyd;

(g)	Ben Chhiba;

(h)	Arthur McEvily;

42.	Compensation option certificates dated June 7, 2007 issued to:

(a)	Canaccord Capital Corporation; and

(b)	National Bank Financial Inc.

43.	Capped Restricted Share Unit Plan adopted with effect from June 7, 2007.

44.	Restricted Share Unit Award Agreements dated June 7, 2007 issued by SBI pursuant to the Capped Restricted Share Unit Plan in favour of each of the following persons:

(a)	Steve Williams;

(b)	Abid Rafi;

(c)	Claudia Ishizawa;

(d)	Eileen Morrison;

(e)	Joelle Kangudie;

(f)	Murray Burke;

(g)	Sunalie Hillier; and

(h)	Scott Ing.

(i)	Robert Pontius

(j)	Chris Duffy

(k)	Art McEvily

(1)	Patrick Fritz

(m)	Alon Vinogradov

(n)	Susan Haviland

(o)	Bill McBride

45.	Capped Stock Option Plan adopted with effect from June 7, 2007

46.	Option Agreements dated June 7, 2007 issued SBI pursuant to the Capped Stock Option Plan in favour of each of the following persons:

(a)	Steve Williams;

(b)	Abid Rafi;

(c)	Claudia Ishizawa;

(d)	Eileen Askin (formerly Morrison);

(e)	Joelle Kangudie;

(f)	Murray Burke;

(g)	Sunalie Hillier;

(h)	Scott Ing

(i)	Chris Duffy

(j)	Art McEvily

(k)	Patrick Fritz

(1)	Alon Vinogradov

(m)	Susan Haviland

(n)	Bill McBride

47.	Option Agreement dated June 8, 2007 issued SBI pursuant to the Capped Stock Option Plan in favour of Robert Pontius

48.	Option and Restricted Share Unit Award Agreement dated April 1, 2010 issued by SBI pursuant to the Capped Stock Option Plan and the Restricted Share Unit Plan in favour of Chris Duffy.

49.	Key Employee Stock Option Plan adopted with effect from June 7, 2007.

50.	Employment agreements and consulting agreements listed in Schedules 3.02(6)(a) and (c) respectively.

51.	Benefit plans listed in Schedule 3.02(8)(a).

52.	Joint Venture Agreement dated as of April 14, 2008 between Central MN Ethanol Co-op, a cooperative organized under the laws of Minnesota with principal offices at 17936 Heron Road, Little Falls, MN 56345 (“CMEC”) and Bell Independent Power Corporation, a New York corporation with principal offices at 1221 Pittsford Victor Road, Pittsford, NY 14534 (“Bell”) and SunOpta BioProcess Inc., as amended by addendum dated April 14, 2008.

53.	Escrow Agreement dated August 31, 2010 among SBI, Murray Burke, Evelyn R. Schusheim and Cummings Coooper Schusheim Berliner LLP.

The agreements referred to in items 25 and 52 above include non-competition and non-solicitation obligations in respect of SBI.

SCHEDULE 3.02(4)(c)

Defaults under SBI Material Contracts

•	None.

SCHEDULE 3.02(5)

SBI Intellectual Property (General)

Schedule 3.02(5)(a)(i)

a.	List of SBI filed Patents:

B & P No.	Country	Title of Application	Application No.	Filing Date	Status
81	US	TWO-STAGE ENZYMATIC HYDROLYSIS PROCESS FOR TREATING LIGNOCELLULOSIC MATERIALS	60/978,585	9-Oct-07	Filed
128	PCT		PCT/CA2008/001784	8-Oct-08	Filed
129	US		12/247554	8-Oct-08	Filed
149	AU		2008310246	8-Oct-08	Filed
150	BR		PI 0816495-9	8-Oct-08	Filed
151	CA		2,701,949	8-Oct-08	Filed
152	CN		200880115213.1	8-Oct-08	Filed
153	EP		08837036.6	8-Oct-08	Filed
154	IN		2755/DELNP/2010	8-Oct-08	Filed
155	JP		—	8-Oct-08	Filed
156	RU		2010116359	8-Oct-08	Filed
157	ZA		2010/02870	8-Oct-08	Filed
82	US	TREATMENT OF LIGNOCELLULOSIC MATERIALS UTILIZING DISC REFINING AND ENZYMATIC HYDROLYSIS	60/978,791	10-Oct-07	Filed
130	PCT		PCT/CA2008/001804	10-Oct-08	Filed
131	US		12/249336	10-Oct-08	Filed
158	AU		2008310259	10-Oct-08	Filed
159	BR		PI 0846644-7	10-Oct-08	Filed
160	CA		2,701,965	10-Oct-08	Filed
161	CN		200880115427.9	10-Oct-08	Filed
162	EP		08838093.6	10-Oct-08	Filed
163	IN		3013/DELNP/2010	10-Oct-08	Filed
164	JP		—	10-Oct-08	Filed
165	RU		2010117586	10-Oct-08	Filed
166	ZA		2010/03143	10-Oct-08	Filed
83	US	ENZYMATIC TREATMENT UNDER VACUUM OF LIGNOCELLULOSIC MATERIALS	60/978,795	10-Oct-07	Filed
132	PCT		PCT/CA2008/001805	10-Oct-08	Filed
133	US		12/249330	10-Oct-08	Filed
167	AU		2008310260	10-Oct-08	Filed
168	BR		PI 0816619-6	10-Oct-08	Filed
169	CA		2,701,862	10-Oct-08	Filed
170	CN		200880115424.5	10-Oct-08	Filed
171	EP		08837763.5	10-Oct-08	Filed
172	IN		2804/DELNP/2010	10-Oct-08	Filed
173	JP		—	10-Oct-08	Filed
174	RU		2010116358	10-Oct-08	Filed
175	ZA		2010/02869	10-Oct-08	Filed

B & P No.	Country	Title of Application	Application No.	Filing Date	Status
123	Canada	METHOD AND APPARATUS FOR TREATING A CELLULOSIC FEEDSTOCK	2,638,159	24-Jul-08	Filed
99	US		12/181,640	29-Jul-08	Filed
144	PCT		PCT/CA2009/001035	22-Jul-09	Filed

121	Canada	METHOD AND APPARATUS FOR TREATING A CELLULOSIC FEEDSTOCK	2,638,152	24-Jul-08	Filed
85	US		12/181,666	29-Jul-08	Filed
142	PCT		PCT/CA2009/001033	22-Jul-09	Filed
120	Canada	METHOD AND APPARATUS FOR CONVEYING A CELLULOSIC FEEDSTOCK	2,638,160	24-Jul-08	Filed
100	US		12/181,596	29-Jul-08	Filed
141	PCT		PCT/CA2009/001032	22-Jul-09	Filed

122	Canada	METHOD AND APPARATUS FOR CONVEYING A CELLULOSIC FEEDSTOCK	2,638,157	24-Jul-08	Filed
86	US		12/181,724	29-Jul-08	Filed
143	PCT		PCT/CA2009/001034	22-Jul-09	Filed

B & P No.	Country	Title of Application	Application No.	Filing Date	Status

124	Canada	METHOD AND APPARATUS FOR CONVEYING A CELLULOSIC FEEDSTOCK	2,650,913	28-Jan-09	Filed
101	US		12/361,149	28-Jan-09	Filed
147	PCT		PCT/CA2010/000088	21-Jan-10	Filed

125	Canada	METHOD AND APPARATUS FOR CONVEYING A CELLULOSIC FEEDSTOCK	2,638,150	24-Jul-08	Filed
102	US		12/181,565	29-Jul-08	Filed
145	PCT		PCT/CA2009/001036	22-Jul-09	Filed

103	US	METHOD AND APPARATUS FOR CONVEYING A CELLULOSIC FEEDSTOCK	12/361,103	28-Jan-09	Filed
126	Canada		2,650,919	23-Jan-09	Filed
146	PCT		PCT/CA2010/000087	21-Jan-10	Filed

91	Canada	METHOD AND APPARATUS FOR THE HEAT TREATMENT OF A CELLULOSIC FEEDSTOCK UPSTREAM OF HYDROLYSIS	2,673,134	17-Jul-09	Filed
184	PCT		N/A	13-Jul-10	Filed
189	US		12/837,892	16-Jul-10	Filed
194	Canada		N/A	16-Jul-10	Filed

B & P No.	Country	Binder Title	Application No.	Filing Date	Status
137	Canada	COMPRESSION APPARATUS AND METHOD	2,672,584	17-Jul-09	Filed
188	PCT		N/A	16-Jul-10	Filed
190	US		12/838,127	16-Jul-10	Filed
195	Canada		N/A	16-Jul-10	Filed
138	Canada	COMPRESSION APPARATUS WITH VARIABLE SPEED SCREW AND METHOD	2,672,674	17-Jul-09	Filed
185	PCT		N/A	16-Jul-10	Filed
196	CA		N/A	16-Jul-10	Filed

139	Canada	FEEDER WITH ACTIVE FLOW MODULATOR AND METHOD	2,672,675	17-Jul-09	Filed
186	PCT		N/A	16-Jul-10	Filed
192	US		12/838,157	16-Jul-10	Filed
197	Canada		N/A	16-Jul-10	Filed
140	Canada	PROCESS APPARATUS WITH OUTPUT VALVE AND OPERATION THEREOF	2,672,659	17-Jul-09	Filed
187	PCT		N/A	16-Jul-10	Filed
193	US		12/838,041	16-Jul-10	Filed
198	Canada		N/A	16-Jul-10	Filed
58	Canada	IMPROVED FEEDER APPARATUS	2,339,002	26-Jul-99	Issued
70	Hong Kong	METHOD AND APPARATUS FOR FEEDING A MASS OF PARTICULATE OR FIBROUS MATERIAL	02102328.9	22-Feb-02	Issued
57	China		99808583.9	26-Jul-99	Issued as ZL998 0583.9
22	Canada	METHOD OF TREATMENT OF WASTE PAPER OR THE LIKE	2,098,092	09-Dec-91	Issued
20	US	METHOD OF TREATMENT OF WASTE PAPER WITH STREAM	07/624,965	10-Dec-90	Issued as 5,122, 282

b.	List of Trademarks:

B & P No.	Country	Trademark	Registration No./ Application No.	Filing Date	Status
48	Canada	Co-Ax	TMA247041	23-Nov-78	Registered

c.	List of SBI Patents to be filed:

B. & P. Ref.	Title

10131-84	METHOD AND APPARATUS FOR PREPARING FIBERS FOR CELLULOSIC ETHANOL PRODUCTION

10131-87	METHOD/APPARATUS TO IMPROVE FIBRE HEAT AND MASS TRANSFER DIRECTLY PRIOR TO AUTO HYDROLYSIS REACTOR

10131-88	METHOD AND APPARATUS FOR IMPROVED REMOVAL OF HMF, FURFURAL, ACETIC ACID, OTHER ORGANIC ACIDS AND PHENOLS SUBSEQUENT TO STEAM EXPLOSION

10131-89	METHOD AND APPARATUS FOR IMPROVED REMOVAL OF HMF, FURFURAL, ACETIC ACID, OTHER ORGANIC ACIDS AND PHENOLS SUBSEQUENT TO STEAM EXPLOSION

10131-90	METHOD/APPARATUS TO IMPROVE HYDROLYSIS DISCHARGE MECHANISM

10131-94	METHOD AND APPARATUS TO IMPROVE THE HEAT TRANSFER OF LIGNO- CELLULOSIC HYDROLYZATES DURING BOTH THE ENZYMATIC HYDROLYSIS STAGE AND THE FERMENTATION STAGE

10131-95	METHOD AND APPARATUS TO IMPROVE FIBRE HEAT AND MASS TRANSFER IN A BATH DIGESTER

10131-96	METHOD FOR IMPROVING MIXING (MASS TRANSFER) IN AN ENZYMATIC HYDROLYSIS VESSEL

10131-97	METHOD AND APPARATUS TO PURIFY AND CONCENTRATE HEMICELLULASE PULP MILL WASTE STREAMS

10131-176 and 180	TREATMENT OF LIGNOCELLULOSIC MATERIALS UTILIZING DISC REFINING AND ENZYMATIC HYDROLYSIS

10131-177 and 181	ENZYMATIC HYDROLYSIS OF LIGNOCELLULOSIC MATERIALS WITH ENZYME RECOVERY

10131-178 and 182	ENZYMATIC HYDROLYSIS OF LIGNOCELLULOSIC MATERIALS WITH INHIBITOR REMOVAL SUBSEQUENT TO E1

10131-179 and 183	ENZYMATIC HYDROLYSIS WITH LIGNIN RECOVERY

The patentability of the SBI Owned Intellectual Property in the above List of SBI Patents to be filed is subject to later determinations that may be made as part of the patent examination process.

SCHEDULE 3.02(5)(a)(ii)

SBI IP Licensed by others

•	Contract between SBI and JFA dated October 21, 2009. Non-exclusive one site license to use SBI IP relating to fiber preparation and fiber pretreatment.

•

Contract between SBI and Sweet Diabetic Delight Food dated April 22, 2010. Exclusive license to use SBI IP relating to preparation of xylose containing biomass, fiber pretreatment, enzymatic hydrolysis, and xylose purification for the production of food and pharmaceutical grade Xylitol.

•	Contract between SBI and Abener Energia S.A. dated August 5, 2005. Non-exclusive one site license to use SBI IP relating to fiber preparation and fiber pretreatment.

Schedule 3.02(5)(a)(iv)

IP Licensed by SBI

•	No IP has been licensed by SBI.

SCHEDULE 3.02(5)(b)

SBI Royalty Payments

•	None

SCHEDULE 3.02(5)(c)

SBI Intellectual Property Consents

•	None

SCHEDULE 3.02(5)(e)

SBI Intellectual Property Settlements, Judgments and Orders

•

An Arbitration Award was issued on February 1, 2010 (the “Arbitration Award”) regarding the lawsuit, SunOpta, Inc. and SBI v. Abengoa Bioenergy New Technologies, Inc., f/k/a Abengoa Bioenergy R&D, Inc., and David Weidong He, filed in the United States District Court for the Eastern District of Missouri on January 17, 2008. The Arbitration Award describes each parties’ rights pursuant to the Abengoa Contract between SBI and Abengoa Bioenergy R&D, Inc. n/k/a Abengoa Bioenergy New Technologies, Inc., dated May 10, 2004 (the “Abengoa Contract”). The Abengoa Contract, as interpreted by the Arbitration Award, describes the rights of the various parties to certain intellectual property, including certain intellectual property of SBI, that was pre-existing prior to the Abengoa Contract and that was developed under the Abengoa Contract.

SCHEDULE 3.02(6)(a)

Employment Contracts

Full Time Contract

•	Letter agreement by and between SunOpta Inc. and;

•	Murray Burke dated June 8, 2007

•	Robert Pontius dated June 8, 2010

Term Contract

•	Letter agreement by and between SunOpta BioProcess Inc. and;

•	Hailing Cai dated June 1, 2010

•	Chris Hlynialuk dated June 1, 2010

•	Mark Turner dated March 25, 2010

•	Chun Bei Huang dated March 31, 2010

•	Travis Oakes dated June 1, 2010

•	Andrew Grof dated June 1, 2010

•	Sabina DiRisio dated June 1, 2010

•	Claire Zhou dated June 1, 2010

•	Kamalraj Thananayagam dated June 23, 2010

•	Christina Iacobelli dated February 24, 2010

•	Chijuan (Stephanie) Hu dated June 1, 2010

•	Di Fan dated June 1, 2010

•	Yan Hong dated June 1, 2010

•	Pei Lin Chu dated June 1, 2010

•	Mukul Shah dated June 1, 2010

•	Alex Joseph dated June 1, 2010

•	Amanda Perruzza dated June 1, 2010

•	Christine James dated April 1, 2010

•	Michael Massad dated March 31, 2009

•	Chong Liang dated June 1, 2010

•	Terri Reeve dated April 5, 2010

•	Annerine Dean dated April 23, 2010

•	Thomas Liu dated April 30, 2010

•	Alexander Griffith dated May 3, 2010

•	Brent Sloper dated May 3, 2010

•	Peter Gunn dated May 3, 2010

•	Zachary Gowanlock dated May 3, 2010

SCHEDULE 3.02(6)(b)

Employees

	SUNOPTA BIOPROCESS
	Compensation					22-Jul-10

	#	EMPLOYEE NAME	TITLE	SUPER- VISOR	START DATE	YRS OF SVC	DATE OF BIRTH	AGE	ANNUAL SALARY	CON- TRACT SALARY	CON- TRACT TERM	AUTO ALLOW	AUTO REIM- BURSE	RRSP BENE- FIT UP TO 5%	RRSP ACTUAL	VACA- TION	BONUS	HEALTH INSU- RANCE	RSU’S	OPT- IONS
		FULL TIME EMPLOYEES										(Monthly)				{days}
	27	Steve Williams	Mechanical Designer	Murray Burke	16-Apr-02	8.27	11-Sep-60	49	83,430.00	N/A	N/A			Yes	5%	18	30%	yes	20,000
	28	Chris Duffy	Controller	Murray Burke	26-Jan-04	6.49	20-Oct-75	34	110,210.00	N/A	N/A			Yes	5%	18	30%	yes	7,500
	34	Bill McBride	Director, Sales & Proposal Dev	Art McEvily	1-May-09	1.22	22-Dec-54	55	92,700.00	N/A	N/A	500.00	Yes	Yes	5%	15	15%	yes	5,000
	48	Murray Burke	President & COO		11-Nov-03	6.70	9-Nov-53	56	309,000.00	N/A	N/A	750.00	Yes	Yes	0%	23	50%	yes	500,000
	49	Susan Haviland	Junior Engineer	Sunalie Hillier	1-Oct-07	2.81	25-Nov-79	30	54,000.00	N/A	N/A			Yes	5%	13	10%	yes	5,000
	52	Sunalie Hillier	Project Manager	Patrick Fritz	2-Feb-04	6.47	27-May-79	31	91,670.00	N/A	N/A			Yes	5%	18	10%	yes	40,000
	54	Riaz Kazim	Senior Project Manager	Patrick Fritz	1-Sep-09	0.69	22-Feb-71	39	96,305.00	N/A	N/A			Yes	5%	18	10%	yes
•	55	Eileen Askin	Executive Admin Asst	Murray Burke	1-Apr-04	6.31	9-Dec-65	44	54,590.00	N/A	N/A			Yes	0%	18	30%	yes	20,000
	59	Joelle Lortie	Research Assistant	Brad Saville	30-Aug-04	5.90	17-Jan-75	35	70,297.50	N/A	N/A			Yes	5%	18	30%	yes	35,000
	291	Scott Ing	Pilot Plant Technician	Brad Saville	1-Aug-06	3.98	17-Jan-61	49	39,140.00	N/A	N/A			Yes	0%	13	10%	yes	5,000
	293	Daniel Liao	Jr. Process Designer	Sunalie Hillier	19-Jun-06	2.09	23-Sep-85	24	57,680,00	N/A	N/A			Yes	5%	10	10%	yes
	379	Robert Pontius	VP Commercial Dev	Art McEvily	1-Jan-07	3.56	30-Sep-70	39	178,705,00	N/A	N/A	1,000.00		Yes	0%	23	30%	yes	50,000
	380	Alon Vinogradov	Assistant Project Manager	Patrick Fritz	8-Jan-07	3.54	6-May-80	30	53,560.00	N/A	N/A			Yes	5%	13	10%	yes	5,000
	416	Patrick Fritz	Senior Project Manager	Art McEvily	16-Apr-07	3.27	3-May-65	45	128,462.89	N/A	N/A			Yes	0%	18	10%	yes	10,000
•		Art McEvily																	50,000
		CONTRACT EMPLOYEES
	4	Harry Cal	CAD Designer	Steve Williams	1-Sep-09	0.89	20-Nov-61	48	N/A	15,840.00	Jul 1 to Sep 30	N/A	N/A	N/A	N/A	For contract employees vacation is prorated for the term of their contracts	N/A	yes
	58	Chris Hlynialuk	Research Assistant	Brad Saville	1-Sep-09	0.89	5-Jun-79	31	N/A	13,650.00	Apr 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	yes
	61	Mark Turner	Project Specialist	Robert Pontius	1-Sep-09	0.89	28-Aug-79	30	N/A	41,562.08	Apr 1 to Dec 31	N/A	N/A	N/A	N/A		N/A	yes
	62	Chun Bei Huang	Research Scientist	Brad Saville	2-Sep-09	0.88	13-Feb-72	38	N/A	15,210.00	Apr 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	yes
	396	Travis Oakes	Research Assistant	Brad Saville	16-Sep-09	0.85	28-Sep-84	25	N/A	7,920.00	Jul 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	yes
	397	Andrew Grof	Pilot Plant Technician	Brad Saville	16-Sep-09	0.85	5-May-84	26	N/A	12,291.00	Apr 16 to Jul 15	N/A	N/A	N/A	N/A		N/A	no
	398	Sabina Di Risio	Research Assistant	Brad Saville	16-Sep-09	0.85	21-Mar-87	43	N/A	19,500.00	Apr 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	yes
	401	Claire Tian Jiao Zhou	Lab Research Assistant	Brad Saville	22-Sep-09	0.83	22-Jan-87	23	N/A	12,375.00	Jul 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	no
	402	Kamalraj Thananayagam	Research Assistant	Brad Saville	22-Sep-09	0.83	16-May-86	24	N/A	5,000,00	May 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	no
	404	Christina Iacobelli	Research Assistant	Brad Saville	28-Sep-09	0.81	2-Jul-82	28	N/A	26,335.23	Apr 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	yes
	405	Stephanie Hu	Research Assistant	Brad Saville	3-Nov-09	0.72	3-Dec-82	27	N/A	12,918.72	Apr 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	no
	406	Di Fan	Research Assistant	Brad Saville	10-Nov-09	0.70	13-May-87	23	N/A	13,117.50	Jul 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	no
	407	Yan Hong	Research Assistant	Brad Saville	10-Nov-09	0.70	22-Oct-84	25	N/A	12,918.72	Jul 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	no
	409	Pei Lin Chu	Research Assistant	Brad Saville	5-Jan-10	0.54	16-May-85	25	N/A	13,540.65	Jul 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	no
	410	Mukul Shah	Research Assistant	Brad Saville	5-Jan-10	0.54	24-Apr-64	46	N/A	10,000.00	Jan 1 to Apr 30	N/A	N/A	N/A	N/A		N/A	no
	413	Alex Joseph	Research Assistant	Brad Saville	5-Jan-10	0.54	5-Apr-68	42	N/A	6,385.00	May 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	no
	450	Amanda Perruzza	Research Assistant	Brad/Joelle	23-Jan-10	0.49	26-Aug-85	24	N/A	26.50/hour	Apr 1 to Jun 30	N/A	N/A	N/A	N/A		N/A	no
	451	Christine James	Senior Administrative Asst	Art McEvily	4-Apr-10	0.30	27-Apr-53	57	55,000.00		Apr 1 to Dec 31	N/A	N/A	N/A	N/A		N/A	yes
	452	Michael Massad	Process Specialist	Joelle Lortie	4-Apr-10	0.30	8-Oct-85	24	N/A	26,036.25	Apr 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	no
	454	Chong Liang	Process Specialist	Sunalie Hillier	1-Apr-10	0.31	17-Apr-84	26	N/A	13,117.50	Jul 1 to Sep 30	N/A	N/A	N/A	N/A		N/A	no
	456	Terri Reeve	Junior Process Specialist	Alon Vinogradov	16-Apr-10	0.27	13-Sep-85	24	N/A	27,500.00	Apr 16 to Oct 15	N/A	N/A	N/A	N/A		N/A	no
	457	Annerine Dean	Project Accountant	Chris Duffy	3-May-10	0.22	22-Dec-71	38	N/A	27,500.00	May 1 to Oct 31	N/A	N/A	N/A	N/A		N/A	no
	463	Thomas Liu	Project Engineer	Patrick Fritz	3-May-10	0.22	12-May-68	42	85,000.00		May 3/10 to Apr 30/11	N/A	N/A	N/A	N/A		N/A	yes
	464	Alex Griffith	Research Technician	Sabina Di Risio	3-May-10	0.22	30-Aug-90	19	N/A	10,000.00	May 1 to Aug 31	N/A	N/A	N/A	N/A		N/A	no
	465	Brent Sloper	Research Technician	Sabina Di Risio	3-May-10	0.22	21-Jun-89	21	N/A	10,000.00	May 1 to Aug 31	N/A	N/A	N/A	N/A		N/A	no
	465	Peter Gunn	Research Technician	Sabina Di Risio	3-May-10	0.22	16-Jan-90	20	N/A	10,000.00	May 1 to Aug 31	N/A	N/A	N/A	N/A		N/A	no
	468	Zachary Gowanlock	Research Technician	Sabina Di Risio	3-May-10	0.22	16-Jan-91	19	N/A	10,000.00	May 1 to Aug 31	N/A	N/A	N/A	N/A		N/A	no

Auto reimbursements include: auto insurance, gas, repairs

•	•	Eileen Askin – Currently on short term disability with long term disability to begin in August 2010. Depending on circumstances, Eileen will not return to work until beginning of 2011.
• •	•	Art McEvily – Currently on a leave of absence. To return to work effective August 16, 2010.
	•	None of the employees disclosed in this schedule are members of a collective bargaining union or agency.

SCHEDULE 3.02(6)(c)

Consultants

•

Agreement made between SunOpta BioProcess Inc. and 1484667 Ontario Limited (Brad Seviile) on January 1, 2007 to undertake a research consulting program generally entitled Development of Cellulosic Ethanol Process. Either party may terminate this agreement by giving 60 days written notice. Fees paid under this agreement in the preceding calendar year were $153,473.19. The only outstanding commitment under this agreement is the 60 day notice period required for termination. The rate for services under this agreement is $125 per hour.

•	Agreement made between SunOpta BioProcess Inc. and Lee Burton on December 11, 2009 through Winters Technical Staffing Services. No term outlined in letter from staffing company.*

•	Agreement made between SunOpta BioProcess Inc. and Linda Liu on March 25, 2010 through Winters Technical Staffing Services. No term outlined in letter from staffing company.*

•	Agreement made between SunOpta BioProcess Inc. and Lubomir Jirasek on March 15, 2010 through Winters Technical Staffing Services. No term outlined in letter from staffing company.*

•	Agreement made between SunOpta BioProcess Inc. and Andrew Innes on January 18, 2010 through Winters Technical Staffing Services. No term outlined in letter from staffing company.*

*	Aggregate fees paid to Winters Technical Staffing Services in the preceding calendar year were $1,866.90. The only outstanding commitments under these agreements are one week notice periods required for termination. The rates for services under these agreements range from $28 - $32 per hour.

SCHEDULE 3.02(8)(a)

Benefit Plans

•	Bonus plan administered by the Company effective January 1, 2010 to December 31, 2010.

•	Group Benefit Plan from SunLife Financial for SunOpta Inc. executives, salaried employees and hourly employees, Contract Number 06005 effective February 1, 2009.

•

Employee Stock Purchase Plan (ESPP) whereby certain employees of the Company are given the option to invest up to 10% of gross salary in shares of SunOpta Inc. at a 15% discount to market price at the time of purchase.

•

Registered Retirement Savings Plan (RRSP) matching program where the Company matches the contributions made by certain employees of the Company to their personal RRSP, up to a maximum of 5% of the employees gross salary.

•	Medcan Annual Executive Medical for Murray Burke paid for by SunOpta Inc.

•	Capped Restricted Share Unit Plan adopted with effect from June 7, 2007.

•	Capped Stock Option Plan adopted with effect from June 7, 2007.

•	2007 Key Employee Stock Option Plan adopted with effect from June 7, 2007.

•	Stock Options granted in SunOpta Inc. (see chart below).

Name	Grant Date	Exp Date	Plan ID	Grant Type	Options Granted or Transferred To	Option Price	Options Outstanding	Options Exercisable
Chris Duffy	8/8/2005	8/8/2010	2002	Incentive	4,000	$5.7100	2,000	2,000
Steve Williams	12/8/2005	12/8/2010	2002	Incentive	1,500	$5.5000	1,500	1,500

• Severance for Murray Burke – excerpt from letter agreement between SunOpta Inc. and Murray Burke dated June 8, 2007: (** Note: This agreement will terminate upon closing, subject to the payment of severance according to the terms of such agreement, excerpted below:)

1) Termination by Company without Cause. The Company may terminate your employment at any time without Cause, in which case the Company will, in full satisfaction of its obligations to you and subject to you signing and delivering to the Company a release in favour of, and in a form satisfactory to, the Company and complying with your post-employment obligations:

(a) Pay your outstanding Base Salary, bonus as calculated pursuant to Appendix A and prorated to the date you receive notice of termination, and outstanding vacation pay accrued until the you’re your employment ceases; (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases; (c) provide you with capped restricted share units and vested capped stock options to your date of termination; and (d) pay your Severance Compensation, a defined herein, for a period of eighteen (18) months (the “Severance Period”) from the date you receive notice of termination hereunder. For the purpose of this provision, Severance Compensation means: (i) your Base Salary, payable in accordance with the Company’s payroll practices, for the duration of the Severance Period; (ii) a bonus based upon your average annual bonus over the preceding two (2) years, multiplied by 1.5; (iii) the applicable Auto Allowance, and, (iv) continuation of the Company’s contributions to the group benefit plans excluding disability insurance (which shall be continued only for the applicable minimum statutory period) for the duration of the Severance Period. The Severance Compensation outlined herein shall not be reduced in the event that you secure other employment, or otherwise mitigate the termination of your employment, during the Severance Period. If you fail to sign and deliver to the Company a release in favour of, and in a form satisfactory to, the Company or comply with your post-employment obligations, you will be provided with only your minimum entitlements, if any, under the Ontario Employment Standards Act, 2000 as amended.

In addition to the Severance Compensation, you will continue to be entitled to the payments as outlined in this Agreement.

• Severance for Robert Pontius – excerpt from letter agreement between SunOpta Inc. and Robert Pontius dated June 18, 2010: (** Note: This agreement will terminate upon closing, subject to the payment of severance according to the terms of such agreement, excerpted below:)

1) Termination by Company without Cause. The Company may terminate your employment at any time without Cause, in which case the Company will, in full satisfaction of its obligations to you and subject to you signing and delivering to the Company a release in favour of, and in a form satisfactory to, the Company and complying with your post-employment obligations:

(a) Pay your outstanding Base Salary, and outstanding vacation pay accrued until the you’re your employment ceases; (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases; (c) provide you with any bonus or common shares that you would have received had you continued to be employed with the Company; and; (d) pay your pro rated Base Salary payments consistent with the Company’s payroll practices along with continuing its contributions to the group benefit plans for a period of 18 months from the date your employment ceases. If you fail to sign and deliver to the Company a release in favour of, and in a form satisfactory to, the Company or coply with your post-employment obligations, you will be provided with only your minimum entitlements, if any, under the Ontario Employment Standards Act, 2000 as amended.

• Change of Control for Murray Burke – excerpt from letter agreement between SunOpta Inc. and Murray Burke dated June 8, 2007: (** Note: This agreement will terminate upon closing, subject to the Change of Control payment according to the terms of such agreement, excerpted below:)

Change of Control is fully defined in the 2004 Proxy Circular (the “Circular”), and for the purposes of this Agreement includes a take over of SBI or a change in the Chief Executive Officer of SBI to someone other than you, Steve Bromley, Joe Riz or another party mutually agreeable to you.

In the event of a Change of Control, as defined above or in the Circular, you may choose to terminate employment with the Company for Good Reason and accept the Severance Benefits set forth below. “Good Reason” for purposes of the foregoing, shall mean (i) a material change by the Company in your compensation, authority, duties or responsibilities which materially adversely affects your position with the Company, provided that such material change is not in connection with a termination of your employment hereunder for Cause, or (ii) a change in the principal location of your duties to a location more than fifty (50) miles from the current principal location following a Change in Control.

Notwithstanding the foregoing, in no event shall you be entitled to all or any portion of the Severance Benefits described below in the event of the termination of your employment by the Company for Cause at any time prior to a Change in Control of the Company. “Cause”, for purposes of the foregoing, shall be as defined above.

In the event of such involuntary termination for Good Reason, the Severance Benefits shall be equal to the termination amounts outlined above and applicable to you under the subheading “Termination by Company without Cause”, specifically section 23 (1) of this Agreement.

• Proposed Retirement Compensation Arrangement – SBI is contemplating establishing a retirement compensation arrangement pursuant to which amounts payable to Murray Burke as a result of the Transactions may be contributed to a trust to be established in favour of Mr. Burke.

SCHEDULE 3.02(8)(b)

Compensation Policies & Practices

No formal written policies, however, practices are as follows:

•	Pay on the 15th and end of month (semi-monthly)

•	Salary review annually effective April 1 each year

Pay by direct deposit

SCHEDULE 3.02(8)(f)

Severance Obligations

• Change of Control for Murray Burke – excerpt from letter agreement between SunOpta Inc. and Murray Burke dated June 8, 2007:

Change of Control is fully defined in the 2004 Proxy Circular (the “Circular”), and for the purposes of this Agreement includes a take over of SBI or a change in the Chief Executive Officer of SBI to someone other than you, Steve Bromley, Joe Riz or another party mutually agreeable to you.

In the event of a Change of Control, as defined above or in the Circular, you may choose to terminate employment with the Company for Good Reason and accept the Severance Benefits set forth below. “Good Reason” for purposes of the foregoing, shall mean (i) a material change by the Company in your compensation, authority, duties or responsibilities which materially adversely affects your position with the Company, provided that such material change is not in connection with a termination of your employment hereunder for Cause, or (ii) a change in the principal location of your duties to a location more than fifty (50) miles from the current principal location following a Change in Control.

Notwithstanding the foregoing, in no event shall you be entitled to all or any portion of the Severance Benefits described below in the event of the termination of your employment by the Company for Cause at any time prior to a Change in Control of the Company. “Cause”, for purposes of the foregoing, shall be as defined above.

In the event of such involuntary termination for Good Reason, the Severance Benefits shall be equal to the termination amounts outlined above and applicable to you under the subheading “Termination by Company without Cause”, specifically section 23(1) of this Agreement.

SCHEDULE 3.02(8)(k)

Unfunded Benefit Plans

•	None

SCHEDULE 3.02(9)

Lands

•

Portion of office buildings (finance/SBI building and internal audit/SBI building), lab, and front and back warehouse located at 2838 Bovaird Drive West, Brampton, Ontario, L7A 0H2, Canada (see drawing attached)

•	Portion of an office/warehouse building comprising 4,130 sq. ft of rental area located at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, Canada

•	Unit #207 112 Main Street South, Georgetown, Ontario, L7G 3E4, Canada.

SunOpta BioProcess Inc. Leased Space

Barn
Office 2
w/ Basement
Pilot Plant
Parking
Parking
Lab
Shed
Office 1
Farm House
Corporate
Offices
Cottage

SBI Exclusive Use:
Barn/ Pilot Plant/ Lab
Office 2 – Basement
Office 1 – Lab Only

SBI Shared Use w/ SunOpta Inc.
Office 2 – Main Floor

All other areas are exclusive use to SunOpta Inc.

Schedule 3.02(10)(b)

Environmental Permits

•	Certificate of Approval dated May 15, 2009 pending for the Waterdown Pilot plant.

SCHEDULE 3.02(10)(j)

Environmental Assessments

•	None

SCHEDULE 3.02(10)(k)

Environmental Audits

•	No environmental audits have been carried out at any SBI site.

SCHEDULE 3.02 (11)

Taxes

Section 11 (a) - Outstanding Income Tax Filings:

a)	SunOpta BioProcess Inc.

Scientific Research and Experimental Development (SR&ED) Expenditures (T661)

For the year-ended December 31, 2009 (due June 30, 2011)

The following entities do not have current filing requirements:

a)	SBI USA Inc. (Delaware)

b)	Sun Reach Investments Ltd. (Hong Kong)

c)	American Advanced Biofuels Company LLC (Delaware)

Section 11 (d) - Outstanding Income Tax Assessments:

a)	SunOpta BioProcess Inc.

T2 Corporation Income Tax Return (Canada)

For the year-ended December 31, 2009

b)	SunOpta BioProcess Inc.

Scientific Research and Experimental Development (SR&ED) Expenditures (T661)

Ontario Scientific and Experimental Development Expenditures (CT23 – Sched. 161)

For the year-ended December 31, 2007

c)	SunOpta BioProcess Inc.

Scientific Research and Experimental Development (SR&ED) Expenditures (T661)

Ontario Scientific and Experimental Development Expenditures (CT23 – Sched. 161)

For the year-ended December 31, 2008

Section 11(e) - Outstanding Income Tax Reviews:

a)	SunOpta BioProcess Inc.

Scientific Research and Experimental Development (SR&ED) Expenditures (T661)

For the year-ended December 31, 2007

SCHEDULE 3.02(12)(a)

Claims

•	No outstanding adverse claims

SCHEDULE 3.02(12)(d)

Permits

•	Building Permit No. 091865430113 for 407 Parkside Drive, Waterdown, Ontario, LOR 2H0, Canada, issued by the City of Hamilton on July 27, 2009.

•	Pre-start Health and Safety Review for the Waterdown Pilot plant completed and issued by Weekes Engineering on April 30, 2009.

•	TSSA pressure vessel registration CRN No. M7044.5 dated February 26, 2010.

•	Zurich Insurance Inspection certificate for Waterdown Pilot plant dated June 8, 2010.

SCHEDULE 3.02(12)(e)

Insurance Policies

•	Key Man Insurance Policy #8183237 between Manulife Financial and SBI dated March 14, 2010 in the amount of $3,000,000 expiring on March 13, 2034 (renewal March 13, 2018).

•	Performance Security Insurance Policy #05-043706E-000 between Export Development Canada and SBI dated December 23, 2009 in the amount of $607,050 expiring on October 20, 2010.

•	Performance Security Insurance Policy # 05-043594E-000 between Export Development Canada and SBI dated January 27, 2010 in the amount of $1,821,150 expiring on October 21, 2010.

Please see attached for remaining Insurance policies including coverage amounts, deductibles and policy numbers. No outstanding claims for SBI.

Insurance

Complete list of all policies which SBI maintains for the Business.

a.	Zurich Liability Insurance (Policy No. 8834855)
Provision	Description
Name of Insurer	Zurich Insurance Company of Canada
Term	July 1, 2010 to June 1, 2011
Amount of Deductible	Self-Insured Retention: US$10,000.
Amount of Coverage	Each Occurrence: US$25,000,000 and Annual Aggregate with respect to Products/Completed Operations and Employee Benefits Liability: US$25,000,000.
Claims	None

b.	Chubb Crime Insurance (Policy No. 6804-6595)
Provision	Description
Name of Insurer	Chubb insurance Company of Canada.
Term	June 15, 2010 to June 15, 2011
Amount of Deductible	Each and Every Loss: US$50,000.
Amount of Coverage

US$5,000,000

Coverage’s:

Employee Dishonesty;

•   Loss Inside/Outside;

•   Money Orders & Counterfeit Paper Currency;

•   Forgery or Alteration of a Financial Instruments by a Third Party;

•   Third Party Computer & Funds Transfer Fraud;

•   Fund Transfer Fraud;

•   Money Orders and Counterfeit Currency Fraud;

•   Credit Card Fraud;

•   Computer Fraud; and

•   Expense Coverage.

Claims	None

c.	Chubb Special Crime Insurance (Policy No. 8210-2732)
Provision	Description
Name of Insurer	Chubb Insurance Company of Canada.
Term	June 15, 2008 to June 15, 2011
Amount of Deductible	Special Coverage: Nil
Amount of Coverage	Special Coverage: US$10,000,000. * Please note that all insurance policies insure SBI and all of its subsidiaries, including the Business
Claims	None

d.	Zurich Commercial General Liability Insurance (Policy No. 8835026 (Canada) & GL03792717-00 (U.S.))
Provision	Description
Name of Insurer	Canada: Zurich Insurance Company of Canada; and United States: Zurich American Insurance.
Term	July 1, 2010 to June 1, 2011
Amount of Deductible	* Per Occurrence including expenses for all losses except: US$100,000; and Legal Liability Hired Automobiles S.E.F. No. 94: US$2,500.
Amount of Coverage

General Policy Aggregate Other than Products and Completed Operations Hazard: US$10,000,000;

•   Combined Single Limit Per Occurrence Annual Aggregate with respect to Products/Completed Operations and Employee Benefits Liability: US$2,000,000;

•   Advertising Injury and Personal Injury: US$2,000,000;

•   SPF NO.6 - Non-Owned Automobile: US$75,000;

•   SPF 94 - Damage to Hired Automobiles: US$2,000,000;

•   Fire Damage: US$1,000,000.

Claims	None

e. Zurich Property Insurance (Policy No. 8836195 (Canada), 8836196 (U.S.) & 8836197 (Mexico))
Provision	Description
Name of Insurer	Zurich Insurance Company
Term	July 1, 2010 to June 1, 2011
Amount of Deductible	Each and Every loss, except: US$100,000;

•   Or 2% of insured value with respect to the Peril of Flood; exception is provided for locations within Zone A (within the 100 year flood zone) which are subject to a deductible of US$500,000: US$250,000;

• With respect to the Peril of Windstorm; except: US$100,000;
- locations within the USA Zone 1 which are subject to a deductible of the greater of US$250,000 or 5% of insured value; and
- locations within the USA Zone 2 which are subject to a deductible of the greater of US$250,000 or 2% of insured value;
• Or 3% of the insured loss with respect to Earthquake; except: US$100,000;
- locations within the USA Zone 1 which are subject to a deductible of the greater of US$250,000 or 5% of insured value; and
- locations within the USA Zone 2 which are subject to a deductible of the greater of US$250,000 or 2% of insured value; and
• Business Interruption including Service Interruption, with a minimum of US$100,000: 48 hours.
Amount of Coverage	• Each Occurrence: US$50,000,000; (replacement cost)
• Any one Occurrence and in the in the Annual Aggregate for the peril of Flood at all locations, except: US$50,000,000;
- for any one occurrence and in the annual aggregate for the peril of Flood in California: US$2,500,000;
- for any one occurrence and in the annual aggregate for the peril of Flood in Mexico: US$10,000,000;
- for any one occurrence and in the annual aggregate for the peril of Flood in the USA Zone 1: US$5,000,000; and
- for any one occurrence and in the annual aggregate for the peril of Flood in the USA Zone 2: US$15,000,000;
• Any one Occurrence and in the in the Annual Aggregate for the peril of Earthquake at all locations, except: US$50,000,000;
- for any one occurrence and in the annual aggregate for the peril of Earthquake in the USA Zone 1 and Mexico: US$10,000,000; and
- for any one occurrence and in the annual aggregate for the peril of Earthquake in the USA Zone 2: US$25,000,000; and
• Any one Occurrence and in the in the Annual Aggregate for the peril of Windstorm at all locations, except: US$50,000,000;
- for any one occurrence and in the annual aggregate for the peril of Windstorm in the USA Zone 1: US5,000,000;
- for any one occurrence and in the annual aggregate for the peril of Windstorm in the USA Zone 2: US$20,000,000; and
- for any one occurrence and in the annual aggregate for the peril of Windstorm in Mexico: US$10,000,000.
Claims	None

f. Continental Marine Insurance (Policy No. 2838576)
Provision	Description
Name of Insurer	Continental Casualty Company
Term	Jan 1, 2010 to June 1, 2011
Amount of Deductible	• Any One Transit Loss: US$5,000; and
• Any One Storage Loss (while product in warehouse): US$25,000.
Amount of Coverage	• Any one vessel, aircraft or connecting conveyance or in any one place at any one time (during the ordinary course of transit): US$5,000,000.
• Third Party Warehouses:
- Unnamed Locations: US$1,000,000; and
- Newly Acquired Locations: (90 days reporting period): US$1,000,000.
Claims	None

g.	CFC Underwriting Professional Liability Insurance (Policy No. YCAN4 105 726)
Provision	Description

Name of Insurer	Lloyds of London (CFC Underwriting)
Term	October 20, 2009 to October 20, 2010
Amount of Deductible	$25,000 each and every claim, including expenses
Amount of Coverage	$1,000,000 per claim
$1,000,000 aggregate
Claims	None

Schedule 3.02(12)(h)

Brokers

Engagement letter for investment banking services between Hamilton Clark & Co and SunOpta BioProcess Inc dated January 12, 2009, as amended January 6, 2010.

Hamilton Clark & Co.

1701 Pennsylvania Avenue NW

Suite 300

Washington, DC 20006

Managing Director: John McKenna

202-461-2252

MASCOMA CORPORATION AND PURCHASER

DISCLOSURE SCHEDULE

This Disclosure Schedule is delivered in connection with the Share Purchase Agreement (the “Agreement”) by and among Mascoma Corporation, a Delaware corporation (the “Corporation”), Mascoma Canada Inc., a corporation incorporated under the laws of Canada (the “Purchaser”), SunOpta Inc., a corporation incorporated under the laws of Canada, as the initial representative of the Vendors (“SunOpta”), the persons and entities listed on Schedule A to the Agreement (together with SunOpta, the “Vendors”) and SunOpta BioProcess Inc. a corporation incorporated under the laws of Canada (“SBI”). Capitalized terms used, but not defined, herein shall have the meaning set forth in the Agreement. This Disclosure Schedule is arranged in Schedules corresponding to the numbered and lettered paragraphs contained in Section 3.03 of the Agreement.

Except as otherwise limited herein, all information and disclosures contained in this Disclosure Schedule are made as of the date of the Agreement, and their accuracy is confirmed only as of that date and not at a time thereafter. Any matter disclosed in any Schedule shall qualify the corresponding paragraph of Section 3.03 of the Agreement. The information disclosed in any Schedule pertaining to representations and warranties will be disclosure only against the representation and warranty to which it expressly relates.

No implication shall be drawn that any information provided herein is necessarily material or otherwise required to be disclosed, or that the inclusion of such information establishes or implies a standard of materiality or any other standard for disclosure under the Agreement. The information provided herein is provided for the purpose of disclosure under the Agreement and shall not be deemed to constitute an acknowledgement by the Corporation of any liability or obligation set forth herein.

This Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to broaden the scope of any representation or warranty of the Corporation contained in the Agreement. Headings have been inserted for each section of this Disclosure Schedule for convenience and reference only and shall not have the effect of amending or changing the express description of such sections as set forth in the Agreement or altering the disclosures contained therein.

The following Schedules are attached hereto:

Schedule 3.03(1)(a)	Constating Documents of Mascoma
Schedule 3.03(1)(g)	Mascoma Share Capital
Schedule 3.03(1)(i)	Rights to Purchase Mascoma Shares
Schedule 3.03(l)(j)	Mascoma Shareholders Agreement and Similar Agreements
Schedule 3.03(l)(n)	Investment Interests of Mascoma
Schedule 3.03(2)(c)	Mascoma Financial Statements
Schedule 3.03(2)(e)	Transactions or Events Not in the Ordinary Course of Business
Schedule 3.03(3)(a)	Encumbrances
Schedule 3.03(4)(a)	Mascoma Material Contracts

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Schedule 3.03(4)(c)	Defaults under Mascoma Material Contracts
Schedule 3.03(5)	Mascoma Intellectual Property (General)
Schedule 3.03(5)(a)(i)	Mascoma Owned Intellectual Property
Schedule 3.03(5)(a)(ii)	Intellectual Property Licensed by Mascoma
Schedule 3.03(5)(a)(iv)	Mascoma Licensed Intellectual Property
Schedule 3.03(5)(b)	Mascoma Royalty Payments
Schedule 3.03(5)(c)	Mascoma Intellectual Property Consents
Schedule 3.03(7)(a)	Mascoma Benefit Plans
Schedule 3.03(10)(a)	Claims
Schedule 3.03(10)(e)	Rome Property Documents

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Schedule 3.03(1)(a)

Constating Documents of Mascoma

See attached Exhibits 3.03(1)(a) – Parts 1 through 6.

3

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MASCOMA CORPORATION”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF AUGUST, A.D. 2010, AT 4:32 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4035312 8100	AUTHENTICATION: 8203454
100874172	DATE: 08-31-10
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State Division

of Corporations

Delivered 04:38 PM 08/31/2010

FILED 04:32 PM 08/31/2010

SRV 100874172 – 4035312 FILE

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MASCOMA CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Mascoma Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

DOES HEREBY CERTIFY:

1. That the name of this corporation is Mascoma Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on October 14, 2005.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Seventh Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Seventh Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation (the “Corporation”) is Mascoma Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is (i) 75,000,000 shares of Common Stock, $0,001 par value per share (“Common Stock”), and (ii) 47,228,543 shares of Preferred Stock, $0,001 par value per share (“Preferred Stock”), of which: (A) 5,000,000 of such shares of Preferred Stock are designated as shares of Series A Preferred Stock (the “Series A Preferred”), (B) 5,162,500 of such shares of Preferred Stock are designated as shares of Series A1 Preferred Stock (the “Series A1 Preferred”), (C) 11,498,128 of such shares of Preferred Stock are designated as shares of Series B Preferred Stock (the “Series B Preferred”). (D) 10,238,355 of such shares of Preferred Stock are designated as shares of Series C Preferred Stock (the “Series C Preferred”) and (E) 15,329,560 of such shares of Preferred Stock are designated as shares of Series D Preferred Stock (the “Series D Preferred”), each with the rights and preferences set forth below.

The term “Preferred Stock” as used herein without reference to the Series A Preferred, the Series Al Preferred, the Series B Preferred, the Series C Preferred or the Series D Preferred shall mean the Series A Preferred, the Series AI Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred share for share alike and without distinction as to series, except as otherwise expressly provided.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. Voting Rights. Subject to the rights and preferences of any Preferred Stock outstanding, the holders of Common Stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.

2. Dividends. Subject to the rights and preferences of any Preferred Stock outstanding, dividends may be paid on the Common Stock out of funds legally available therefor as and when declared by the Board of Directors of the Corporation (the “Board of Directors”).

3. Liquidation Rights. Subject to the prior and superior light of any Preferred Stock outstanding, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive distributions as provided in Article FOURTH. Part B below.

4. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock.

5. Increase/Decrease of Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, voting as a single class, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.

B.	PREFERRED STOCK

1. Dividends. The holders of shares of the Series A Preferred, the Series A! Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred shall be entitled to receive non-cumulative dividends in preference to holders of Common Stock, if and when declared by the Board of Directors from funds that are legally available therefore, on a pari passu basis in proportion to the preferential amount each such holder is entitled to receive, at the rate of $0,064 per share per annum for the Series A Preferred, $0.08 per share per annum for the Series Al Preferred, $0.2136 per share per annum for the Series B Preferred, $0,512 per share per annum for the Series C Preferred and $0.30 per share per annum for the Series D Preferred (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, distribution, combination of shares, reclassification of shares, recapitalization or other similar event). The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A

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Preferred, the Series A1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred then outstanding shall first receive a dividend on each outstanding share of the Series A Preferred, the Series A1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred in an amount at least equal to the amount described in the preceding sentence. The holders of the Series A Preferred, the Series A1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred shall be entitled to participate pro rata on an as-converted-basis on any dividends paid to the holders of Common Stock.

2. Liquidation.

(a) Payment to Preferred Stock Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Preferred Stock shall be entitled to receive an amount, such amount to be paid first out of the assets of the Corporation available for distribution to holders of the capital stock of all classes, equal to the original purchase price per share (the “Original Issue Price”) for each share of the Series A Preferred, the Series A1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred as follows: $0.80 per share with respect to the Series A Preferred, $1.00 per share with respect to the Series AI Preferred, $2.67 per share with respect to the Series B Preferred, $6.40 per share with respect to the Series C Preferred and $3.75 per share with respect to the Series D Preferred (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, distribution, combination of shares, reclassification of shares, recapitalization or other similar event) plus all dividends declared but unpaid thereon.

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Preferred Stock of all amounts distributable to them under this Section 2(b), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After such payments shall have been made in full to the holders of the Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 3. the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up of the Corporation, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common stock.

(b) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

(c) Merger as Liquidation etc. The (i) consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions immediately after such consolidation, merger or reorganization (or. if the surviving entity is a wholly owned subsidiary, a consolidation or merger with its parent) or any transaction or series of related transactions to which the

3

Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred (a “Merger” provided that a Merger shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof); or (ii)sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation (unless such sale, lease, license or disposition is to a corporation or other entity the equity ownership of which reflects a change of fifty percent (50%) or less in voting power from the percentage voting power of the stockholders of the Corporation before such transaction) (an “Asset Transfer”), shall be a Deemed Liquidation Event, dissolution or winding up of the Corporation for purposes of this Section 2 unless the holders of at least a majority in voting power of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted basis (the “Preferred Majority”), elect to the contrary by giving written notice thereof to the Corporation at least three days before the effective date of such event. If such notice is given, the provisions of Section 3(h) shall apply. The amount deemed distributed to the holders of Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.

(d) Notice and Opportunity to Exercise Conversion Rights. Notwithstanding anything to the contrary that may be inferred from the provisions of this Section 2, each holder of shares of Preferred Stock shall be entitled to receive notice from the Corporation pursuant to Section 6(b) hereof of any proposed liquidation, dissolution or winding up of the Corporation at least 20 days prior to date on which any such liquidation, dissolution or winding up of the Corporation is scheduled to occur and, at any time prior to any such liquidation, dissolution or winding up of the Corporation, to convert any or all of such holder’s shares of Preferred Stock into shares of Common Stock pursuant to Section 3 hereof.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert: Conversion Prices. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such share by the Conversion Price (as defined below) for such share, determined as hereinafter provided, in effect at the time of conversion. The “Conversion Price” shall mean, with respect to any share of Preferred Stock, the price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder of such share. The Conversion Price of a share of Preferred Stock shall initially be the Original Issue Price of such share. The initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided.

(b) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 4. the Conversion Rights in respect of such shares designated for redemption pursuant to Section 3(a) shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Redemption Price (as defined below) is not fully paid on such Redemption Date (as defined below), in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on

4

such event to the holders of Preferred Stock, unless such payments are not fully paid on such day, in which case the Conversion Rights for such shares shall continue until such payment is paid in full.

(c) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon (i)the written election of the Preferred Majority (an “Automatic Conversion Election”), or (ii) the closing of a public offering, underwritten by an investment banking firm approved by the Preferred Majority pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public for a total offering of at least $20,000,000 (a “Qualifying Initial Public Offering”). In the event of a Qualifying Initial Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted their Preferred Stock until the closing of the Qualifying Initial Public Offering.

Upon the effective date of an Automatic Conversion Election or the closing of the Qualifying Initial Public Offering, all shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder of such shares notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(d) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the office of the Corporation or of any transfer agent for the Preferred Stock (or such holder shall notify the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder’s name or the name or names of such holder’s nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall promptly pay in cash or. to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid

5

dividends on the shares of Preferred Stock being converted in accordance with this Section 3. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except as set forth in the second paragraph of Section 3(c), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates for the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 3(e), the following definitions shall apply.

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the first date on which a share of the Series D Preferred was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than shares of Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(B) up to (i) 162.500 shares of Series A1 Preferred, (ii) 262,173 shares of Series B Preferred, and (iii) 460,937 shares of Series C Preferred, in each case issued for the Original Issue Price of such shares upon exercise or conversion of one or more warrants issued to a lender in connection with a loan to the Corporation;

(C) up to 14,250,000 shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to. the Corporation pursuant to either (i) a stock purchase or option plan or other employee stock bonus arrangement in existence prior to the Original Issue Date or (ii) any stock purchase or option plan adopted by the Corporation after the Original Issue Date that in each case is approved by the affirmative vote of a majority of the Board of Directors, which vote must include at least two directors designated by the holders of the Preferred Stock, one of whom shall be the director which General Catalyst Partners shall have designated (a “Special Majority of the Directors”) (collectively with the plans or arrangements identified in subclause (i), the “Plans” and each individually a “Plan”); provided, however, that the number of shares referred to in this clause may be adjusted pursuant to provisions for adjustment in case of stock split, stock dividend, distribution, combination,

6

reclassification, recapitalization or other similar event contained in any such Plan; and provided further that such number of shares may be adjusted upward by the affirmative vote of a Special Majority of the Directors;

(D) shares of Common Stock issued or issuable upon exercise of options or convertible securities issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by an affirmative vote of a Special Majority of the Directors;

(E) shares of Common Stock and shares of Common Stock issuable upon exercise of Options or Convertible Securities issued to banks, equipment lessors, venture debt lenders or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by an affirmative vote of a Special Majority of the Directors;

(F) shares of Common Stock issued to Dartmouth College in connection with one or more licensing agreements approved by a majority of the Board of Directors;

(G) shares of Common Stock issued to Advanced Bioconversion Technologies, Inc. in connection with one or more asset purchase agreements approved by a majority of the Board of Directors;

(H) shares of Common Stock issued to the University of Stellenbosch. or an affiliated entity thereof, in connection with one or more licensing agreements approved by a majority of the Board of Directors;

(I) shares of Common Stock issued in connection with a licensing agreement approved by an affirmative vote of a Special Majority of the Directors;

(J) up to 15,328,098 shares of the Series D Preferred issued or issuable pursuant to that certain Note Conversion Agreement, dated as of August 31, 2010, by and among the Corporation and the other parties thereto (the “Note Conversion Agreement”) or that certain Share Purchase Agreement, dated as of August 31, 2010, by and among the Corporation. SunOpta BioProcess Inc. and the other parties named therein (the “Share Purchase Agreement”), or upon the exercise of warrants issued or issuable pursuant to the Note Conversion Agreement; and

(K) up to 1,000,000 shares of Common Stock issued or issuable upon the exercise of warrants issued or issuable pursuant to the Share Purchase Agreement.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which Preferred Stock is convertible shall be made, by adjustment in the Conversion Price, in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the relevant Conversion Price in effect on the date of, and immediately prior to. the issue of such Additional Share of Common Stock.

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(iii) Issue or Sale of Securities Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue or sell any Options or Convertible Securities (other than those excluded from the definition of Additional Shares of Common Stock in Section 3(e)(i)(4) pursuant to clauses (i)(4)(A), (i)(4)(B). (i)(4)(C). (i)(4)(D) or (i)(4)(E) thereof) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or. in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or sale or, in case such a record date shall have been fixed, as of the close of business on such record dale; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(e)(v)) received for such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue or sale or such record date, as the case may be; and provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any. actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all

8

such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(E) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 3(e)(iii) as of the actual date of their issuance.

(2) Stock Dividends Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) then and in any such event. Additional Shares of Common Stock shall be deemed to have been issued:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution: or

(B) at the time at which such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(e)(iii) as of the time of actual payment of such dividend.

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(iv) Adjustment of Conversion Price Upon Issuance. Sale or Deemed Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue or sell Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 3(e)(iii)(1) but not including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(e)(iii)(2) as a result of a dividend or other distribution on the Common Stock payable in Common Stock or a subdivision of outstanding shares of Common Stock), without consideration or for a consideration per share less than the Conversion Price of a particular series of Preferred Stock in effect on the date of and immediately prior to such issue or sale, then and in such event, the Conversion Price with respect to such Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

New Conversion Price =	P1 Q1 + P2 Q2
Q1 + Q2

where:

P1 =	Conversion Price of Preferred Stock in effect immediately prior to such new issue or sale.

Ql =	Number of shares of Common Stock deemed outstanding immediately prior to such new issue or sale.

P2 =	Weighted average price per share of Common Stock received by the Corporation upon such new issue or sale.

Q2 =	Number of shares of Common Stock issued or sold, or deemed to have been issued, in the subject transaction.

For the purpose of this Section 3(e)(iv), (i) the number of shares of Common Stock outstanding at any given time shall exclude shares in the treasury of the Corporation or shares of Common Stock held for the account of the Corporation or any of its subsidiaries; and (ii) all shares of Common Stock issuable upon conversion or exercise of shares of Preferred Stock, other Convertible Securities and options outstanding immediately prior to the issue or sale of Additional Shares of Common Stock triggering the adjustment provided for, by this Section 3(e)(iv) shall be deemed to be outstanding shares of Common Stock for purposes of calculating such adjustment. Anything contained in this Section 3(e)(iv) to the contrary notwithstanding, the applicable Conversion Price shall not be reduced at any time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carved forward, shall aggregate $.01 or more.

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(v) Determination of Consideration. For purposes of this Section 3(e). the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iii)(l) relating to Options and Convertible Securities shall be determined by dividing (x) the total amount, if any, received or receivable as consideration for the issue of such Options or Convertible Securities plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions. Subdivisions. Combinations or Consolidations of Common Stock.

(1) Stock Dividends Distributions or Subdivisions. In the event Additional Shares of Common Stock shall be deemed to have been issued in a dividend or other distribution on the Common Stock payable in Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) described in Section 3(e)(iii)(2). the Conversion Price in effect immediately prior to the record date or effectiveness, as the case may be, of such dividend, distribution or subdivision shall, concurrently with such record date or effectiveness, be proportionately decreased.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in

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effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(g) Adjustment for Reclassification, Exchange, or Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share, into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price for each series of Preferred Stock then in effect and the number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Adjustment for Merger or Asset Transfer. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall merge or consolidate with or into another entity or sell, lease, give an exclusive license to, or otherwise dispose of all or substantially all of its assets (other than a Merger or Asset Transfer that is treated as a liquidation pursuant to Section 2(c)). each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3 set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be. in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) Waiver of Anti-dilution Protection. To the extent that the provisions of Sections 3(e), 3(f), 3(g) and 3(h) apply, such provisions may be waived by the written consent of the Preferred Majority. For the purposes of this Section 3(i), a waiver on one occasion shall not constitute a waiver on any further occasion.

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(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, summarizing the principal facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of each share of Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Merger (as defined in Section 2(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any Asset Transfer (as defined in Section 2(c)). or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least 10 days prior to (x) the record date, if any, .specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by Preferred Majority) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution. (B) the date on which any such Merger, reorganization, reclassification, transfer. Asset Transfer, dissolution, liquidation or winding up is expected to become effective and the date before which the Preferred Majority must elect for Section 3(h) lo apply, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Merger, reorganization, reclassification, transfer. Asset Transfer, dissolution, liquidation or winding up.

(l) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer to a name other than that of the holder of Preferred Stock.

(n) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner that interferes with the timely conversion or transfer of such Preferred Stock or Common Stock, except as may otherwise be required by applicable law.

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4. Redemption.

(a) Redemption. Shares of the Series A Preferred, the Series A1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred (collectively, the “Redemption Stock”) shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Original Issue Price with respect to such shares, plus any declared but unpaid dividends thereon (the “Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the seven (7) year anniversary of the first issuance of any shares of the Series D Preferred from the holders of at least a majority in voting power of the then outstanding shares of Redemption Stock of written notice requesting redemption of all shares of Redemption Stock (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Redemption Stock owned by each holder, that number of outstanding shares of Redemption Stock determined by dividing (i) the total number of shares of Redemption Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Redemption Stock, the Corporation shall redeem a pro rata portion of each holder’s Redemption Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(b) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Redemption Stock not less than 20 days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Redemption Stock held of record by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 3(b)); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his. her or its certificate or certificates representing the shares of Redemption Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Redemption Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 3(a), shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Redemption Stock shall promptly be issued to such holder.

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(d) Rights Subsequent to Redemption Date. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Redemption Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Redemption Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Redemption Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

5. Voting Rights. Except as otherwise required by law or hereinafter set forth, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any meeting of stockholders and to vote as one class upon any matter submitted to the stockholders for a vote, on the following basis:

(a) Holders of Common Stock shall have one vote per share; and

(b) Holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

Without limiting the generality of the foregoing, and notwithstanding the provisions of (Section 242(b)(2) of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Preferred Stock and Common Stock, voting as one class in accordance with the provisions of this Section 5. Except as otherwise hereinafter set forth, with respect to all questions as to which, under law. stockholders are entitled to vote by classes, the Preferred Stock shall vote together as a single class separately from the Common Stock.

6. Covenants.

(a) As long as at least twenty percent (20%) of the originally issued Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment of this Certificate of Incorporation, merger, consolidation, operation of law or otherwise, without first having provided the written notice of such proposed action to each holder of outstanding shares of Preferred Stock required by Section 6(b) and having obtained the affirmative vote or written consent of the Preferred Majority:

(i) alter or change the rights, preferences, or privileges of the Preferred Stock;

(ii) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(iii) create (by reclassification or otherwise), authorize or issue any other class or classes of stock or series of Common Stock or Preferred Stock or any security convertible into or evidencing the right to purchase shares of any class or series of Common Stock or Preferred Stock or any capital stock of the Corporation having rights, preferences or privileges senior to or in parity with the Preferred Stock in any respect;

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(iv) redeem, purchase, retire or otherwise acquire for value (or pay into or set aside for a sinking fund, or apply any of its assets, for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, directly or indirectly, through subsidiaries or otherwise, except for: (A) the repurchase of unvested shares from officers, employees, directors or consultants of the Corporation at cost, pursuant to the terms of agreements that were entered into in connection with the original issuance of such capital stock (or options to purchase such capital stock), (B) a redemption approved by a Majority of the Directors or (C) the repurchase of shares pursuant to an agreement or arrangement previously approved by the Preferred Majority;

(v) pay or declare any dividend or distribution on any shares of Common Stock or Preferred Stock;

(vi) increase or decrease the authorized number of directors of the Corporation;

(vii) effect any Asset Transfer (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money), any liquidation, dissolution or winding up of the Corporation, or any Merger;

(viii) amend the terms of Common Stock, including increasing or decreasing the authorized number of shares of Common Stock;

(ix) authorize any transaction with senior management of the Corporation, except for arms length employment agreements approved by the Board of Directors; or

(x) otherwise amend the Corporation’s Certificate of Incorporation or by-laws.

(b) Any other provision of the Corporation’s Certificate of Incorporation or by-laws to the contrary notwithstanding, notice of any action specified in Section 6(a) shall be given by the Corporation to each holder of outstanding shares of Preferred Stock by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Corporation, at least 20 days before the date on which the books of the Corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least 20 days before the date when such proposed action is scheduled to occur. The Preferred Majority may waive any notice required by Section 2(d) or this Section 6(b) by a written document indicating such waiver.

7. Election of Board of Directors.

(a) The holders of Preferred Stock, voting as a single class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(b) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

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(c) The holders of at least a majority of the Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation and this Certificate of Incorporation, such by-laws may be adopted, amended or repealed by the Board of Directors;

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation;

(c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the Board of Directors or in the by-laws of the Corporation; and

(d) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

SIXTH: The Corporation shall indemnify each person who at anytime is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law. as the same exists or may hereafter be amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Notwithstanding the foregoing, the Corporation shall not be required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

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SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made; be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article EIGHTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Corporation renounces any interest or expectancy of the Corporation in. or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*    *    *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Eighth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Seventh Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Eighth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 31st day of August, 2010.

By:	/s/ William Brady
William Brady
Chief Executive Officer

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Amended and Restated as of April 27, 2007

AMENDED AND RESTATED

BY-LAWS

OF

MASCOMA CORPORATION

Section 1	CERTIFICATE OF INCORPORATION AND BY-LAWS

1.1 These by-laws are subject to the certificate of incorporation of the corporation. In these by-laws, references to the certificate of incorporation and by-laws mean the provisions of the certificate of incorporation and the by-laws as are from time to time in effect.

Section 2	OFFICES

2.1 Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

2.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

Section 3	STOCKHOLDERS

3.1 Location of Meetings. All meetings of the stockholders shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the board of directors, or if not so designated, at the registered office of the corporation. Notwithstanding the foregoing, the board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law. If so authorized, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation. Any adjourned session of any meeting shall be held at the place designated in the vote, of adjournment.

3.2 Annual Meeting. The annual meeting of stockholders shall be held at 10:00 a.m. on the second Wednesday in May in each year, unless that day be a legal holiday at the place where the meeting is to be held, in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday, or at such other date and time as shall be designated from time to time by the board of directors, at which they shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

3.3 Special Meeting in Place of Annual Meeting. If the election for directors shall not be held on the. day designated by these by-laws, the directors shall cause the election to be held as soon thereafter as convenient, and to that end, if the annual meeting is omitted on the day herein provided therefor or if the election of directors shall not be held thereat, a special meeting of the stockholders may be held in place of such omitted meeting or election, and any business transacted or election held at such special meeting shall have the same effect as if transacted or held at the annual meeting, and in such case all references in these by-laws to the annual meeting of the stockholders, or to the annual election of directors, shall be deemed to refer to or include such special meeting. Any such special meeting shall be called and the purposes thereof shall be specified in the call, as provided in Section 3.5.

3.4 Notice of Annual Meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. Such notice may specify the business to be transacted and actions to be taken at such meeting. No action shall be taken at such meeting unless such notice is given or unless waiver of such notice is given in accordance with Section 5.2 by each stockholder entitled to such notice who did not receive such notice. Prompt notice of all action taken in connection with such waiver of notice shall be given to all stockholders not present or represented at such meeting.

3.5 Other Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the certificate of incorporation, may be called by the chief executive officer and shall be called by the chief executive officer or secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of at least ten percent of all capital stock of the corporation issued and outstanding and entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting and business to be transacted at any special meeting of the stockholders.

3.6 Notice of Special Meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. No action shall be taken at such meeting unless such notice is given or unless waiver of such notice is given in accordance with Section 5.2 by each stockholder entitled to such notice who did not receive such notice. Prompt notice of all action taken in connection with such waiver of notice shall be given to all stockholders not present or represented at such meeting.

3.7 Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to examination of any stockholder during the entire meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

3.8 Quorum of Stockholders. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, by the certificate of incorporation or by these by-laws. Except as otherwise provided by law, no stockholder present at a meeting may withhold his shares from the quorum count by declaring his shares absent from the meeting.

3.9 Adjournment. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these by-laws, which time and place shall be announced at the meeting, by a majority of votes cast upon the question, whether or not a quorum is present, or, if no stockholder is present or represented by proxy, by any officer entitled to preside at or to act as secretary of such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.10 Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. Except as provided by law, a revocable proxy shall be deemed revoked if the stockholder is present at the meeting for which the proxy was given. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may, but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

3.11 Inspectors. The directors or the person presiding at the meeting may, but need not unless required by law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or. consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

3.12 Action by Vote. When a quorum is present at any meeting, whether the same be an original or an adjourned session, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

3.13 Action Without Meetings. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

3.14 Organization. Meetings of stockholders shall be presided over by the chairperson of the board of directors, if any, or in his absence by the chief executive officer, or in his absence by the president or a vice president, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the board. The secretary shall act as secretary of the meeting, but in his absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.

3.15 Conduct of Meetings. The board of directors of the corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairperson of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the board of directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 4	DIRECTORS

4.1 Number. The number of directors which shall constitute the whole board shall not be less than one. The first board shall consist of one director. Thereafter, the stockholders at the annual meeting shall determine the number of directors, and the number of directors may be increased or decreased at any time or from time to time by the stockholders or by the directors by vote of a majority of directors then in office, except that any such decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in these by-laws. Directors need not be stockholders.

4.2 Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

4.3 Powers. The business of the corporation shall be managed by or under the direction of the board of directors which shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.

4.4 Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action in writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

4.5 Committees. The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers and authority of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Except as the board of directors may otherwise determine, any committee may make, alter and repeal rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.

4.6 Regular Meeting. Regular meetings of the board of directors may be held without call or notice at such place within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of the stockholders.

4.7 Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chief executive officer, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the chief executive officer or by any one of the directors calling the meeting.

4.8 Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram or telecopy or other form of electronic transmission at least twenty-four hours before the meeting, addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty- four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

4.9 Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. A quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.10 Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a. majority of the directors present shall be the act of the board of directors.

4.11 Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

4.12 Participation in Meetings by Conference Telephone. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.

4.13 Compensation. Unless otherwise restricted by the certificate of incorporation or these by-laws, the board of directors shall have the authority to fix from time to time the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director. No such payment shall preclude any director from serving the corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The board of directors may also allow compensation for members of special or standing committees for service on such committees.

4.14 Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon,

and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

4.15 Resignation or Removal of Directors. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors. Any director may resign at any time by delivering his resignation in writing to the chief executive officer or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time and without in either case the necessity of its being accepted unless the resignation shall so state. No director resigning and no director removed shall have any right to receive compensation as such director for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

Section 5	NOTICES

5.1 Form of Notice. Whenever, under the provisions of law, of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Unless written notice by mail is required by law, written notice may also be given by telegram, cable, telecopy, commercial delivery service, telex or similar means, addressed to such director or stockholder at his address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee. Notice may also be given to any stockholder and to any director by any form of electronic transmission, to the same extent permitted by Section 232 of the Delaware General Corporation Law with respect to stockholders, and will be deemed given at the time provided therein. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.

5.2 Waiver of Notice. Whenever notice is required to be given under the provisions of law, the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors or members of a committee of the directors need be specified in any written waiver of notice.

Section 6	OFFICERS AND AGENTS

6.1 Enumeration; Qualification. The officers of the corporation shall be a chief executive officer, a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairperson of the board of directors and one or more vice presidents. Any officer may be, but none need be, a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

6.2 Powers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

6.3 Election. The board of directors at its first meeting after each annual meeting of stockholders shall choose a chief executive officer, a president, a secretary and a treasurer. Other officers may be appointed by the board of directors at such meeting, at any other meeting or by written consent. At any time or from time to time, the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

6.4 Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his successor is elected and qualified unless a shorter period shall have been specified in terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent of the corporation shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

6.5 Chairperson of the Board of Directors. The chairperson of the board of directors, if any, shall have such duties and powers as shall be designated from time to time by the board of directors. Unless the board of directors otherwise specifies, the chairperson of the board, if any, shall preside at all meetings of the stockholders and of the board of directors at which the chairperson is present, or otherwise shall have the right to designate the person who shall preside at such meetings. In the absence of the chairperson of the board of directors, unless the chairperson has designated another person to preside, the chief executive officer shall preside at all meetings of the stockholders and of the board of directors at which the chief executive officer is present, except as otherwise voted by the board of directors. References in these by-laws to a chairperson shall include references to persons designated by the board of directors with the title chairman, chairwoman or chair or any similar title.

6.6 Chief Executive Officer, President and Vice Presidents. The chief executive officer shall have direct and active charge of all business operations of the corporation and shall have general supervision of the entire business of the corporation, subject to the control of the board of directors. If board of directors has not elected a chief executive officer, or if the office of chief executive officer is otherwise vacant, then the president shall serve as the chief executive officer until such time as the board of directors has duly elected and qualified a chief executive officer. As provided in Section 6.5, in the absence of the chairperson of the board of directors, unless the chairperson has designated another person to preside, the chief executive officer shall preside at all meetings of the stockholders and of the board of directors at which the chief executive officer is present, except as otherwise voted by the board of directors.

The chief executive officer, president or treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

The president and any vice presidents shall have such duties and powers as shall be designated from time to time by the board of directors or by the chief executive officer.

6.7 Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be assigned to him from time to time by the board of directors or by the chief executive officer.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the chief executive officer or the treasurer.

6.8 Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all writings of, or related to, action by stockholder or director consent. In the absence of the secretary from any meeting, an assistant secretary, or if there is none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. The secretary shall have such other duties and powers as may from time to time be designated by the board of directors or the chief executive officer.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the chief executive officer or the secretary.

6.9 Resignation and Removal. Any officer may resign at any time by delivering his resignation in writing to the chief executive officer or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No officer resigning and no officer removed shall have any right to any compensation as such officer for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

6.10 Vacancies. If the office of the chief executive officer, president, treasurer or secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that office may choose a successor. Each such successor shall hold office for the unexpired term of his predecessor, and in the case of the chief executive officer, the president, the treasurer and the secretary until his successor is chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified.

Section 7	CAPITAL STOCK

7.1 Stock Certificates. Each stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by (i) the chairperson of the board of directors or the president or a vice-president and (ii) the treasurer or an assistant treasurer or the secretary or an assistant secretary. Any or all of the signatures on the certificate may be a facsimile. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 8	TRANSFER OF SHARES OF STOCK

8.1 Transfer on Books. Subject to any restrictions with respect to the transfer of shares of stock, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

Section 9	GENERAL PROVISIONS

9.1 Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix., in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action to which such record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. If no record date is fixed,

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed; and

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating to such purpose.

9.2 Dividends. Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

9.3 Payment of Dividends. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

9.4 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

9.5 Fiscal Year. The fiscal year of the corporation shall begin on the first of January in each year and shall end on the last day of December next following, unless otherwise determined by the board of directors.

9.6 Seal. The board of directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the board of directors.

Section 10	INDEMNIFICATION

10.1 It being the intent of the corporation to provide maximum protection available under the law to its officers and directors, the corporation shall indemnify its officers and directors to the full extent the corporation is permitted or required to do so by the Delaware General Corporation Law. In furtherance of and not in limitation of the foregoing, the corporation shall advance expenses, including attorneys' fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person under the Delaware General Corporation Law. Notwithstanding the foregoing, the Corporation shall not be required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Section 11	AMENDMENTS

11.1 These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors. If the power to adopt, amend or repeal by-laws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.

Industry Canada	Industrie Canada

Certificate of Incorporation	Certificat de constitution

Canada Business Corporations Act s. 263.1(1)(c)	Loi canadienne sur les sociétés par actions par. 263.1(1)(c)

MASCOMA CANADA INC.
Corporate name / Dénomination sociale

761604-0
Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation, the articles of incorporation of which are attached, is incorporated under the Canada Business Corporations Act.	JE CERTIFIE que la société susmentionnée, dont les statuts constitutifs sont joints, est constitutée en vertu de la Loi canadienne sur les sociétés par actions.

/s/ Aïssa Aomari

Aïssa Aomari
Deputy Director / Directeur adjoint
2010-08-02
Date of Incorporation (YYYY-MM-DD)
Date de constitution (AAAA-MM-JJ)

Industry Canada	Industrie Canada	Form 1 Articles of Incorporation Canada Business Corporations Act (s. 6)	Formulaire 1 Statuts constitutifs Loi canadienne sur les sociétés par actions (art. 6)

1	Corporate name
Dénomination sociale

MASCOMA CANADA INC.
2	The province or territory in Canada where the registered office is situated
La province ou le territoire au Canada où est situé le siège social

ON
3	The classes and any maximum number of shares that the corporation is authorized to issue
Catégories et le nombre maximal d’actions que la société est autorisée à émettre

See attached schedule / Voir l’annexe ci-jointe
4	Restrictions on share transfers
Restrictions sur le transfert des actions

See attached schedule / Voir l’annexe ci-jointe
5	Minimum and maximum number of directors
Nombre minimal et maximal d’administrateurs

Min. 1 Max. 10
6	Restrictions on the business the corporation may carry on
Limites imposées à l’activité commerciale de la société

None
7	Other Provisions
Autres dispositions

See attached schedule / Voir l’annexe ci-jointe
8	Incorporator’s Declaration: I hereby certify that I am authorized to sign and submit this form.
Déclaration des fondateurs : J’atteste que je suis autorisé a signer et á soumettre le présent formulaire.

Louise Gagnon	1000 DE LA GAUCHETIÈRE STREET WEST, SUITE 2500, MONTREAL QC H3B 0A2, Canada	Original signed by / Original signé par Louise Gagnon
Louise Gagnon

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ ou d’un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC 3419 (2008/04)

The classes and any maximum number of shares that the corporation is authorized to issue

The Corporation is authorized to issue an unlimited number of common shares having attached thereto the following rights, privileges, restrictions and conditions:

(a)	Payment of Dividends: The holders of the common shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the common shares, the board of directors may in its sole discretion declare dividends on the common shares to the exclusion of any other class of shares of the Corporation.

(b)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the common shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the common shares, be entitled to participate in the distribution. Such distribution will be made in equal amounts per share on all the common shares at the time outstanding without preference or distinction.

(c)	Voting Rights: The holders of the common shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each common share held at all such meetings.

Restrictions, if any, on share transfers

No share of the Corporation may be transferred unless its transfer complies with the restriction on the transfer of securities set out at item 7 – Other provisions, if any.

Other provisions, if any

No security of the Corporation, other than a non-convertible debt security, may be transferred without the consent of:

(a)	the board of directors of the Corporation, expressed by a resolution duly passed at a meeting of the directors;

(b)	a majority of the directors of the Corporation, expressed by an instrument or instruments in writing signed by such directors;

(c)	the holders of the voting shares of the Corporation, expressed by a resolution duly passed at a meeting of the holders of voting shares; or

(d)	the holders of the voting shares of the Corporation representing a majority of the votes attached to all the voting shares, expressed by an instrument or instruments in writing signed by such holders.

Industry Canada	Industrie Canada	Form 2	Formulaire 2
		Initial Registered Office Address and First Board of Directors	Siege social initial et premier conseil d’administration
		Canada Business Corporations Act (CBCA) (s. 19 and 106)	Loi canadienne sur les sociétés par actions (LCSA) (art. 19 et 106)

1	Corporate name
Dénomination sociale

MASCOMA CANADA INC.
2	Address of registered office
Adresse du siège social

66 Wellington Street West, TD Bank Tower Suite 5300 Toronto ON M5K 1E6
3	Additional address
Autre adresse

1000 De La Gauchetière Street West Suite 2500 (M-067) Montréal QC H3B 0A2
4	Members of the board of directors
Membres du conseil d’administration

	Max Rogan	1000 De La Gauchetière Street West, Suite 2500, Montréal QC H3B 0A2, Canada	Resident Canadian Résident Canadien Yes / Qui
5	Declaration: I certify that I have relevant knowledge and that I am authorized to sign this form.
Déclaration : J’atteste que je possède une connaissance suffisante et que je suis autorisé(e) à signer le présent formulaire.

Original signed by / Original signé par Louise Gagnon
Louise Gagnon 514-397-4960

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passìble d’une amende maximale de 5 000 $ ou d’un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC 2904 (2008/04)

BY-LAW NO. 1

A by-law relating generally to

the transaction of the business

and affairs of

MASCOMA CANADA INC.

DIRECTORS

1. Calling of and notice of meetings. Meetings of the board will be held on such day and at such time and place as the President or Secretary of the Corporation or any two directors may determine. Notice of meetings of the board will be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2. Votes to govern. At all meetings of the board every question will be decided by a majority of the votes cast on the question; and in case of an equality of votes the chair of the meeting will not be entitled to a second or casting vote.

3. Interest of directors and officers generally in contracts. No director or officer will be disqualified by his or her office from contracting with the Corporation nor will any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor will any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established provided that, in each case, the director or officer has complied with the provisions of the Canada Business Corporations Act.

SHAREHOLDERS’ MEETINGS

4. Notice of meetings. Notice of the time and place of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting, to each director and to the auditor of the Corporation not less than 48 hours before the time when the meeting is to be held.

5. Quorum. At any meeting of shareholders a quorum will be two persons present in person or by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting and each entitled to vote at the meeting and holding or representing by proxy not less than 51% of the votes entitled to be cast at the meeting.

6. Meetings by telephonic or electronic means. A meeting of the shareholders may be held by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

7. Postponement or cancellation of meetings. A meeting of shareholders may be postponed or cancelled by the board at any time prior to the date of the meeting.

8. Procedures at meetings. The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chair of a meeting may determine the procedures of the meeting in all respects.

INDEMNIFICATION

9. Indemnification of directors and officers. The Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation's request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

10. Indemnity of others. Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 9, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee, agent of or participant in another entity against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she served at the Corporation's request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

11. Right of indemnity not exclusive. The provisions for indemnification contained in the by-laws of the Corporation will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person's heirs and legal representatives.

12. No liability of directors or officers for certain matters. To the extent permitted by law, no director or officer for the time being of the Corporation will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation will be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the

Corporation will be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same will happen by or through his or her failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation is employed by or performs services for the Corporation otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact that the person is a director or officer of the Corporation will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

BANKING ARRANGEMENTS, CONTRACTS, ETC.

13. Banking arrangements. The banking business of the Corporation, or any part thereof, will be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, will be transacted on the Corporation's behalf by one or more officers or other persons as the board may designate, direct or authorize from time to time.

14. Execution of instruments. Contracts, documents or instruments in writing requiring execution by the Corporation will be signed by hand by any director or officer of the Corporation (whether under the corporate seal of the Corporation, if any, or otherwise) and all contracts, documents or instruments in writing so signed will be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution

(a)	to appoint any officer or any other person on behalf of the Corporation to sign by hand (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver either contracts, documents or instruments in writing generally or to sign either by hand or by facsimile or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver specific contracts, documents or instruments in writing, and

(b)	to delegate to any two officers of the Corporation the powers to designate, direct or authorize from time to time in writing one or more officers or other persons on the Corporation's behalf to sign either by hand or by facsimile or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver contracts, documents or instruments in writing of such type and on such terms and conditions as such two officers see fit.

Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term "contracts, documents or instruments in writing" as used in this by-law includes without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities), proxies for shares or other securities and all paper writings.

MISCELLANEOUS

15. Invalidity of any provisions of this by-law. The invalidity or unenforceability of any provision of this by-law will not affect the validity or enforceability of the remaining provisions of this by-law.

16. Omissions and errors. The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting its substance will not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

INTERPRETATION

17. Interpretation. In this by-law and all other by-laws of the Corporation words importing the singular number only include the plural and vice versa; words importing any gender include all genders; words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities; “board” means the board of directors of the Corporation; “Canada Business Corporations Act” means Canada Business Corporations Act, R.S.C. 1985, c. C-44 as from time to time amended, re-enacted or replaced; terms that are not otherwise defined in this by-law have the meanings attributed to them in the Canada Business Corporations Act; and “meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

MADE AND CONFIRMED as of August 2, 2010.

/s/ Justin van Rooyen
Justin van Rooyen, Secretary

Delaware PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “MASCOMA-NY, LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2007, AT 11:31 O’CLOCK A.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4348130 8100	AUTHENTICATION: 5657032
070532708	DATE: 05-08-07

State of Delaware Secretary of State Division of Corporations Delivered 12:03 PM 05/08/2007 FILED 11:31 AM 05/08/2007 SRV 070532708 – 4348130 FILE

CERTIFICATE OF FORMATION

OF

MASCOMA-NY, LLC

This Certificate of Formation of Mascoma-NY, LLC (the “LLC”) is being duly executed and filed by Bruce A. Jamerson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq.

FIRST. The name of the limited liability company formed hereby is Mascoma-NY, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of May 3, 2007.

By:	/s/ Bruce A. Jamerson
Bruce A. Jamerson
Authorized Person

CERTIFICATE OF FORMATION

OF

MASCOMA-NY, LLC

This Certificate of Formation of Mascoma-NY, LLC (the “LLC”) is being duly executed and filed by Bruce A. Jamerson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq.

FIRST. The name of the limited liability company formed hereby is Mascoma-NY, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of May 3, 2007.

By:	/s/ Bruce A. Jamerson
Bruce A. Jamerson
Authorized Person

LIMITED LIABILITY COMPANY AGREEMENT OF MASCOMA-NY, LLC

This Limited Liability Company Agreement (this “Agreement”) of Mascoma-NY, LLC (the “Company”) is entered into by Mascoma Corporation as the sole initial member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq., as amended from time to time (the “Act”), and hereby sets forth the rights, duties and obligations with respect to the Company as follows:

1. Name. The name of the limited liability company formed hereby is Mascoma-NY, LLC.

2. Purpose. The purpose of the Company is to develop ethanol production facilities, to engage in any activities directly or indirectly related or incidental thereto, to charge fees for the services provided, and to engage in any other lawful business, purpose or activity for which limited liability companies may be organized under the Act.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801.

4. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801.

5. Member. The name of the sole initial member of the Company is Mascoma Corporation, a Delaware corporation.

6. Powers. The business and affairs of the Company shall be managed by its managers (the “Managers”). The Managers shall be selected by the Member. The initial Managers of the Company shall be Bruce A. Jamerson and Colin R. South. The Managers shall have the power to do any and all acts necessary or convenient to or in furtherance of the purposes described herein, including all powers, statutory or otherwise, granted by the Act to managers. A Manager may resign as a Manager at any time.

7. Capital Contribution. The capital contribution of the Member to the Company is set forth on Exhibit A hereto, as may be amended from time to time.

8. Allocation of Profits and Losses. The profits and losses of the Company shall be allocated 100% to the Member.

9. Distributions. Distributions shall be made at such times and in such amounts as the Managers shall determine. No member shall have a right to any distributions.

10. Additional Contributions. The Member is not required to make any additional capital contributions to the Company.

11. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) May 1, 2057, (b) the written election of the Member to dissolve the Company, (c) the bankruptcy of the Member or the occurrence of any other event which terminates the continued membership of the Member, unless within thirty (30) days after the occurrence of such an event, the personal representative of the Member agrees in writing to continue the Company and to the admission of the personal representative or his nominee or designee to the Company as a member, effective as of the occurrence of the event that terminated the membership of the Member, or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

12. Assignments. The Member may assign its interest in the Company, in whole or in part.

13. Liability of Members. Neither the Member nor the Managers shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. No member or manager of the Company shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

14. Governing Law. This Agreement shall be governed by, and construed and enforced under, the Act and the other laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of May 3, 2007.

MEMBER:

MASCOMA CORPORATION

By:	/s/ Bruce A. Jamerson
Name:	Bruce A. Jamerson
Title:	Chief Executive Officer

Acceptance of Appointment as Manager

The undersigned hereby accept appointment as a Manager under the terms of this Agreement and agree to be bound by and to perform in accordance with this Agreement as the same may from time to time be amended.

/s/ Bruce A. Jamerson
Bruce A. Jamerson

/s/ Colin R. South
Colin R. South

Exhibit A

Name and Address	Contribution

Mascoma Corporation 161 First Street, 2nd Floor East Cambridge, Massachusetts 02142	$1,000

Schedule 3.03(1)(g)

Mascoma Share Capital

The rights, privileges, restrictions and conditions attached to the Mascoma Common Shares and Mascoma Preferred Shares are set forth in the Eighth Amended and Restated Certificate of Incorporation of the Corporation, which will be filed with the Secretary of State of the State of Delaware on or before the Closing Date, a copy of which has been made available to the Vendors.

4

Schedule 3.03(1)(i)

Rights to Purchase Mascoma Shares

1.	Subordinated Convertible Note Purchase Agreement, by and among the Corporation and the Purchasers listed on Exhibit A and Exhibit B thereto, dated April 7, 2010, and the transactions contemplated thereby (the “Note Purchase Agreement”)

2.	Note Conversion Agreement, dated as of the date hereof, by and among the Corporation and the Purchasers (as defined therein) (the “Note Conversion Agreement”).

3.	6,921,029 options outstanding. The current option pool is 9,500,000, which is being increased to 14,250,000 upon the Closing Date.

4.	Warrants to purchase stock of Mascoma issued to the Vendors pursuant to the Agreement and warrants to purchase stock of Mascoma issued pursuant to the Note Conversion Agreement.

5.	Master Engineering and Design Services Agreement between the Corporation, Marathon Petroleum Company, LLC and MPC Investment LLC dated June 18, 2010.

5

Schedule 3.03(1)(j)

Mascoma Shareholders Agreement and Similar Agreements

1.	Third Amended and Restated Voting Agreement, by and among the Corporation and the Stockholders, as defined therein, dated as of the date hereof (the “Voting Agreement”).

2.	Third Amended and Restated Registration Rights Agreement, by and among the Corporation, the Investors and the Key Stockholders, as defined therein, dated as of the date hereof (the “Registration Rights Agreement”).

6

Schedule 3.03(l)(n)

Investment Interests of Mascoma

1.	See Items 11 through 13 on Schedule 3.03(4)(a)(xi) below.

2.	The Corporation has the following subsidiaries:

•	Mascoma-NY, LLC

•	Mascomark-1, LLC

•	Mascoma-TN, LLC

•	Mascoma-FL, LLC

•	Mascoma-MI, LLC

•	Mascoma-MN, LLC

•	Mascoma Canada Inc.

•	Celsys Biofuels, Inc.

•	TennFuel, LLC

•	UT-Mascoma, LLC

7

Schedule 3.03(2)(c)

Mascoma Financial Statements

See attached Exhibits 3.03(2)(c) – Parts 1 and 2.

8

Preliminary Draft — For Discussion Purposes Only	8/26/2010
To be returned to Deloitte & Touche LLP and not to be reproduced in any form without their permission	7:41 PM

Mascoma Corporation

(A Development Stage Company)

Consolidated Financial Statements as of and

for the Years Ended December 31, 2009 and 2008,

and for the Period From October 14, 2005 (Date of

Inception) Through December 31, 2009, and

Independent Auditors’ Report

Preliminary Draft — For Discussion Purposes Only	8/26/2010
To be returned to Deloitte & Touche LLP and not to be reproduced in any form without their permission	7:41 PM

MASCOMA CORPORATION

(A Development Stage Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND FOR THE PERIOD FROM OCTOBER 14, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2009:

Balance Sheets	2

Statements of Operations	3

Statements of Redeemable Common Stock, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit	4-5

Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-25

Preliminary Draft — For Discussion Purposes Only	8/26/2010
To be returned to Deloitte & Touche LLP and not to be reproduced in any form without their permission	7:41 PM

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Mascoma Corporation

Boston, Massachusetts

We have audited the accompanying consolidated balance sheets of Mascoma Corporation and subsidiaries (a development stage company) (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations; statements of redeemable common stock, redeemable convertible preferred stock, and stockholders’ deficit; and statements of cash flows for the years then ended and for the period from October 14, 2005 (date of inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Frontier Renewable Resources, LLC (a consolidated subsidiary) for the year ended December 31, 2009, which statements reflect total assets and total expenses constituting 22% and less than 1%, respectively, of the related consolidated totals for that year. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Frontier Renewable Resources, LLC for the year ended December 31, 2009, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash Hows for the years then ended and for the period from October 14, 2005 (date of inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the year ended December 31, 2009 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s stockholders’ deficit, recurring net losses, and history of negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

August 13, 2010

Preliminary Draft — For Discussion Purposes Only	8/26/2010
To be returned to Deloitte & Touche LLP and not to be reproduced in any form without their permission	7:41 PM

MASCOMA CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(Amounts in thousands, except per share amounts)

	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,848	$35,784
Restricted cash and deposits	884	840
Marketable securities at fair value	8,141
Accounts receivable	1,176	2,173
Prepaid expenses and other current assets	335	533

Total current assets	18,384	39,330
PROPERTY AND Equipment — Net	29,509	29,177
CONSTRUCTION IN PROGRESS	2,222	9,165
OTHER LONG-TERM ASSETS	1,121	1,179
DEFERRED FINANCING COSTS	354	910

TOTAL	$51,590	$79,761

LIABILITIES, REDEEMABLE COMMON STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of note payable and capital lease	$4,038	$2,763
Accounts payable	1,866	1,928
Accrued expenses	2,321	6,415
Deferred grant revenue	3,984	2,860

Total current liabilities	12,209	13,966
LONG-TERM PORTION OF LEASE INCENTIVE OBLIGATION AND DEFERRED RENT	1,300	214
LONG-TERM DEFERRED GRANT REVENUE — Net of current portion	18,156	7,670
LONG-TERM DEBT AND CAPITAL LEASES — Net of discount and current portion	3,377	7,245
WARRANTS TO PURCHASE SHARES SUBJECT TO REDEMPTION	2,597	2,395

Total liabilities	37,639	31,490

COMMITMENTS (Note 5)

REDEEMABLE NONCONTROLLING INTERESTS	2,830	728

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A redeemable convertible preferred stock, $0.001 par value at redemption value — authorized, 5,000 shares; issued and outstanding, 5,000 shares at December 31, 2009 and 2008, respectively (liquidation value of $4,000)	3,886	3,856

Series A-1 redeemable convertible preferred stock, $0.001 par value at redemption value — authorized, 5,163 shares issued and outstanding, 5,000 shares at December 31, 2009 and 2008, respectively (liquidation value of $5,000)	4,984	4,980

Series B redeemable convertible preferred stock, $0.001 par value at redemption value — authorized, 11,504 shares issued and outstanding, 11,242 shares at December 31, 2009 and 2008, respectively (liquidation value of $30,016)	29,946	29,928

Series C redeemable convertible preferred stock, $0.001 par value — authorized, 10,756 shares; issued and outstanding, 10,351 shares at December 31, 2009 and 2008 (liquidation value of $66,246)	65,488	65,287

REDEEMABLE COMMON STOCK — At redemption value (400,000 shares at December 31, 2009 and 2008)	1,180	1,144

MASCOMA CORPORATION STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value — authorized, 43,633 and 43,633 shares; issued, 3,014 and 2,640 shares; outstanding, 2,854 and 2,480 shares at December 31, 2009 and 2008, respectively	2	2
Additional paid-in capital	3,835	2,244
Deficit accumulated during the development stage	(97,730)	(59,428)
Treasury stock — at cost (160 shares)	(470)	(470)

Total stockholder’s deficit	(94,363)	(57,652)

TOTAL	$51,590	$79,761

See notes to consolidated financial statements.

Preliminary Draft — For Discussion Purposes Only	8/26/2010
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MASCOMA CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND FOR THE PERIOD FROM OCTOBER 14, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2009

(Amounts in thousands)

	2009	2008	Period From October 14, 2005 (Date of Inception) Through December 31, 2009

REVENUES:
Research and development revenues	$5,332	$2,466	$7,798
Grant revenues	3,104	1,430	4,534

Total revenues	8,436	3,896	12,332

OPERATING EXPENSES:
Research and development — internal	15,326	14,805	48,510
Research and development — funded arrangements	2,935	3,813	6,748
Engineering	10,009	5,709	17,555
General and administrative	4,500	9,344	23,933
Loss on asset disposals and lease abandonment	9,213	799	10,012

Total operating expenses	41,983	34,470	106,758

LOSS FROM OPERATIONS	(33,547)	(30,574)	(94,426)

OTHER INCOME (EXPENSE):
Interest income	152	975	2,835
Interest expense and other financing costs	(2,077)	(862)	(3,309)

NET LOSS	(35,472)	(30,461)	(94,900)

LESS AMOUNT ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTEREST	(2,830)		(2,830)

NET LOSS ATTRIBUTABLE TO MASCOMA CORPORATION	$(38,302)	$(30,461)	$(97,730)

See notes to consolidated financial statements.

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MASCOMA CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND FOR THE PERIOD FROM OCTOBER 14, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2009

(Amounts In thousands)

	Series A		Series A-1		Series B		Series B-1		Series C		Redeemable Common		Common		Treasury		Addi- tional Paid-in	Deficit Accu- mulated During the Develop- ment
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Total

BALANCE — Inception (October 14, 2005)	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock													1,600	2					2
Net loss																		(136)	(136)

BALANCE — December 31, 2005	—	—	—	—	—	—	—	—	—	—	—	—	1,600	2	—	—	—	(136)	(134)
Restriction placed on common shares													(1,600)	(2)					(2)
Issuance of Series A redeemable convertible preferred stock — net of issuance costs of $227	5,000	3,722																	—
Conversion of notes payable into Series A redeemable convertible preferred stock		51																	—
Issuance of Series A-1 redeemable convertible preferred stock — net of issuance costs of $30			5,000	4,970															—
Issuance of Series B redeemable convertible preferred stock — net of issuance costs of $126					11,242	29,888													—
Issuance of common stock													200				72		72
Issuance of redeemable common stock											400	348							—
Vesting of restricted shares													536	1			2		3
Stock-based compensation expense																	29		29
Accretion of issuance costs		24		1		3											(28)		(28)
Net loss																		(4,823)	(4,823)

BALANCE — December 31, 2006	5,000	1,797	5,000	4,971	11,242	29,891	—	—	—	—	400	348	736	1	—	—	75	(4,959)	(4,823)
Issuance of Series B-1 convertible preferred stock							625	5,250											—
Issuance of common stock													569	1			730		731
Vesting of restricted shares													500				6		6
Stock-based compensation expense																	533		533
Accretion of issuance costs		30		4		18											(52)		(52)
Adjustment to fair value of redeemable stock												828					(828)		(828)
Net loss																		(24,008)	(24,008)

BALANCE — December 31, 2007	5,000	1,827	5,000	4,975	11,242	29,909	625	5,250	—	—	400	1,176	1,805	2	—	—	464	(28,967)	(28,501)

(Continued)

Preliminary Draft — For Discussion Purposes Only	8/26/2010
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MASCOMA CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND FOR THE PERIOD FROM OCTOBER 14, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2009

(Amounts in thousands)

	Series A		Series A-1		Series B		Series B-1		Series C		Redeemable Common		Common		Treasury		Addi- tional Paid-in	Deficit Accu- mulated During the Develop- ment
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Total

BALANCE — December 31, 2007	5,000	$3,827	5,000	$4,975	11,242	$29,909	625	$5,250	—	$—	400	$1,176	1,805	$2	—	$—	$464	$(28,967)	$(28,501)
Issuance of Series C redeemable convertible preferred stock — net of issuance costs of $1,126									9,531	$9,874									—
Conversion of Series B-1 convertible preferred stock into Series C redeemable convertible preferred stock							(625)	(5,250)	820	3,250									—
Issuance of common stock													273				335		315
Acquisition of treasury stock															160	(470)			(470)
Vesting of restricted shares													562				4		4
Stock-based compensation expense																	1,645		1,645
Accretion of issuance costs		29		5		19				163							(216)		(216)
Adjustment to fair value of redeemable stock												(32)					32		32
Net loss																		(30,461)	(30,461)

BALANCE — December 31, 2008	5,000	3,856	5,000	4,980	11,242	29,928	—	—	10,351	65,287	400	1,144	2,640	2	160	(470)	2,244	(59,428)	(57,652)
Issuance of common stock													74				48		48
Acquisition of treasury stock																			—
Vesting of restricted shares													300						—
Stock-based compensation expense																	1,832		1,832
Accretion of issuance costs		30		4		18				201							(253)		(253)
Adjustment to fair value of redeemable stock												36					(36)		(36)
Net loss																		(38,302)	(38,302)

BALANCE — December 31 2009	5,000	$3,886	5,000	$4,984	11,242	$29,946	—	$—	10,351	$65,488	400	$1,180	3,014	$2	160	$(470)	$3,875	$(97,730)	$(94,363)

See notes to consolidated financial statements	(Concluded)

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MASCOMA CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND FOR THE PERIOD FROM OCTOBER 14, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2009

(Amounts in thousands)

	2009	2008	Period From October 14, 2005 (Data of Inception) Through December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(35,472)	$(30,461)	$(94,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,064	3,191	10,960
Loss on asset disposal and lease abandonment	9,213	799	10,012
Stock-based compensation expense	1,832	1,645	4,039
Revaluation of put rights for licensee			344
Revaluation of redeemable warrants	48	(50)	316
Warrants issued for financing and debt discount amortization	784	927	1,792
Common stock issued for in-process research and development			5,250
Common stock issued for license and asset purchases		162	238
Amortization of deferred rent incentive	188	(159)	(103)
Deferred grant recognized	(3,104)	(1,430)	(4,534)
Changes in operating assets and liabilities:
Accounts receivable	997	(2,173)	(1,176)
Prepaid expenses and other current assets	198	60	(178)
Other long-term assets			(214)
Accounts payable	1,047	(5,378)	(689)
Accrued expenses and other liabilities	(4,325)	3,057	103

Net cash used in operating activities	(21,530)	(29,810)	(68,740)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,138)	(24,732)	(46,462)
Restricted cash and security deposits	14	1,776	(1,791)
Purchase of marketable securities	(17,140)		(17,140)
Proceeds from sale of marketable securities	8,999		8,999

Net cash used in investing activities	(18,265)	(22,956)	(56,394)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of restricted stock			199
Repurchase of unvested restricted stock	(236)	(185)	(421)
Deferred grant revenue proceeds	14,714	9,380	26,674
Payments for capital leases	(112)	(17)	(129)
Proceeds from issuance of common stock	48	47	826
Proceeds from issuance of preferred stock — net of issuance costs		60,154	98,455
Purchase of treasury stock		(118)	(118)
Proceeds from issuance of long-term debt		10,000	10,051
Payment of long-term debt	(2,555)		(2,555)

Net cash provided by financing activities	11,859	79,261	132,982

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27,936)	26,495	7,848

CASH AND CASH EQUIVALENTS — Beginning of period	35,784	9,289

CASH AND CASH EQUIVALENTS — End of period	$7,848	$35,784	$7,848

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES;
Assets received through tenant lease incentives	$—	$—	$463
Issuance of common stock for settlement of liabilities		106	106
Purchases of property and equipment and construction in progress in accounts payable and accrued expenses	550	1,659	5,761
Equipment acquired via capital leases		234	234
Conversion of Series B-1 Preferred Stock to Series C Preferred Stock		5,250	5,250

See notes to consolidated financial statements

Preliminary Draft — For Discussion Purposes Only	8/26/2010
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MASCOMA CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND FOR THE PERIOD FROM OCTOBER 14, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2009

(Amounts In thousands, except per share data)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business — Mascoma Corporation (the “Company”), a development stage company, was founded on October 14, 2005. The Company is incorporated under the laws of the state of Delaware and is engaged in the development and deployment of technologies for the conversion of cellulosic biomass to fuel ethanol. The Company’s headquarters are in Lebanon, New Hampshire.

Basis of Presentation — Since inception, the Company has devoted its efforts principally to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company has not commenced its planned principal operations. As a result, the Company is considered a development stage company.

The Company is subject to a number of risks similar to other companies in the development stage, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, and protection of proprietary technology. If it does not successfully commercialize any of its technologies, it will be unable to generate revenue or achieve profitability. As of December 31, 2009, the Company had an accumulated deficit of $97,730. It expects to continue to incur increasing losses over the next several years, and may never be profitable.

The accompanying consolidated financial statements of the Company have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

At December 31, 2009, the Company had cash and cash equivalent totaling $7.8 million, marketable securities totaling $8.1 million and stockholders’ deficit of $94.4 million. During the year ended December 31, 2009, the Company incurred a net loss totaling $38.3 million and used cash in operating activities totaling $21.5 million. The Company expects to continue to incur losses and use cash in operating activities into the foreseeable future. The Company’s projected uses of cash include cash to fund operations, including continued research and product development, capital expenditures, and existing debt service costs. The Company’s existing cash resources are not sufficient to fund its current business plans beyond 2010. This is based on current operations and planned activities at normal levels and does not assume any cash inflows from partnerships, disposition of non-core assets or successful completion of any equity or debt financings.

The Company will need additional funds to continue operations and the development of its technologies as well as to fund the design and construction of ethanol production facilities. Management is evaluating additional sources of financing and may pursue any of the following options:

•	partnering opportunities with other companies to pursue the development of the Company’s technologies

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•	license, sublicense, or other sources of financing relating to the development programs of the Company’s intellectual property; or

•	sale of equity or debt securities, including the offering of convertible notes discussed in Note 14.

As discussed in Note 14, the Company issued $10,000 in convertible notes in June 2010. The sale of any additional equity or debt securities may result in further dilution to the Company’s stockholders, and the Company cannot be certain that additional financing will be available in sufficient amounts or on terms acceptable to it, if at all.

If the Company is unable to obtain additional financing, or enter into licensing or partnering arrangements on acceptable terms, the Company will be required to implement aggressive cost reduction strategies. The most significant portion of the research and development expenses are discretionary. These cost reduction strategies could reduce the scope of the activities related to these development and commercialization activities and could harm the Company’s long-term financial condition and results of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, including Frontier Renewable Resources, LLC (“LLC”), a joint venture in which the Company holds a 75% interest (see Note 11). All intercompany accounts and transactions have been eliminated.

Effective January 1, 2009, the Company adopted new guidance to account for noncontrolling interests in its LLC. The new guidance was retrospectively applied, and

•	clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements

•	requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest,

•	establishes standards for accounting for changes in a parents ownership interest in a subsidiary, and

•	requires expanded disclosures that clearly identify and distinguish between interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary.

The changes in presentation prescribed by the new guidance have been reflected in the accompanying balance sheets as of December 31, 2009 and 2008 and the related consolidated statements of operations, cash flows and redeemable common stock, redeemable convertible preferred stock and stockholders’ deficit for the period from October 14, 2005 (date of inception) through December 31, 2009.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

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Cash and Cash Equivalents — The Company considers all highly liquid investment instruments with a remaining maturity when purchased of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents, which consist primarily of money market accounts, in financial institutions that management believes to be of high-credit quality.

Marketable Securities — Investment securities include available-for-sale bond debt securities. Available-for-sale securities are those that might be sold due to changes in yield, availability of alternative investments, liquidity needs or other factors. Available-for-sale securities are reported at fair value and the related net unrealized holdings gains or losses are reported in accumulated other comprehensive income (loss), until realized. Interest income from these investment securities is recognized on the accrual basis. Gains and losses on sale of available for sale securities, if any, are recognized on the specific identification method.

Concentrations of Credit Risk — Cash and cash equivalents and restricted cash are financial instruments that potentially subject the Company to concentrations of credit risk. At December 31, 2009 and 2008, substantially, all of the Company’s cash and cash equivalents were deposited in accounts at four financial institutions. The Company maintains its cash and cash equivalents with accredited domestic financial institutions and, accordingly, such funds are believed to be subject to limited credit risk. The Company has not experienced any credit losses in such accounts and does not believe it is exposed to any significant credit risk on these funds. The Company has no off-balance sheet risks, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Restricted Cash and Deposits — The restricted cash balance includes cash held in a restricted depository account as collateral on a standby letter of credit in connection with an agreement with a vendor (see Note 6).

Property and Equipment — Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Useful Life

Computer equipment	3 years
Laboratory equipment	5-10 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of life of lease or 10 years
Building	30 years

Major additions and betterments to assets are capitalized; maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations as incurred.

The Company has included in construction in progress capitalized expenditures for site design, engineering costs, and other costs related to identified construction projects.

Interest expense associated with significant capital projects is capitalized as a cost of the project. The Company capitalized $129 in 2008 and since date of inception.

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Impairment of Long-Lived Assets — The Company periodically evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Recoverability of these assets is based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends, and product development cycles. An impairment to the carrying value of each asset is assessed when the undiscounted expected future cash flows derived from the asset are less than its carrying value.

As a result of the Company’s decision to discontinue efforts to build a refinery plant in the state of Tennessee, it was concluded that impairment indicators existed. As a result, the Company reviewed its long-lived assets associated with the Tennessee plant and recorded an impairment charge of $7,484 in the year ended December 31, 2009 and $799 in the year ended December 31, 2008. The amount recognized in 2008 represented the carrying cost of design and engineering assets directly associated with the Tennessee plant.

In 2008, management had concluded that certain design costs could be utilized for the planned construction of a similar facility in Michigan. Due to delays in funding and changes in the proposed facility in Michigan, as well as ongoing uncertainty with respect to the Michigan facility, the remaining carrying value of the assets originally recognized for the Tennessee facility were deemed impaired and recognized an impairment charge for the remaining carrying value of such assets in 2009.

Deferred Financing Costs — Deferred financing costs of $354, net of amortization of $737, were recorded on the accompanying balance sheet at December 31, 2009, representing the unamortized costs incurred by the Company related to various debt financings (see Note 6). These costs are being amortized over the term of the underlying debt instruments. Deferred financing costs of $910, net of amortization of $183, were recorded on the accompanying balance sheet at December 31, 2008.

Revenue Recognition — Revenue is derived from (i) government grants and (ii) cost sharing or funded research contracts awarded by the U.S. federal government and other government agencies. Revenues from government grants are deferred and recognized over the project term. Revenues from cost sharing or funded research contracts are typically recognized in the period in which the underlying research and development costs are incurred. The Company’s existing research contracts are for specific research projects and require the Company to match the proceeds from the government with Company expenditures that equal or exceed the amounts funded by the government. The Company’s research and development arrangements generally provide that all preexisting or newly created intellectual property is retained by the Company. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the price to the buyer is fixed or determinable, and collectibility is reasonably assured.

At December 31, 2009, the Company has deferred revenues totaling $22,140, which is being amortized through 2013 (see Note 12).

Income Taxes — Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.

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Effective January 1, 2009, the Company adopted Accounting Standards Update No. 2009-06 and recognizes tax benefits when a position is more likely than not to be sustained upon examination by the applicable taxing authority. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Implementation of this standard was not material to the financial statements. The Company recognizes interest and penalties related to uncertain tax positions within the provision for income taxes.

Prior to January 1, 2009, the Company provided for potential payments of income taxes to various tax authorities related to uncertain tax positions when management determined that it was probable that a loss had been incurred and the amount was reasonably estimable.

Stock-Based Compensation — Stock-based compensation expense is based on grant date fair value and is recognized on a straight-line basis over the service period of the award (generally the vesting period). All stock-based awards to nonemployees are accounted for at fair value, which is generally measured when the service is performed, which requires the Company to periodically revalue the equity awards as the outstanding awards vest.

Preferred Stock Warrants — Warrants and other similar instruments related to shares that are redeemable are classified as a liability on the balance sheet and adjusted to fair value at each reporting date. Changes in fair value are recognized in interest expense and other financing costs in the statements of operations.

Comprehensive Income (Loss) — Comprehensive income (loss) consists of net loss and other comprehensive loss. There was no other comprehensive income or loss in the periods presented.

Research and Development Costs — Research and development costs are expensed as incurred. Research and development costs are comprised of costs incurred in performing research and development activities, including those costs incurred in support of government-sponsored research and development arrangements, including salaries, benefits, facilities, research-related overhead, sponsored research costs, contracted services, license fees, and other external costs. The Company uses internal personnel, external service providers, and vendors to conduct research and to provide various other research and development-related products and services.

Fair Value of Financial Instruments — The Company’s financial instruments consist of cash and cash equivalents, marketable securities, accounts payable, long-term debt, and certain warrant obligations. The fair value hierarchy classifies fair value measurements based on the inputs used in measuring fair value. These inputs include: Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore, requiring an entity to develop its own assumptions.

The Company’s cash equivalents and marketable securities are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

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The following table presents information about the assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

December 31, 2009	Level 1	Level 2	Level 3	Total

Assets:
Cash equivalents — moneymarket fund	$7,600	$—	$—	$7,600
Investment securities:
Government bond debt securities	5,359			5,359
Corporate bond debt securities	2,782			2,782
Liabilities:
Warrants to purchase shares subject to redemption			2,597	2,597
Redeemable common stock			1,180	1,180

December 31, 2008	Level 1	Level 2	Level 3	Total

Assets — cash equivalents — moneymarket fund	$35,403	$—	$—	$35,403
Liabilities:
Warrants to purchase shares subject to redemption			2,395	2,395
Redeemable common stock			1,144	1,144

The following table summarizes the changes in fair value of the preferred stock warrant liability and redeemable common stock, which are Level 3 inputs:

	Warrants	Redeemable Common Stock

Balance — January 1, 2008	$399	$1,176

Issuance of warrants	2,046
Decrease in fair value recognized in interest expense and other financing costs	(50)
Decrease in fair value recognized in paid-in capital		(32)

Balance — January 1, 2009	2,395	1,144

Issuance of warrants	154
Increase in fair value recognized in interest expense and other financing costs	48
Increase in fair value recognized in paid-in capital		36

Balance — December 31, 2009	$2,597	$1,180

See discussion of the fair value of the warrant liability included in Note 7. The fair value of the redeemable common stock is determined by the Board of Directors as discussed in Note 9.

Recent Accounting Pronouncements — In October 2009, the FASB issued guidance related to the separation criteria used to determine the unit of accounting for multiple element arrangements. This update removes the objective and reliable evidence of fair value criterion from the separation criteria

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used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the disclosure requirements related to revenue recognition. This guidance is effective beginning January 1, 2011, although early adoption is permitted, and adoption can be applied prospectively or retrospectively. The Company is evaluating the effect that implementation of this standard will have, if any, on its financial position and results of operations upon adoption.

Subsequent Events —The Company evaluated all subsequent events through August 11, 2010, the date that these financial statements were available to be issued, to determine if such events should be reflected in these financial statements as of December 31, 2009. See Note 14 for subsequent event details.

3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2009	2008

Land	$362	$1,090
Building	8,201	8,201
Leasehold improvements	3,056	1,258
Furniture and fixtures	743	529
Laboratory equipment	26,772	21,377
Computer equipment	706	636

Total property and equipment	39,840	33,091

Less accumulated depreciation	(10,331)	(3,914)

Total property and equipment — net	$29,509	$29,177

Depreciation expense for the years ended December 31, 2009 and 2008, and for the period from October 14, 2005 (date of inception) through December 31, 2009, was $7,064, $3,191, and $10,703 respectively. Laboratory and computer equipment includes capital leases with a cost of $234 at December 31, 2009 and 2008, respectively.

4.	ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2009	2008

Professional, consulting, and construction fees	$263	$1,309
Contracted research and development expenses	782	2,541
Payroll and payroll related expenses	344	1,471
Lease incentive obligation and deferred rent — current portion	582	115
Other	350	979

Total	$2,321	$6,415

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5.	COMMITMENTS

Operating Leases — The Company entered into various facility lease agreements with terms through July 31, 2019. Rent expense for the years ended December 31, 2009 and 2008, and for the period from October 14, 2005 (date of inception) through December 31, 2009, which is recorded on a straight-line basis, was $3,533, $1,385, and $5,375, respectively.

As of December 31, 2009, future minimum commitments due under facility and equipment operating and capital leases are as follows:

2010	$1,884
2011	1,834
2012	1,705
2013	891
2014	932
2015 and thereafter	4,535

Total	$11,781

In July 2009, the Company exited its corporate offices located in Boston, Massachusetts and entered into a sublease agreement with a subtenant. The sublease provides for the subtenant to pay the Company rent for the remainder of the lease term. The sublease agreement is with an entity that is affiliated with a member of the Company’s Board of Directors. The Company also has sublease agreements with nonrelated entities for office space in Woburn, Massachusetts. The sublease income will reduce the commitments above by $299 in 2010, $405 in 2011, and $523 in 2012. The excess lease obligations over the sublease income for the term of the leases in Boston and Woburn were recognized as a lease abandonment expense and a liability totaling $1,365 was recorded at December 31, 2009. Leasehold improvements associated with these leases totaling $364 were considered impaired and the carrying amount was therefore reduced to zero, making up the remainder of the $1,729 that was recognized as lease abandonment expense in 2009.

The subtenants at the Boston facility is an early stage life science Company with limited history of operations. Management believes that the subtenant has the ability and financial support to satisfy the obligations under the sublease agreement. Failure for the subtenant to make timely payments may result in future charges related to this facility.

Research and License Agreements:

University — In April 2006, the Company entered into a sponsored research agreement with a university (the “University”) to fund research at the University for a total of $1,823 over two years, with additional annual extensions at the option of the Company. The Company entered into a license agreement with the University in July 2006. The Company also agreed to reimburse the University for patent costs related to the licensed technology. Certain inventions arising from the sponsored research program become subject to the license agreement. The University granted the Company an option to obtain a worldwide, royalty-bearing license on any other inventions arising from the sponsored research program. In March 2008, the Company amended the sponsored research agreement to provide at least $500 per year in research support for five consecutive years commencing April 1, 2008, contingent upon receiving funding from the BioEnergy Science Center (BESC) (see Note 12).

The Company granted the University 400 shares of common stock in exchange for a license to intellectual property and patents held by the University. The shares were determined to have a value of

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$0.01 per share at the time of issuance; therefore, the Company initially recorded this component of the consideration as $4. The University has the right to put the shares back to the Company at then-current market value after the five-year anniversary of the date of issuance. Accordingly, the shares held by the University have been classified as temporary equity and are being recorded at fair value. The fair value of the redeemable common stock at each reporting date is determined by the Board of Directors as discussed in Note 8. Increases or decreases in fair value are recorded through stockholders’ deficit. The fair value of the shares at December 31, 2009 and 2008, was $1,180 and $1,144, respectively.

Foreign University — In 2006, the Company entered into two sponsored research agreements and two license agreements with a foreign university (the “Foreign University”) to fund research projects at the Foreign University for a total of $1,550 over four years. As consideration for the license agreements, the Company issued 200 shares of the Company’s common stock, with an aggregate fair value of $162. Due to certain foreign securities laws, the shares were not issued until 2008. Under the sponsored research agreements, the Company paid $410, $293 and $1,025 to the Foreign University for years ended December 31, 2009 and 2008, and for the period from October 14, 2005 (date of inception) through December 31, 2009, respectively.

Other — In August 2007, the Company entered into a research and license agreement with a foreign company to fund research projects over three years. The Company is to pay $2,828 for reimbursement for personnel over the three-year period. In addition, the Company is to pay up to $4,000 in milestone payments if certain milestones are achieved. The Company accrued $ 1,000 for the year ended December 31, 2008, for this portion of the contract based upon completion to that milestone. The $1,000 milestone was paid in 2009 and the Company has commenced discussions to redefine the remaining milestones, which are currently not deemed probable of achievement.

6.	LONG-TERM DEBT

Long-term debt at December 31, 2009, consisted of the following:

Growth capital agreement	$7,445
Capital lease obligations	105

Total debt	7,550

Less unamortized discount	(135)
Less current portion	(4,038)

Long term debt, excluding current portion	$3,377

In February 2008, the Company received a loan commitment (“2008 Growth Capital Agreement”) from a lender for funding of up to $20,000, available to the Company in two draw-down periods with $10,000 of availability lapsing on April 30,2008, and October 31, 2008, respectively. The Company did not draw on the April 30, 2008, tranche but did draw $10,000 from the October 31, 2008, tranche.

In December 2008, the Company received an additional loan commitment (“2009 Growth Capital Agreement”) from a lender for funding of up to $10,000, available to the Company through March 31, 2009. The Company did not draw any funds from this loan commitment.

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The borrowings under the 2008 Growth Capital Agreement are secured by a first lien on all assets of the Company, excluding the Company’s intellectual property. The borrowings bear interest at an annual interest rate of 6.25% and require monthly interest-only payments from November 2008 to April 2009 and then require equal monthly payments of interest and principal payable over 30 months. In addition, at the end of the loan (October 31, 2011), additional interest totaling $250 is payable in a lump sum. The annual principal maturities of the 2008 Growth Capital Agreement are as follows: $3,955, and $3,490 in the years ending December 31, 2010 and 2011, respectively.

Letter of Credit — In August 2007, the Company obtained a $3,100 standby letter of credit in connection with an agreement with a vendor, which expires on December 31, 2010. The lender required that the letter of credit be collateralized with cash. As of December 31, 2009, $841 of cash was held in a restricted account and is classified as restricted cash.

7.	WARRANTS

In connection with a 2006 financing agreement, the Company issued warrants to purchase 163 shares of Series A-1 Redeemable Convertible Preferred Stock at a price per share of $1.00. The warrants are fully vested and exercisable for a period of ten years from the date of issuance. The Company used the Black-Scholes option-pricing model to calculate the fair value of the warrant using the following assumptions: expected dividend yield of zero, risk-free interest rate of 4.33%, volatility of 40%, and contractual life of ten years. The resulting valuation of $81 at the date of issuance was capitalized, along with the cash issuance costs of $10 related to the loan commitment, and the Company amortized these amounts to interest expense over the draw-down period, which ended in March 2007. The Company did not draw any funds under the 2006 financing agreement.

In connection with the 2008 Growth Capital Agreement, the Company issued warrants to purchase 225 shares of Series B Redeemable Convertible Preferred Stock at a price per share of $2.67 and 94 shares of Series C Redeemable Convertible Preferred Stock at a price per share of $6.40. The warrants are fully vested and exercisable for a period of ten years from the date of issuance. The Company used the Black-Scholes option-pricing model to calculate the fair value of the warrants using the following assumptions: expected dividend yield of zero, risk-free interest rate of 3.61%, volatility of 90%, and contractual life often years. The resulting valuation of $1,464 at the date of issuance was initially capitalized as deferred financing costs. When the April draw-down period lapsed with no borrowings, one-half of the amount capitalized, or $732, was recognized as interest expense and other financing costs in the statement of operations. The remaining $732, attributable to the $ 10,000 that was drawn in October, is being amortized to interest expense through the maturity date of the underlying debt.

In connection with the $10,000 draw of the 2008 Growth Capital Agreement, the Company issued warrants to purchase 37 shares of Series B Redeemable Convertible Preferred Stock at a price per share of $2.67 and 16 shares of Series C Redeemable Convertible Preferred Stock at a price per share of $6.40. The warrants are fully vested and exercisable for a period often years from the date of issuance. The Company used the Black-Scholes option-pricing model to calculate the fair value of the warrant using the following assumptions: expected dividend yield of zero, risk-free interest rate of 4.01%, volatility of 90%, and contractual life of ten years. The resulting valuation of $221 at the date of issuance was recorded as a debt discount, and the Company is amortizing these amounts to interest expense over the term of the debt.

In December 2008, in connection with the 2009 Growth Capital Agreement, the Company issued warrants to purchase 70 shares of Series C Redeemable Convertible Preferred Stock at a price per share of $6.40. The warrant is fully vested and exercisable for a period of ten years from the date of issuance.

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The Company used the Black-Scholes option-pricing model to calculate the fair value of the warrant using the following assumptions: expected dividend yield of zero, risk-free interest rate of 2.25%, volatility of 90%, and contractual life of ten years. The resulting valuation of $361 at the date of issuance was capitalized as a deferred financing cost related to the loan commitment, and the Company amortized these amounts to interest expense over the draw-down period.

In August 2009, the Company entered into a two year feedstock processing and lignin supply agreement with a technology venture company. In connection with the feedstock agreement, the Company will issue 187,500 warrants to purchase Series C Redeemable Convertible Preferred Stock at a price per share of $6.40. Additional warrants to purchase 93,750 shares of Series C Redeemable Preferred Stock may be issued if the venture company elects to extend the agreement. The Company used the Black-Scholes option-pricing model to calculate the fair value of the warrants as of December 31, 2009 using the following assumptions: expected dividend yield of zero, risk-free interest rate of 2.69%, volatility of 95%, and contractual life of five years. As a result of the valuation, the aggregate fair value of the warrants totaled approximately $800 at December 31, 2009. The Company recorded the earned portion of the warrants of $154 as a liability at December 31, 2009.

Because all of these warrants are exercisable into preferred stock that is contingently redeemable, the warrants are required to be accounted for as liabilities and are adjusted to fair value at each reporting date. As of December 31, 2009, the Company used the Black-Scholes option-pricing model to calculate the fair value of the warrants using the following assumptions: expected dividend yield of zero, risk-free interest rate of 2.69% to 3.85%, volatility of 95%, and remaining contractual lives of 5 years to 9 years. The fair value of the warrants totaled $2,597 and $2,395 at December 31, 2009 and 2008, respectively.

The increase (decrease) in fair value of the warrants are recognized in the statements of operations. The Company recorded $48, $(50), and $296 as interest expense and other financing costs in the statements of operations related to the changes in fair value of the warrants in 2009 and 2008, and for the period from October 14, 2005 (date of inception) through December 31, 2009, respectively.

8.	PREFERRED STOCK

In March 2006, the Company completed a private placement of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) by issuing 5,000 shares of Series A Preferred Stock at a price of $0.80 per share, which resulted in gross proceeds of approximately $4,000, including the conversion of a convertible promissory note with principal and accrued interest totaling $51.

In September 2006, the Company issued 5,000 shares of Series A-l Redeemable Convertible Preferred Stock (“Series A-l Preferred Stock”) at a price of $1.00 per share, which resulted in gross proceeds of $5,000. The Series A-l Preferred Stock is senior to the Series A Preferred Stock.

In November 2006, the Company issued 11,242 shares of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) at a price of $2.67 per share, which resulted in gross proceeds of approximately $30,000. The Series B Preferred Stock is senior to the Series A and Series A-l Preferred Stock.

In October 2007, the Company issued 625 shares of Series B-l Convertible Preferred Stock (“Series B-1 Preferred Stock”) at a price of $8.40 per shares as part of a share-for-share exchange pursuant to the terms of a business combination.

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In February, March, and April 2008, the Company issued 9,531 shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) at a price of $6.40 per share which resulted in gross proceeds of approximately $61,000. In addition, the 625 shares of Series B-1 Preferred Stock converted into 820 shares of Series C Preferred Stock. The Series C Preferred Stock is senior to the Series B, Series A, and Series A-l Preferred Stock.

The holders of the Company’s Series A, A-l, B, and C Preferred Stock (collectively, the “Preferred Stock”) have the following rights and preferences:

Conversion — Each share of Series A, A-l, B, and C Preferred Stock is initially convertible into one share of common stock. The conversion ratio is subject to adjustment for certain dilutive events, such as, but not limited to, stock splits and dividends. Conversion is at the option of the holder; however, it is automatic upon the closing of a public offering underwritten by an investment banking firm pursuant to an effective registration statement covering the offer and sale of common stock for the account of the Company to the public for a total offering of at least $20,000, or at a date agreed to in writing by the holders of at least 67% of the then-outstanding shares of Series A, A1, B and C Preferred Stock, voting as a single class.

Dividends — The holders of Series A, A-l, B and C Preferred Stock are entitled to receive noncumulative dividends on a pari passu basis in proportion to the preferential amount each holder is entitled to receive, at the rate of $0,064, $0.08, $0.2136, and $0,512 per share per annum, respectively, in preference to any dividends on common stock, if and when declared by the Board of Directors. Holders are entitled, on an as converted basis, to participate on a pro rata basis in any dividends paid to common stock holders. No dividends have been declared by the Board of Directors from inception through December 31, 2009.

Voting — The holders of Series A, A-l, B and C Preferred Stock are entitled to the number of votes equal to the number of common shares into which they are convertible.

Liquidation — In the event of liquidation, dissolution, or winding-up of the Company, the holders of shares of Series A, A-l, B and C Preferred Stock will receive, in preference to the common stockholders, an amount equal to the greater of (i) $0,80, $1.00, $2.67, and $6.40 per share, respectively, plus all dividends declared but unpaid on such shares or (ii) the amount the holders would receive if the Preferred Stock were converted to common stock prior to the liquidating event. After the payment of all preferential amounts, the remaining assets available for distribution shall be distributed among the holders of the shares of common stock ratably in proportion to the number of shares of common stock held by each, subject to any reorganization, reclassification, or other similar recapitalization affecting such shares.

Redemption — Upon receiving notice, at any time on or after November 1, 2013, from holders of at least 67% of the shares of Preferred Stock requesting that shares of Preferred Stock be redeemed, out of funds legally available, the Company will be required to redeem, subject to certain conditions, Series A, A-l, B and C Preferred Stock in an amount equal to $0.80, $1.00, $2.67, and $6.40 per share, respectively, plus all dividends accrued and declared but unpaid on such shares, payable in three annual installments.

9.	STOCKHOLDERS’ DEFICIT

Authorized Capital Stock — As of December 31, 2009, the Company had authorized 43,633 shares of common stock and 33,047 shares of preferred stock, of which 5,000 shares are designated as Series A Preferred Stock, 5,163 shares are designated as Series A-l Preferred Stock, 11,504 shares are designated as Series B Preferred Stock, and 10,756 shares are designated as Series C Preferred Stock.

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Common Stock — In June 2007, the Company issued a total of 540 shares of its common stock to two executives, at $1.31 per share, pursuant to amendments to the executives’ employment agreements. The purchase price of these shares was the fair value as of the date of grant, and the executives each paid the entire purchase price in cash.

During 2009 and 2008, the Company issued 74 and 37 shares, respectively of its common stock upon exercise of stock options.

2006 Stock Incentive Plan — During 2006, the Board of Directors approved the 2006 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, incentive stock options (ISOs) may be granted to employees, and nonqualified stock options and restricted stock awards may be granted to directors, consultants, advisors, employees, and officers of the Company. The exercise price of ISOs cannot be less than the fair market value of the Company’s common stock on the date of grant, or less than 110% of the fair market value in the case of employees holding 10% or more of the voting stock of the Company. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant. As of December 31, 2009, the Company’s authorized common stock includes 9,500 common stock shares reserved for issuance under the Plan, of which options for 4,366 shares are available for future grants.

Stock option activity under the Plan during the year ended December 31, 2009, was as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)

Outstanding — January 1, 2009	7,275	$1.79

Grants	849	2.86
Exercised	(74)	0.65
Expired or cancelled	(119)	2.86
Forfeited	(2,770)	1.75

Outstanding — December 31, 2009	5,161	1.97	8.07

Vested and expected to vest — December 31, 2009	4,842	1.94	8.04

Exercisable — December 31, 2009	2,617	1.43	7.50

The weighted-average grant-date fair value of options granted during the years ended December 31, 2009 and 2008, was $2.19 and $2.20, respectively. The intrinsic value of options exercised during the years ended December 31, 2009 and 2008, was $164 and $62, respectively.

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Share-based compensation totaled $1,832, $1,645, and $4,039, for the years ended December 31, 2009 and 2008, and for the period from October 14, 2005 (date of inception) through December 31, 2009, respectively, which is included in the accompanying statements of operations, and is based on awards ultimately expected to vest and reflects an estimate of awards that will be forfeited. As of December 31, 2009, there is approximately $3,860 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.62 years.

The Company uses the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The following table provides the assumptions used in determining the fair value of the share-based awards for the year ended December 31, 2009:

	2009	2008

Risk-free rate	2.09%-3.11%	l.42%-3.59%
Expected life	5.00-6.32 years	5.39-9.28 years
Expected volatility	95%	90%
Expected dividend	—%	—%

The Company based its expected volatility based on the volatilities of similar public entities. The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. Because the Company lacks sufficient history of employee option exercises, the average expected life was determined using the simplified method, which is the midpoint between the vesting date and the end of the contractual term. The expected life of options granted to nonemployees is considered to be the contractual term of the options. The Company recognizes compensation expense for only the portion of options that are expected to vest. If forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

In determining the exercise prices for options granted, the Company’s Board of Directors considered the fair value of the common stock as of the measurement date. The fair value of the common stock was determined by the Board of Directors after considering a broad range of factors, including results obtained from an independent third-party valuation, the illiquid nature of an investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and sale and offer prices of redeemable convertible preferred stock in private transactions negotiated at arm’s length.

Restricted Stock — The Company issued 1,600 shares for the period from October 14, 2005 (inception) through December 31, 2005, at $0.01 per share to the founders of the Company. In conjunction with the Series A Preferred Stock transaction in March 2006, the Company’s common stockholders entered into Stock Restriction and Repurchase Agreements (the “Repurchase Agreements”) for the 1,600 common shares purchased. The terms of the Repurchase Agreements allow for vesting of each holder’s common shares ratably over four years from the date of the Repurchase Agreements, provided that the holders remain an employee of or consultant to the Company during the vesting period. In the event that the holder’s service terminates, the Company may repurchase the unvested shares, subject to contractual adjustments, at the original purchase price. The Company repurchased 188 unvested shares at the original purchase price of $0,001 per share from a former executive whose service to the Company was terminated in the year ended December 31, 2006. As of December 31, 2009, 75 shares have not vested.

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In May 2006, the Company sold 400 shares of restricted stock to an executive, at $0.01 per share, in connection with the executive’s employment agreement. The agreement provides that, in the event that the executive ceases to be affiliated with the Company, the Company shall have the right to purchase back from the executive, at the original purchase price, all of the unvested common stock, which is reduced by 2.083% for each month from the date of grant. The purchase price of these shares was the fair value as of the date of grant, and the executive paid the entire purchase price in cash. In November 2008, the executive’s employment was terminated and the Company elected not to repurchase the restricted shares. This was deemed a modification to accelerate the vesting and resulted in the recognition of $405 of stock-based compensation expense.

In September 2006, the Company sold 500 shares of restricted stock to an executive, at $0.05 per share, in connection with the executive’s employment agreement. The agreement provides that, in the event that the executive ceases to be affiliated with the Company, the Company shall have the right to purchase back from the executive, at the original purchase price, all of the unvested common stock. The award vests upon certain date-driven and performance-based milestones. The executive paid the entire purchase price in cash. In April 2008, the executive’s employment was terminated and the Company repurchased the unvested shares, totaling 340 shares, and elected to repurchase the vested shares, totaling 160 shares. The fair value of the vested shares at the date of termination was determined to be $470. The Company and the former employee agreed that the purchase price for these shares would be paid in equal semiannual installments of $l18. At December 31, 2009, the Company has accrued the remaining obligation totaling $117, which is included in accrued expenses.

In June 2007, the Company sold 128 shares of restricted stock to an executive, at $1.31 per share, in connection with the executive’s employment agreement. The agreement provides that, in the event that the executive ceases to be affiliated with the Company, the Company shall have the right to purchase back from the executive, at the original purchase price, all of the unvested common stock. The restricted stock vests over one year or upon the occurrence of a certain event if the event occurs before the one-year anniversary. The purchase price of these shares was the fair value as of the date of grant, and the executive paid the entire purchase price in cash. In March 2008, the executive’s employment was terminated and the Company elected to repurchase the restricted shares, all of which were unvested.

The Company is accounting for the restricted shares as equity awards based on the fact that the shares are not anticipated to be repurchased by the Company within six months of vesting. However, the exercise is not considered substantive, and as a result, the cash paid for the purchase price is considered a deposit or a prepayment of the exercise price that should be recognized by the employer as a liability until the shares vest. Furthermore, these shares are not considered issued and outstanding for accounting purposes until they vest. As of December 31, 2009 and 2008, the restricted stock for unvested shares was de minimis.

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10.	INCOME TAXES

Components of the net deferred tax asset as of December 31, 2009 and 2008, are as follows:

	2009	2008

Deferred tax assets (liabilities):
Operating loss carryforwards	$19,980	$12,974
Depreciation	5,350	(185)
Capitalized start-up costs	3,690
Accrued expenses	957	1,263
Research and development credits	1,436	1,237
Deferred revenue	3,013	5,712
Stock compensation	647	726

Total deferred tax assets	35,073	21,727

Valuation allowance for deferred tax assets	(35,073)	(21,727)

Net deferred tax assets	$—	$—

The Company’s ability to use the operating loss carryforwards to offset future taxable income is subject to restrictions enacted in the U.S. Internal Revenue Code of 1986. These restrictions severely limit the future use of the operating loss carryforwards if certain ownership changes described in the Internal Revenue Code occur. The valuation allowance increased by $13,400 and $9,800 in 2009 and 2008, respectively, due to the increase in deferred tax assets (primarily the net operating loss carryforwards) and the full valuation allowance against the assets.

At December 31, 2009 and 2008, the Company had federal and state net operating loss carryforwards of approximately $55,400 and $25,200, respectively, and $45,400 and $21,200, respectively, available to reduce future taxable income, if any. At December 31, 2009 and 2008, the Company also had federal and state research and development tax credit carryforwards of $1,300 and $100, respectively, and $1,200 and $100, respectively, available to be used as a reduction of future federal income taxes and state income taxes. The net operating loss carryforwards and tax credits expire at various dates through 2029.

The Company adopted a new accounting standard related to accounting for uncertain tax positions on January 1, 2009. The new guidance provides standards for the financial statement recognition of a tax position taken or expected to be taken in a tax return. Under the new guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The impact of the adoption of the standard resulted in an increase of $ 1,500 for uncertain tax positions, of which all was recorded as a decrease to the deferred tax assets and valuation allowances. At December 31, 2009 the total uncertain tax positions including interest and penalties increased to $ 1,600. The Company has elected to recognize interest and penalties related to income tax matters as a component of income tax expense. No interest or penalties have been accrued at December 31, 2009. Tax expense for the year ended December 31, 2009 includes interest and penalties of $0.

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The Company does not expect any changes in unrecognized tax benefits within the next 12 months. The Company’s federal and state tax returns for the years 2005 and forward remain open to examination by taxing authorities.

11.	JOINT VENTURE

In December 2008, the Company and one other unrelated entity formed Frontier Renewable Resources, LLC (the “LLC”) to develop and operate an integrated commercial scale cellulosic fuel production facility in the state of Michigan. At December 31, 2009, the Company has a 75% ownership interest in the LLC and the other member owns the remaining 25% of the LLC. The Company has the right to appoint four directors to the LLC’s board of directors and the other member may appoint one director to the board of directors. The members contribute capital based on their interest in the LLC and are reimbursed for their out-of-pocket expenses related to the formation of the LLC. The initial contribution by each member is set forth in an operating agreement, which also provides for the distribution of earnings and losses as well. The initial contribution made by the Company is the proceeds received under a grant agreement from the Michigan Economic Development Corporation (MEDC) and the contribution from the other member is comprised of land for the construction of the facility.

At December 31, 2009, the Company has received grant proceeds of $12,100 and has contributed the entire amount to the LLC. At December 31, 2009, the other member has identified a suitable plot but has yet to contribute land to the LLC.

At any time between the second and third anniversary of the commencement date, the Company has the right to acquire the minority interest held by the other member. During that same period, the other member has the right to put its interest in the LLC to the Company. The amount to be paid under the Company’s call option and the other member’s put option is equal to the other members’ capital contribution plus a guaranteed 12% annual rate of return on the member’s capital contribution. The other member’s put right has been accounted for as part of the carrying value of the minority interest. Because the put right is not within the control of the Company, the minority interest has been classified with temporary equity as noncontrolling interest.

Because the Company has a controlling interest and voting control of the LLC, the accompanying consolidated financial statements include accounts of the LLC at December 31, 2009.

The following table summarized the changes in the carrying value of the noncontrolling interest of the other member of the LLC for the years ended December 31, 2009 and 2008:

Balance — January 1, 2008	$—

Contributions and deemed contributions made by other members of the LLC	728

Balance — January 1, 2009	728

Contributions and deemed contributions made by other members of the LLC	2,285

Net loss of the LLC allocated to the other members of the LLC	(183)

Balance — December 31, 2009	$2,830

Preliminary Draft — For Discussion Purposes Only	8/26/2010
To be returned to Deloitte & Touche LLP and not to be reproduced in any form without their permission	7:41 PM

12.	GOVERNMENT GRANTS AND RESEARCH CONTRACTS

In October 2007, the Company was awarded $ 14,800 from the New York State Energy Research and Development Authority (NYSERDA) to build and operate a biomass-to-ethanol demonstration plant in Rome, New York. The total estimated expenditure over the three-year project, including the capital cost, is $32,000. As of December 31, 2009, the Company received $13,808 in proceeds from this government award. The proceeds of the government grant have been deferred and will be recognized over the weighted-average depreciable life of the demonstration plant and equipment. The Company recognized $3,104 and $1,430 in revenue associated with the grant during 2009 and 2008, respectively.

In May 2008, the Company was awarded $2,980 from the U.S. Department of Energy (DOE) for the development of an organism for the conversion of lignocellulose to ethanol in 2009, the Company received approval for additional funding bringing the total award to approximately $4,220. The total cost of this project is estimated at $7,156. As of December 31, 2009, the Company received proceeds totaling $2,811 from this contract. The Company recognized $1,595 and $1,383 in revenue associated with the contract during 2009 and 2008, respectively.

In June 2008, the Company was awarded $6,295 from the BioEnergy Science Center (BESC) to perform research and development to achieve advances in sustainable production and economical conversion of lignocelulosic biomass enabling the production of biofuels. As of December 31, 2009, the Company received proceeds totaling $2,223 from this contract. The Company, in cooperation with BESC, has subcontracted this work to a university and the Company is acting as an agent for the university. The Company has evaluated the terms and conditions of this arrangement, as well as the rights and responsibilities of the Company and the university, and concluded that the proceeds should be reported net of the costs paid to the university. Through December 31, 2009, expenses related to this contract totaled $2,709. Accounts receivable at December 31, 2009 includes $486 related to this contract.

In September 2008, the Company was awarded $10,066 from the DOE. In 2009, the Company received approval for additional funding bringing the total award to approximately $16,480. The project objectives are to prototype and build an industrial-scale fermenter system and concurrently design, construct, and operate an integrated cellulose ethanol plant for transforming locally grown mixed hardwoods or switchgrass into ethanol. The total cost of this project is estimated at $33,973. As of December 31, 2009, the Company received $4,962 in proceeds from this government award. The Company recognized $3,764 in revenue associated with the grant during 2009 and $1,083 in 2008.

In December 2008, the Company was awarded $20,000 from MEDC (see Note 11). The Company received this award to promote the development, acceleration, and sustainability of energy excellence sectors in Michigan. The Company has received $12,100 in proceeds from this government award as of December 31, 2009 which has been recorded as deferred revenue.

13.	401(k) PLAN

In September 2006, the Company adopted a 401(k) retirement and savings plan (the “401(k) plan”) covering all employees. The 401(k) plan allows each participant to contribute up to 50% of base wages, up to an amount not to exceed an annual statutory maximum. The Company may elect to match employee contributions. The Company has not made any matching contributions through December 31, 2009.

Preliminary Draft — For Discussion Purposes Only	8/26/2010
To be returned to Deloitte & Touche LLP and not to be reproduced in any form without their permission	7:41 PM

14.	SUBSEQUENT EVENTS

In June 2010, the Company sold $10,000 of convertible notes (“Notes”) to existing shareholders of the Company. The Notes carry a 5% annual interest rate and are repayable on demand of 66 2/3rd% of holders on or after September 30, 2010. If the Company is acquired, the Notes convert immediately to a new class of preferred stock at the rate of one dollar per share, including accrued interest, and carry a five dollars per share liquidation preference that is senior to all other liquidation preferences. If the Company sells additional equity securities with proceeds of at least $5 million, the Notes convert into the same securities in that offering on the same terms, along with warrants to purchase up to 50% more of the same equity securities at the same price for a period of five years.

In August 2010, the Company’s Board of Directors approved a plan to acquire 100% of the shares of SunOpta BioProcess Inc (“SunOpta”), a company that provides equipment and process solutions for biomass conversion. In consideration, the Company expects to issue 11,269 shares of Series D Preferred Stock, 3,756 shares of common stock, options to purchase an additional 1,250 shares of common stock, and warrants to purchase 1,000 shares of Series D Preferred Stock. The securities expected to be issued in this transaction represent approximately 25% of the total shares then outstanding of the Company on a fully diluted, as-if converted to common stock basis. Concurrent with the closing of the acquisition of SunOpta, the Notes are expected to convert to Series D Preferred Stock at the rate of $3.75 per share. The Series D Preferred Stock shares are similar in all respects to the Series A, A-1, B and C Preferred Stock shares.

The closing of the SunOpta transaction and the conversion of the notes are contingent on the approval of the SunOpta stockholders.

* * * * * *

MASCOMA CORPORATION

Interim Consolidated Financial Results - Unaudited ($000)

Balance Sheet

	12/31/2008	12/31/2009	6/30/2010

ASSETS
CURRENT ASSETS
Cash and cash equivalents	35,784	7,848	7,192
Restricted cash and deposits	840	884	841
Investment securities		8,141	7,000
Accounts receivable	2,173	1,176	766
Prepaid expenses and other current assets	533	335	457

Total current assets	39,330	18,384	16,256

PROPERTY AND EQUIPMENT - Net	29,177	29,509	27,888
CONSTRUCTION IN PROGRESS	9,165	2,222	3,201
OTHER LONG TERM ASSETS	1,179	1,121	1,121
DEFERRED FINANCING COSTS	910	354	252

TOTAL	79,761	51,590	48,718

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of note payable and capital lease	2,763	4,038	14,075
Accounts payable	1,928	1,866	1,766
Accrued expenses	6,415	2,321	2,388
Deferred grant revenue	2,860	3,984	3,984

Total current liabilities	13,966	12,209	22,213

LONG TERM PORTION OF LEASES INCENTIVE OBLIGATION AND DEFERRED RENT	214	1,300	1,003
LONG TERM DEFERRED GRANT REVENUE - Net of current portion	7,670	18,156	16,674
LONG TERM DEBT AND CAPITAL LEASES - Net of discount current portion	7,245	3,377	1,445
WARRANTS TO PURCHASE SHARES SUBJECT TO REDEMPTION	2,395	2,597	2,597

Total liabilities	31,490	37,639	43,931

COMMITMENTS
REDEEMABLE NONCONTROLLING INTEREST	728	2,830	2,825
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Series A	3,856	3,886	3,901

Series A-l	4,980	4,984	4,986

Series B	29,928	29,946	29,955

Series C	65,287	65,488	65,586

REDEEMABLE COMMON STOCK	1,144	1,180	1,180

STOCKHOLDER’S DEFICIT
Common stock	2	2	2
Additional paid in capital	2,244	3,835	5,993
Deficit accumulated during development stage	(59,428)	(97,729)	(109,170)
Treasury stock - at cost (160 shares)	(470)	(470)	(470)

TOTAL	79,761	51,590	48,718

PARITY CHECK	—	—	—

Mascoma YTD 6-30-10 Unaudited Financial Statements

8/25/10

MASCOMA CORPORATION

Interim Consolidated Financial Results - Unaudited ($000)

Income Statement

	From Inception	2008	2009	2010 thru 6/30

REVENUES
Research and development revenues	11,231	2,466	5,332	3,433
Grant revenues	6,193	1,430	3,104	1,659

Total revenues	17,424	3,896	8,436	5,092

OPERATING EXPENSES
Research and development - internal	54,634	14,805	15,326	6,124
Research and development - funded arrangements	7,445	3,813	2,935	697
Engineering and development	22,501	5,709	10,009	4,946
General and administrative	28,318	9,344	4,500	4,385
Loss on asset disposals and lease abandonment	10,043	799	9,213	31

LOSS FROM OPERATIONS	(105,517)	(30,574)	(33,547)	(11,091)

OTHER INCOME (EXPENSE)
Interest Income	2,918	975	152	83
Interest expense and other financing costs	(3,745)	(862)	(2,077)	(436)

NET LOSS	(106,344)	(30,461)	(35,472)	(11,444)

LESS AMOUNT ATTRIBUTABLE TO NONCONTROLLING INTEREST	(2,827)	—	(2,830)	3

NET LOSS ATTRIBUTABLE TO MASCOMA CORPORATION	(109,171)	(30,461)	(38,302)	(11,441)

Mascoma YTD 6-30-10 Unaudited Financial Statements

8/25/10

MASCOMA CORPORATION

Interim Consolidated Financial Results - Unaudited ($000)

Cash Flow Statement

	From inception	2008	2009	2010 thru 6/30

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(106,344)	(30,461)	(35,472)	(11,444)
Adjustments to reconcile net loss to cash from operations
Depreciation and amortization	14,751	3,191	7,046	3,791
Loss on asset disposal and lease abandonment	9,738	799	9,213	(274)
Stock based compensation expense	6,195	1,645	1,832	2,156
Revaluation of put rights for license	344
Revaluation of redeemable warrants	316	(50)	48
Warrants issued for financing and debt discount amortization	1,829	927	784	37
Common stock issued for in-process research and development	5,250
Common stock issued for license and asset purchases	238	162
Amortization of deferred rent incentive	(400)	(159)	188	(297)
Deferred grant recognized	(5,134)	(1,430)	(3,104)	(600)
Changes in operating assets and liabilities
Accounts receivable	(766)	(2,173)	997	410
Prepaid expenses and other current assets	(300)	60	198	(122)
Other long term assets	(214)
Accounts payable	(689)	(5,378)	1,047
Accrued expenses and other liabilities	1,093	3,057	(4,325)	990

Net cash used in operating activities	(74,093)	(29,810)	(21,548)	(5,353)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(49,417)	(24,732)	(10,120)	(2,955)
Restricted cash and security deposits	(1,791)	1,776	14
Purchase of marketable securities	(17,140)		(17,140)
Proceeds from sale of marketable securities	10,139		8,999	1,140

Net cash used in Investing activities	(58,209)	(22,956)	(18,247)	(1,815)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of restricted stock	199
Repurchase of unvested restricted stock	(539)	(185)	(236)	(118)
Deferred grant revenue proceeds	25,192	9,380	14,714	(1,482)
Payments for capital leases	(173)	(17)	(112)	(44)
Proceeds from issuance of common stock	826	47	48
Proceeds from issuance of preferred stock - net of issuance costs	98,455	60,154
Purchase of treasury stock	(118)	(118)
Proceeds from issuance of long-term debt	20,051	10,000		10,000
Payment of long term debt	(4,399)		(2,555)	(1,844)

Net cash used in financing activities	139,494	79,261	11,859	6,512

NET INCREASE (DECREASE) IN CASH	7,192	26,495	(27,936)	(656)

BEGINNING CASH	—	9,289	35,784	7,848

ENDING CASH	7,192	35,784	7,848	7,192

Mascoma YTD 6-30-10 Unaudited Financial Statements

8/25/10

Schedule 3.03(2)(e)

Transactions or Events Not in the Ordinary Course of Business

1.	The Note Purchase Agreement.

9

Schedule 3.03(3)(a)

Encumbrances

1.	In connection with the execution of the Loan and Security Agreement between the Corporation and Pinnacle Ventures, L.L.C. (“Pinnacle”), as agent for the lenders identified on Schedule 1 thereto (the “Pinnacle Lenders”), dated October 6, 2006, and as amended by an Amendment to Loan Agreement dated October 30, 2006 (as amended, the “Pinnacle Loan Agreement”), the Corporation granted to Pinnacle, as agent for the Pinnacle Lenders, a first priority security interest in all then-presently existing and thereafter acquired or arising Collateral (as defined in the Pinnacle Loan Agreement), subject only to certain Permitted Liens (as defined in the Pinnacle Loan Agreement), which security interest shall remain in effect as long as any Obligations (as defined in the Pinnacle Loan Agreement) remain outstanding. The Pinnacle Loan Agreement also contains certain negative covenants restricting the activities of the Corporation while any obligations remain outstanding.

2.	The Corporation has a letter of credit from Citibank, N.A., dated July 25, 2007, in the amount of $3,107,000 for the purchase of equipment from Andritz, Inc. (the “Citibank Letter of Credit”), which has a current balance of $841,383.07. The Citibank Letter of Credit provides a lien on and security interest in all goods, documents, instruments, securities, general intangibles, policies of insurance, and all proceeds and products thereof, in which the Corporation may have or obtain any interest in connection with the credit provided by the Citibank Letter of Credit, or any underlying transaction.

3.	The Corporation is party to the Note Purchase Agreement, for the aggregate principal amount of up to $10,000,000.

10

Schedule 3.03(4)(a)

Mascoma Material Contracts

3.03(4)(a)(i)

See Schedule 3.03(2)(c).

3.03(4)(a)(ii)

1.	Indemnity Agreement by and between the Corporation and Vinod Khosla, director, dated March 10, 2006.

2.	Indemnity Agreement by and between the Corporation and Samir Kaul, director, dated March 10, 2006.

3.	Indemnity Agreement by and between the Corporation and Colin South, director, dated March 10, 2006.

4.	Indemnity Agreement by and between the Corporation and Lee R. Lynd, director, dated March 10, 2006.

5.	Indemnity Agreement by and between the Corporation and Charles E. Wyman, director, dated March 10, 2006.

6.	Indemnity Agreement by and between the Corporation and Hemant Tenaja, director, dated November 2, 2006.

7.	Indemnity Agreement by and between the Corporation and Jim Matheson, director, dated November 2, 2006.

8.	Indemnity Agreement by and between the Corporation and Douglas Cameron, director, dated November 2, 2006.

9.	The Corporation also has certain indemnification obligations under many of its commercial arrangements.

3.03(4)(a)(iii)

See Schedules 3.03(4)(a)(ii), 3.03(4)(a)(iv) and 3.03(4)(a)(viii).

3.03(4)(a)(iv)

1.	Amended and Restated Scientific Advisory Board Agreement by and between the Corporation and Dr. Frances H. Arnold, dated January 7, 2009.

11

2.	Amended and Restated Scientific Advisory Board Agreement by and between the Corporation and Dr. Bruce E. Dale, dated November 10, 2008.

3.	Amended and Restated Scientific Advisory Board Agreement by and between the Corporation and Dr. Chris Kaiser, dated May 22, 2008.

4.	Amended and Restated Scientific Advisory Board Agreement by and between the Corporation and Dr. Jack Saddler, dated January 20, 2009.

5.	Amended and Restated Scientific Advisory Board Agreement by and between the Corporation and Dr. Philippe Soucaille, dated July 2006.

6.	Business Advisory Board Agreement by and between the Corporation and Duane Gilliam, dated January 8, 2008.

7.	Business Advisory Board Agreement by and between the Corporation and Thomas J. Healey, dated January 8, 2009.

8.	Consulting Agreement between the Corporation and Lee R. Lynd dated March 10, 2006.

9.	Consulting Agreement between the Corporation and Edward Wholihan dated July 16, 2010.

10.	Transition and Special Consulting Agreement between the Corporation and Bruce A. Jamerson dated August 17, 2009.

11.	Professional Services Agreement by and between the Corporation and Beck Engineering, P.C., dated September 2, 2008.

12.	Engagement Letter between the Corporation and Harris Beach PLLC, dated May 11, 2007.

13.	Engagement Letter between the Corporation and Hogan and Hartson, dated August 29, 2007.

14.	Engagement Letter between the Corporation and Sterne Kessler Goldstein Fox, dated April 24, 2007.

15.	Engagement Letter between the Corporation and Corporate Finance Group, Inc., dated April 9, 2007.

16.	Engagement Letter between the Corporation and Delphi Valuation Advisors, Inc., dated October 7, 2009.

17.	Engagement Letter between the Corporation and Piper Jaffray & Co., dated April 19, 2010.

18.	Consulting Agreement between the Corporation and Charles Wyman, dated March 10, 2006, amended June 15, 2007, June 15, 2008, April 1, 2009, and June 17, 2010.

12

19.	Consulting Agreement by and between the Corporation and Edward Wholihan, dated July 16, 2010.

20.	Consulting Agreement by and between the Corporation and Hans van Dijken, dated April 1, 2007, as amended January 7, 2010.

21.	Consultation Agreement by and between the Corporation and Center for Regulatory Services, Inc., dated February 22, 2010.

3.03(4)(a)(v)

See Items 11 through 13 on Schedule 3.03(4)(a)(xi) below.

3.03(4)(a)(vi)

None.

3.03(4)(a)(vii)

None.

3.03(4)(a)(viii)

1.	The Corporation is a party to a lease with Harvard Real Estate – Allston, Inc. for office space at 1380 Soldiers Field Road, Boston, Massachusetts, dated December 5, 2007.

2.	The Corporation is party to a sub-lease of office space at 1380 Soldiers Field Road, Boston, Massachusetts to Humedica, Inc., dated July, 2009.

3.	The Corporation is a party to a lease assignment with Cummings Properties, LLC and Cambria Pharmaceuticals, Inc. for office and laboratory space at 8A and 8B Henshaw Street, Woburn, Massachusetts, dated May 7, 2002.

4.	Lease Agreement by and between the Corporation and ICV Holdings of NH, LLC, dated August 27, 2008 regarding the property at 67 Etna Road, Lebanon, NH.

5.	Memorandum of Lease between the Corporation and ICV Holdings of NH, LLC, dated August 27, 2008 regarding the property at 67 Etna Road, Lebanon, NH.

6.	Security Deposit Escrow Agreement by and between Mascoma Savings Bank, fsb and ICV Holdings of NH, LLC, dated August 27, 2008 regarding the property at 67 Etna Road, Lebanon, NH.

7.	Subordination, Non-Disturbance and Attornment Agreement by and between the Mascoma Savings Bank, fsb and ICV Holdings of NH, LLC, dated August 27, 2008 regarding the property at 67 Etna Road, Lebanon, NH.

13

8.	Purchase and Sale Agreement by and between Mascoma-NY, LLC and Griffiss Local Development Corporation, dated April 30, 2008, regarding the property at 679 Ellsworth Road, Rome, NY.

9.	Amended and Restated Lease Agreement by and between Mascoma-NY, LLC and Oneida County Industrial Development Agency, dated May 16, 2008.

10.	Memorandum of Amended and Restated Lease Agreement by and between Mascoma- NY, LLC and Oneida County Industrial Development Agency, dated May 22, 2008.

11.	Statement of Sale by and between Mascoma-NY, LLC and Griffiss Local Development Corporation, dated May 23, 2008.

12.	Amendment No. 1 to Purchase and Sale Agreement by and between Mascoma-NY, LLC and Griffiss Local Development Corporation, dated May 23, 2008.

13.	Assignment, Assumption and Release Agreement by and between Mascoma-NY, LLC, Griffiss Local Development Corporation and Oneida County Industrial Development Agency, dated May 23, 2008.

14.	Indemnity Agreement by and between Mascoma-NY, LLC and Griffiss Local Development Corporation, dated May 23, 2008.

15.	Road Maintenance Agreement by and between Mascoma-NY, LLC and Griffiss Local Development Corporation, dated May 23, 2008.

16.	Termination of Sublease by and between Mascoma-NY, LLC and Griffiss Local Development Corporation, dated May 23, 2008, regarding 679 Ellsworth Road, Rome, NY.

17.	Title Insurance by and between Mascoma-NY, LLC and Ticor Title Insurance Company, dated May 30, 2008.

3.03(4)(a)(ix)

See Items 11 through 13 on Schedule 3.03(4)(a)(xi) below.

3.03(4)(a)(x)

None.

3.03(4)(a)(xi)

1.	The Mascoma Shareholders Agreement.

2.	The Voting Agreement.

3.	The Registration Rights Agreement.

14

4.	The Corporation has entered into the following in connection with its proposed facility in Michigan:

•	Memorandum of Understanding from the Michigan Economic Development Corporation, dated July 16, 2007.

•	Michigan Strategic Fund Grant Agreement between the Michigan Strategic Fund and the Corporation dated December 2, 2008, as amended March 13, 2009.

5.	The Corporation has entered into the following in connection with its facility in New York:

•	Agreement between the Corporation and the New York State Energy Research and Development Authority dated May 4, 2007, as amended August 14, 2007 and May 8, 2009.

•

Agreement between the Corporation, the Power Authority of the State of New York and New York State Energy Research and Development Authority Cellulosic Ethanol Pilot Production Facilities, dated May 6, 2008.

•

Agreement between Mascoma-NY, LLC and BE&K Construction Company for the Engineering, Procurement and Construction of the Cellulosic Ethanol Project at the Griffiss Business and Technology Park, Rome, New York (the “EPC Agreement”).

•	Side Agreement to the EPC Agreement, between the Corporation and BE&K Construction Company, dated September 4, 2007.

•

Access and Early Occupancy Agreement between Mascoma-NY, LLC, Griffiss Local Development Corporation (“Griffiss”) and Oneida County Industrial Development Agency (“Oneida”), dated September 5, 2007 (the “Occupancy Agreement”).

•

Escrow Agreement between Mascoma-NY, LLC, Oneida and Harris Beach PLLC pursuant to which Mascoma-NY, LLC placed $1,300,000 in escrow for the purpose of securing the completion of certain Building Improvements, as defined in the Occupancy Agreement.

6.	The Corporation has entered into the following Research Agreements:

•

Sponsored Research Agreement between Dartmouth and Mascoma Corporation, dated April 1, 2006 (amended November 2007, March 7, 2008 and April 16, 2009), relating to research and development for biological and chemical processes for conversion of biomass into ethanol and other products capable of volume production.

•

Master Research Agreement between The Regents of the University of California, on behalf of the University of California, Riverside, and the Corporation, dated July 20, 2007, relating to analysis, pretreatment and enzymatic hydrolysis of cellulosic biomass.

15

•

Research Agreement between the Regents of the University of Minnesota and the Corporation, dated November 1, 2007, relating to adaptation of yeast strains to pretreated hardwood inhibitors, as amended February 20, 2009 and January 31, 2010.

•

Work for Others Agreement between UT-Batelle, LLC and Mascoma Corporation, dated May 25, 2007 (amended March 25, 2008, September 11, 2008 and December 15, 2009), relating to systems biology analysis of bioethanol microorganisms.

•	Bio Energy Science Center Master Material Transfer Agreement among the Corporation, UT-Battelle, LLC and the other parties as listed therein, dated March 13, 2008.

•	Representations and Certifications of the Corporation as Offeror in connection with the Bio Energy Science Center, dated April 1, 2008.

•	Subcontract between UT-Battelle, LLC and the Corporation dated July 1, 2008 (as modified August 1, 2008, February 11, 2009, May 4, 2009 and December 2, 2009).

•	Consent of UT-Battelle, LLC to Subcontract between the Corporation and Dartmouth College, dated July 8, 2008.

•	Research Agreement between the Corporation and Dartmouth College, dated July 11, 2008, related to the Bio Energy Science Center established and administered by UT-Battelle, LLC.

•	Amendment to Research Agreement between the Corporation and the Trustees of Dartmouth College, dated December 18, 2009.

•	Funding Authorization Letter by the Trustees of Dartmouth College dated May 7, 2009.

•	Funding Authorization Letter by the Trustees of Dartmouth College dated April 16, 2009.

•	Funding Authorization Letter by the Trustees of Dartmouth College dated December 16, 2009.

•	Inter-BRC Non Disclosure Agreement between the Corporation and members of the Joint BioEnergy Institute, Great Lakes BioEnergy Research Center or the BioEnergy Science Center dated October 9, 2008.

•

Research and License Agreement between the Corporation and VTT Technical Research Centre of Finland, dated August 28, 2007, relating to improving protein expression systems and metabolic engineering in yeast.

•	Cooperation Agreement between the Corporation, AB Enzymes GmbH, and Roal Oy, dated January 31, 2008, relating to intention to negotiate and enter into an agreement

16

relating to performance of activities under a US Department of Energy Funding Opportunity entitled “Development of saccharifying enzymes for commercial use.”

•	Research Agreement between the Corporation and Purdue University, dated January 25, 2008, relating to cellulose pretreatment.

•	Amendment No. 1 to the Research Agreement between the Corporation and Purdue University, dated May 12, 2010.

•	Subcontract issued under U.S. Department of Energy Contract No. DE-FC36-08GO18103 between the Corporation and Purdue University, dated December 16, 2008.

•	Services Agreement by and between the Corporation and AdvanceBio, LLC, dated August 14, 2009.

•	Renewal Services Agreement by and between the Corporation and CPA Global Limited Company Number 93743, dated October 2, 2009.

•	Technology Access Agreement by and between the Corporation and DNA2.0, Inc., dated November 23, 2009.

7.	On September 23, 2008, the U.S. Department of Energy announced the selection of the Corporation for a Financial Assistance Award of up to $10,065,729.00, subject to certain obligations and limitations. Such grant was amended in 2009 to provide the Corporation with a Financial Assistance Award of up to $10,954,817.00, subject to certain obligations and limitations.

8.	On September 25, 2007, the U.S. Department of Energy announced the selection of the Corporation for a Financial Assistance Award of up to $838,204.00, subject to certain obligations and limitations. Such grant was amended in 2008 to provide the Corporation with a Financial Assistance Award of up to $2,483,762.00, subject to certain obligations and limitations.

9.	The Corporation is party to a Purchase Agreement with Andritz Inc. dated July 3, 2007, for equipment and services.

10.	Stock Purchase Agreement between Dartmouth College and the Corporation, dated July 10, 2006.

11.	Collaboration Agreement between the Corporation, J.M. Longyear, L.L.C. and Frontier Renewable Resources, LLC, dated December 15, 2008.

12.	Limited Liability Company Operating Agreement of Frontier Renewable Resources, LLC by and among the Corporation, Frontier Renewable Resources, LLC and J.M. Longyear, L.L.C., dated December 15, 2008, as amended June, 2010.

17

13.	Summary Term Sheet for Technology License and Supply Agreement between the Corporation and Frontier Renewable Resources, LLC.

14.	Feedstock Processing and Lignin Supply Agreement between the Corporation and Chevron Technology Ventures, dated August 13, 2009.

15.	The Corporation has entered into the following in connection with the acquisition of Celsys Biofuels, Inc.:

•	Agreement and Plan of Merger between the Corporation, Mascoma Sub I, Inc., Celsys Biofuels, Inc. and the Stockholders (as defined therein), dated October 26, 2007.

•

Escrow Agreement between the Corporation, JPMorgan Chase Bank, N.A., the Celsys Stockholders (as defined therein) and the Celsys Stockholders Representative (as defined therein), dated October 31, 2007.

16.	Master Engineering and Design Services Agreement between the Corporation, Marathon Petroleum Company, LLC and MPC Investment LLC dated June 18, 2010.

17.	Sales and Service Agreement, Bioexpression & Fermentation Facility, by and between the Corporation and the University System of Georgia on behalf of the University of Georgia, dated May 14, 2010.

18.	Biorefining Commercialization Agreement and Market Development Program Grant Agreement between Her Majesty the Queen in Right of Alberta as represented by the Minister of Energy and the Corporation, dated March 19, 2010.

19.	Biorefining Commercialization and market Development Program Grant Agreement by and between the Corporation and Her Majesty the Queen in Right of Alberta, as represented by the Minister of Energy, dated March 19, 2010.

20.	Letter regarding Termination and Amendment of Sponsored Research Agreement dated October 5, 2006 between the corporation and Stellenbosch, from the Corporation to Stellenbosch, dated February 12, 2010.

21.	Letter regarding Termination and Amendment of Sponsored Research Agreement dated September 6, 2006 between the corporation and Stellenbosch, from the Corporation to Stellenbosch, dated February 12, 2010.

22.	Letter regarding Termination of Research and License Agreement between VTT Technical Research Centre of Finland and the Corporation, from the Corporation to VTT Technical Research Centre of Finland and the Corporation, dated February 12, 2010.

23.	Offer Letter between the Corporation and Alan Belcher, dated July 27, 2007.

24.	Noncompetition Agreement between the Corporation and Alan Belcher, dated December 3, 2007.

18

25.	Employee’s Confidentiality and Developments Agreement between the Corporation and Alan Belcher, dated November 20, 2007.

26.	Settlement Agreement between the Corporation, Delta-T Corporation, Mr. Steven Licht and Mr. Alan Belcher, dated April 2, 2009.

27.	Offer Letter between the Corporation and William J. Brady, dated December 23, 2009.

28.	Noncompetition Agreement between the Corporation and William J. Brady, dated December 23, 2009.

29.	Employee’s Confidentiality and Developments Agreement between the Corporation and William J. Brady.

30.	Offer Letter between the Corporation and Regina M. DeTore, dated February 2, 2009.

31.	Amended and Restated Retention Agreement between the Corporation and Regina M. DeTore, dated December 16, 2009.

32.	Employee’s Confidentiality and Developments Agreement between the Corporation and Regina Paglia (DeTore), dated 2009.

33.	Noncompetition Agreement between the Corporation and Regina Paglia (DeTore), dated February 2, 2009.

34.	Offer Letter between the Corporation and Don DiMasi, dated October 24, 2007.

35.	Noncompetition Agreement between the Corporation and Don DiMasi, dated December 5, 2007.

36.	Employee’s Confidentiality and Developments Agreement between the Corporation and Don DiMasi, dated December 5, 2007.

37.	Offer Letter between the Corporation and James Flatt, dated May 1, 2007.

38.	Noncompetition Agreement between the Corporation and James Flatt, dated May 4, 2007.

39.	Employee’s Confidentiality and Developments Agreement between the Corporation and James Flatt, dated May 4, 2007.

40.	Offer Letter between the Corporation and Richard Forrest, dated June 18, 2008.

41.	Noncompetition Agreement between the Corporation and Richard Forrest, dated July 7, 2008.

42.	Employee’s Confidentiality and Developments Agreement between the Corporation and Richard Forrest.

19

43.	Separation Agreement and Release between the Corporation and Richard Forrest, dated November 10, 2008.

44.	Offer Letter between the Corporation and David Hogsett, dated March 7, 2006.

45.	Noncompetition Agreement between the Corporation and David A. Hogsett, dated March 7, 2006.

46.	Employee’s Confidentiality and Developments Agreement between the Corporation and David A. Hogsett, dated March 9, 2006.

47.	Offer Letter between the Corporation and Bruce Jamerson, dated March 7, 2006.

48.	Noncompetition Agreement between the Corporation and Bruce Jamerson, dated March 8, 2007.

49.	Employee’s Confidentiality and Developments Agreement between the Corporation and Bruce Jamerson, dated March, 2007.

50.	Offer Letter between the Corporation and Robert J. Johnsen, dated March 7, 2006.

51.	Noncompetition Agreement between the Corporation and Robert J. Johnsen, dated March 7, 2006.

52.	Release between the Corporation and Robert J. Johnsen, dated March 7, 2006.

53.	Separation Agreement between the Corporation and Robert J. Johnsen, effective July 7, 2006.

54.	Offer Letter between the Corporation and Michael Ladisch, dated October 9, 2007.

55.	Noncompetition Agreement between the Corporation and Michael Ladisch, Ph.D, dated October 9, 2007.

56.	Employee’s Confidentiality and Developments Agreement between the Corporation and Dr. Michael Ladisch, dated October 30, 2007.

57.	Continuation of Employment Letter from the Corporation to Purdue University regarding Dr. Michael Ladisch, dated February 28, 2010.

58.	Offer Letter between the Corporation and Timothy Linkkila, dated December 7, 2006.

59.	Noncompetition Agreement between the Corporation and Timothy Linkkila, dated 2006.

60.	Employee’s Confidentiality and Developments Agreement between the Corporation and Timothy Linkkila, dated January 15, 2007.

61.	Offer Letter between the Corporation and Susan Nedell, dated May 16, 2007.

20

62.	Noncompetition Agreement between the Corporation and Susan Nedell, dated May 18, 2007.

63.	Employee’s Confidentiality and Developments Agreement between the Corporation and Susan Nedell, dated May 18, 2007.

64.	Separation Letter from the Corporation to Susan Nedell, dated October 30, 2007.

65.	Offer Letter between the Corporation and John Niles, dated March 30, 2007.

66.	Noncompetition Agreement between the Corporation and John Niles, dated December 1, 2006.

67.	Employee’s Confidentiality and Developments Agreement between the Corporation and John Niles, dated December 1, 2006.

68.	Separation Agreement and Release between the Corporation and John Niles, dated December 8, 2008.

69.	Offer Letter between the Corporation and Keith Pattison, dated September 9, 2009.

70.	Noncompetition Agreement between the Corporation and Keith Pattison, dated October 12, 2009.

71.	Employee’s Confidentiality and Developments Agreement between the Corporation and Keith Pattison, dated September 10, 2009.

72.	Offer Letter between the Corporation and Vineet Rajgarhia, dated July 24, 2006.

73.	Noncompetition Agreement between the Corporation and Vineet Rajgarhia, dated September 18, 2006.

74.	Employee’s Confidentiality and Developments Agreement between the Corporation and Vineet Rajgarhia, dated September 18, 2006.

75.	Offer Letter between the Corporation and George Schaefer, dated September 26, 2007.

76.	Noncompetition Agreement between the Corporation and George Schaefer, dated October 1, 2007.

77.	Employee’s Confidentiality and Developments Agreement between the Corporation and George Schaefer, dated October 1, 2007.

78.	Release Agreement between the Corporation and George Schaefer, dated August 22, 2008.

79.	Offer Letter between the Corporation and Jim Schumacher, dated July 1, 2007.

21

80.	Noncompetition Agreement between the Corporation and Jim Schumacher, dated June 29, 2007.

81.	Employee’s Confidentiality and Developments Agreement between the Corporation and Jim Schumacher, dated July 7, 2007.

82.	Separation Agreement and Release between the Corporation and Paul James Schumacher, dated April 10, 2009.

83.	Offer Letter between the Corporation and M.S. Sivasubramanian, dated April 25, 2006.

84.	Noncompetition Agreement between the Corporation and M.S. Sivasubramanian, dated April 2006.

85.	Employee’s Confidentiality and Developments Agreement between the Corporation and M.S. Sivasubramanian, dated November 20, 2007.

86.	Separation Agreement and Release between the Corporation and M.S. Sivasubramanian, dated June 25, 2010.

87.	Offer Letter between the Corporation and Colin South, dated March 6, 2006.

88.	Noncompetition Agreement between the Corporation and Colin South, dated March 6, 2006.

89.	Employee’s Confidentiality and Developments Agreement between the Corporation and Colin South, dated February 1, 2006.

90.	Separation Agreement and Release between the Corporation and Colin South, dated November 25, 2008.

91.	Offer Letter between the Corporation and Justin van Rooyen, dated March 19, 2007.

92.	Noncompetition Agreement between the Corporation and Justin van Rooyen, dated June 11, 2007.

93.	Employee’s Confidentiality and Developments Agreement between the Corporation and Justin van Rooyen, dated June 12, 2007.

94.	See also Schedules 3.03(1)(j), 3.03(3)(a), 3.03(5)(a)(i) and 3.03(5)(a)(iv).

22

Schedule 3.03(4)(c)

Defaults under Mascoma Material Contracts

None.

23

Schedule 3.03(5)

Mascoma Intellectual Property (General)

(a)(iii): Issuances and Registrations

None.

24

Schedule 3.03(5)(a)(i)

Mascoma Owned Intellectual Property

1.	The following table contains a summary of the pending patent applications owned or in-licensed by the Corporation:

Jurisdiction	Title	Application No.	Filing Date	Owner/Assignee

US	PLASMIDS FROM THERMOPHILIC ORGANISMS, VECTORS DERIVED THEREFROM, AND USES THEREOF	12/677428	9/10/2008	Mascoma Corp.

CA	PLASMIDS FROM THERMOPHILIC ORGANISMS, VECTORS DERIVED THEREFROM, AND USES THEREOF	2699150	9/10/2008	Mascoma Corp.

US	METHOD FOR FERMENTING CELLULOSICS	12/677956	3/12/2010	University Stellenbosch (exclusively licensed to Mascoma Corp.)

CA	METHOD FOR FERMENTING CELLULOSICS	TBD	3/12/2010	University Stellenbosch (exclusively licensed to Mascoma Corp.)

US	PRODUCT RECOVERY FROM FERMENTATION OF LIGNOCELLULOSIC BIOMASS	12/740839	10/29/2008	Mascoma Corp.

CA	PRODUCT RECOVERY FROM FERMENTATION OF LIGNOCELLULOSIC BIOMASS	TBD	10/29/2008	Mascoma Corp.

PCT	ISOLATION AND CHARACTERIZATION OF SCHIZOCHYTRIUM AGGREGATUM CELLOBIOHYDROLASE I (CBH I)	PCT/US2009/003972	7/7/2009	Mascoma Corp.

PCT	TRANSFORMATION OF CLOSTRIDIA THERMOCELLUM	PCT/US2009/060501	10/30/2009	Mascoma Corp.

PCT	FLOW-THROUGH BIOLOGICAL CONVERSION OF LIGNOCELLULOSIC BIOMASS	PCT/US2009/004135	7/17/2009	Mascoma Corp. (Funded in part by DOE grant - US gov’t has

25

certain rights in this invention)

PCT	CONSTRUCTION OF PROTOTROPHIC/CELLULOLYTIC YEAST STRAINS EXPRESSING TETHERED AND SECRETED CELLULASES	PCT/US2009/002902	5/11/2009	Mascoma Corp.

US	METHOD FOR ENHANCING CELLOBIOSE UTILIZATION	12/599425	11/9/2009	University Stellenbosch (exclusively licensed to Mascoma Corp.)

South Africa	METHOD FOR ENHANCING CELLOBIOSE UTILIZATION	2009/08317	11/24/2009	University Stellenbosch (exclusively licensed to Mascoma Corp.)

PCT	EXPRESSION OF TERMITE CELLULASES IN YEAST	PCT/US2009/003970	7/7/2009	Mascoma Corp.
PCT	HETEROLOGOUS EXPRESSION OF FUNGAL CELLOBIOHYDROLASES IN YEAST	PCT/IB2009/005881	5/11/2009	University Stellenbosch (exclusively licensed to Mascoma Corp.)

PCT	BIOMASS TO HIGH-PURITY LIGNIN AND FERMENTABLE SUGARS	PCT/US2009/061040	10/16/2009	Mascoma Corp.

PCT	THERMOTOLERANT AND OTHER YEAST EXPRESSING CELLULASES FOR SIMULTANEOUS SACCHARIFICATION USING CRYSTALLINE CELLULOSE	PCT/US2009/065571	11/23/2009	Mascoma Corp. and University of Stellenbosch (exclusively licensed to Mascoma Corp.)

PCT	HETEROLOGOUS CELLULASE EXPRESSION IN THERMOANAEROBACTERIUM SACCHAROLYTICUM	PCT/US2009/069443	12/23/2009	Mascoma Corp.

PCT	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	PCT/US2009/64128	11/12/2009	Mascoma Corp.

26

PCT	YEAST CELLS EXPRESSING AN EXOGENOUS CELLULOSOME AND METHODS OF USING THE SAME	PCT/US10/24592	2/18/2010	Mascoma Corp. and University of Stellenbosch (exclusively licensed to Mascoma Corp.)

PCT	MESOPHILIC AND THERMOPHILIC ORGANISMS, AND METHODS OF USE THEREOF	PCT/US10/027190	3/12/2010	Mascoma Corp.
US	POSITIVE AND NEGATIVE SELECTABLE MARKERS FOR USE IN THERMOPHILIC ORGANISMS	61/232,648	8/10/09	Mascoma Corp.

US	HETEROLOGOUS EXPRESSION OF UREASE IN THERMOPHILIC AND MESPHILIC HOSTS	61/267,273	12/7/2009	Mascoma Corp.

US	PRODUCTION OF PROPANOL/ISOPROPANOL USING CONSOLIDATED BIOPROCESSING SYSTEMS	61/235,959	8/21/09	Mascoma Corp.

US	PRODUCTION OF PROPANOL/ISOPROPANOL USING CONSOLIDATED BIOPROCESSING SYSTEMS	61/278,790	1/27/2009	Mascoma Corp.

US	HETEROLOGOUS EXPRESSION OF FUNGAL CELLOBIOHYDROLASE 2 IN YEAST	61/254,935	10/26/2009	University of Stellenbosch (exclusively licensed to Mascoma Corp.)

US	CO-CONVERSION OF CARBOHYDRATES TO FERMENTATION PRODUCTS IN A SINGLE FERMENTATION STEP	61/267,288	12/7/2009	Mascoma Corp.

US	SULFUR DIOXIDE RECYCLING IN PRETREATMENT OF LIGNOCELLULOSIC BIOMASS	61/229926	7/30/2009	Mascoma Corp.

US	TWO-STAGE METHOD FOR PRETREATMENT OF BIOMASS	12/598169	5/2/2008	Mascoma Corp.

CA	TWO-STAGE METHOD FOR PRETREATMENT OF BIOMASS	2685177	5/2/2008	Mascoma Corp.

US	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	12/599458	5/9/2008	Mascoma Corp.

27

CN	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	200880024031.3	5/9/2008	Mascoma Corp.

JP	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	2010-507693	5/9/2008	Mascoma Corp.

South Africa	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	2009/08721	5/9/2008	Mascoma Corp.

Rep. of Korea	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	10-2009-702574	5/9/2008	Mascoma Corp.

AU	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	2008251465	5/9/2008	Mascoma Corp.

NZ	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	581493	5/9/2008	Mascoma Corp.

CA	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	2685879	5/9/2008	Mascoma Corp.

BR	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	PI0811556-7	5/9/2008	Mascoma Corp.

Malaysia	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	PI 20094531	5/9/2008	Mascoma Corp.

Israel	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	201824	5/9/2008	Mascoma Corp.

28

IN	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	7893/DELNP/2009	5/9/2008	Mascoma Corp.

RU	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	2009145274	5/9/2008	Mascoma Corp.

EP	GENE KNOCKOUT MESOPHILIC AND THERMOPHILIC ORGANISMS AND METHODS OF USE THEREOF	08769395.8	5/9/2008	Mascoma Corp.

PCT	MICROBIAL TREATMENT OF LIGNOCELLULOSIC BIOMASS	US09/052559	10/3/2009	Mascoma Corp.

US	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	12/596114	4/18/2008	Mascoma Corp.

CN	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	200880012222.8	4/18/2008	Mascoma Corp.

JP	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	2010-504275	4/18/2008	Mascoma Corp.

South Africa	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	2009/07866	4/18/2008	Mascoma Corp.

AU	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	2008242769	4/18/2008	Mascoma Corp.

CA	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	2684007	4/18/2008	Mascoma Corp.

BR	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	PI0810375-5	4/18/2008	Mascoma Corp.

Malaysia	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	PI 20094267	4/18/2008	Mascoma Corp.

29

IN	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	7399/DELNP/2009	4/18/2008	Mascoma Corp.

EP	COMBINED THERMOCHEMICAL PRETREATMENT AND REFINING OF LIGNOCELLULOSIC BIOMASS	08746281.8	4/18/2008	Mascoma Corp.

US	PROGRESSIVE FERMENTATION OF LIGNOCELLULOSIC BIOMASS	12/680311	9/29/2008	Mascoma Corp.

CA	PROGRESSIVE FERMENTATION OF LIGNOCELLULOSIC BIOMASS	TBD	9/29/2008	Mascoma Corp.

PCT	TWO-STAGE PROCESS FOR PRETREATMENT OF BIOMASS	US09/068738	12/18/2009	Mascoma Corp.

PCT	PRODUCTION OF ETHANOL FROM LIGNOCELLULOSIC BIOMASS	US09/068741	12/18/2009	Mascoma Corp.

US	PROCESS FOR TREATING CELLULOSIC MATERIALS	USP 5,846,787	7/11/04	Purdue Research Foundation (exclusively licensed to Mascoma Corp.)

US	HEAT RECOVERY FROM A BIOMASS SOURCE	USP 7,566,383	6/17/05	Purdue Research Foundation (exclusively licensed to Mascoma Corp.) and Aventine Renewable Energy
PCT	LOCALLY-REGULATED PRESSURIZED PRETREATMENT OF LIGNOCELLULOSIC BIOMASS	PCT/US09/048856	6/26/09	Purdue Research Foundation (exclusively licensed to Mascoma Corp.)

PCT	FLOW PROCESS FOR PRETREATMENT OF LIGNOCELLULOSIC BIOMASS	PCT/US09/048863	6/26/09	Purdue Research Foundation (exclusively licensed to Mascoma Corp.)

US	PROCESS FOR PREPARING ENRICHED GLUCAN BIOMASS MATERIALS	61/251,034	10/13/09	Purdue Research Foundation (exclusively licensed to Mascoma Corp.)

30

US	ETHANOL PRODUCTION FROM BIOMASS WITH RECOVERY OF COMBUSTIBLE FUEL MATERIALS	61/251,059	10/13/09	Purdue Research Foundation (exclusively licensed to Mascoma Corp.) and Defense Life Sciences LLC

PCT	FERMENTATION OF PENTOSE SUGARS	WO 03/062430 (and corresponding national applications)	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

JP	FERMENTATION OF PENTOSE SUGARS	JP2005514951T2	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

EP	FERMENTATION OF PENTOSE SUGARS	EP1468093A1	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

CN	FERMENTATION OF PENTOSE SUGARS	CN1703514A	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

CA	FERMENTATION OF PENTOSE SUGARS	CA2474033AA	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

BR	FERMENTATION OF PENTOSE SUGARS	BR0306740A	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

US	FERMENTATION OF PENTOSE SUGARS	10/500,872	1/23/03	Royal Nedalco B.V. (non- exclusively licensed to Mascoma Corp.)

PCT	METABOLIC ENGINEERING OF XYLOSE FERMENTING EUKARYOTIC CELLS	WO 06/009434 (and corresponding national applications)	7/15/05	Delft University (non-exclusively licensed to Mascoma Corp.)

31

EP	METABOLIC ENGINEERING OF XYLOSE FERMENTING EUKARYOTIC CELLS	EP1781772	7/15/05	Delft University (non-exclusively licensed to Mascoma Corp.)

CA	METABOLIC ENGINEERING OF XYLOSE FERMENTING EUKARYOTIC CELLS	CA2573483	7/15/05	Delft University (non-exclusively licensed to Mascoma Corp.)

AU	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	AU2007248091	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
AU	ENZYME-MICROBE SYNERGY	AU2007253987	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
BR	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	PI06180744	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
BR	RECOMBINANT YEAST STRAINS EXPRESSING TETHERED CELLULASE ENZYMES	PI07192991	11/21/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
BR	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	PI07097581	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
BR	ENZYME-MICROBE SYNERGY	PI07111630	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
CA	METHOD AND APPARATUS FOR BACTERIAL TRANSFORMATION BY ELECTROPORATION	2565793	5/6/2005	Dartmouth College (exclusively licensed to Mascoma Corp.)
CA	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2627191	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
CA	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2651011	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)

32

CA	ENZYME-MICROBE SYNERGY	2651753	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
CA	RECOMBINANT YEAST STRAINS EXPRESSING TETHERED CELLULASE ENZYMES	2670102	11/21/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
China	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2006800408762	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
China	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2007800199598	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
China	ENZYME-MICROBE SYNERGY	2007800196725	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
EP	METHOD AND APPARATUS FOR BACTERIAL TRANSFORMATION BY ELECTROPORATION	057796815	5/6/2005	Dartmouth College (exclusively licensed to Mascoma Corp.)
EP	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	068442383	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
EP	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	077830370	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
EP	ENZYME-MICROBE SYNERGY	078118627	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
EP	RECOMBINANT YEAST STRAINS EXPRESSING TETHERED CELLULASE ENZYMES	078715547	11/21/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
India	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2120/CHENP/2008	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)

33

India	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	6567/CHENP/2008	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
India	ENZYME-MICROBE SYNERGY	6584/CHENP/2008	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
JP	METHOD AND APPARATUS FOR BACTERIAL TRANSFORMATION BY ELECTROPORATION	2007511709	5/6/2005	Dartmouth College (exclusively licensed to Mascoma Corp.)
JP	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2008538101	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
JP	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	2009510031	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
JP	ENZYME-MICROBE SYNERGY	2009510037	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
Malaysia	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	PI20084366	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
Malaysia	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	P120081364	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
Malaysia	ENZYME-MICROBE SYNERGY	PI20084367	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	LOWER CELLULASE REQUIREMENTS FOR BIOMASS HYDROLYSIS	11/124,941	5/9/2005	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	METHOD AND APPARATUS FOR BACTERIAL TRANSFORMATION BY ELECTROPORATION	11/579,640	11/6/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)

34

US	METHOD AND APPARATUS FOR BACTERIAL TRANSFORMATION BY ELECTROPORATION	12/063,011	8/7/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	12/299,070	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	ENZYME-MICROBE SYNERGY	12/298,989	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	RECOMBINANT YEAST STRAINS EXPRESSING TETHERED CELLULASE ENZYMES	12/516,175	11/21/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	MODIFIED CIPA GENE FROM CLOSTRIDIUM THERMOCELLUM FOR ENHANCED GENETIC STABILITY	61/171,197	4/21/2009	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	CELLULOSE AND XYLAN FERMENTATION BY NOVEL ANAEROBIC THERMOPHILIC CLOSTRIDIA	61/246,440	9/28/2009	Dartmouth College (exclusively licensed to Mascoma Corp.)
US	CELLULOSE AND XYLAN FERMENTATION BY NOVEL ANAEROBIC THERMOPHILIC CLOSTRIDIA	61/249,102	10/6/2009	Dartmouth College (exclusively licensed to Mascoma Corp.)
South Africa	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	200803554	10/31/2006	Dartmouth College (exclusively licensed to Mascoma Corp.)
South Africa	THERMOPHILIC ORGANISM FOR CONVERSION OF LIGNOCELLULOSIC BIOMASS	200809352	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)
South Africa	ENZYME-MICROBE SYNERGY	200809448	5/1/2007	Dartmouth College (exclusively licensed to Mascoma Corp.)

35

2.	In preparation: US provisional patent application directed to Long Chain Hydrocarbon Production.

3.	The following table contains a summary of the Corporation’s pending trademark applications:

COUNTRY	MARK	STATUS	NO.	FILING DATE
Brazil	MASCOMA	Registered	828302375	4/20/2006
Canada	MASCOMA	Allowed	1298108	4/18/2006
China	MASCOMA	Registered	5305299	4/21/2006
EC	MASCOMA	Registered	5018841	4/13/2006
India	MASCOMA	Published	1447390	4/21/2006
Japan	MASCOMA	Registered	5005823	4/13/2006
Mexico	MASCOMA	Registered	778038	4/19/2006
South Africa	MASCOMA	Registered	2006/08503	4/13/2006
US	MASCOMA	Pending	77/969557	3/26/2010
US	MASCOMA	Registered	3713434	10/24/2005
US	MASCOMA (and Design)	Allowed	77/148365	4/4/2007
US	MASCOMA (and Design)	Registered	3709123	4/4/2007

4.	The Corporation has registered the following domain names:

Domain Name	Expiration
Foodfreefuel.com	9/9/2013
Foodfreefuel.net	9/9/2013
Foodfreefuel.org	9/9/2013
Jobsite26518.com	10/8/2010
Mascoma.com	4/21/2011
Mascoma.net	4/9/2012

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Schedule 3.03(5)(a)(ii)

Intellectual Property Licensed by Mascoma

1.	See Schedule 3.03(5)(a)(i).

2.	The Corporation has entered into the following Research Agreements which include licenses to Mascoma Owned Intellectual Property and set forth any exclusivity, limitations, and/or restrictions on the licensed rights:

•	Co-operation Agreement between Mascoma, Roal Oy, a Finnish limited liability corporation and AB Enzymes GmbH, a German limited liability corporation dated January 31, 2008;

•

Work for Others Agreement between Mascoma and UT-Battelle, LLC to perform work as set forth in the Statement of Work dated May 7, 2007 and as amended March 25, 2008, September 11th, 2008 and December 15th, 2010;

•	Technology Access Agreement between Mascoma and DNA2.0, Inc. of Menlo Park, California, dated November 23, 2009;

•	Services Agreement between Mascoma and AdvanceBio, LLC of Milford, Ohio, dated August 14, 2009.

The foregoing agreements respectively place limitations, preconditions or prohibitions on enforcement of the Intellectual Property rights owned by the Corporation.

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Schedule 3.03(5)(a)(iv)

Mascoma Licensed Intellectual Property

1.	The Corporation has entered into the following license agreements involving Mascoma Licensed Intellectual Property, which set forth any non-exclusivity, limitations, and/or restrictions on the licensed rights:

•	License Agreement between the Corporation and Koninklijke Nedalco B.V., a company incorporated under the laws of the Netherlands, dated November 23, 2006 (the “Nedalco License Agreement”);

•

Exclusive License Agreement between the Corporation and Stellenbosch, dated September 6, 2006, and amended by the parties thereto on October 5, 2006 and May 31, 2007 and supplemented by the Best Efforts Agreement between the Corporation and Stellenbosch, dated September 6, 2006 (collectively, the “Stellenbosch Xylose License”);

•

Exclusive License Agreement between the Corporation and Stellenbosch, dated October 11, 2006, and amended by the parties thereto on May 31, 2007 and supplemented by the Best Efforts Agreement between the Corporation and Stellenbosch, dated October 11, 2006 (collectively, the “Stellenbosch CBP License”);

•

Exclusive License Agreement between the Corporation and the Trustees of Dartmouth College, dated July 10, 2006, and amended by the parties thereto on December 1, 2006, and further amended by the parties thereto on June 8, 2007, March 7, 2008, May 20, 2008, October 16, 2008, August 13, 2009 and January 18, 2010;

•

Exclusive License Agreement between the Corporation and the Trustees of Dartmouth College, which also acts as agent of and represents the interests of Stellenbosch pursuant to an Interinstitutional Agreement between Dartmouth and Stellenbosch, dated January 3, 2006 and such Interinstitutional Agreement being amended by Dartmouth and Stellenbosch on June 8, 2007, dated June 22, 2007 (the “Dartmouth-Stellenbosch License Agreement”);

•	Research and License Agreement between the Corporation and VTT Technical Research Centre of Finland, dated August 28, 2007;

•

License Agreement, Agreement ID 2173, between Celsys Biofuels, Inc., a wholly owned subsidiary of the Corporation, and Purdue Research Foundation (“PRF”), dated October 26, 2007 (the “Celsys License Agreement”); and

•	License Agreement between the Corporation and InGex, L.L.C., dated December 1, 2008.

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The foregoing licenses respectively impose on the Corporation obligations to pay royalties and other consideration to the licensor in various contingencies, and place limitations, preconditions or prohibitions on enforcement of the rights granted to the Corporation as set forth specifically in the licenses.

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Schedule 3.03(5)(b)

Mascoma Royalty Payments

Under the Nedalco License Agreement, the Corporation shall pay Nedalco royalties of one percent (1.0%) of Net Sales of Technology Based Products sold by the Corporation.

Under the Purdue License Agreement, beginning in the Annual Period during which the Corporation’s Net Sales first exceed one million dollars ($1,000,000), the Corporation shall pay Purdue an annual royalty of a half percent (0.5%) of Net Sales of Licensed Products. The Corporation is entitled to reduce royalty payments by up to fifty percent (50%) to offset any royalties paid to third parties for additional licenses used to commercialize Licensed Products.

Also under the Purdue License Agreement, the Corporation shall pay Purdue ten percent (10%) of any value received in consideration for the grant of a sublicense (excluding royalties on Net Sales) if sublicensed for use in a cellulosic ethanol plant; twenty-five percent (25%) of any value received for a sublicense for use in a corn ethanol plant or other use with corn; twenty-five percent (25%) of any value received for a sublicense for use any other use if the Corporation has made an improvement or contribution to the technology for such other use; and forty percent (40%) of any value received for a sublicense for any other use if the Corporation has not made any improvement or contribution to the technology.

Under the Dartmouth-Stellenbosch License Agreement, the Corporation shall pay Dartmouth a ( half percent (0.5%) of Net Sales of products manufactured using the Licensed Inventions sold by the Corporation, and point two percent (0.2%) of Net Sales of products manufactured using the Licensed Inventions sold by sublicensees. Royalty payments will be subject to an offset of fifty percent (50%) if the Corporation has to pay a third party to license intellectual property to commercialize products. For each sublicense, the Corporation shall pay Dartmouth thirty percent (30%) on all payments other than royalties it receives if the sublicense is granted within two years of the license agreement Effective Date; twenty-five percent (25%) if the sublicense is granted within 2-3 years; and twenty percent (20%) thereafter.

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Schedule 3.03(5)(c)

Mascoma Intellectual Property Consents

Under the Nedalco License Agreement, the Corporation has the right to sublicense to the extent that the sublicense: (a) forms part of a broader technology licensing package in connection with the construction of a plant or the Corporation licensing (part of) its other technology or (b) is to a Related Entity.

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Schedule 3.03(7)(a)

Mascoma Benefit Plans

1.	The Corporation’s 2006 Stock Incentive Plan, as amended.

2.	The Corporation’s 401(K) Retirement Plan.

3.	Blue Cross Blue Shield Medical Plan.

4.	Delta Dental Dental Plan.

5.	ADP Medical Flexible Spending.

6.	ADP Dependant Care Flexible Spending.

7.	Self-Funded Short-Term Disability Benefits.

8.	Hartford Long-Term Disability Benefits.

9.	Hartford Basic Life Insurance.

10.	Hartford Accidental Death & Dismemberment Insurance.

11.	VSP Vision Insurance.

12.	Vacation, sick time and holidays.

13.	Direct deposit.

14.	Tuition reimbursement.

15.	Employee referral bonus.

16.	Corporate Discounts through General Motors, Verizon Wireless, BJs Wholesale Club, Restaurants, Gas & Oil Companies and Gyms.

17.	Offer Letters between the Corporation and its employees.

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Schedule 3.03(10)(a)

Claims

None.

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Schedule 3.03(10)(e)

Rome Property Documents

See Items 8 through 17 on 3.03(4)(a)(viii) above.

44